As filed with the U.S. Securities and Exchange Commission on May 2, 2023
Registration No. 333-254836
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 3
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Butterfly Network, Inc.
(Exact name of registrant as specified in its charter)
Delaware	3844	84-4618156
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1600 District Avenue
Burlington, MA 01803
Telephone: (781) 557-4800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Joseph DeVivo
President and Chief Executive Officer
Butterfly Network, Inc.
1600 District Avenue
Burlington, MA 01803
Telephone: (781) 557-4800

(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Gabriela Morales-Rivera, Esq.
Jeffrey A. Letalien, Esq.
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Telephone: (617) 570-1000
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non- accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE
On March 29, 2021, Butterfly Network, Inc. (the “Company” or “we”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-254836) (the “Registration Statement”). The Registration Statement, as amended, was initially declared effective by the SEC on May 12, 2021 and initially registered:
(1)
up to 128,740,887 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A common stock”) consisting of (i) 114,940,887 shares of Class A common stock registered for sale by the selling securityholders named in the Registration Statement (the “Selling Securityholders”) (including the shares referred to in the following clause (ii)), (ii) 6,853,333 shares of Class A common stock issuable upon the exercise of 6,853,333 warrants held by the Selling Securityholders (the “Private Placement Warrants”), and (iii) 13,800,000 shares of Class A common stock issuable upon the exercise of 13,800,000 warrants included in the units issued by the Company in its initial public offering, each of which is exercisable for one share of Class A common stock, in accordance with its terms (the “Public Warrants”);

(2)
the resale of up to 26,426,937 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B common stock”) held by the Selling Securityholders, which are convertible into 26,426,937 shares of Class A common stock; and

(3)	the resale of up to 6,853,333 Private Placement Warrants, which represent warrants to acquire 6,853,333 shares of Class A common stock.
On March 1, 2022, we filed Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (“Post-Effective Amendment No. 1”), which was subsequently declared effective by the SEC on March 10, 2022. The Post-Effective Amendment No. 1 was filed by the Company to, among other things, (i) convert the registration statement on Form S-1 into a registration statement on Form S-3 and (ii) include updated information regarding the selling stockholders named in the prospectus, including a reduction in the number of shares of Class A common stock being offered by the Selling Securityholders to 96,552,914 shares of Class A common stock to reflect sales or other dispositions of such securities by the Selling Securityholders since the filing of the initial Registration Statement, and a reduction in the number of shares of Class A common stock issuable upon the exercise of Public Warrants to 13,799,457 shares of Class A common stock to reflect exercises of Public Warrants since the filing of the initial Registration Statement.
On April 19, 2022, we filed Post-Effective Amendment No. 2 to Form S-1 (“Post-Effective Amendment No. 2”), which was subsequently declared effective by the SEC on April 28, 2022. The Post-Effective Amendment No. 2 was filed by the Company to, among other things, (i) convert the registration statement on Form S-3 into a registration on Form S-1, and (ii) provide certain updates related to the Selling Securityholders.
We are filing this Post-Effective Amendment No. 3 to Form S-1 (“Post-Effective Amendment No. 3”) to, among other things, include updated information regarding the selling stockholders named in the prospectus, including a reduction in the number of shares of Class A common stock being offered by the Selling Securityholders to 45,986,567 shares of Class A common stock and a reduction in the number of Private Placement Warrants being offered by the Selling Securityholders to 6,800,933 Private Placement Warrants to reflect sales or other dispositions of such securities by the Selling Securityholders since the filing of the Post-Effective Amendment No. 2 and to provide additional updates related to the Selling Securityholders.
No additional securities are being registered under this Post-Effective Amendment No. 3. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the Selling Securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED May 2, 2023
PRELIMINARY PROSPECTUS

BUTTERFLY NETWORK, INC.

Up to 45,986,567 Shares of Class A Common Stock
Up to 26,426,937 Shares of Class B Common Stock
Up to 6,800,933 Warrants
This prospectus relates to the issuance by us of up to an aggregate of 20,652,790 shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”), which consists of (i) up to 6,800,933 shares of Class A common stock that are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of our predecessor company, Longview Acquisition Corp., a Delaware corporation (“Longview”), at an exercise price of $11.50 per share of Class A common stock, and (ii) up to 13,799,457 shares of Class A common stock that are issuable upon the exercise of 13,799,457 outstanding warrants issued in connection with the initial public offering of Longview (the “Public Warrants,” and together with the Private Placement Warrants, the “Warrants”).
This prospectus also relates to the resale from time to time by the Selling Securityholders named in this prospectus (the “Selling Securityholders”) of up to (i) 6,800,933 Private Placement Warrants; (ii) 6,800,933 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants; (iii) 25,333,777 shares of Class A common stock consisting of shares of Class A common stock held by Longview’s sponsor, Longview Investors LLC (the “Sponsor”) and certain of its transferees (the “Founder Shares”), shares of Class A common stock issued in the PIPE Financing (as defined below), and shares of Class A common stock issued to our directors, officers and affiliates and the directors, officers and affiliates of Legacy Butterfly (as defined below) pursuant to the Business Combination Agreement (as defined below), including shares of Class A common stock that may be issued upon the exercise of stock options (the “Options”) and the vesting of restricted stock units or upon the conversion of Class B common stock, par value $0.0001 per share (“Class B common stock”), and (iv) 26,426,937 shares of Class B common stock issued pursuant to the Business Combination Agreement.
This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.
We will not receive any proceeds from the sale of shares of Class A common stock, shares of Class B common stock or Private Placement Warrants by the Selling Securityholders or of shares of Class A common stock by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants or the Options. However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.
We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution.”
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.
Our Class A common stock and Public Warrants are listed on The New York Stock Exchange (the “NYSE”) under the symbols “BFLY” and “BFLY WS,” respectively. On April 19, 2023, the closing price of our Class A common stock was $2.53 and the closing price for our Public Warrants was $0.40.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus and in the other documents that are incorporated by reference in this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is    , 2023.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus or incorporated by reference in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.
For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

CERTAIN DEFINED TERMS
In this document:
“Advisory Agreement” means the Advisory Agreement, entered into by and between Butterfly and Jonathan M. Rothberg, Ph.D., effective as of the Closing.
“Business Combination” means the transactions contemplated by the Business Combination Agreement, including the merger of Merger Sub with and into Legacy Butterfly, pursuant to which (i) Legacy Butterfly survived the Merger as a wholly owned subsidiary of Longview, (ii) each share of Legacy Butterfly capital stock (other than the Legacy Butterfly Series A preferred stock) that was issued and outstanding immediately prior to the Effective Time became the right to receive 1.0383 shares of Butterfly Class A common stock, rounded down to the nearest whole number of shares; (iii) each share of Legacy Butterfly Series A preferred stock that was issued and outstanding immediately prior to the Effective Time was automatically canceled and converted into the right to receive 1.0383 shares of Butterfly Class B common stock, rounded down to the nearest whole number of shares; (iv) each option to purchase shares of Legacy Butterfly common stock, whether vested or unvested, that was outstanding and unexercised as of immediately prior to the Effective Time will was assumed by Butterfly and became an option (vested or unvested, as applicable) to purchase a number of shares of Butterfly Class A common stock equal to the number of shares of Legacy Butterfly common stock subject to such option immediately prior to the Effective Time multiplied by 1.0383, rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by 1.0383 and rounded up to the nearest whole cent; (v) each Legacy Butterfly restricted stock unit outstanding immediately prior to the Effective Time was assumed by Butterfly and became a restricted stock unit with respect to a number of shares of Butterfly Class A common stock, rounded to the nearest whole share, equal to the number of shares of Legacy Butterfly common stock subject to such Legacy Butterfly restricted stock unit immediately prior to the Effective Time multiplied by 1.0383; and (vi) the principal amount plus accrued but unpaid interest, if any, on the Legacy Butterfly convertible notes outstanding as of immediately prior to the Effective Time was automatically canceled and converted into the right to receive shares of Butterfly Class A common stock, with such shares of Butterfly Class A common stock calculated by dividing the outstanding principal plus accrued but unpaid interest, if any, of each Legacy Butterfly convertible note by $10.00, rounded down to the nearest whole number of shares.
“Business Combination Agreement” means that Business Combination Agreement, dated as of November 19, 2020, by and among Longview, Merger Sub and Legacy Butterfly.
“Butterfly” means Butterfly Network, Inc., a Delaware corporation (which, prior to consummation of the Business Combination, was known as Longview Acquisition Corp. (“Longview” herein)) and, where applicable, its direct and indirect wholly-owned subsidiaries.
“Butterfly Board” means the board of directors of Butterfly.
“Butterfly Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of Butterfly, which shares have the same economic terms as the shares of Butterfly Class B common stock, but are only entitled to one (1) vote per share.
“Butterfly Class B common stock” means the shares of Class B common stock, par value $0.0001 per share, of Butterfly, which shares have the same economic terms as the shares of Butterfly Class A common stock, but are entitled to twenty (20) votes per share.
“Butterfly common stock” means, collectively, the Butterfly Class A common stock and the Butterfly Class B common stock.
“Butterfly Equity Incentive Plan” means the Butterfly Network, Inc. Amended and Restated 2020 Equity Incentive Plan.
“Butterfly Management” means the management of Butterfly following the consummation of the Business Combination.
“Charter” means the amended and restated certificate of incorporation of Butterfly Network, Inc.
“Closing” means the closing of the Business Combination.
“Closing Date” means the closing date of the Business Combination, which occurred on February 12, 2021.
“Code” means the Internal Revenue Code of 1986, as amended.
“DGCL” means the General Corporation Law of the State of Delaware.

“Effective Time” means, with respect to the Merger, the time on the Closing Date at which the Merger became effective.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FASB” means the Financial Accounting Standards Board.
“Founder Shares” means the aggregate of 10,350,000 shares of Longview Class B common stock held by the Sponsor, Westley Moore, Derek Cribbs and Randy Simpson.
“GAAP” means United States generally accepted accounting principles.
“Glenview” means Glenview Capital Management, LLC, an affiliate of the Sponsor.
“Initial Stockholders” means the Sponsor and Longview’s independent directors.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“Initial public offering” means Longview’s initial public offering, consummated on May 26, 2020, through the sale of an aggregate of 41,400,000 units at $10.00 per unit, including 36,000,000 units on May 26, 2020 plus 4,000,000 additional units on June 9, 2020 and 1,400,000 additional units on June 26, 2020.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“Legacy Butterfly Board” means the board of directors of Legacy Butterfly.
“Legacy Butterfly” means BFLY Operations, Inc. a Delaware corporation (formerly Butterfly Network, Inc.).
“Legacy Butterfly capital stock” means the shares of Legacy Butterfly capital stock outstanding prior to the Business Combination, comprised of the Legacy Butterfly common stock, the Legacy Butterfly Series A preferred stock, the Legacy Butterfly Series B preferred stock, the Legacy Butterfly Series C preferred stock, the Legacy Butterfly Series D preferred stock and each other class or series of capital stock of Legacy Butterfly (including preferred stock).
“Legacy Butterfly Series A preferred stock” means the Series A preferred stock, par value $0.0001 per share, of Legacy Butterfly.
“Legacy Butterfly Series B preferred stock” means the Series B preferred stock, par value $0.0001 per share, of Legacy Butterfly.
“Legacy Butterfly Series C preferred stock” means the Series C preferred stock, par value $0.0001 per share, of Legacy Butterfly.
“Legacy Butterfly Series D preferred stock” means the Series D preferred stock, par value $0.0001 per share, of Legacy Butterfly.
“Legacy Butterfly convertible notes” means the convertible promissory notes of Legacy Butterfly issued pursuant to the October 2020 Convertible Note Purchase Agreement and the May 2020 Convertible Note Purchase Agreement, which notes had an aggregate principal amount of $50.0 million, including $25.1 million in aggregate principal amount of convertible promissory notes of Legacy Butterfly issued to certain affiliates of Glenview pursuant to the October 2020 Convertible Note Purchase Agreement. On January 15, 2021, an aggregate principal amount of $2,072,770 of Legacy Butterfly convertible notes were sold by certain investment funds managed by Glenview to certain directors named in this prospectus. See “Certain Relationships and Related Party Transactions - Legacy Butterfly.”
“Legacy Butterfly option” means each option to purchase shares of Legacy Butterfly common stock granted to a Legacy Butterfly employee, director or consultant.
“Legacy Butterfly stockholder” means each holder of Legacy Butterfly capital stock as of any determination time prior to the Effective Time.
“Longview” means Longview Acquisition Corp., a Delaware corporation (which, after the Closing is known as Butterfly Network, Inc.).
“Longview Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of Longview.
“Longview Class B common stock” means the shares of Class B common stock, par value $0.0001 per share, of Longview.
“Longview common stock” means, collectively, the Longview Class A common stock and Longview Class B common stock.

“Longview Parties” means, together, Longview and Merger Sub.
“May 2020 Convertible Note Purchase Agreement” means the Convertible Note Purchase Agreement, dated as of May 19, 2020, by and between Legacy Butterfly and the investors named therein, pursuant to which Legacy Butterfly issued $20.65 million in aggregate principal amount of Butterfly convertible notes.
“Merger” means the merger of Merger Sub with and into Legacy Butterfly.
“Merger Sub” means Clay Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Longview.
“NYSE” means The New York Stock Exchange.
“October 2020 Convertible Note Purchase Agreement” means the Convertible Note Purchase Agreement, dated as of October 30, 2020, by and between Legacy Butterfly and the investors named therein, pursuant to which Legacy Butterfly issued $29.35 million in aggregate principal amount of Legacy Butterfly convertible notes, including $25.1 million in aggregate principal amount of convertible promissory notes issued to certain affiliates of Glenview. On January 15, 2021, certain investment funds managed by Glenview transferred $118,443, $1,184,441, $177,666 and $592,221 aggregate principal amount of Legacy Butterfly convertible notes to directors Dawn Carfora, John Hammergren, Gianluca Pettiti and S. Louise Phanstiel, respectively. See “Certain Relationships and Related Party Transactions - Legacy Butterfly.”
“PIPE Financing” means the issuance of an aggregate of 17,500,000 shares of Longview Class A common stock pursuant to the Subscription Agreements to the PIPE Investors immediately prior to the Closing, at a purchase price of $10.00 per share.
“PIPE Investors” means the certain institutional investors who are party to the Subscription Agreements.
“Private placement warrants” means the 6,853,333 warrants issued to the Sponsor concurrently with Longview’s initial public offering, each of which is exercisable for one share of Class A common stock.
“Public shares” means shares of Longview Class A common stock included in the units issued in Longview’s initial public offering.
“Public stockholders” means holders of public shares.
“Public Warrants” means the warrants included in the units issued in Longview’s initial public offering, each of which is exercisable for one share of Class A common stock, in accordance with its terms.
“Registration Rights Agreement” means the amended and restated registration rights agreement entered into as of the Closing by and among Butterfly, the Sponsor, certain affiliates of the Sponsor, and certain securityholders of Legacy Butterfly.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Sponsor” means Longview Investors LLC, a Delaware limited liability company.
“Subscription Agreements” means the subscription agreements, each dated as of November 19, 2020, by and between Longview and the PIPE Investors, pursuant to which Longview issued an aggregate of 17,500,000 shares of Longview Class A common stock to the PIPE Investors immediately prior to the Closing at a purchase price of $10.00 per share.
“Transfer Agent” means Continental Stock Transfer & Trust Company.
“Trust Account” means the Trust Account of Longview that held the proceeds from Longview’s initial public offering and the private placement of the private placement warrants.
“Trustee” means Continental Stock Transfer & Trust Company.
“Units” means the units of Longview, each consisting of one share of Longview Class A common stock and one-third (1/3) of one public warrant of Longview.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that relate to future events or our future financial performance regarding, among other things, our plans, strategies and prospects, both business and financial. These statements are based on the beliefs and assumptions of our management team. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:
•	the success, cost and timing of our product development activities;
•	the potential attributes and benefits of our products and services;
•	our ability to obtain and maintain regulatory approval for our products, and any related restrictions and limitations of any authorized product;
•	our ability to identify, in-license or acquire additional technology;
•	our ability to maintain our existing license, manufacturing and supply agreements;
•	our ability to compete with other companies currently marketing or engaged in the development of ultrasound imaging devices, many of which have greater financial and marketing resources than us;
•	the size and growth potential of the markets for our products and services, and the ability of each to serve those markets, either alone or in partnership with others;
•	our estimates regarding expenses, revenue, capital requirements and needs for additional financing;
•	our ability to raise financing in the future; and
•	our financial performance.
These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions or phrases, or the negative of those expressions or phrases. The forward-looking statements are based on projections prepared by, and are the responsibility of, our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions relating to, among other things:
•	our rapid growth may not be sustainable and depends on our ability to attract and retain customers;
•	our business could be harmed if we fail to manage our growth effectively;
•	our projections are subject to risks, assumptions, estimates and uncertainties;
•	our business is subject to a variety of U.S. and foreign laws, which are subject to change and could adversely affect our business;
•	the pricing of our products and services and reimbursement for medical procedures conducted using our products and services;
•	changes in applicable laws or regulations;
•	failure to protect or enforce our intellectual property rights could harm our business, results of operations and financial condition;
•	the ability to maintain the listing of our Class A common stock on the NYSE; and
•	economic downturns and political and market conditions beyond our control could adversely affect our business, financial condition and results of operations.
These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements such as those contained in documents we have filed with the U.S. Securities and Exchange Commission. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. For a discussion of the risks involved in our business and investing in our common stock, see the section entitled “Risk Factors.”
Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

SUMMARY OF THE PROSPECTUS
This summary highlights selected information included in this prospectus and does not contain all of the information that may be important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus.
About Butterfly Network, Inc.
We are an innovative digital health business transforming care with handheld, whole-body ultrasound. Powered by our proprietary Ultrasound-on-Chip™ technology, our solution enables the acquisition of imaging information from an affordable, powerful device that fits in a healthcare professional’s pocket with a unique combination of cloud-connected software and hardware technology that is easily accessed through a mobile application. Butterfly enables the practical application of ultrasound information into the clinical workflow.
Butterfly iQ+ is an ultrasound device that can perform whole-body imaging in a single handheld probe using semiconductor technology. With its small, handheld size, low cost and simple user interface, our Butterfly iQ+ product and Ultrasound-on-Chip™ technology make ultrasound more accessible inside and outside of large healthcare institutions by enabling more connected medicine that brings the power of ultrasound into assessment, diagnosis and treatment processes. Our software is intended to make the product easy to use and fully integrated with the clinical workflow, accessible on a user’s smartphone, tablet and almost any hospital computer system connected to the Internet.
Through our proprietary, portable handheld solution, protected by a robust intellectual property portfolio and empowered in part by our proprietary software and Artificial Intelligence (“AI”), we aim to create access to valuable clinical insights in any point-of-care setting using innovative ultrasound technology to benefit all patients worldwide, as well as drive earlier detection and support remote management of health conditions. In addition, Butterfly BlueprintTM provides a system-wide ultrasound platform with CompassTM software that integrates into a healthcare system’s clinical and administrative infrastructure to be able to deploy Butterfly iQ+, which we believe can help optimize care at scale across the full spectrum of departments and specialties in a healthcare system, including nursing.
We market and sell the Butterfly system, which includes probes and related accessories and software subscriptions, to healthcare systems, physicians and healthcare providers through a direct sales force, distributors and our eCommerce channel. We generated total revenue of $73.4 million and $62.6 million in the years ended December 31, 2022 and 2021, respectively. We also incurred net losses of $168.7 million and $32.4 million for the years ended December 31, 2022 and 2021, respectively.
Summary of Risk Factors
Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 12 before making a decision to invest in our Class A common stock. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. Some of the risks related to Butterfly’s business and industry are summarized below.
•
We have a limited operating history on which to assess the prospects for our business, we have generated limited revenue from sales of our products, and we have incurred losses since inception. We anticipate that we will continue to incur significant losses for at least the next several years as we continue to commercialize our existing products and services and seek to develop and commercialize new products and services.

•
We may need to raise additional funding to expand the commercialization of our products and services and to expand our research and development (“R&D”) efforts. This additional financing may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product commercialization or development efforts or other operations.

•
Our success depends upon market acceptance of our products and services, our ability to develop and commercialize existing and new products and services and generate revenues, and our ability to identify new markets for our technology.

•	Medical device development is costly and involves continual technological change, which may render our current or future products obsolete.
•
We will be dependent upon the success of our sales and customer acquisition and retention strategies. We have limited experience in marketing and selling our products and related services, and if we are unable to successfully commercialize our products and related services, our business and operating results will be adversely affected.

•	If we do not successfully manage the development and launch of new products, we will not meet our long-term forecasts, and operating and financial results and condition could be adversely affected.
•
We will need to expand our organization, and we may experience difficulties in recruiting needed additional employees and consultants and retaining existing employees and consultants, which could disrupt our operations.

•	We have and may continue to experience pricing pressures from contract suppliers or manufacturers on which we rely.
•	We may experience manufacturing problems or delays that could limit the growth of our revenue or increase our losses.
•
We rely on limited or sole suppliers for some of the materials and components used in our products, and we may not be able to find replacements or immediately transition to alternative suppliers, which could have a material adverse effect on our business, financial condition, results of operations and reputation.

•
If we do not successfully optimize and operate our sales and distribution channels or we do not effectively expand and update infrastructure, our operating results and customer experience may be negatively impacted and we may have difficulty achieving market awareness and selling our products.

•
The market for our products and services is new, rapidly evolving, and increasingly competitive, as the healthcare industry in the United States is undergoing significant structural change, which makes it difficult to forecast demand for our products and services.

•	We are subject to extensive government regulation, which could restrict the development, marketing, sale and distribution of our products and could cause us to incur significant costs.
•
There is no guarantee that the United States Food and Drug Administration (“FDA”) will grant 510(k) clearance or pre-market approval (“PMA”) of our future products, and failure to obtain necessary clearances or approvals for our future products would adversely affect our ability to grow our business.

•	If we fail to obtain marketing authorizations in other countries for existing products or products under development, we will not be able to commercialize these products in those countries.
•
Because we do not require training for users of our current products, although they are limited under FDA’s marketing clearances to use by trained healthcare practitioners, there exists a potential for misuse of these products, which could ultimately harm our reputation and business.

•
We are subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in customer growth or engagement, or otherwise harm our business.

•
Cybersecurity risks and cyber incidents could result in the compromise of confidential data or critical data systems and give rise to potential harm to customers, remediation and other expenses, expose us to liability under The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the American Recovery and Reinvestment Act of 2009 and implementing regulations, consumer protection laws or other common law theories, subject us to litigation and federal and state governmental inquiries, damage our reputation and otherwise be disruptive to our business and operations.

•
If we are unable to protect our intellectual property, our ability to maintain any technological or competitive advantage over our competitors and potential competitors would be adversely impacted, and our business may be harmed.

•
We may need or may choose to obtain licenses from third parties to advance our research or allow commercialization of our current or future products, and we cannot provide any assurances that we would be able to obtain such licenses.

•	The exercise of our outstanding warrants for our Class A common stock will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
•
If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors’ views of us.

•	The valuation of our warrants could increase the volatility in our net income (loss) in our consolidated statements of operations.
•	We face the risk of product liability claims and may be subject to damages, fines, penalties and injunctions, among other things.
•	We are currently subject to a securities class action lawsuit, the unfavorable outcome of which may have a material adverse effect on our financial condition, results of operations and cash flows.
Business Combination
On February 12, 2021, we consummated a business combination (the “Business Combination”) pursuant to the terms of the business combination agreement dated as of November 19, 2020 (the “Business Combination Agreement”) by and among Longview, Clay Merger Sub Inc., a Delaware corporation (“Merger Sub”), Butterfly Network Inc., a Delaware corporation (“Legacy Butterfly”). In connection with the Business Combination, Longview changed its name to “Butterfly Network, Inc.” (“Butterfly”) and Legacy Butterfly changed its name to “BFLY Operations, Inc.”
As a consequence of the Business Combination, each share of Class B common stock, par value $0.0001 per share, of Longview (the “Longview Class B common stock”) that was issued and outstanding as of immediately prior to the effective time (the “Effective Time”) of the merger of Merger Sub with and into Legacy Butterfly (the “Merger”) was converted, on a one-for-one basis, into a share of Butterfly’s Class A common stock. The Business Combination had no effect on the shares of Class A common stock, par value $0.0001 per share, of Longview (the “Longview Class A common stock”) that were issued and outstanding as of immediately prior to the Effective Time, which continue to remain outstanding.
In connection with the closing of the Business Combination (the “Closing”), (i) each share of Legacy Butterfly capital stock (other than the Series A preferred stock, par value $0.0001 per share, of Legacy Butterfly (the “Legacy Butterfly Series A preferred stock”)) that was issued and outstanding immediately prior to the Effective Time was automatically canceled and converted into the right to receive 1.0383 shares of Butterfly’s Class A common stock, rounded down to the nearest whole number of shares; (ii) each share of Legacy Butterfly Series A preferred stock that was issued and outstanding immediately prior to the Effective Time was automatically canceled and converted into the right to receive 1.0383 shares of Butterfly’s Class B common stock, rounded down to the nearest whole number of shares; (iii) each option to purchase shares of Legacy Butterfly common stock, whether vested or unvested, that was outstanding and unexercised as of immediately prior to the Effective Time was assumed by Butterfly and became an option (vested or unvested, as applicable) to purchase a number of shares of Butterfly’s Class A common stock equal to the number of shares of Legacy Butterfly common stock subject to such option immediately prior to the Effective Time multiplied by 1.0383, rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by 1.0383 and rounded up to the nearest whole cent; (iv) each Legacy Butterfly restricted stock unit outstanding immediately prior to the Effective Time was assumed by Butterfly and became a restricted stock unit with respect to a number of shares of Butterfly’s Class A common stock, rounded to the nearest whole share, equal to the number of shares of Legacy Butterfly common stock subject to such Legacy Butterfly restricted stock unit immediately prior to the Effective Time multiplied by 1.0383; and (v) the principal amount plus accrued but unpaid interest, if any, on the Legacy Butterfly convertible notes outstanding as of immediately prior to the Effective Time was automatically canceled and converted into the right to receive shares of Butterfly’s Class A common stock, with such shares of Butterfly’s Class A common stock calculated by dividing the outstanding principal plus accrued interest, if any, of each Legacy Butterfly convertible note by $10.00, rounded down to the nearest whole number of shares.
The Legacy Butterfly convertible notes included the convertible promissory notes of Legacy Butterfly issued pursuant to the Convertible Note Purchase Agreement, dated as of October 30, 2020, by and between Legacy

Butterfly and the investors named therein, pursuant to which Legacy Butterfly issued $29.35 million in aggregate principal amount of Legacy Butterfly convertible notes, including $25.1 million in aggregate principal amount of convertible promissory notes issued to certain affiliates of Glenview (the “October 2020 Convertible Note Purchase Agreement”), and the Convertible Note Purchase Agreement, dated as of May 19, 2020, by and between Legacy Butterfly and the investors named therein, pursuant to which Legacy Butterfly issued $20.65 million in aggregate principal amount of Butterfly convertible notes (the “May 2020 Convertible Note Purchase Agreement”). The Legacy Butterfly convertible notes had an aggregate principal amount of $50.0 million, including $25.1 million in aggregate principal amount of convertible promissory notes of Legacy Butterfly issued to certain affiliates of Glenview pursuant to the October 2020 Convertible Note Purchase Agreement. On January 15, 2021, an aggregate principal amount of $2,072,770 of Legacy Butterfly convertible notes were sold by certain investment funds managed by Glenview to certain directors named in this prospectus.
In addition, concurrently with the execution of the Business Combination Agreement, on November 19, 2020, Longview entered into subscription agreements (the “Subscription Agreements”) with certain institutional investors (the “PIPE Investors”), pursuant to which the PIPE Investors purchased, immediately prior to the Closing, an aggregate of 17,500,000 shares of Longview Class A common stock at a purchase price of $10.00 per share (the “PIPE Financing”).
Corporate History and Information
The Company, formerly known as Longview Acquisition Corp., was incorporated in Delaware in 2020 as a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Longview and Butterfly Network, Inc. (“Legacy Butterfly”), which was founded in 2011, entered into the Business Combination on February 12, 2021, Longview was renamed Butterfly Network, Inc. and the business of Legacy Butterfly became our business.
Legacy Butterfly was founded in 2011 by Dr. Jonathan Rothberg, a serial entrepreneur who received the Presidential Medal of Technology & Innovation in 2016 for inventing a novel next generation DNA sequencing method and has founded more than 10 healthcare/technology companies, including 454 Life Sciences, Ion Torrent and CuraGen. Legacy Butterfly has raised over $400 million in equity investments and partnership milestones from leading institutional investors, including Baillie Gifford, and strategic partners, including the Bill & Melinda Gates Foundation.
We have wholly-owned subsidiaries organized in Australia, Germany, the Netherlands, the United Kingdom and Taiwan. Our principal executive offices are located at 1600 District Avenue, Burlington, Massachusetts 01803 and our telephone number is (781) 557-4800.

THE OFFERING
Issuer
Butterfly Network, Inc.
Issuance of Class A common stock
Shares of our Class A common stock to be issued upon exercise of all Private Placement Warrants and Public Warrants
20,652,790 shares
Shares of our Class A common stock outstanding prior to exercise of all warrants
203,908,542 shares(1)
Use of proceeds
We will receive up to an aggregate of approximately $237.5 million from the exercise of all 20,652,790 warrants, assuming the exercise in full of such warrants for cash.
Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.
Resale of Class A common stock, Class B common stock and warrants
Shares of Class A common stock offered by the Selling Securityholders (representing the Founder Shares, shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants, shares issued in the PIPE Financing, and shares issued to our directors, officers and affiliates and the directors, officers and affiliates of Legacy Butterfly pursuant to the Business Combination Agreement, including shares that may be issued upon the exercise of stock options and the vesting of restricted stock units or upon the conversion of shares of Class B common stock)
45,986,567 shares
Shares of Class B common stock offered by the Selling Securityholders
26,426,937 shares
Warrants offered by the Selling Securityholders (representing the Private Placement Warrants)
6,800,933
Exercise price
$11.50 per share, subject to adjustment as described herein
Redemption
The warrants are redeemable in certain circumstances. See “Description of Butterfly Securities - Warrants” for further discussion.
Use of proceeds
We will not receive any proceeds from the sale of the Class A common stock, Class B common stock and warrants to be offered by the Selling Securityholders.
(1)
Represents the number of shares of Class A common stock outstanding as of April 19, 2023. Includes (i) 177,481,605 shares of Class A common stock and (ii) 26,426,937 shares of Class A common stock issuable upon conversion of outstanding Class B common stock. The number of issued and outstanding shares of Class A common stock does not include the shares of Class A common stock reserved for issuance under the Butterfly Amended and Restated 2020 Equity Incentive Plan.

With respect to shares of Class A common stock underlying the options, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such options to the extent such options are exercised for cash. With respect to shares of Class A common stock underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash.
Ticker symbols
“BFLY” and “BFLY WS” for the Class A common stock and Public Warrants, respectively.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not known to us or that we consider immaterial as of the date of this prospectus. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.
Risks Related to Our Financial Condition and Capital Requirements
We have a limited operating history on which to assess the prospects for our business, we have generated limited revenue from sales of our products, and we have incurred losses since inception. We anticipate that we will continue to incur significant losses for at least the next several years as we continue to commercialize our existing products and services and seek to develop and commercialize new products and services.
Since inception, we have devoted substantially all of our financial resources to develop our products and related services. We have financed our operations primarily through the issuance of equity and convertible debt securities. We have generated limited revenue from the sale of our products and services to date and have incurred significant losses. The amount of our future net losses will depend, in part, on sales and on-going development of our products and related services, the rate of our future expenditures and our ability to obtain funding through the issuance of our securities, strategic collaborations or grants. We expect to continue to incur significant losses for at least the next several years as we continue to commercialize our existing products and services and seek to develop and commercialize new products and services. We anticipate that our expenses will increase substantially if and as we:
•	continue to build our sales, marketing and distribution infrastructure to commercialize our products and services;
•	continue to develop our products and services;
•	seek to identify, assess, acquire, license and/or develop other products and services and subsequent generations of our current products and services;
•	seek to maintain, protect and expand our intellectual property portfolio;
•	seek to attract and retain skilled personnel; and
•	support our operations as a public company.
Our ability to generate future revenue from product and service sales depends heavily on our success in many areas, including, but not limited to:
•	launching and commercializing current and future products and services, either directly or in conjunction with one or more collaborators or distributors;
•	obtaining and maintaining marketing authorization with respect to each of our products and maintaining regulatory compliance throughout relevant jurisdictions;
•	maintaining clinical and economical value for end-users and customers in changing environments;
•	addressing any competing technological and market developments;
•	negotiating favorable terms in any collaboration, licensing or other arrangements into which we may enter;
•	establishing and maintaining distribution relationships with third-parties that can provide adequate (in amount and quality) infrastructure to support market demand for our products; and
•	maintaining, protecting and expanding our portfolio of intellectual property rights, including patents, trade secrets and know-how.
We have incurred significant losses since inception. As such, you cannot rely upon our historical operating performance to make an investment decision about us.
Since our inception, we have engaged in R&D activities and launched our first product, Butterfly iQ, in the fourth quarter of 2018, and our second product, Butterfly iQ+, in 2020. Since commercialization of the Butterfly iQ, we also engaged in the continued development and sales of our enterprise software. We have financed our operations primarily through the issuance of equity securities and convertible debt. We have incurred net losses of $168.7 million, $32.4 million and $162.7 million in the years ended December 31, 2022, 2021 and 2020, respectively. Our accumulated deficit as of December 31, 2022 was $595.9 million. We do not know whether or when we will become profitable. Our ability to generate revenue and achieve profitability depends upon our ability to accelerate the commercialization of our products and service offerings in line with the demand from current and future customers and our aggressive business strategy. We may be unable to achieve any or all of these goals.
We may need to raise additional funding to expand the commercialization of our products and services and to expand our R&D efforts. This additional financing may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product commercialization or development efforts or other operations.
Our operations have consumed substantial amounts of cash since inception. We expect to expend substantial additional amounts to commercialize our products and services and to develop new products and services. We expect to use the funds received in connection with the Business Combination to scale our operations, develop new products and services, expand internationally, and for working capital and general corporate purposes. We may require additional capital to expand the commercialization of our existing products and services and to develop new products and services. In addition, our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned.
We cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any future financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by the Company, or the possibility of such issuance, may cause the market price of our common stock to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and we may be required to relinquish rights to some of our technologies or products or otherwise agree to terms that are unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects. In addition, raising additional capital through the issuance of equity or convertible debt securities would cause dilution to holders of our equity securities, and may affect the rights of then-existing holders of our equity securities. Even if we believe that we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.
Risks Related to Our Business and Operations
Our success depends upon market acceptance of our products and services, our ability to develop and commercialize existing and new products and services and generate revenues, and our ability to identify new markets for our technology.
We have developed, and we are engaged in the development of, ultrasound imaging solutions using our ultrasound-on-a-semiconductor-chip technology. We are commercializing Butterfly iQ+ point-of-care ultrasound imaging devices. Our success will depend on the acceptance of our products and services in the U.S. and international healthcare markets. We are faced with the risk that the marketplace will not be receptive to our products and services over competing products, including traditional cart-based ultrasound devices used in hospitals, imaging centers and physicians’ offices, and that we will be unable to compete effectively. Factors that could affect our ability to successfully commercialize our current products and services and to commercialize any potential future products and services include:
•	challenges of developing (or acquiring externally-developed) technology solutions that are adequate and competitive in meeting the requirements of next-generation design challenges; and
•	dependence upon physicians’ and other healthcare practitioners’ acceptance of our products.
We cannot assure investors that our current products and services or any future products and services will gain broad market acceptance. If the market for our current products and services or any future products and services fails to develop or develops more slowly than expected, or if any of the services and standards supported by us do not achieve or sustain market acceptance, our business and operating results would be materially and adversely affected.

Medical device development is costly and involves continual technological change, which may render our current or future products obsolete.
The market for point-of-care medical devices is characterized by rapid technological change, medical advances and evolving industry standards. Any one of these factors could reduce the demand for our devices or services or require substantial resources and expenditures for research, design and development to avoid technological or market obsolescence.
Our success will depend on our ability to enhance our current technology, services and systems and develop or acquire and market new technologies to keep pace with technological developments and evolving industry standards, while responding to changes in customer needs. A failure to adequately develop or acquire device enhancements or new devices that will address changing technologies and customer requirements adequately, or to introduce such devices on a timely basis, may have a material adverse effect on our business, financial condition and results of operations.
We might have insufficient financial resources to improve existing devices, advance technologies and develop new devices at competitive prices. Technological advances by one or more competitors or future entrants into the field may result in our current devices becoming non-competitive or obsolete, which may decrease revenues and profits and adversely affect our business and results of operations.
We may encounter significant competition across our existing and future planned products and services and in each market in which we sell or plan to sell our products and services from various companies, many of which have greater financial and marketing resources than we do. Our primary competitors include GE HealthCare, Philips, Canon Medical Systems (f/k/a Toshiba Medical), Hitachi and Siemens Healthineers, which, per IHI Markit data, are the top five manufacturers of legacy cart-based incumbent ultrasound devices.
In addition, many of our competitors are well-established manufacturers with significant resources and may engage in aggressive marketing tactics. Competitors may also possess the ability to commercialize additional lines of products, bundle products or offer higher discounts and incentives to customers in order to gain a competitive advantage. If the prices of competing products are lowered as a result, we may not be able to compete effectively.
We will be dependent upon the success of our sales and customer acquisition and retention strategies.
Our business is dependent upon the success of our sales and customer acquisition and retention strategies, and our marketing efforts are focused on developing a strong reputation with healthcare providers and increasing awareness of our products and services. If we fail to maintain a high quality of service or a high quality of device technology, we may fail to retain existing users or add new users. If we do not successfully continue our sales efforts and promotional activities, particularly to health systems and large institutions, or if existing users decrease their level of engagement, our revenue, financial results and business may be significantly harmed. Our future success depends upon continued expansion of our commercial operations in the United States and internationally, as well as entering additional markets to commercialize our products and services. We believe that our growth will depend on the further development and commercialization of our current products and services, and marketing authorization of our future products and services. If we fail to expand the use of our products and services in a timely manner, we may not be able to expand our market share or to grow our revenue. Our financial performance will be substantially dictated by our success in adding, retaining and engaging active users of our products. If customers do not perceive our products or services to be useful, reliable and trustworthy, we may not be able to attract or retain customers or otherwise maintain or increase the frequency and duration of their engagement. As our business model is predicated on both hardware and software sales, there is risk that any decline in software renewal rates will adversely impact our business. To date, utilization of our software has varied across different medical specialties, but usage does not directly correlate to renewal of subscriptions, as different medical specialties interact with the device in different ways depending on their clinical focus and routine. A decrease in customer retention, growth or engagement with our products and services may have a material and adverse impact on our revenue, business, financial condition and results of operations.

Any number of factors could negatively affect customer retention, growth and engagement, including:
•	customers increasingly engaging with competing products;
•	failure to introduce new and improved products and services;
•
inability to continue to develop products for mobile devices that customers find engaging, that work with a variety of mobile operating systems and networks and that achieve a high level of market acceptance;

•	changes in customer sentiment about the quality or usefulness of our products and services or concerns related to privacy and data sharing, safety, security or other factors;
•	inability to manage and prioritize information to ensure customers are presented with content that is engaging, useful and relevant to them;
•	adverse changes in our products that are mandated by legislation or regulatory agencies, both in the United States and internationally; or
•	technical or other problems preventing us from delivering products or services in a rapid and reliable manner or otherwise affecting the user experience.
If we do not successfully manage the development and launch of new products, we will not meet our long term forecasts, and operating and financial results and condition could be adversely affected.
Our technology on a microchip has the potential to allow us to monitor patients in various care settings due to its portability and cost. We expect our development path will be directed at accessing and optimizing our technology for use in various care settings, potentially including home scanning and or wearable patient technology, subject to appropriate regulatory authorization. We face risks associated with launching such new products. If we encounter development or manufacturing challenges or discover errors during our product development cycle, the product launch dates of new products may be delayed, which will cause delays in our ability to achieve our forecasted results. The expenses or losses associated with unsuccessful product development or launch activities or lack of market acceptance of our new products could adversely affect our business or financial condition.
We expect to generate an increasing portion of our revenue internationally in the future and may become subject to various additional risks relating to our international activities, which could adversely affect our business, operating results and financial condition.
During the years ended December 31, 2022, 2021 and 2020, approximately 30%, 31% and 28%, respectively, of our product and service revenue was generated from customers located outside of the United States. We believe that a substantial percentage of our future revenue will come from international sources as we expand our sales and marketing opportunities internationally. We have limited experience operating internationally, and engaging in international business involves a number of difficulties and risks, including:
•
the challenges associated with building local brand awareness, obtaining local key opinion leader support and clinical support, implementing reimbursement strategies and building local marketing and sales teams;

•	required compliance with foreign regulatory requirements and laws, including regulations and laws relating to patient data and medical devices;
•
trade relations among the United States and those foreign countries in which our current or future customers, distributors, manufacturers and suppliers have operations, including protectionist measures such as tariffs and import or export licensing requirements, whether imposed by the United States or such foreign countries, in particular the strained trade relations between United States and China since 2018;

•	difficulties and costs of staffing and managing foreign operations;
•	difficulties protecting, procuring or enforcing intellectual property rights internationally;
•	required compliance with anti-bribery laws, such as the FCPA and the UK Bribery Act of 2010, data privacy requirements, labor laws and anti-competition regulations;
•
laws regulating the confidentiality of sensitive personal information and the circumstances under which such information may be released and/or collected, such as HIPAA, the HITECH Act, the GDPR and the UK GDPR;

•	laws and business practices that may favor local companies;
•	longer payment cycles and difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;
•
political and economic instability and war or other military conflict, including the ongoing conflict occurring in Ukraine, which could have a material adverse impact on our sales in Europe and elsewhere; and

•	potentially adverse tax consequences, tariffs, customs charges, bureaucratic requirements and other trade barriers.
If we dedicate significant resources to our international operations and are unable to manage these risks effectively, our business, operating results and financial condition may be adversely affected.
We are subject to export and import control laws and regulations that could impair our ability to compete in international markets or subject us to liability if we violate such laws and regulations.
We are required to comply with export and import control laws, which may affect our ability to enter into or complete transactions with certain customers, business partners, and other persons. In certain circumstances, export control regulations may prohibit the export of certain products, services, and technologies. We may be required to obtain an export license before exporting a controlled item, and granting of a required license cannot be assured. Compliance with the import laws that apply to our businesses may restrict our access to, and may increase the cost of obtaining, certain products and could interrupt our supply of imported inventory.
Exported technologies necessary to develop and manufacture certain products are subject to U.S. export control laws and similar laws of other jurisdictions. We may be subject to adverse regulatory consequences, including government oversight of facilities and export transactions, monetary penalties, and other sanctions for violations of these laws. In certain instances, these regulations may prohibit us from developing or manufacturing certain of our products for specific applications outside the United States. Failure to comply with any of these laws and regulations could result in civil and criminal, monetary, and nonmonetary penalties; disruptions to our business; limitations on our ability to import and export products and services; or damage to our reputation.
If we experience decreasing prices for our products and are unable to reduce our expenses, including the per unit cost of producing our products, there may be a material adverse effect on our business, results of operations, financial condition and cash flows.
We may experience decreasing prices for our products due to pricing pressure from managed care organizations and other third-party payors and suppliers, increased market power of our payors as the medical device industry consolidates, and increased competition among suppliers, including manufacturing services providers. If the prices for our products and services decrease and we are unable to reduce our expenses, including the cost of sourcing materials, logistics and the cost to manufacture our products, our business, results of operations, financial condition and cash flows may be adversely affected. To the extent that we engage in enterprise sales, we may be subject to procurement discounts, which could have a negative impact on the prices of our products.
Interim or preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.
From time to time, we may publicly disclose interim or preliminary data from any clinical studies that we may conduct in the future, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a full analysis of all data related to the particular trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the interim or preliminary results that we report may differ from future results of the same trials, or different conclusions or considerations may qualify such results once additional data have been received and fully evaluated. Interim or preliminary data also remain subject to audit and verification procedures that may result in the final data being materially different from the interim or preliminary data we previously published. As a result, interim or preliminary data should be viewed with caution until the final data are available. We may also disclose interim data from our clinical trials. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between preliminary or interim data and final data could significantly harm our business prospects.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular investigational device or device and our business in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and others may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular device, investigational device or our business. If the interim or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to use such results to support the marketing of our products may be jeopardized.
If we are unable to attract, recruit, train, retain, motivate and integrate key personnel, we may not achieve our goals.
Our future success depends on our ability to attract, recruit, train, retain, motivate and integrate key personnel as well as our management team and our R&D, manufacturing, software engineering and sales and marketing personnel. Competition for qualified personnel is intense. Several members of our senior management team ended their service with us during the past year. The loss or incapacity of existing members of our executive management team could adversely affect our operations if we experience difficulties in hiring qualified successors. Our executive officers have signed offer letters or employment agreements with us, but their service is at-will and may end at any point in time. In addition, all of our employees are at-will, which means that either we or the employee may terminate their employment at any time.
We believe that our management team must be able to act decisively to apply and adapt our business model in the rapidly changing markets in which we will compete. In addition, we rely upon technical and scientific employees or third-party contractors to effectively establish, manage and grow our business. Consequently, we believe that our future viability will depend largely on our ability to attract and retain highly skilled managerial, sales, scientific and technical personnel. In order to do so, we increased our employee compensation in 2022 and in the future we may need to pay higher compensation or fees to our employees or consultants than we currently expect, and such higher compensation payments may have a negative effect on our operating results. Competition for experienced, high-quality personnel is intense, and there is no assurance that we will be able to recruit and retain such personnel. Our growth depends, in particular, on attracting and retaining highly-trained sales personnel with the necessary technical background and ability to understand our products and services at a technical level to effectively identify and sell to potential new customers and develop new products. Because of the technical nature of our products and the dynamic market in which we compete, any failure to attract, recruit, train, retain, motivate and integrate qualified personnel could materially harm our operating results and growth prospects. Recruiting, training and retention difficulties can limit our ability to support our R&D and commercialization efforts. From time to time, our efforts to attract, recruit, train, retain, integrate and motivate key personnel may also subject us to litigation or other legal proceedings that may adversely affect our business. These legal proceedings may involve claims brought by current or former employees, government agencies or others, through private actions, class actions, administrative proceedings or other litigation. These legal proceedings may involve allegations of illegal, unfair or inconsistent employment practices, including wage and hour, discrimination, harassment, wrongful termination, retaliation, violations of law or other concerns. Even if the allegations against us are unfounded or we ultimately are not held liable, we may experience related negative publicity resulting in damage to our reputation. Further, the costs to defend ourselves may be significant and the litigation may subject us to substantial settlements, fines, penalties or judgments against us and may consume management’s bandwidth and attention, some or all of which may negatively impact our financial condition and results of operations.
We will need to expand our organization, and we may experience difficulties in recruiting needed additional employees and consultants, which could disrupt our operations.
As our development and commercialization plans and strategies develop, we will need additional managerial, operational, sales, marketing, financial, legal and other resources. The competition for qualified personnel in the medical device industry is intense. Due to this intense competition, we may be unable to attract and retain the qualified personnel necessary for the development of our business or to recruit suitable replacement personnel.
Our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional products. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize products and services and compete effectively will depend, in part, on our ability to effectively manage any future growth.
We have limited experience in marketing and selling our products and related services, and if we are unable to successfully commercialize our products and related services, our business and operating results will be adversely affected.
We have limited experience marketing and selling our products and related services. We currently sell our products to healthcare practitioners through eCommerce, distributors and enterprise sales. Future sales of our products will depend in large part on our ability to effectively market and sell our products and services, successfully manage and expand our sales force, and increase the scope of our marketing efforts. We may also enter into additional distribution arrangements in the future. Because we have limited experience in marketing and selling our products, our ability to forecast demand, the infrastructure required to support such demand and the sales cycle to customers is unproven. If we do not build an efficient and effective marketing and sales force, our business and operating results will be adversely affected.
We have chosen to engage a single supplier, TSMC, to supply and manufacture a key component of our products. If TSMC fails to fulfill its obligations under its existing contractual arrangements with us or does not perform satisfactorily, or if this relationship is terminated for other reasons, our ability to source our devices would be negatively and adversely affected. In addition, our obligation to purchase a minimum volume from TSMC may adversely affect our cash flows.
We have chosen to engage a single supplier, TSMC, a semiconductor manufacturer, to manufacture and supply all of the wafers used to create the semiconductor chips in our probes. See “Item 1. Business — Manufacturing — Key Agreements — Foundry Service Agreement with Taiwan Semiconductor Manufacturing Company Limited”. Since our contracts with TSMC are non-exclusive and do not commit TSMC to supply or manufacture quantities beyond the amounts included in our forecasts, TSMC may give other customers’ needs higher priority than ours, and we may not be able to obtain adequate supplies in a timely manner or on commercially reasonable terms. If TSMC is unable to supply components or devices, our business would be harmed.
We entered into an FSA with TSMC, under which TSMC agreed to manufacture, and we committed to purchase, a minimum volume of the wafers used for the semiconductor chips in our probes. Our minimum purchase obligation could adversely affect our cash flows, such as in times when we have sufficient inventory and would otherwise be able to use our cash for other purposes. Pursuant to the FSA, we are required to buy back from TSMC any unused raw wafers. If we are required to buy back from TSMC any unused raw wafers pursuant to the FSA, our cash flows may be adversely impacted.
In addition, if we were to lose component suppliers such as TSMC, there can be no assurance that we will be able to identify or enter into agreements with alternative suppliers on a timely basis on acceptable terms, if at all. An interruption in our ability to sell and deliver our products or instruments to customers could occur if we encounter delays or difficulties in securing these components, or if the quality of the components supplied do not meet our specifications, or if we cannot then obtain an acceptable substitute. If any of these events occur, our business and operating results could be harmed.
We rely on a single contract manufacturer, Benchmark, to test, assemble and supply our finished products. If Benchmark fails to fulfill its obligations under its existing contractual arrangements with us or does not perform satisfactorily, our ability to source our devices could be negatively and adversely affected.
In October 2015, we entered into an Manufacture and Supply Agreement (the “MSA”)with Benchmark. Under the MSA, as amended effective in August 2019 and February 2021, Benchmark will manufacture our products pursuant to binding 90-day purchase orders, as well as non-binding 180-day “forecasts” estimating our product shipment requirements, submitted by us to Benchmark each month, which may become binding in certain cases. We also have certain inventory related obligations, including the obligation to purchase excess and obsolete components from

Benchmark. In addition, pursuant to the February 2021 amendment, we agreed to provide global production exclusivity to Benchmark for our current products and other hand-held probes which may be manufactured for us, for a specified exclusivity period. See “Item 1. Business — Manufacturing — Key Agreements — Manufacture and Supply Agreement with Benchmark Electronics, Inc”.
In the event it becomes necessary to utilize a different contract manufacturer for our component products, we would experience additional costs, delays and difficulties in obtaining such components as a result of identifying and entering into an agreement with a new contract manufacturer as well as preparing such new manufacturer to meet the logistical requirements associated with manufacturing our devices, and our business would suffer.
We have and may continue to experience pricing pressures from contract suppliers or manufacturers on which we rely.
Due to supply constraints, we have seen our costs increase in 2022 but we were largely able to offset these costs through manufacturing efficiencies and pricing actions. However, we expect there will continue to be supply constraints; our suppliers are continuing to raise prices and may continue to raise prices in the future, which we may not be able to offset through manufacturing efficiencies or pricing actions. Because we currently rely on TSMC to supply our custom components and on Benchmark to manufacture our finished products, such pricing pressures from either party could increase our costs and force us to increase the prices of our products if we are unable to enter into alternative arrangements with other suppliers or manufacturers, potentially leading to decreased customer demand.
We may experience manufacturing problems or delays that could limit the growth of our revenue or increase our losses.
We may encounter unforeseen situations that would result in delays or shortfalls in our production as well as delays or shortfalls caused by our outsourced manufacturing suppliers and by other third-party suppliers who manufacture components for our products. The FDA (and comparable foreign regulatory authorities) has comprehensive and prescriptive guidelines for medical device component manufacturers, requiring these manufacturers to establish and maintain processes and procedures to adequately control environmental conditions that could adversely affect product quality and impact patient safety. Clean room standards are an example of these requirements. Failure of component manufacturers or other third-party suppliers to comply with applicable standards could delay the production of our products. If we are unable to keep up with demand for our products, our revenue could be impaired, market acceptance for our products could be adversely affected and our customers might instead purchase our competitors’ products. Our inability to successfully manufacture our products would have a material adverse effect on our operating results.
We rely on limited or sole suppliers for some of the materials and components used in our products, and we may not be able to find replacements or immediately transition to alternative suppliers, which could have a material adverse effect on our business, financial condition, results of operations and reputation.
We rely on limited or sole suppliers for certain materials and components that are used in our products. While we periodically forecast our needs for such materials and enter into standard purchase orders with them, we do not have long-term contracts with some of these suppliers. If we were to lose such suppliers, or if such suppliers were unable to fulfill our orders or to meet our manufacturing specifications, there can be no assurance that we will be able to identify or enter into agreements with alternative suppliers on a timely basis or on acceptable terms, if at all. If we are able to find a replacement supplier, such replacement supplier would need to be qualified and may require additional regulatory inspection or approval, which could result in further delay.
An interruption in our operations could occur if we encounter delays or difficulties in securing these materials and components, or if the quality of the materials and components supplied do not meet our requirements, or if we cannot then obtain an acceptable substitute. The time and effort required to qualify a new supplier and ensure that the new materials and components provide the same or better quality results could result in significant additional costs. Any such interruption could significantly affect our business, financial condition, results of operations and reputation. To mitigate this risk, we typically carry significant inventory of critical components. While we believe that our level of inventory is currently sufficient for us to continue the manufacturing of our products without a disruption to our business in the event that we must replace one of our suppliers, there can be no assurance that we can maintain this level of inventory in the future.

Acquisitions or joint ventures could disrupt our business, cause dilution to our stockholders and otherwise harm our business.
We may acquire other businesses, products or technologies as well as pursue strategic alliances, joint ventures, technology licenses or investments in complementary businesses. Other than the Business Combination, we have not made any acquisitions to date, and our ability to do so successfully is unproven. Any of these transactions could be material to our financial condition and operating results and expose us to many risks, including:
•	disruption in our relationships with customers, distributors, manufacturers or suppliers as a result of such a transaction;
•	unanticipated liabilities related to acquired companies;
•	difficulties integrating acquired personnel, technologies and operations into our existing business;
•	diversion of management’s time and focus away from operating our business to acquisition integration challenges;
•	increases in our expenses and reductions in our cash available for operations and other uses; and
•	possible write-offs or impairment charges relating to acquired businesses.
Foreign acquisitions involve unique risks in addition to those mentioned above, including those related to the integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries.
In addition, the anticipated benefit of any acquisition may not materialize. Future acquisitions or dispositions could result in potentially dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses or write-offs of goodwill, any of which could harm our financial condition. We cannot predict the number, timing or size of future joint ventures or acquisitions, if any, or the effect that any such transactions might have on our operating results.
If we do not successfully optimize and operate our sales and distribution channels or we do not effectively expand and update infrastructure, our operating results and customer experience may be negatively impacted.
If we do not adequately predict market demand or otherwise optimize and operate our sales and distribution channels successfully, this could result in excess or insufficient inventory or fulfillment capacity, increased costs, or immediate shortages in product or component supply, or harm our business in other ways. In addition, if we do not maintain adequate infrastructure to enable us to, among other things, manage our purchasing and inventory, this could negatively impact our operating results and user experience.
If we are unable to continue the development of an adequate sales and marketing organization and/or if our direct sales organization is not successful, we may have difficulty achieving market awareness and selling our products in the future.
We must continue to develop and grow our sales and marketing organization and enter into partnerships or other arrangements to market and sell our products and/or collaborate with third parties, including distributors and others, to market and sell our products to maintain the commercial success of Butterfly iQ+ and to achieve commercial success for any of our future products. Developing and managing a direct sales organization is a difficult, expensive and time-consuming process.
To continue to develop our sales and marketing organization to successfully achieve market awareness and sell our products, we must:
•	continue to recruit and retain adequate numbers of effective and experienced sales and marketing personnel;
•	effectively train our sales and marketing personnel in the benefits and risks of our products;
•	establish and maintain successful sales, marketing, training and education programs that educate health care professionals so they can appropriately inform their patients about our products;
•	manage geographically dispersed sales and marketing operations; and
•
effectively train our sales and marketing personnel on the applicable fraud and abuse laws that govern interactions with healthcare practitioners as well as current and prospective patients and maintain active oversight and auditing measures to ensure continued compliance.

We may not be able to successfully manage our sales force or increase our product sales at acceptable rates.
Our use of programmatic digital advertising platforms for our eCommerce sales may lead to unwanted advertising and to reputational harm.
Currently, we use programmatic digital advertising platforms that automatically place advertisements for our products on websites visited by those who have visited and/or made purchases from our website. This could lead to unwanted context for advertising about our products and services, resulting in ineffective advertising or even reputational harm.
If we are unable to establish and maintain adequate sales and marketing capabilities or enter into and maintain arrangements with third parties to sell and market our products, our business may be harmed.
We cannot guarantee that we will be able to maintain our current volume of sales in the future. A substantial reduction in sales could have a material adverse effect on our operating performance. To the extent that we enter into additional arrangements with third parties to perform sales or marketing services in the United States, Europe or other countries, our product margins could be lower than if we directly marketed and sold our products. To the extent that we enter into co-promotion or other marketing and sales arrangements with other companies, any revenue received will depend on the skills and efforts of others, and we cannot predict whether these efforts will be successful. In addition, the growth of market acceptance of our products by healthcare practitioners outside of the United States will largely depend on our ability to continue to demonstrate the relative safety, effectiveness, reliability, cost-effectiveness and ease of use of such products. If we are unable to do so, we may not be able to increase product revenue from our sales efforts in Europe or other countries. If we are unable to establish and maintain adequate sales, marketing and distribution capabilities, independently or with others, our future revenue may be reduced and our business may be harmed.
The market for our products and services is new, rapidly evolving, and increasingly competitive, as the healthcare industry in the United States is undergoing significant structural change, which makes it difficult to forecast demand for our products and services.
The market for our products and services is new and rapidly evolving, and it is uncertain whether we will achieve and sustain high levels of demand and market adoption. Our future financial performance will depend in part on growth in this market and on our ability to adapt to the changing demands of customers. It is difficult to predict the future growth rate and size of our target market. As a result, our market projections may not be achieved. Negative publicity concerning our products could limit market acceptance of our products and services. If our customers do not perceive the benefits of our products and services, or if our products and services do not attract new customers, then our market may not develop at all, or it may develop more slowly than we expect. Our success will depend to a substantial extent on the willingness of healthcare organizations to increase their use of our technology and our ability to demonstrate the value of our technology relative to competing products and services to existing and potential customers. If healthcare organizations do not recognize or acknowledge the benefits of our products and services or if we are unable to reduce healthcare costs or drive positive health outcomes, then the market for our solutions might not develop at all, or it might develop more slowly than we expect. Similarly, negative publicity regarding patient confidentiality and privacy in the context of technology-enabled healthcare or concerns experienced by competitors could limit market acceptance of our products and services.
The healthcare industry in the United States is undergoing significant structural change and is rapidly evolving. We believe that demand for our products and services has been driven in large part by rapidly growing costs in the traditional healthcare system, the movement toward patient-centricity and personalized healthcare, and advances in technology. Widespread acceptance of personalized healthcare is critical to our future growth and success. A reduction in the growth of personalized healthcare could reduce the demand for our products and services and result in a lower revenue growth rate or decreased revenue. Additionally, our products and services are offered on a subscription basis, and the adoption of subscription business models is still relatively new, especially in the healthcare industry. If companies do not shift to subscription business models and subscription health management tools do not achieve widespread adoption, or if there is a reduction in demand for subscription products and services or subscription health management tools, our business, financial condition, and results of operations could be adversely affected. Further, the ability of our customers to purchase our products is often contingent upon the customer’s ability to secure adequate funding. Such funding may be derived from internal and external resources, which are subject to a number of circumstances outside of our control. Therefore, it is possible customer funding intended to use towards the purchase of our products may be either delayed or cancelled, which could present a negative impact on a customer’s ability to complete purchases and/or continue payments for ongoing subscription services.

Quality problems could lead to recalls or safety alerts and/or reputational harm and could have a material adverse effect on our business, results of operations, financial condition and cash flows.
Quality of our products is very important to us and our customers due to the serious and costly consequences of product failure. Our business exposes us to potential product liability risks that are inherent in the design, manufacture, and marketing of medical devices. Product or component failures, manufacturing nonconformities, design defects, off-label use, or inadequate disclosure of product-related risks or product-related information with respect to our products, if they were to occur, could result in inaccurate imaging and safety risks. These problems could lead to the recall of, or the issuance of a safety alert relating to, our products, and could result in product liability claims and lawsuits.
Additionally, the manufacture and production of our products must occur in a highly controlled and clean environment to minimize particles and other yield- and quality-limiting contaminants. Weaknesses in process control or minute impurities in materials may cause defective products. If we are not able to maintain stringent quality controls, or if contamination problems arise, our development and commercialization efforts could be delayed, which would harm our business and results of operations.
If we fail to meet any applicable product quality standards and our products are the subject of recalls or safety alerts, our reputation could be damaged, we could lose customers, and our revenue and results of operations could decline.
Our devices use lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame, and these events may raise concerns about the batteries that we use.
The battery pack used in Butterfly’s iQ+ makes use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials. Publicized incidents of laptop computers and cell phones bursting into flames have focused consumer attention on the safety of these cells. There can be no assurance that the battery packs that we use would not fail, and this could lead to property damage, personal injury or death, and may subject us to lawsuits. We may also have to recall products due to battery-related safety concerns, which would be time-consuming and expensive. Also, negative perceptions in the healthcare and patient communities regarding the suitability of lithium-ion cells for medical applications or any future incident involving lithium-ion cells could seriously harm our business, even in the absence of an incident involving us.
If we are not able to develop and release new products and services, or successful enhancements, new features and modifications to our existing products and services, to successfully implement our Software-as-a-Services, or SAAS, solutions or to achieve adequate clinical utility, our business, financial condition and results of operations could be adversely affected.
The markets in which we operate are characterized by rapid technological change, frequent new product and service introductions and enhancements, changing customer demands, and evolving industry standards. The introduction of products and services embodying new technologies can quickly make existing products and services, including software memberships, obsolete and unmarketable. Additionally, changes in laws and regulations could impact the usefulness of our products and could necessitate changes or modifications to our products to accommodate such changes. We invest substantial resources in researching and developing new products and enhancing existing products by incorporating additional features, improving functionality, and adding other improvements to meet customers’ evolving needs. The success of any enhancements or improvements to our existing products or any new products depends on several factors, including timely completion, competitive pricing, adequate quality testing, integration with new and existing technologies and third-party partners’ technologies and overall market acceptance. We may not succeed in developing, marketing and delivering on a timely and cost-effective basis enhancements or improvements to our existing products or any new products that respond to continued changes in market demands or new customer requirements, and any enhancements or improvements to our products or any new solutions may not achieve market acceptance. Since developing our products is complex, the timetable for the release of new products and enhancements to existing products is difficult to predict, and we may not offer new products and updates as rapidly as our customers require or expect. Any new products that we develop may not be introduced in a timely or cost-effective manner, may contain errors or defects, or may not achieve the broad market acceptance necessary to generate sufficient revenue. Moreover, even if we introduce new products, we may experience a decline in revenue from our existing products that is not offset by revenue from the new products. For example, customers may delay making purchases of new products to permit them to make a more thorough evaluation of these products or until industry and marketplace reviews become widely available. Customers may also delay purchasing a new product because their existing Butterfly or other device continues to meet their needs. Some customers may hesitate to migrate to a new product due to concerns regarding the performance of the new product. In addition, we may lose existing customers who choose a competitor’s products and services. This could result in a temporary or permanent revenue shortfall and adversely affect our business, financial condition and results of operations.
The introduction of new products and solutions by competitors, the development of entirely new technologies to replace existing offerings or shifts in healthcare benefits trends could make our products obsolete or adversely affect our business, financial condition and results of operations. We may experience difficulties with software development, industry standards, design or marketing that could delay or prevent our development, introduction or implementation of new products, enhancements, additional features or capabilities. If customers do not widely purchase and adopt our products, we may not be able to realize a return on our investment. If we do not accurately anticipate customer demand or if we are unable to develop, license or acquire new features and capabilities on a timely and cost-effective basis, or if such enhancements do not achieve market acceptance, this could result in adverse publicity, loss of revenue or market acceptance or claims by customers brought against us, each of which could have a material and adverse effect on our reputation, business, results of operations and financial condition.
Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.
Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets, including changes in inflation, interest rates and overall economic conditions and uncertainties. We have experienced pricing increases from our suppliers and we have increased compensation to our employees to help ensure employee retention. To the extent inflation or other factors increase our business costs, it may not be feasible to pass price increases on to our customers or offset higher costs through manufacturing efficiencies. Inflation could also adversely affect the ability of our customers to purchase our products. An economic downturn could result in a variety of risks to our business, including weakened demand for our products and our inability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also result in further constraints on our suppliers or cause future customers to delay making payments for our products. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.
We have incurred and will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our business, results of operations, and financial condition.
We have incurred and will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. We also have incurred and will continue to incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as well as rules implemented by the SEC and the NYSE. These rules and regulations are expected to increase our legal and financial compliance costs and to make some activities more time consuming and costly. For example, our executive officers and other personnel will need to devote substantial time regarding operations as a public company and compliance with applicable laws and regulations. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers, which may adversely affect investor confidence in the Company and could cause our business or stock price to suffer.
Changes in tax legislation could adversely affect our business and financial condition.
The rules dealing with U.S. federal, state, and local income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect us or holders of our common stock. In recent years, many such changes have been made and changes are likely to continue to occur in the future. It cannot be predicted whether, when, in what form, or with what effective dates, new tax laws may be enacted, or regulations and rulings may be promulgated or issued under existing or new tax laws, which could result in an increase in our or our shareholders’ tax liability or require changes in the manner in which we operate in order to minimize or mitigate any adverse effects of changes in tax law or in the interpretation thereof.

Our ability to use net operating losses and certain other tax assets to offset future income may be subject to certain limitations.
As of December 31, 2022, we had federal net operating loss (“NOL”) carryforwards of approximately $552.2 million, of which approximately $73.7 million will begin to expire in 2031 if not utilized. Unused NOLs may be carried forward to offset future taxable income if we achieve profitability in the future, unless such NOLs expire under applicable tax laws. However, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs and other pre-change tax attributes (such as research tax credits) to offset post-change taxable income. For Section 382 purposes, an ownership change generally occurs where the aggregate equity ownership of one or more stockholders or groups of stockholders who owns at least 5% of a corporation’s stock increases its ownership by more than 50 percentage points over its lowest ownership percentage within a three-year period (calculated on a rolling basis). The Company completed an ownership shift analysis through September 30, 2021 and determined that an ownership change occurred on February 12, 2021 within the meaning of Sections 382 and 383 of the Code. Based on our ownership change limitation study, we are limited to utilize only a portion of our pre-change federal NOLs and tax credits until 2026. However, the limitation due to the ownership change will not result in any of the NOLs or tax credits expiring unutilized. The Company updated its ownership analysis under IRC Section 382 with publicly available data as of December 31, 2022 and determined that there has not been an ownership change since the last ownership change event on February 12, 2021. However, future changes in our stock ownership, including future offerings, as well as other changes that may be outside of our control, could result in additional ownership changes under Section 382 of the Code. Our NOLs and tax credits may also be limited under similar provisions of state laws. We have recorded a full valuation allowance related to our NOLs and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets. In addition, under the current law, federal NOLs generated in taxable years beginning after December 31, 2017 will not be subject to expiration. However, any such NOLs may only offset 80% of our annual taxable income in taxable years beginning after December 31, 2020. State NOLs and other tax attributes may be similarly limited. Any such limitations may result in increased tax liabilities that could adversely affect our business, results of operations, financial position and cash flows.
U.S. taxation of international business activities or the adoption of tax reform policies could materially impact our future financial position and results of operations.
Limitations on the ability of taxpayers to claim and utilize foreign tax credits and the deferral of certain tax deductions until earnings outside of the United States are repatriated to the United States, as well as changes to U.S. tax laws that may be enacted in the future, could impact the tax treatment of future foreign earnings. Should the scale of our international business activities expand, any changes in the U.S. taxation of such activities could increase our worldwide effective tax rate and harm our future financial position and results of operations.
Taxing authorities may successfully assert that we should have collected or we in the future should collect sales and use, value-added, or similar taxes, and we could be subject to liability with respect to past or future sales, which could adversely affect our results of operations.
Jurisdictions in which we do not collect sales, use, value-added, or similar taxes on our products may assert that such taxes are applicable, which could result in tax assessments, penalties, and interest, and we may be required to collect such taxes in the future. Such tax assessments, penalties, interest, or future requirements would adversely affect our financial condition and results of operations. Further, in June 2018, the Supreme Court held in South Dakota v. Wayfair, Inc. that states could impose sales tax collection obligations on out-of-state sellers even if those sellers lack any physical presence within the states imposing the sales taxes. Under Wayfair, a person requires only a “substantial nexus” with the taxing state before the state may subject the person to sales tax collection obligations therein. An increasing number of states (both before and after the publication of Wayfair) have considered or adopted laws that attempt to impose sales tax collection obligations on out-of-state sellers. The Supreme Court’s Wayfair decision has removed a significant impediment to the enactment and enforcement of these laws, and it is possible that states may seek to tax out-of-state sellers on sales that occurred in prior tax years, which could create additional administrative burdens for us, put us at a competitive disadvantage if such states do not impose similar obligations on our competitors, and decrease our future sales, which would adversely impact our business, financial condition, and results of operations.

We could be adversely affected by violations of the FCPA and other worldwide anti-bribery laws by us or our agents.
We are subject to the FCPA, which prohibits companies and their intermediaries from making payments in violation of law to non-U.S. government officials for the purpose of obtaining or retaining business or securing any other improper advantage. Our planned future reliance on independent distributors to sell our products internationally demands a high degree of vigilance in enforcing our policy against participation in corrupt activity, because these distributors could be deemed to be our agents, and we could be held responsible for their actions. Other U.S. companies in the medical device and pharmaceutical fields have faced criminal penalties under the FCPA for allowing their agents to deviate from appropriate practices in doing business with such non-U.S. government officials. We are also subject to similar anti-bribery laws in the jurisdictions in which we operate, including the UK Bribery Act of 2010, which also prohibits commercial bribery and makes it a crime for companies to fail to prevent bribery. We have limited experience in complying with these laws and in developing procedures to monitor compliance with these laws by our agents. These laws are complex and far-reaching in nature, and, as a result, we cannot assure investors that we would not be required in the future to alter one or more of our practices to be in compliance with these laws or any changes in these laws or the interpretation thereof.
Any violations of these laws, or allegations of such violations, could disrupt our operations, involve significant management distraction, involve significant costs and expenses, including legal fees, and could result in a material adverse effect on our business, prospects, financial condition, or results of operations. We could also incur severe penalties, including criminal and civil penalties, disgorgement, and other remedial measures.
Risks Related to Government Regulation and Other Legal Compliance Matters
We are subject to extensive government regulation, which could restrict the development, marketing, sale and distribution of our products and could cause us to incur significant costs.
Our ultrasound imaging products and associated services are subject to extensive pre-market and post-market regulation by the FDA and various other federal, state, local and foreign government authorities. Government regulation of medical devices is meant to assure their safety and effectiveness, and includes requirements for, among other things:
•	design, development and manufacturing processes;
•	labeling, content and language of instructions for use and storage;
•	product testing, non-clinical studies and clinical trials;
•	regulatory authorizations, such as pre-market clearance or PMA;
•	establishment registration, device listing and ongoing compliance with the QSR requirements;
•	advertising and promotion;
•	marketing, sales and distribution;
•	conformity assessment procedures;
•	product traceability and record-keeping procedures;
•	review of product complaints, complaint reporting, recalls and field safety corrective actions;
•	post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury;
•	post-market studies (if applicable); and
•	product import and export.
The laws and regulations to which we and our products are subject are complex and subject to periodic changes. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales.
Before a new medical device, or a significant modification of a medical device, including a new use of or claim for an existing product, can be marketed in the United States, it must first receive either 510(k) clearance or PMA from the FDA, unless an exemption applies. In the 510(k) clearance process, the FDA must determine that a proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology and safety and effectiveness, in order to clear the proposed device for marketing. Clinical data is sometimes required to support substantial equivalence. Further, if a previously unclassified new medical device does not qualify for the 510(k) pre-market notification process because no predicate device to which it is substantially equivalent can be identified, the device is automatically classified into Class III. If such a device would be considered low or moderate risk (in other words, it does not rise to the level of requiring the approval of a PMA), it may be eligible for the De Novo classification process.
Obtaining 510(k) clearance, De Novo classification, or PMA approval for medical devices can be expensive and time-consuming, and entails significant user fees, unless an exemption is available. The FDA’s process for obtaining 510(k) clearance usually takes three to 12 months, but it can last longer. In the PMA approval process, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including but not limited to, technical, non-clinical, clinical trial, manufacturing and labeling data. The process for obtaining a PMA is more costly and uncertain than for a 510(k), and approval can take anywhere from at least one year to, in some cases, multiple years from the time the application is initially filed with the FDA. Modifications to products that are approved through a PMA application generally require further FDA approval. Some of our future products may require PMA approval. In addition, the FDA may require that we obtain a PMA prior to marketing future changes of our existing products.
We may not be able to obtain additional 510(k) clearances or PMAs for new products or for modifications to, or additional indications for, our products in a timely fashion or at all. Delays in obtaining future clearances or approvals could adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn could harm our revenue and future profitability.
We received 510(k) clearance for the Butterfly iQ in 2017, and the FDA determined, following a 2020 pre-submission meeting with us, that the Butterfly iQ+ was eligible to be marketed under the original 510(k) clearance. We may be required to obtain a new 510(k) clearance or PMA for significant post-market modifications to our products, including any modifications made to the Butterfly iQ+. In order to pave the way for at-home use of the Butterfly iQ+ and future products or services, we anticipate that we will need to validate at-home applications through focused clinical trials.
In order to conduct a clinical investigation involving human subjects for the purpose of demonstrating the safety and effectiveness of a medical device, if necessary, for a PMA application, De Novo classification request, or 510(k) notification, a company must, among other things, apply for and obtain institutional review board (“IRB”) approval of the proposed investigation. In addition, if the clinical study involves a “significant risk” (as defined by the FDA) to human health, the sponsor of the investigation must also submit and obtain FDA approval of an investigational device exemption (“IDE”) application and follow applicable IDE regulations. Unless IDE-exempt, nonsignificant risk devices are still subject to certain abbreviated IDE requirements, however, an IDE application is not required if such abbreviated requirements are met.
In addition, we may not be able to obtain any necessary FDA and/or IRB approval to undertake clinical trials in the United States for future devices we develop and intend to market in the United States. If we do obtain such approvals, the FDA may find that our studies do not comply with the IDE or other regulations governing clinical investigations or the data from any such trials may not support clearance or approval of the investigational device. Moreover, certainty that clinical trials will meet desired endpoints, produce meaningful or useful data and be free of unexpected adverse effects, or that the FDA will accept the validity of foreign clinical study data (if applicable) cannot be assured, and such uncertainty could preclude or delay market clearance or authorizations resulting in significant financial costs and reduced revenue.

We are also subject to numerous post-marketing regulatory requirements, which include quality system regulations related to the manufacture of our devices, labeling regulations and medical device reporting (“MDR”) regulations. The last of these regulations requires us to report to the FDA if our devices cause or contribute to a death or serious injury, or malfunction in a way that would likely cause or contribute to a death or serious injury if the malfunction recurred. If we fail to comply with present or future regulatory requirements that are applicable to Butterfly, we may be subject to enforcement action by the FDA, which may include any of the following sanctions:
•	Untitled Letters, Warning Letters, fines, injunctions, consent decrees and civil penalties;
•	customer notification, or orders for repair, replacement or refunds;
•	voluntary or mandatory recall or seizure of our current or future products;
•	administrative detention by the FDA of medical devices believed to be adulterated or misbranded;
•	operating restrictions, suspension or shutdown of production;
•	refusal of our requests for 510(k) clearance or PMA of new products, new intended uses or modifications to existing products;
•	rescission of 510(k) clearance or suspension or withdrawal of PMAs that have already been granted; and
•	criminal prosecution.
The occurrence of any of these events may have a material adverse effect on our business, financial condition and results of operations.
There is no guarantee that the FDA will grant 510(k) clearance or PMA approval of our future products, and failure to obtain necessary clearances or approvals for our future products would adversely affect our ability to grow our business.
Some of our new or modified products will require FDA clearance of a 510(k) notification or FDA approval of a PMA application, or potentially a grant of a De Novo classification. The FDA may refuse our requests for 510(k) clearance or PMA of new products or may not clear or approve these products for the indications that are necessary or desirable for successful commercialization. Early stage review may also result in delays or other issues. For example, the FDA has issued guidance intended to explain the procedures and criteria used in assessing whether 510(k) and PMA submissions should be accepted for substantive review. Under the “Refuse to Accept” guidance, the FDA conducts an early review against specific acceptance criteria to inform 510(k) and PMA submitters if the submission is administratively complete, or if not, to identify the missing element(s). Submitters are given the opportunity to provide the FDA with any information identified as missing. If the information is not provided within a specified time, the submission will not be accepted for FDA review. The FDA may also change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions that may prevent or delay approval or clearance of our products under development or impact our ability to gain clearance or approval for modifications to our currently approved or cleared products in a timely manner. Significant delays in receiving clearance or approval, or the failure to receive clearance or approval for our new products, would have an adverse effect on our ability to expand our business.
Recent initiatives by the FDA to enhance and modernize various regulatory pathways for device products and its overall approach to safety and innovation in the medical technology industry creates the possibility of changing product development costs, requirements, and other factors and additional uncertainty for our future products and business.
Regulatory requirements may change in the future in a way that adversely affects us. Any change in the laws or regulations that govern the clearance and approval processes or the post-market compliance requirements relating to our current and future products could make it more difficult and costly to obtain clearance or approval for new products, or to produce, market and distribute existing products.
For example, the FDA and other government agencies have been focusing on the cybersecurity risks associated with certain medical devices and encouraging device manufacturers to take a more proactive approach to assessing the cybersecurity risks of their devices both during development and on a periodic basis after the devices are in commercial distribution. These regulatory efforts could lead to new FDA requirements in the future or additional product liability or other litigation risks if any of our products is considered to be susceptible to third-party tampering.

In December 2016, Congress passed the 21st Century Cures Act, which made multiple changes to the FDA’s rules for medical devices as well as for clinical trials, and in August 2017, Congress passed the Medical Device User Fee reauthorization package, which affects medical device regulation both pre- and post-approval and could have certain impacts on our business. Since that time, the FDA has announced a series of efforts to modernize and streamline the 510(k) notification and regulatory review process and monitoring post-market safety, and issued a final rule to formalize the De Novo classification process to provide clarity to innovative device developers. Changes in the FDA 510(k) process could make clearance more difficult to obtain, increase delay, add uncertainty and have other significant adverse effects on our ability to obtain and maintain clearance for our products.
It is unclear at this time whether and how various activities initiated or announced by the FDA to modernize the U.S. medical device regulatory system could affect our business, as some of the FDA’s new medical device safety and innovation initiatives have not been formalized and remain subject to change. For example, a 2018 Medical Device Safety Action Plan announced by former FDA Commissioner Gottlieb included a particular focus on post-market surveillance and how to respond when new safety concerns emerge once a product is on the market. The increased attention that the medical technology industry is receiving from FDA leadership that understands the challenging and rapidly changing nature of the U.S. health care system creates the possibility of unanticipated regulatory and other potential changes to our products and our overall business. In response to the COVID-19 public health emergency, the FDA’s device and diagnostic center leadership has exercised a significant amount of enforcement discretion to meet the medical community’s and patients’ needs for remote monitoring and other innovative solutions that involve digital health products. In December 2021, the FDA issued draft guidance documents describing a phased transition process for medical devices that were developed or modified during the course of the pandemic to treat COVID-19 patients or allow greater access to patients, including medical imaging devices that were developed or modified in accordance with FDA’s Enforcement Policy for Imaging Systems During the COVID-19 Public Health Emergency. It is unclear how those policies could impact the medical device industry in the future.
If we fail to obtain marketing authorization in other countries for existing products or products under development, we will not be able to commercialize these products in those countries.
In order for us to market our products in countries outside of the United States, we must comply with extensive safety and quality regulations in other countries regarding the quality, safety and efficacy of our products. These regulations, including the requirements for approvals, clearance or CE mark grant, and the time required for regulatory review, vary from country to country. Failure to obtain regulatory approval, clearance or CE mark (or equivalent) in any foreign country in which we plan to market our products may harm our ability to generate revenue and harm our business. Approval and CE marking procedures vary between countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval or CE mark in other countries might differ from that required to obtain FDA clearance. The regulatory approval or CE marking process in other countries may include all of the risks detailed above regarding FDA clearance in the United States. Regulatory approval or the CE marking of a product in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval or a CE mark in one country may negatively impact the regulatory process in others. Failure to obtain regulatory approval or a CE mark in other countries or any delay or setback in obtaining such approval could have the same adverse effects described above regarding FDA clearance in the United States.
The primary regulatory environment in Europe is that of the European Economic Area (“EEA”), which is comprised of the Member States of the European Union (“EU”), Iceland, Liechtenstein and Norway. We cannot be certain that we will be successful in meeting and continuing to meet the requirements to market a medical device in the EEA in light of the current transition period between the prior system, the MDD, to the current system, the EU Medical Device Regulation 2017/745 (“EU MDR”). The EU MDR came into force in May 2017 but initially allowed a three-year transition period until May 2020 for Member States, regulatory authorities, and medical device stakeholders to come into compliance with the new requirements. A one-year delay of the compliance date of the EU MDR was implemented in response to the COVID-19 pandemic, such that May 2021 was the deadline for industry compliance. Compared to the MDD, the EU MDR promotes a shift from the pre-approval stage (i.e., the path to CE marking) to a life-cycle approach and places greater emphasis on clinical data and clinical evaluations to assure the safety and performance of new medical devices. Moreover, the EU MDR includes elements intended to strengthen the conformity assessment procedures, assert greater control over notified bodies and their standards, increase overall system transparency, and impose more robust device vigilance requirements on manufacturers and distributors. Among other changes, many device manufacturers will need to switch notified bodies to one that has received its designation under the EU MDR, which will require those manufacturers to undergo an audit and have all their documentation reviewed by the new notified body before it can assess their medical device products under the new standards. European medical device manufacturers and distributors are currently benefiting from a grace period for legacy MDD certificates that lasts until May 26, 2024. However, in response to concerns raised about notified body capacity and the ability for devices to be re-certified within such time period, the European Commission has adopted a proposal to extend the grace period by some years, depending on the risk class of the device. Such proposal is currently being considered for adoption by the European Parliament and Council. For a product to qualify for the grace period, there must be no significant changes to such a legacy medical device as described in its existing MDD certificate; the recertification process under the EU MDR requires a demonstration that the performance and the safety of the currently marketed medical device has been maintained and that the system meets the new regulatory requirements. The new rules and procedures that have been created under the overhauled European regulations will likely result in increased regulatory oversight of all medical devices marketed in the EU, and this may, in turn, increase the costs, time and requirements that need to be met in order to place an innovative or high-risk medical device on the EEA market.
If we, our contract manufacturers or our component suppliers are unable to manufacture our products in sufficient quantities, on a timely basis, at acceptable costs and in compliance with regulatory and quality requirements, the manufacturing and distribution of our devices could be interrupted, and our product sales and operating results could suffer.
We, our contract manufacturers and our component suppliers are required to comply with the FDA’s Quality System Regulation (“QSR”), which is a complex regulatory framework that covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage, shipping and servicing of our devices. Compliance with applicable regulatory requirements is subject to continual review and is monitored rigorously through periodic, sometimes unannounced, inspections by the FDA. We cannot assure investors that our facilities or our third-party manufacturers’ or suppliers’ facilities would pass any future quality system inspection. Failure of our or our third-party manufacturers and component suppliers to adhere to QSR requirements or take adequate and timely corrective action in response to an adverse quality system inspection finding could delay production of our products and lead to fines, difficulties in obtaining regulatory clearances, recalls, enforcement actions, including injunctive relief or consent decrees, or other consequences, which could have a material adverse effect on our financial condition or results of operations. Any such failure, including the failure of our contract manufacturers, to achieve and maintain the required high manufacturing standards could result in further delays or failures in product testing or delivery, cost overruns, increased warranty costs or other problems that could harm our business and prospects.
In addition, any of our products shipped internationally are also required to comply with the International Organization for Standardization (“ISO”) quality system standards as well as EU Regulations and norms in order to produce products for sale in the EU. The FDA published proposed regulations in 2022 intended to modernize and harmonize the QSR with the applicable ISO standards, which, if finalized, may have wide-reaching effects on medical device production and the industry as a whole.
In addition, many countries such as Canada and Japan have very specific additional regulatory requirements for quality assurance and manufacturing. If we fail to continue to comply with current good manufacturing requirements, as well as ISO or other regulatory standards, we may be required to cease all or part of our operations until we comply with these regulations. Maintaining compliance with multiple regulators adds complexity and cost to our manufacturing and compliance processes.
Our current or future products may be subject to product recalls even after receiving FDA clearance or approval. A recall of our products, either voluntarily or at the direction of the FDA, or the discovery of serious safety issues with our products, could have a significant adverse impact on us.
The FDA and similar governmental bodies in other countries have the authority to require the recall of our products if we or our third-party manufacturers fail to comply with relevant regulations pertaining to, among other things, manufacturing practices, labeling, advertising or promotional activities, or if new information is obtained concerning the safety or efficacy of these products. For example, under the FDA’s MDR regulations, we are required to report to the FDA any incident in which our products may have caused or contributed to a death or serious injury or in which our products malfunctioned in a manner likely to cause or contribute to death or serious injury if that malfunction were to recur. Repeated adverse events or product malfunctions may result in a voluntary or involuntary product recall, or administrative or judicial seizure or injunction, when warranted. A government-mandated recall may be ordered if the FDA finds that there is a reasonable probability that the device would cause serious, adverse health consequences or death. A voluntary recall by us could occur as a result of any material deficiency in a device, such as manufacturing defects, labeling deficiencies, packaging defects or other failures to comply with applicable regulations, such as a failure to obtain marketing approval or clearance before launching a new product. In February 2020, we initiated a voluntary recall of two software tools after being notified by the FDA that each of them required clearance via a 510(k) pre-market notification. The FDA evaluated the recall and subsequently terminated it in June 2020. In general, if we decide to make a change to our product, we are responsible for determining whether to classify the change as a recall. It is possible that the FDA could disagree with our initial classification. The FDA requires that certain classifications of recalls be reported to the FDA within 10 working days after the recall is initiated. If a change to a device addresses a violation of the Federal Food, Drug and Cosmetic Act (the “FDCA”), that change would generally constitute a medical device recall and require submission of a recall report to the FDA.
Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our reputation, results of operations and financial condition, which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be subject to product liability claims, be required to bear other costs, or be required to take other actions that may have a negative impact on our future sales and our ability to generate profits. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. We may initiate voluntary recalls involving our products in the future that we determine do not require notification to the FDA. If the FDA disagrees with our determinations, the FDA could require us to report those actions as recalls. A future recall, withdrawal, or seizure of any product could materially and adversely affect consumer confidence in the Butterfly brand, lead to decreased demand for our products and negatively affect our sales. In addition, the FDA could take enforcement action for failing to report recalls when they were conducted by us or one of our agents.
We may be subject to enforcement action if we engage in improper or off-label marketing or promotion of our products, including fines, penalties and injunctions.
Our promotional materials and training methods must comply with FDA and other applicable laws and regulations, including the prohibition of the promotion of unapproved, or off-label, uses. Physicians may, however, use our products off-label, as the FDA does not restrict or regulate a physician’s practice of medicine. Medical device manufacturers and distributors are permitted to promote their products in a way that is consistent with the FDA-authorized labeling and indications for use. However, if the FDA determines that our promotional materials or training materials promote a 510(k)-cleared or approved medical device in a manner inconsistent with its labeling, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance of an Untitled Letter, a Warning Letter, injunction, seizure, civil fine or criminal penalties. In addition to ensuring that the claims we make are consistent with our regulatory clearances or approvals, the FDA also ensures that promotional labeling for all regulated medical devices is neither false nor misleading.
It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our promotional or training materials to constitute promotion of an off-label use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement. In that event, our reputation could be damaged, and adoption of our products could be impaired. Although our policy is to refrain from making statements or from disseminating promotional material that could be considered off-label promotion of our products, the FDA or another regulatory agency could disagree and conclude that we have engaged in off-label promotion. In addition, the off-label use of our products may increase the risk of product liability claims. Product liability claims are expensive to defend and could divert our management’s attention, result in substantial damage awards against us, and harm our reputation. Recent court decisions have impacted the FDA’s enforcement activity regarding off-label promotion in light of First Amendment considerations, although there are still significant risks in this area in part due to the potential False Claims Act exposure. Further, this area is subject to ongoing policy changes at the federal level, resulting in some degree of uncertainty for regulated businesses. For example, in August 2021, the FDA issued a final rule revising the agency’s regulation governing the types of evidence relevant to determining the “intended use” of a medical device under the FDCA, which has significant implications for when a manufacturer or distributor has engaged in off-label marketing.
Direct-to-consumer marketing and social media efforts may expose us to additional regulatory scrutiny, including from the Federal Trade Commission (“FTC”) and other consumer protection agencies and regulators.
In addition to the laws and regulations enforced by the FDA, advertising for various services and for non-restricted medical devices is subject to federal truth-in-advertising laws enforced by the FTC, as well as comparable state consumer protection laws. Our efforts to promote our prescription products via direct-to-consumer marketing and social media initiatives may subject us to additional scrutiny of our practices. For example, the FTC and other consumer protection agencies scrutinize all forms of advertising (whether in digital or traditional formats) for business services, consumer-directed products, and non-restricted medical devices to ensure that advertisers are not making false, misleading or unsubstantiated claims or failing to disclose material relationships between the advertiser and its products’ endorsers, among other potential issues. The FDA oversees the advertising and promotional labeling for restricted medical devices and ensures, among other things, that there is effective communication of, and a fair and balanced presentation of, the risks and benefits of such high-risk medical devices.
Under the Federal Trade Commission Act (the “FTC Act”) the FTC is empowered, among other things, to (a) prevent unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce; (b) seek monetary redress and other relief for conduct injurious to consumers; and (c) gather and compile information and conduct investigations relating to the organization, business, practices, and management of entities engaged in commerce. The FTC has very broad enforcement authority, and failure to abide by the substantive requirements of the FTC Act and other consumer protection laws can result in administrative or judicial penalties, including civil penalties, injunctions affecting the manner in which we would be able to market services or products in the future, or criminal prosecution. We plan to increase our advertising activities that may be subject to these federal and state truth-in-advertising laws. Any actual or perceived non-compliance with those laws could lead to an investigation by the FTC or a comparable state agency, or could lead to allegations of misleading advertising by private plaintiffs. Any such action against us would disrupt our business operations, cause damage to our reputation, and have a material adverse effect on our business.
In some instances in our advertising and promotion, we may make claims regarding our product as compared to competing products, which may subject us to heightened regulatory scrutiny, enforcement risk, and litigation risks.
The FDA requires that promotional labeling be truthful and not misleading, including with respect to any comparative claims made about competing products or technologies. In addition to FDA implications, the use of comparative claims also presents risk of a lawsuit by the competitor under federal and state false advertising and unfair competition statutes (e.g., the Lanham Act) or unfair and deceptive trade practices law, and possibly also state libel law. Such a suit may seek injunctive relief against further advertising, a court order directing corrective advertising, and compensatory and punitive damages where permitted by law. Further, notwithstanding the ultimate outcome of any Lanham Act or similar complaint, our reputation and relationship with certain customers or distribution partners may be harmed as a result of the allegations related to our products or our business practices more generally.
Because we do not require training for users of our current products, although they are limited under FDA’s marketing clearances to use by trained healthcare practitioners, there exists a potential for misuse of these products, which could ultimately harm our reputation and business.
Federal regulations allow us to sell our medical device products to or on the order of practitioners licensed by law to use or order the use of a prescription device. The definition of “licensed practitioners” varies from state to state. As a result, our products may be purchased or operated by physicians with varying levels of training and, in many states, by non-physicians, including nurse practitioners, chiropractors and technicians. Outside the United States, many jurisdictions do not require specific qualifications or training for purchasers or operators of medical device products. We do not supervise the procedures performed with our products, nor can we require that direct medical supervision occur. Although product training is offered, neither we nor our distributors require purchasers or operators of our non-invasive products to attend training sessions. The lack of required training and the purchase and use of our non-invasive products by non-physicians may result in product misuse and adverse treatment outcomes, which could harm our reputation and expose us to costly product liability litigation.
We are subject to federal, state and foreign laws prohibiting “kickbacks” and false or fraudulent claims, and other fraud and abuse laws, transparency laws, and other health care laws and regulations, which, if violated, could subject us to substantial penalties. Additionally, any challenge to or investigation into our practices under these laws could cause adverse publicity and be costly to respond to, and thus could harm our business.
Our relationships with customers and third-party payors are subject to broadly applicable fraud and abuse and other health care laws and regulations that may constrain Butterfly’s sales, marketing and other promotional activities by limiting the kinds of financial arrangements, including sales programs and certain customer and product support programs, we may have with hospitals, physicians or other purchasers of medical devices. Other federal and state laws generally prohibit individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent, or are for items or services that were not provided as claimed. These laws include, among others, the federal healthcare Anti-Kickback Statute, the federal civil False Claims Act, other federal health care false statement and fraud statutes, the Open Payments program, the Civil Monetary Penalties Law, and analogous fraud and abuse and transparency laws in most states, as described in Item 1, Business — Government Regulation. While the federal laws generally apply only to products or services for which payment may be made by a federal healthcare program, state laws often apply regardless of whether federal funds may be involved.
While we believe and make every effort to ensure that our business arrangements with third parties and other activities and programs comply with all applicable laws, these laws are complex, and our activities may be found not to be compliant with one or more of these laws, which may result in significant civil, criminal and/or administrative penalties, fines, damages and exclusion from participation in federal health care programs. Even an unsuccessful challenge or investigation into our practices could cause adverse publicity, and be costly to respond to, and thus could have a material adverse effect on our business, financial condition and results of operations. Our compliance with Medicare and Medicaid regulations may be reviewed by federal or state agencies, including the Office of Inspector General for the U.S. Department of Health and Human Services (“OIG”), the Centers for Medicare & Medicaid Services (“CMS”), and the U.S. Department of Justice, or may be subject to whistleblower lawsuits under federal and state false claims laws. To ensure compliance with Medicare, Medicaid and other regulations, government agencies conduct periodic audits of the Company to ensure compliance with various supplier standards and billing requirements.
Similarly, our international operations are subject to the provisions of the FCPA, which prohibits U.S. companies and their intermediaries from making payments in violation of law to non-U.S. government officials for the purpose of obtaining or retaining business or securing any other improper advantage. In many countries, the healthcare professionals that medical device distributors regularly interact with may meet the definition of a foreign official for purposes of the FCPA. International business operations are also subject to various other international anti-bribery laws such as the UK Bribery Act of 2010. Despite meaningful measures that we undertake to facilitate lawful conduct, which include training and compliance programs and internal policies and procedures, we may not always prevent unauthorized, reckless or criminal acts by our employees or agents, or employees or agents of businesses or operations we may acquire. Violations of these laws, or allegations of such violations, could disrupt operations, involve significant management distraction and have a material adverse effect on our business, financial condition and results of operations, among other adverse consequences.
If we are found to have violated laws protecting the confidentiality and security of health information, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business.
There are a number of federal and state laws protecting the confidentiality and security of individually identifiable health information and protected health information” (“PHI”) and restricting the use and disclosure of that protected information. In particular, the U.S. Department of Health and Human Services (“HHS”) has promulgated privacy rules and security rules under HIPAA. The HIPAA privacy rules protect medical records and other personal health information by limiting their use and disclosure, giving individuals the right to access, amend and seek accounting of their own health information and limiting most use and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose. The HIPAA security rules require the implementation of administrative, physical and technical safeguards to protect the security of PHI. HIPAA applies to health plans, health care providers who engage in certain standard healthcare transactions electronically, such as electronic billing, and healthcare clearinghouses, all of which are referred to as “covered entities.” HIPAA also applies to “business associates,” or organizations that provide services to covered entities involving the use or disclosure of PHI. Business associates, like us, are subject to direct liability for violations of HIPAA.
Penalties for HIPAA violations can be issued by the HHS’s Office for Civil Rights, the U.S. Department of Justice, and state attorneys general. Financial penalties can range from $100 to $50,000 per violation, with a maximum penalty of $1.5 million per year for violation, with penalties adjusted for inflation annually. HIPAA authorizes states attorneys’ general to file suit on behalf of state residents; in such cases, courts can award damages, costs and attorneys’ fees related to HIPAA violations in addition to the aforementioned financial penalties. While HIPAA does not create a private right of action allowing individuals to sue in civil court for HIPAA violations, the HIPAA rules have been used as the basis for a duty of care claim in state civil suits for negligence or recklessness in the misuse or breach of PHI. Further, to provide “covered entity” clients with services that involve access to PHI, HIPAA requires us to enter into business associate agreements that require us to safeguard PHI in accordance with HIPAA. If we fail to comply with the terms of our business associate agreements, we may also be liable contractually.
Additionally, we are subject to any state laws that are more restrictive than the rules issued under HIPAA. These laws vary by state and could impose stricter standards and additional penalties. If we are found to be in violation of these applicable state laws, we could be subject to additional civil or criminal penalties, which could increase our liabilities, harm our reputation and have a material adverse effect on our business, financial condition and results of operations.
We are subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in customer growth or engagement, or otherwise harm our business.
We are subject to a variety of laws and regulations in the United States and abroad that involve matters central to our business, including laws and regulations relating to privacy, data sharing and data protection, AI and use of machine learning, rights of publicity, content, intellectual property, advertising, marketing, distribution, data security, data retention and deletion, personal information, electronic contracts and other communications, competition, protection of minors, consumer protection, telecommunications, product liability, taxation, economic or other trade prohibitions or sanctions, corrupt practices, fraud, waste and abuse restrictions, and securities law compliance. The introduction of new products or expansion of our activities in certain jurisdictions may subject us to additional laws and regulations. For example, both the federal and various state governments of the United States have adopted or are considering laws, guidelines or rules for the collection, distribution, use and storage of information collected from or about customers or their devices. The California Consumer Protection Act (“CCPA”), for example, which became effective January 1, 2020, substantially expands privacy obligations of many businesses providing services to California residents, including us. The CCPA requires new disclosures to California consumers, imposes new rules for collecting or using information about minors, and affords consumers new rights, such as the right to know whether the data is sold or disclosed and to whom, the right to request that a company delete personal information collected, the right to opt out of the sale of personal information and the right to non-discrimination in terms of price or service when a consumer exercises a privacy right. If we fail to comply with these regulations, the CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Moreover, the California Privacy Rights Act (“CPRA”), which became operational on January 1, 2023, expands on the CCPA, creating new consumer rights and protections, including: the right to correct personal information, the right to opt out of the use of personal information in automated decision making, the right to opt out of “sharing” consumer’s personal information for cross-context behavioral advertising, and the right to restrict use of and disclosure of sensitive personal information, including geolocation data to third parties. We will need to evaluate and potentially update our privacy program to ensure compliance with the CPRA and may incur additional costs and expenses in our effort to comply.
In addition, foreign data protection, privacy, and other laws and regulations can be more restrictive than those in the United States. For example, the GDPR and the UK GDPR impose stringent operational requirements for the collection, use, storage of, protection of and disclosure of personal data. The GDPR and UK GDPR also confer a private right of action on data subjects and consumer associations to lodge complaints with the supervisory authorities, seek judicial remedies and obtain compensation for damages resulting from violations of the GDPR and UK GDPR. The European regime also includes directives which, among other things, require EU member states to regulate marketing by electronic means, the use of web cookies and other tracking technology. Each EU Member State and the UK has transposed the requirements of such directives into its own national data privacy regime, and therefore, the laws may differ between jurisdictions.
We may also be subject to EU and UK rules with respect to cross-border transfers of personal data out of the EEA, and legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EU and the UK to third countries such as the U.S. Future developments regarding the flow of data across borders could increase the cost and complexity of delivering our services in some markets and may lead to governmental enforcement actions, litigation, fines, and penalties or adverse publicity, which could adversely affect our business and financial position.
Data localization laws in some countries may mandate that certain types of data collected in a particular country be stored and/or processed within that country. We could be subject to audits in Europe and around the world, particularly in the areas of consumer and data protection, as we continue to grow and expand our operations.

Legislators and regulators may make legal and regulatory changes, or interpret and apply existing laws, in ways that make our products less useful to customers, require us to incur substantial costs, expose us to unanticipated civil or criminal liability, or cause us to change our business practices. These changes or increased costs could negatively impact our business and results of operations in material ways. If we fail to comply with these standards, we could be subject to criminal penalties and civil sanctions, including fines and penalties and amounts could be significant.
Cybersecurity risks and cyber incidents could result in the compromise of confidential data or critical data systems and give rise to potential harm to customers, remediation and other expenses, expose us to liability under HIPAA, consumer protection laws, or other common law theories, subject us to litigation and federal and state governmental inquiries, damage our reputation, and otherwise be disruptive to our business and operations.
Cyber incidents can result from deliberate attacks or unintentional events. We collect and store on our networks sensitive information, including intellectual property, proprietary business information and personally identifiable information of individuals, such as our customers and employees. The secure maintenance of this information and technology is critical to our business operations. We have implemented multiple layers of security measures to protect the confidentiality, integrity and availability of this data and the systems and devices that store and transmit such data. We utilize current security technologies, including encryption and data depersonalization, and our defenses are monitored and routinely tested. Despite these efforts, threats from malicious persons and groups, new vulnerabilities and advanced new attacks against information systems create risk of cybersecurity incidents. These incidents can include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may not immediately produce signs of intrusion, we may be unable to anticipate these incidents or techniques, timely discover them, or implement adequate preventative measures.
Cybersecurity threats can come from a variety of sources, and may range in sophistication from an individual hacker to malfeasance by employees, consultants or other service providers to state-sponsored attacks. Cyber threats may be generic, or they may be custom-crafted against our information systems. Over the past several years, cyber-attacks have become more prevalent and much harder to detect and defend against. Our network and storage applications, as well as those of our contractors, may be vulnerable to cyber-attack, malicious intrusion, malfeasance, loss of data privacy or other significant disruption and may be subject to unauthorized access by hackers, employees, consultants or other service providers. In addition, hardware, software or applications that we develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. Unauthorized parties may also attempt to gain access to our systems or facilities through fraud, trickery or other forms of deceiving our employees, contractors and temporary staff.
There can be no assurance that we will not be subject to cybersecurity incidents that bypass our security measures, impact the integrity, availability or privacy of personal health information or other data subject to privacy laws or disrupt our information systems, devices or business, including our ability to deliver services to our users. As a result, cybersecurity, physical security and the continued development and enhancement of our controls, processes and practices designed to protect our enterprise, information systems and data from attack, damage or unauthorized access remain a priority for us. As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any cybersecurity vulnerabilities. The occurrence of any of these events could result in:
•	harm to customers and end-users;
•	business interruptions and delays;
•	the loss, misappropriation, corruption or unauthorized access of data;
•	litigation, including potential class action litigation, and potential liability under privacy, security and consumer protection laws or other applicable laws;
•	reputational damage;
•	increase to insurance premiums; and
•	foreign, federal and state governmental inquiries, any of which could have a material, adverse effect on our financial position and results of operations and harm our business reputation.

Security breaches, loss of data and other disruptions could compromise sensitive information related to our business or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.
In the ordinary course of our business, we collect and store sensitive data, intellectual property and proprietary business information owned or controlled by us or our users. This data encompasses a wide variety of business-critical information, including R&D information, commercial information, and business and financial information. We face four primary risks relative to protecting this critical information: loss of access; inappropriate disclosure; inappropriate modification; and inadequate monitoring of our controls over the first three risks.
The secure processing, storage, maintenance, and transmission of this critical information is vital to our operations and business strategy, and we devote significant resources to protecting such information. Although we take measures to protect sensitive information from unauthorized access or disclosure, our information technology and infrastructure may be vulnerable to attacks by hackers or viruses, breaches, interruptions due to employee error, malfeasance, lapses in compliance with privacy and security mandates, or other disruptions. Any such breach or interruption could compromise our networks and the information stored there could be accessed by unauthorized parties, publicly disclosed, lost, or stolen.
Any such security breach or interruption, as well as any action by us or our employees or contractors that might be inconsistent with the rapidly evolving data privacy and security laws and regulations applicable within the United States and elsewhere where we conduct business, could result in enforcement actions by U.S. states, the U.S. federal government or foreign governments, liability or sanctions under data privacy laws that protect personally identifiable information, regulatory penalties, other legal proceedings such as, but not limited to, private litigation, the incurrence of significant remediation costs, disruptions to our development programs, business operations and collaborations, diversion of management efforts and damage to our reputation, which could harm our business and operations. For example, the CCPA provides for both civil penalties and a private right of action for data breaches as a result of an entity’s non-compliance with the CCPA. Because of the rapidly moving nature of technology and the increasing sophistication of cybersecurity threats, our measures to prevent, respond to and minimize such risks may be unsuccessful.
With respect to medical information, we follow HIPAA rules and applicable state laws, separate personal information from medical information, and further employ additional encryption tools to protect the privacy and security of Butterfly’s users and medical data. However, hackers may attempt to penetrate our computer systems, and, if successful, misappropriate personal or confidential business information. In addition, an associate, contractor or other third party with whom we do business may attempt to circumvent our security measures in order to obtain such information, and may purposefully or inadvertently cause a breach involving such information. While we continue to implement additional protective measures to reduce the risk of and detect cyber incidents, cyber-attacks are becoming more sophisticated and frequent, and the techniques used in such attacks change rapidly.
In addition, non-compliance with any foreign data privacy and data security regulations, such as the GDPR, which requires stringent data breach notification obligations, among many other requirements, resulting in a data breach may result in fines of up to €20 million or 4% of the annual global revenues of the infringer, whichever is greater. There can be no assurance that our efforts to comply with these and other applicable data privacy regulatory regimes will be successful.
Further, unauthorized access, loss or dissemination of sensitive information could also disrupt our operations, including our ability to conduct R&D activities, process and prepare company financial information, manage various general and administrative aspects of our business and damage our reputation, any of which could adversely affect our business and reputation. In addition, there can be no assurance that we will promptly detect any such disruption or security breach, if at all. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of our products could be delayed.
Broad-based domestic and international government initiatives to reduce spending, particularly those related to healthcare costs, may reduce reimbursement rates for medical procedures, which will reduce the cost-effectiveness of our products and services.
Healthcare reforms, changes in healthcare policies and changes to third-party coverage and reimbursements, including legislation enacted reforming the U.S. healthcare system and both domestic and foreign healthcare cost containment legislation, and any future changes to such legislation, may affect demand for our products and services and may have a material adverse effect on our financial condition and results of operations. The ongoing implementation of the Affordable Care Act, in the United States, as well as state-level healthcare reform proposals could reduce medical procedure volumes and impact the demand for medical device products or the prices at which we can sell products. These reforms include a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models. The impact of this healthcare reform legislation, and practices including price regulation, competitive pricing, comparative effectiveness of therapies, technology assessments, and managed care arrangements are uncertain. There can be no assurance that current levels of reimbursement will not be decreased in the future, or that future legislation, regulation, or reimbursement policies of third parties will not adversely affect the demand for our products and services or our ability to sell products and provide services on a profitable basis. The adoption of significant changes to the healthcare system in the United States, the EEA or other jurisdictions in which we may market our products and services, could limit the prices we are able to charge for our products and services or the amounts of reimbursement available for our products and services, could limit the acceptance and availability of our products and services, reduce medical procedure volumes and increase operational and other costs.
There have been judicial and Congressional challenges to certain aspects of the Affordable Care Act, and as a result, certain sections of the Act have not been fully implemented or were effectively repealed. However, following several years of litigation in the federal courts, in June 2021, the United States Supreme Court upheld the Affordable Care Act when it dismissed a legal challenge to the Act’s constitutionality. Further legislative and regulatory changes under the Affordable Care Act remain possible. In addition to the Affordable Care Act, there have been and will likely continue to be other federal and state changes that affect the provision of healthcare goods and services in the United States. While we are unable to predict what changes may ultimately be enacted, to the extent that future changes affect how our products and services are paid for and reimbursed by government and private payers, our business could be adversely impacted. Moreover, complying with any new legislation or reversing changes implemented under the Affordable Care Act could be time-intensive and expensive, resulting in a material adverse effect on the business.
Inadequate funding for the FDA, the SEC and other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.
The ability of the FDA to review and approve or clear new medical device products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund R&D activities, is subject to the political process, which is inherently fluid and unpredictable.
Disruptions at the FDA and other agencies may also increase the time necessary for new products to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times, and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical employees and stop critical activities. Separately, in response to the COVID-19 pandemic, since March 2020, when foreign and domestic inspections of facilities were largely placed on hold, the FDA has been working to resume pre-pandemic levels of inspection activities, including routine surveillance, bioresearch monitoring and pre-approval inspections.
Additionally, regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown or slowdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process regulatory submissions, which could have a material adverse effect on our future business. Further, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

Risks Related to Butterfly’s Intellectual Property
If we are unable to protect our intellectual property, our ability to maintain any technological or competitive advantage over our competitors and potential competitors would be adversely impacted, and our business may be harmed.
We rely on patent protection as well as trademark, copyright, trade secret and other intellectual property rights protection and contractual restrictions to protect our proprietary technologies, all of which provide limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. As of December 31, 2022, we owned approximately 900 issued patents and pending patent applications in the United States and foreign jurisdictions, including Australia, Canada, Europe, Japan, China, Taiwan, Korea and India. These issued patents and pending patent applications (if they were to be issued as patents) have expected expiration dates ranging between approximately 2030 and 2042. If we fail to protect our intellectual property, third parties may be able to compete more effectively against us, we may lose our technological or competitive advantage, or we may incur substantial litigation costs in our attempts to recover or restrict use of our intellectual property.
We cannot assure investors that any of our currently pending or future patent applications will result in granted patents, and we cannot predict how long it will take for such patents to be granted or whether the scope of such patents, if granted, will adequately protect our products from competitors. It is possible that, for any of our patents that have granted or that may be granted in the future, others will design alternatives that do not infringe upon our patented technologies. Further, we cannot assure investors that other parties will not challenge any patents granted to us or that courts or regulatory agencies will hold our patents to be valid or enforceable. We cannot guarantee investors that we will be successful in defending challenges made against our patents and patent applications. Any successful third-party challenge to our patents could result in the unenforceability or invalidity of such patents, or to such patents being interpreted narrowly or otherwise in a manner adverse to our interests. Our ability to establish or maintain a technological or competitive advantage over our competitors may be diminished because of these uncertainties. For these and other reasons, our intellectual property may not provide us with any competitive advantage. For example:
•	We or our licensors might not have been the first to make the inventions covered by each of our pending patent applications or granted patents;
•
We or our licensors might not have been the first to file patent applications for our inventions. To determine the priority of these inventions, we may have to participate in interference proceedings or derivation proceedings declared by the U.S. Patent and Trademark Office (“USPTO”) that could result in substantial cost to us. No assurance can be given that our patent applications or granted patents (or those of our licensors) will have priority over any other patent or patent application involved in such a proceeding;

•	Others may independently develop similar or alternative products and technologies or duplicate any of our products and technologies;
•
It is possible that our owned or licensed pending patent applications will not result in granted patents, and even if such pending patent applications grant as patents, they may not provide a basis for intellectual property protection of commercially viable products, may not provide us with any competitive advantages, or may be challenged and invalidated by third parties;

•	We may not develop additional proprietary products and technologies that are patentable;
•	The patents of others may have an adverse effect on our business; and
•
While we apply for patents covering our products and technologies and uses thereof, as we deem appropriate, we may fail to apply for patents on important products and technologies in a timely fashion or at all, or we may fail to apply for patents in potentially relevant jurisdictions

To the extent our intellectual property offers inadequate protection, or is found to be invalid or unenforceable, we would be exposed to a greater risk of direct competition. If our intellectual property does not provide adequate coverage over our products and protection against our competitors’ products, our competitive position could be adversely affected, as could our business.
Software is a critical component of our devices. To the extent such software is not protected by our patents, we depend on copyright and trade secret protection and non-disclosure agreements with our employees, strategic partners and consultants, which may not provide adequate protection.

The measures that we use to protect the security of our intellectual property and other proprietary rights may not be adequate, which could result in the loss of legal protection for, and thereby diminish the value of, such intellectual property and other rights.
In addition to pursuing patents on our technology, we also rely upon trademarks, trade secrets, copyrights and unfair competition laws, as well as license agreements and other contractual provisions, to protect our intellectual property and other proprietary rights. Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated. In addition, we take steps to protect our intellectual property and proprietary technology by entering into confidentiality agreements and intellectual property assignment agreements with our employees, consultants, corporate partners and, when needed, our advisors. Our suppliers also have access to the patented technology owned or used by us as well as other proprietary information, and these suppliers are subject to confidentiality provisions under their agreements with us.
Such agreements or provisions may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and we may not be able to prevent such unauthorized disclosure. Notwithstanding any such agreements, there is no assurance that our current or former manufacturers or suppliers will not use and/or supply our competitors with our trade secrets, know-how or other proprietary information to which these parties gained access or generated from their relationship with us. This could lead to our competitors gaining access to patented or other proprietary information. Moreover, if a party to an agreement with us has an overlapping or conflicting obligation to a third party, our rights in and to certain intellectual property could be undermined. Monitoring unauthorized disclosure is difficult, and we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate. If we were to enforce a claim that a third party had illegally obtained and was using our trade secrets, it would be expensive and time-consuming, the outcome would be unpredictable, and any remedy may be inadequate. In addition, courts outside the United States may be less willing to protect trade secrets.
In addition, competitors could purchase our products and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights. If our intellectual property does not adequately protect our market share against competitors’ products and methods, our competitive position could be adversely affected, as could our business.
We are party to the Technology and Services Exchange Agreement (the “TSEA”) by and among us and certain affiliated companies, pursuant to which the parties have agreed to share personnel and certain non-core technologies. The sharing arrangements under the TSEA may prevent us from fully utilizing our personnel and/or the technologies shared under the TSEA. Furthermore, if the TSEA were to terminate, or if we were to lose access to these technologies and services, our business could be adversely affected.
We entered into the TSEA, by and among us and other participant companies controlled by the Rothbergs, consisting of AI Therapeutics, Inc., Quantum-Si Incorporated, Hyperfine Operations, Inc. (f/k/a Hyperfine, Inc.), 4Bionics LLC, Tesseract Health, Inc., Liminal Operations, Inc. (f/k/a Liminal Sciences, Inc.) and Detect, Inc. (f/k/a Homodeus Inc.). The TSEA, signed in November 2020, became effective upon the closing of the Business Combination. Under the TSEA, we and the other participant companies may, in their discretion, permit the use of certain non-core technologies, which include any technologies, information or equipment owned or otherwise controlled by the participant company that are not specifically related to the core business area of the participant, such as software, hardware, electronics, fabrication and supplier information, vendor lists and contractor lists, with the other participant companies. The TSEA provides that ownership of each non-core technology shared by us or another participant company will remain with the company that originally shared the non-core technology. In addition, any participant company (including the Company) may, in its discretion, permit its personnel to be engaged by another participant company to perform professional, technical or consulting services for such participant. Unless otherwise agreed to by us and the other participant company, all rights, title and interest in and to any inventions, works-of-authorship, idea, data or know-how invented, made, created or developed by the personnel (employees, contractors or consultants) in the course of conducting services for a participant company (“Created IP”) will be owned by the participant company for which the work was performed, and the recipient participant company grants to the party that had its personnel provide the services that resulted in the creation of the Created IP a royalty-free, perpetual, limited, worldwide, non-exclusive, sub-licensable (and with respect to software, sub-licensable in object code only) license to utilize the Created IP only in the core business field of the originating participant company, including a license to create and use derivative works based on the Created IP in the originating participant’s core business field, subject to any agreed upon restrictions.

The technology- and personnel-sharing arrangements under the TSEA may prevent us from fully utilizing our personnel if such personnel are also being used by the other participant companies and may also cause our personnel to enter into agreements with or provide services to other companies that interfere with their obligations to us. Created IP under the TSEA may be relevant to our business and created by our personnel but owned by the other participant companies. Furthermore, if the TSEA were to terminate, or if we were to lose access to the technologies and services available pursuant to the TSEA, our business could be adversely affected.
Our wafer bonding technology for ultrasound applications is licensed to us by Leland Stanford Junior University (“Stanford”). Any loss of our rights to this technology could prevent us from selling our products.
Our wafer bonding technology for use in ultrasound applications is licensed co-exclusively to us from Stanford until the end of December 2023, at which time the license becomes non-exclusive. We also license on a non-exclusive basis 7 active patents from Stanford. We do not own the patents that underlie these licenses. Our rights to use the licensed technology and employ the inventions claimed in the licensed patents are subject to the continuation of and compliance with the terms of the license. Our principal obligations under the license agreements with Stanford include the following:
•	royalty payments;
•	meeting certain milestones pertaining to development, commercialization and sales of products using the licensed technology;
•	annual maintenance fees;
•	using commercially reasonable efforts to develop and sell a product using the licensed technology and developing a market for such product; and
•	providing certain reports.
If we breach any of these obligations, Stanford may have the right to terminate the licenses, which could result in us being unable to develop, manufacture and sell products using the licensed technology. Termination of our license agreements with Stanford would have a material adverse effect on our business.
In addition, we are a party to a number of other agreements that include licenses to intellectual property, including non-exclusive licenses. We may need to enter into additional license agreements in the future. Our business could suffer, for example, if any current or future licenses terminate, if the licensors fail to abide by the terms of the license, if the licensed patents or other rights are found to be invalid or unenforceable, or if we are unable to enter into necessary licenses on acceptable terms.
We may need or may choose to obtain licenses from third parties to advance our research or allow commercialization of our current or future products, and we cannot provide any assurances that we would be able to obtain such licenses.
We may need or may choose to obtain licenses from third parties to advance our research or allow commercialization of our current or future products, and we cannot provide any assurances that third-party patents do not exist that might be enforced against our current or future products in the absence of such a license. We may fail to obtain any of these licenses on commercially reasonable terms, if at all. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. If we could not obtain a license, we may be required to expend significant time and resources to develop or license replacement technology. If we are unable to do so, we may be unable to develop or commercialize the affected products, which could materially harm our business and the third parties owning such intellectual property rights could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation.
Licensing intellectual property involves complex legal, business and scientific issues. Disputes may arise between us and our licensors regarding intellectual property subject to a license agreement, including:
•	the scope of rights granted under the license agreement and other interpretation-related issues;
•	whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;
•	our right to sublicense patent and other rights to third parties under collaborative development relationships;

•
our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our products, and what activities satisfy those diligence obligations; and

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners.
If disputes over licensed intellectual property prevent or impair our ability to maintain the licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product, or the dispute may have an adverse effect on our results of operations.
In addition to agreements pursuant to which we in-license intellectual property, we have in the past, and we may in the future, grant licenses under our intellectual property. Like in-licenses, out-licenses are complex, and disputes may arise between us and our licensees, such as the types of disputes described above. Moreover, our licensees may breach their obligations, or we may be exposed to liability due to our failure or alleged failure to satisfy our obligations. Any such occurrence could have an adverse effect on our business.
If we or any of our partners are sued for infringing the intellectual property rights of third parties, such litigation would be costly and time consuming, and an unfavorable outcome in any such litigation could have a material adverse effect on our business.
Our success also depends on our ability to develop, manufacture, market and sell our products and perform our services without infringing upon the proprietary rights of third parties. Numerous U.S. and foreign-issued patents and pending patent applications owned by third parties exist in the fields in which we are developing products and services. As part of a business strategy to impede our successful commercialization and entry into new markets, competitors may claim that our products and/or services infringe their intellectual property rights and may suggest that we enter into license agreements.
Even if such claims are without merit, we could incur substantial costs and the attention of our management, and technical personnel could be diverted in defending us against claims of infringement made by third parties or settling such claims. Any adverse ruling by a court or administrative body, or perception of an adverse ruling, may have a material adverse impact on our ability to conduct our business and our finances. Moreover, third parties making claims against us may be able to obtain injunctive relief against us, which could block our ability to offer one or more products or services and could result in a substantial award of damages against us. In addition, since we sometimes indemnify customers, collaborators or licensees, we may have additional liability in connection with any infringement or alleged infringement of third-party intellectual property.
Because patent applications can take many years to issue, there may be pending applications, some of which are unknown to us, that may result in issued patents upon which our products or proprietary technologies may infringe. Moreover, we may fail to identify issued patents of relevance or incorrectly conclude that an issued patent is invalid or not infringed by our technology or any of our products. There is a substantial amount of litigation involving patent and other intellectual property rights in the medical device space. As we face increasing competition and as our business grows, we will likely face more claims of infringement. If a third party claims that we or any of our licensors, customers or collaboration partners infringe upon a third party’s intellectual property rights, we may have to:
•	seek licenses that may not be available on commercially reasonable terms, if at all;
•	abandon any infringing product or redesign our products or processes to avoid infringement;
•
pay substantial damages including, in an exceptional case, treble damages and attorneys’ fees, which we may have to pay if a court decides that the product or proprietary technology at issue infringes upon or violates the third-party’s rights;

•	pay substantial royalties or fees or grant cross-licenses to our technology; or
•	defend litigation or administrative proceedings that may be costly whether we win or lose, and which could result in a substantial diversion of our financial and management resources.
We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time-consuming and unsuccessful.
Competitors may infringe our patents or the patents that we license. In the event of infringement or unauthorized use, we may file one or more infringement lawsuits, which can be expensive and time-consuming. An adverse result in any such litigation proceedings could put one or more of our patents at risk of being invalidated, being found to be unenforceable or being interpreted narrowly and could put our patent applications at risk of not issuing. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.
Many of our competitors are larger than we are and have substantially greater resources. They are, therefore, likely to be able to sustain the costs of complex patent litigation longer than we could. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise any funds necessary to continue our operations, continue our internal research programs, in-license needed technology, or enter into development partnerships that would help us bring our products to market.
In addition, patent litigation can be very costly and time-consuming. An adverse outcome in any such litigation or proceedings may expose us or any of our future development partners to loss of our proprietary position, expose us to significant liabilities, or require us to seek licenses that may not be available on commercially acceptable terms, if at all.
Our issued patents could be found invalid or unenforceable if challenged in court, which could have a material adverse impact on our business.
If we or any of our partners were to initiate legal proceedings against a third party to enforce a patent covering one of our products or services, the defendant in such litigation could counterclaim that our patent is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement, or failure to claim patent eligible subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement during prosecution. Third parties may also raise similar claims before the USPTO even outside the context of litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the challenged patent. Such a loss of patent protection would have a material adverse impact on our business.
We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed alleged trade secrets of their other clients or former employers to us, which could subject us to costly litigation.
As is common in the medical device industry, we engage the services of consultants and independent contractors to assist us in the development of our products. Many of these consultants and independent contractors were previously employed at, or may have previously provided or may be currently providing consulting or other services to, universities or other technology, biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may become subject to claims that we, a consultant or an independent contractor inadvertently or otherwise used or disclosed trade secrets or other information proprietary to their former employers or their former or current clients. We may similarly be subject to claims stemming from similar actions of an employee, such as one who was previously employed by another company, including a competitor or potential competitor. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to our management team. If we were to be unsuccessful, we could lose access or exclusive access to valuable intellectual property.
We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.
We generally enter into confidentiality and intellectual property assignment agreements with our employees, consultants, and contractors. These agreements generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, those agreements may not be honored and may not effectively assign intellectual property rights to us. For example, even if we have a consulting agreement in place with an academic advisor pursuant to which such academic advisor is required to assign any inventions developed in connection with providing services to us, such academic advisor may not have the right to assign such inventions to us, as it may conflict with his or her obligations to assign all such intellectual property to his or her employing institution.

We may not be able to protect our intellectual property rights throughout the world, which could materially, negatively affect our business.
Filing, prosecuting and defending patents on current and future products in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, regardless of whether we are able to prevent third parties from practicing our inventions in the United States, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not pursued and obtained patent protection to develop their own products, and further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as it is in the United States. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. Even if we pursue and obtain issued patents in particular jurisdictions, our patent claims or other intellectual property rights may not be effective or sufficient to prevent third parties from competing. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license and may adversely impact our business.
In addition, we also face the risk that our products are imported or reimported into markets with relatively higher prices from markets with relatively lower prices, which would result in a decrease of sales and any payments we receive from the affected market. Recent developments in U.S. patent law have made it more difficult to stop these and related practices based on theories of patent infringement.
Changes in patent laws or patent jurisprudence could diminish the value of patents in general, thereby impairing our ability to protect our products.
The America Invents Act (“AIA”) was signed into law on September 16, 2011, and many of the substantive changes under the AIA became effective on March 16, 2013. An important change introduced by the AIA is that, as of March 16, 2013, the United States transitioned to a “first-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. A third party that files a patent application in the USPTO after that date but before we file could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by the third party. This requires us to be cognizant of the time from invention to filing of a patent application, but circumstances could prevent us from promptly filing patent applications on our inventions.
Among some of the other changes introduced by the AIA are changes that limit where a patent holder may file a patent infringement suit and providing additional opportunities for third parties to challenge any issued patent in the USPTO. This applies to all of our owned and in-licensed U.S. patents, even those issued before March 16, 2013. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. The AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

Additionally, the U.S. Supreme Court has ruled on several patent cases in recent years, such as Impression Products, Inc. v. Lexmark International, Inc., Association for Molecular Pathology v. Myriad Genetics, Inc., Mayo Collaborative Services v. Prometheus Laboratories, Inc. and Alice Corporation Pty. Ltd. v. CLS Bank International, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on actions by the U.S. Congress and decisions by the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.
Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.
The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case. In some cases, our licensors may be responsible for, for example, these payments, thereby decreasing our control over compliance with these requirements.
If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.
Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition by potential partners or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected.
We may use third-party open source software components in future products, and failure to comply with the terms of the underlying open source software licenses could restrict our ability to sell such products.
We have chosen, and we may choose in the future, to use open source software in our products, including our Software Development Kit which is meant to provide a governed ecosystem for third parties to create content and applications that will serve to enrich the overall software ecosystem and deliver additional clinical and product advancements for our users. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. Some open source licenses may contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar products with less development effort and time and ultimately could result in a loss of product sales.
Although we intend to monitor any use of open source software to avoid subjecting our products to conditions we do not intend, the terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that any such licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our products. Moreover, there is no assurance that our processes for controlling our use of open source software in our products will be effective. If we are held to have breached the terms of an open source software license, we could be required to seek licenses from third parties to continue offering our products on terms that are not economically feasible, to re-engineer our products, to discontinue the sale of our products if re-engineering could not be accomplished on a timely basis, or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, operating results and financial condition.

We use third-party software that may cause errors or failures of our products that could lead to lost customers or harm to our reputation.
We use software licensed from third parties in our products. Any errors or defects in third-party software or other third-party software failures could result in errors, defects or cause our products to fail, which could harm our business and be costly to correct. Many of these providers attempt to impose limitations on their liability for such errors, defects or failures, and if enforceable, we may have additional liability to our customers or third-party providers that could harm our reputation and increase our operating costs.
We will need to maintain our relationships with third-party software providers and to obtain software from such providers that does not contain any errors or defects. Any failure to do so could adversely impact our ability to deliver reliable products to our customers and could harm our reputation and results of operations.
Numerous factors may limit any potential competitive advantage provided by our intellectual property rights.
The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, provide a barrier to entry against our competitors or potential competitors, or permit us to maintain our competitive advantage. Moreover, if a third party has intellectual property rights that cover the practice of our technology, we may not be able to fully exercise or extract value from our intellectual property rights. The following examples are illustrative:
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others may be able to develop and/or practice technology that is similar to our technology or aspects of our technology but that is not covered by the claims of any patents that have issued, or may issue, from our owned or in-licensed patent applications;

•	we might not have been the first to make the inventions covered by a pending patent application that we own or license;
•	we might not have been the first to file patent applications covering an invention;
•	others may independently develop similar or alternative technologies without infringing our intellectual property rights;
•	pending patent applications that we own or license may not lead to issued patents;
•	patents, if issued, that we own or license may not provide us with any competitive advantages, or may be held invalid or unenforceable, as a result of legal challenges by our competitors;
•	third parties may compete with us in jurisdictions where we do not pursue and obtain patent protection;
•	we may not be able to obtain and/or maintain necessary or useful licenses on reasonable terms or at all;
•	third parties may be able to also license the intellectual property that we have licensed nonexclusively;
•	third parties may assert an ownership interest in our intellectual property and, if successful, such disputes may preclude us from exercising exclusive rights over that intellectual property;
•	we may not be able to maintain the confidentiality of our trade secrets or other proprietary information;
•	we may not develop or in-license additional proprietary technologies that are patentable; and
•	the patents of others may have an adverse effect on our business.
Should any of these events occur, they could significantly harm our business and results of operations.
Risks Related to Our Securities and to Being a Public Company
The Company’s outstanding warrants became exercisable for the Company’s Class A common stock upon the first anniversary of Longview’s initial public offering. The exercise of these outstanding warrants will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
As of February 1, 2023, there were 13,799,357 outstanding public warrants to purchase 13,799,357 shares of our Class A common stock at an exercise price of $11.50 per share, which warrants became exercisable 12 months from the closing of our initial public offering, which occurred on May 26, 2020. In addition, as of February 1, 2023, there were 6,853,333 private placement warrants outstanding exercisable for 6,853,333 shares of our Class A common stock at an exercise price of $11.50 per share. In certain circumstances, the public warrants and private placement warrants may be exercised on a cashless basis. To the extent such warrants are exercised, additional shares of our Class A common stock will be issued, which will result in dilution to the holders of our Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Class A common stock, the impact of which is increased as the value of our stock price increases.
If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors’ views of us.
We are required to comply with Section 404 of the Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act requires public companies to maintain effective internal control over financial reporting. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting. In addition, we are required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting. Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.
As previously disclosed in our Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2020, we identified a material weakness in our internal controls over financial reporting related to inaccurate accounting for public warrants and private placement warrants issued in connection with our initial public offering. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. In response to this material weakness we implemented our remediation plan, which included acquiring enhanced access to accounting literature, research materials and documents and improving the communication among our personnel and third-party professionals with whom we may consult regarding the application of complex accounting transactions. Our enhanced review processes and procedures were in place as of December 31, 2021. We have tested the related internal controls and have concluded, through testing, that the newly implemented controls are operating effectively, and that the material weakness previously identified has been remediated as December 31, 2021.
If we fail to maintain the effectiveness of our internal controls or fail to comply in a timely manner with the requirements of the Sarbanes-Oxley Act, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, this could have a material adverse effect on our business. We could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on the price of our common stock and we could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities, which would require additional financial and management resources. In addition, if our efforts to comply with new or changed laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.
Our ability to successfully implement our business plan and comply with Section 404 requires us to be able to prepare timely and accurate financial statements. We expect that we will need to continue to improve existing, and implement new operational and financial systems, procedures and controls to manage our business effectively. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, may cause our operations to suffer and we may be unable to conclude that our internal control over financial reporting is effective and to obtain an unqualified report on internal controls from our independent registered public accounting firm as required under Section 404 of the Sarbanes-Oxley Act. This, in turn, could have an adverse impact on trading prices for our common stock, and could adversely affect our ability to access the capital markets.

The valuation of our warrants could increase the volatility in our net income (loss) in our consolidated statements of operations.
The change in fair value of our warrants is the result of changes in stock price and warrants outstanding at each reporting period. The change in fair value of warrant liabilities represents the mark-to-market fair value adjustments to the outstanding warrants issued in connection with the initial public offering of Longview. Significant changes in our stock price or number of warrants outstanding may adversely affect our net income (loss) in our consolidated statements of operations.
Because we are a “controlled company” within the meaning of the NYSE rules, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.
So long as more than 50% of the voting power for the election of our directors is held by an individual, a group or another company, we will qualify as a “controlled company” within the meaning of the NYSE corporate governance standards. As of February 1, 2023, Dr. Rothberg controls approximately 77% of the voting power of our outstanding capital stock. As a result, we are a “controlled company” within the meaning of the NYSE corporate governance standards and will not be subject to the requirements that would otherwise require us to have: (i) a majority of independent directors; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for our board of directors’ selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.
Dr. Rothberg may have his interest in the Company diluted due to future equity issuances or his own actions in selling shares of our Class B common stock, in each case, which could result in a loss of the “controlled company” exemption under the NYSE listing rules. We would then be required to comply with those provisions of the NYSE listing requirements.
The dual class structure of our common stock has the effect of concentrating voting power with the chairman of our board of directors and founder, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.
Shares of our Class B common stock have 20 votes per share, while shares of our Class A common stock have one vote per share. As of February 1, 2023, Dr. Rothberg holds all of the issued and outstanding shares of our Class B common stock and holds approximately 77% of the voting power of our capital stock and is able to control matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Dr. Rothberg may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of the Company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of the Company, and may affect the market price of shares of our Class A common stock.
We cannot predict the impact our dual class structure may have on the stock price of our Class A common stock.
We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. Under these policies, our dual class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. It is unclear what effect, if any, these policies will have on the valuations of publicly traded companies excluded from such indices, but it is possible that they may depress valuations, as compared to similar companies that are included. As a result, the market price of shares of our Class A common stock could be adversely affected.
Delaware law and provisions in our certificate of incorporation and bylaws could make a takeover proposal more difficult.
Our organizational documents are governed by Delaware law. Certain provisions of Delaware law and of our certificate of incorporation and bylaws could discourage, delay, defer or prevent a merger, tender offer, proxy contest or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of our Class A common stock held by our stockholders. These provisions provide for, among other things:
•	the ability of our board of directors to issue one or more series of preferred stock;
•	stockholder action by written consent only until the first time when Dr. Rothberg ceases to beneficially own a majority of the voting power of our capital stock;
•	certain limitations on convening special stockholder meetings;
•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;
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amendment of certain provisions of the organizational documents only by the affirmative vote of (i) a majority of the voting power of our capital stock and (ii) at least two-thirds of the outstanding shares of our Class B common stock, voting as a separate class; and

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a dual-class common stock structure with 20 votes per share of our Class B common stock, the result of which is that Dr. Rothberg has the ability to control the outcome of matters requiring stockholder approval, even though Dr. Rothberg owns less than a majority of the outstanding shares of our capital stock.

These anti-takeover provisions as well as certain provisions of Delaware law could make it more difficult for a third party to acquire the Company, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. If prospective takeovers are not consummated for any reason, we may experience negative reactions from the financial markets, including negative impacts on the price of our common stock. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors of their choosing and to cause the Company to take other corporate actions that our stockholders desire.
Our certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings and the federal district courts as the sole and exclusive forum for other types of actions and proceedings, in each case, that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with the Company or our directors, officers or other employees.
Our certificate of incorporation provides that, unless we consent to the selection of an alternative forum, any (i) derivative action or proceeding brought on behalf of the Company; (ii) action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer or other employee or stockholder of the Company; (iii) action asserting a claim against the Company arising pursuant to any provision of the DGCL or our certificate of incorporation or our bylaws; (iv) action to interpret, apply, enforce, or determine the validity of any provisions in the certificate of incorporation of bylaws; or (v) action asserting a claim against the company or any director or officer of the Company governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware. Subject to the foregoing, the federal district courts of the United States are the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action under the Securities Act. The exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act. Any person or entity purchasing or otherwise acquiring an interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our certificate of incorporation. These choice-of-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that he, she or it believes to be favorable for disputes with the Company or our directors, officers or other employees or stockholders, which may discourage such lawsuits. We note that there is uncertainty as to whether a court would enforce these provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Alternatively, if a court were to find these provisions of our certificate of incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.
Litigation Risks
We face the risk of product liability claims and may be subject to damages, fines, penalties and injunctions, among other things.
Our business exposes us to the risk of product liability claims that are inherent in the testing, manufacturing and marketing of medical devices, including those which may arise from the misuse (including system hacking or other unauthorized access by third parties to our systems) or malfunction of, or design flaws in, our hardware and software products. This liability may vary based on the FDA classification associated with our devices and with the laws of the state or other applicable jurisdiction governing product liability standards applied to specification developers and/or manufacturers in a given negligence or strict liability lawsuit. We may be subject to product liability claims if our products cause, or merely appear to have caused, an injury. Claims may be made by patients, healthcare providers or others selling our products. The risk of product liability claims may also increase if our products are subject to a product recall, whether voluntary or mandatory, or government seizure. Product liability claims may be brought by individuals or by groups seeking to represent a class.
Although we have insurance at levels that we believe to be appropriate, this insurance is subject to deductibles and coverage limitations. Our current product liability insurance may not continue to be available to us on acceptable terms, if at all, and, if available, the coverage may not be adequate to protect us against any future product liability claims. Further, if additional medical device products are approved or cleared for marketing, or if we launch additional 510(k)-exempt device products or products that are not FDA-regulated medical devices, we may seek additional insurance coverage. If we are unable to obtain insurance at an acceptable cost or on acceptable terms with adequate coverage or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may harm our business. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could result in significant costs and significant harm to our business.
We may be subject to claims against us even if the apparent injury is due to the actions of others or misuse of the device or a partner device. Healthcare providers may use our products in a manner that is inconsistent with the products’ labeling and that differs from the manner in which they were used in clinical studies and authorized for marketing by the FDA. Off-label use of products by healthcare providers is common, and any such off-label use of our products could subject us to additional liability, or require design changes to limit this potential off-label use once discovered. Defending a suit, regardless of merit, could be costly, could divert management attention and might result in adverse publicity, which could result in the withdrawal of, or result in reduced acceptance of, our products in the market.
Additionally, we have entered into various agreements where we indemnify third parties for certain claims relating to our products. These indemnification obligations may require us to pay significant sums of money for claims that are covered by these indemnification obligations. We are not currently subject to any product liability claims; however, any future product liability claims against us, regardless of their merit, may result in negative publicity about us that could ultimately harm our reputation and could have a material adverse effect on our business, financial condition, results of operations.
We are currently subject to a securities class action lawsuit, the unfavorable outcome of which may have a material adverse effect on our financial condition, results of operations and cash flows.
On February 16, 2022, a purported class action lawsuit was filed against us, certain of our executive officers and directors, and certain of Longview’s executive officers and directors prior to the Business Combination, alleging violations of the Exchange Act and Rule 10b-5 and Rule 14a-9 promulgated thereunder. The alleged class consists of all persons or entities who purchased or otherwise acquired the Company’s stock between February 16, 2021 and November 15, 2021 and/or holders as of the record date for the special meeting of shareholders held on February 12, 2021 in connection with the approval of the Business Combination. The lawsuit is premised upon allegations that the defendants made false and misleading statements and/or omissions about its post-Business Combination business and financial prospects, including the impact of the COVID-19 pandemic. While we intend to vigorously defend against this action, there is no assurance that we will be successful in the defense or that insurance will be available or adequate to fund any settlement or judgment or the litigation costs of the action. This action may divert management resources, we may incur substantial costs, and any unfavorable outcome may have a material adverse effect on our financial condition, results of operations and cash flows.
General Risk Factors
Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect the Company’s current and projected business operations and its financial condition and results of operations.
Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank (“SVB”) was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation (“FDIC”) as receiver. Similarly, on March 12, 2023, Signature Bank and Silvergate Capital Corp. were each swept into receivership. Although we do not hold any deposits or other direct investments at SVB, Signature Bank or any other financial institution currently in receivership, if any financial institution at which we hold deposits or other direct investments were to be placed into receivership, we may be unable to access such funds. In addition, if any of our customers, suppliers or other parties with whom we conduct business are unable to access funds with such a financial institution, such parties’ ability to pay their obligations to us or to enter into new commercial arrangements requiring additional payments to us could be adversely affected, which in turn, could have a material adverse effect on our current and/or projected business operations and results of operations and financial condition.
Although we assess our banking and customer relationships as we believe necessary or appropriate, our access to funding sources and other credit arrangements in amounts adequate to finance or capitalize our current and projected future business operations could be significantly impaired by factors that affect the Company, the financial services industry or the economy in general. These factors could include, among others, events such as liquidity constraints or failures, the ability to perform obligations under various types of financial, credit or liquidity agreements or arrangements, disruptions or instability in the financial services industry or financial markets or concerns or negative expectations about the prospects for companies in the financial services industry. The results of events or concerns that involve one or more of these factors could include a variety of material and adverse impacts on our current and projected business operations and our financial condition and results of operations. These could include, but may not be limited to, delayed access to or the uninsured loss of deposits or direct investments and potential or actual breach of contractual obligations that require the Company to maintain letters of credit.
In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in access to our cash or credit and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses, financial obligations or fulfill our other obligations, result in breaches of our financial and/or contractual obligations or result in violations of federal or state wage and hour laws. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors not described above, could have material adverse impacts on our liquidity and our current and/or projected business operations and financial condition and results of operations.
Public health developments, such as the COVID-19 pandemic, have and could continue to negatively affect various aspects of our business, make it more difficult for us to meet our obligations to our customers and result in reduced demand for our products and services, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.
Any future pandemic, outbreak of contagious diseases or other adverse public health developments, such as the COVID-19 pandemic, could have a material adverse effect on our business operations. These impacts to our operations have included, and could again in the future include, disruptions or restrictions on the ability of our employees and customers to travel or of us to pursue collaborations and other business transactions, travel to customers and/or conduct live demonstrations of our products at promotional events, maintain our presence in medical schools and other educational institutions, oversee the activities of our third-party manufacturers and suppliers and make shipments of materials. We may also be impacted by the temporary closure of the facilities of suppliers, manufacturers or customers. For example, the COVID-19 pandemic has caused, and may continue to cause, financial strain on our customer base due to decreased funding and other revenue shortfalls. During the pandemic, we have seen our customer base become further strained in solving immediate problems associated with new variants of COVID-19. As a result, some of our customers have had to shift their attention to these pressing issues, resulting in longer sales cycles and slower adoption in the near term.
We have broad discretion over the use of our cash, cash equivalents and marketable securities, and may not use them effectively.
Our management has broad discretion to use our cash, cash equivalents and marketable securities to fund our operations and could spend these funds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our product candidates. Pending our use to fund operations, we may invest our cash, cash equivalents and marketable securities in a manner that does not produce income or that loses value.
The price of our common stock historically has been volatile, which may affect the price at which you could sell any shares of our common stock.
The market price for our common stock historically has been highly volatile and could continue to be subject to wide fluctuations in response to various factors. This volatility may affect the price at which you could sell the shares of our common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including:
•	the success of our or competing products or technologies;
•	developments or disputes concerning issued patents, patent applications or other intellectual property rights;
•	regulatory or legal developments in the U.S. and other countries;
•	the recruitment or departure of key personnel;
•	the level of expenses related to our products;
•	the results of our efforts to discover, develop, manufacture, acquire or in-license our current and additional products;
•	actual or anticipated changes in estimates as to financial results, timelines or recommendations by securities analysts;
•	variations in our financial results or the financial results of companies that are perceived to be similar to us;
•	sales of a substantial number of shares of our common stock in the public market, or the perception in the market that the holders of a large number of shares intend to sell shares;
•	changes in the structure of healthcare payment systems;
•	general economic, industry and market conditions; and
•	the other factors summarized and described in this Risk Factors section.
Companies trading in the stock market in general have also experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.
We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.
We incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.
As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. We are subject to the reporting requirements of the Exchange Act which requires, among other things, that we file with the SEC annual, quarterly and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act as well as rules subsequently adopted by the SEC and Nasdaq to implement provisions of the Sarbanes-Oxley Act, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Further, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas, such as “say on pay” and proxy access. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.
We expect the rules and regulations applicable to public companies to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, or increase our costs, they could have a material adverse effect on our business, financial condition and results of operations and may require us to reduce costs in other areas of our business or increase the prices of any products or services we may offer in the future. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to comply with these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. In the event one or more of the analysts who cover us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

USE OF PROCEEDS
All of the Class A common stock, Class B common stock and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
We will receive up to an aggregate of approximately $237.5 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

DETERMINATION OF OFFERING PRICE
The offering price of the shares of Class A common stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Public Warrants are listed on the NYSE under the symbol “BFLY WS.”
We cannot currently determine the price or prices at which shares of Class A common stock, shares of Class B common stock or Warrants may be sold by the Selling Securityholders under this prospectus.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION
Market Price and Ticker Symbol
Our Class A common stock and Public Warrants are currently listed on the NYSE under the symbols “BFLY,” and “BFLY WS,” respectively.
The closing price of the Class A common stock and Public Warrants on April 19, 2023, was $2.53 and $0.40, respectively.
Holders
As of April 19, 2023, there were 53 holders of record of our Class A common stock, 6 holders of record of our Class B common stock, 1 holder of record of the Public Warrants and 8 holders of record of the Private Placement Warrants.
Such numbers do not include beneficial owners holding our securities through nominee names. There is no public market for our Class B common stock.
Dividend Policy
We have not paid any cash dividends on our Class A common stock or Class B common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the Butterfly Board at such time.

BUSINESS OF BUTTERFLY
The following discussion reflects the business of Butterfly, as currently embodied by Butterfly. In this section, “we,” “us” and “our” generally refer to Butterfly in the present tense or Butterfly from and after the Business Combination.
Overview
We are an innovative digital health business transforming care with handheld, whole-body ultrasound. Powered by our proprietary Ultrasound-on-Chip™ technology, our solution enables the acquisition of imaging information from an affordable, powerful device that fits in a healthcare professional’s pocket with a unique combination of cloud-connected software and hardware technology that is easily accessed through a mobile application. Butterfly enables the practical application of ultrasound information into the clinical workflow.
Butterfly iQ+ is an ultrasound device that can perform whole-body imaging in a single handheld probe using semiconductor technology. With its small, handheld size, low cost and simple user interface, our Butterfly iQ+ product and Ultrasound-on-Chip™ technology make ultrasound more accessible inside and outside of large healthcare institutions by enabling more connected medicine that brings the power of ultrasound into assessment, diagnosis and treatment processes. Our software is intended to make the product easy to use and fully integrated with the clinical workflow, accessible on a user’s smartphone, tablet and almost any hospital computer system connected to the Internet.
Through our proprietary, portable handheld solution, protected by a robust intellectual property portfolio and empowered in part by our proprietary software and Artificial Intelligence (“AI”), we aim to create access to valuable clinical insights in any point-of-care setting using innovative ultrasound technology to benefit all patients worldwide, as well as drive earlier detection and support remote management of health conditions. In addition, Butterfly BlueprintTM provides a system-wide ultrasound platform with CompassTM software that integrates into a healthcare system’s clinical and administrative infrastructure to be able to deploy Butterfly iQ+, which we believe can help optimize care at scale across the full spectrum of departments and specialties in a healthcare system, including nursing.
We market and sell the Butterfly system, which includes probes and related accessories and software subscriptions, to healthcare systems, physicians and healthcare providers through a direct sales force, distributors and our eCommerce channel. We generated total revenue of $73.4 million and $62.6 million in the years ended December 31, 2022 and 2021, respectively. We also incurred net losses of $168.7 million and $32.4 million for the years ended December 31, 2022 and 2021, respectively.
We employ approximately 330 employees as of January 31, 2023 and sell our products in approximately 30 countries through our sales force and independent distributors and directly to physicians through our eCommerce channel. Outside of our core commercial geographies, Butterfly iQ+ is also being utilized in over 70 low resource settings around the world through global health partnerships.
Corporate History and Information
The Company, formerly known as Longview Acquisition Corp. (“Longview”), was incorporated in Delaware in 2020 as a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Longview and Butterfly Network, Inc. (“Legacy Butterfly”), which was founded in 2011, entered into the Business Combination on February 12, 2021, Longview was renamed Butterfly Network, Inc. and the business of Legacy Butterfly became our business.
Legacy Butterfly was founded in 2011 by Dr. Jonathan Rothberg, a serial entrepreneur who received the Presidential Medal of Technology & Innovation in 2016 for inventing a novel next generation DNA sequencing method and has founded more than 10 healthcare/technology companies, including 454 Life Sciences, Ion Torrent and CuraGen. Legacy Butterfly has raised over $400 million in equity investments and partnership milestones from leading institutional investors, including Baillie Gifford, and strategic partners, including the Bill & Melinda Gates Foundation.
We have wholly-owned subsidiaries organized in Australia, Germany, the Netherlands, the United Kingdom and Taiwan. Our principal executive offices are located at 1600 District Avenue, Burlington, Massachusetts 01803 and our telephone number is (781) 557-4800.

The Evolution of Ultrasound
Digital health is systematically changing the way healthcare practitioners deliver care by providing information that informs better decision-making, while increasing access and significantly reducing patient-care costs. Butterfly iQ+ is designed for this new wave of medical care with an easy-to-use interface that displays ultrasound information on your smartphone or tablet in real-time.
Historically, the global ultrasound market has been dominated by traditional cart-based devices. These devices are accessible only to highly specialized, highly trained technicians and are located predominantly in hospitals, imaging centers, and physicians’ offices. Many healthcare institutions throughout the world lack the facilities and capital necessary to acquire and maintain expensive cart-based devices and cannot afford the highly trained individuals required to operate them.
Traditional cart-based equipment typically ranges from $45,000 to $60,000 per new device in the mid-range and is required to be operated by trained healthcare professionals. More recently, we have seen the introduction of point-of-care ultrasound (“POCUS”) and handheld devices with an average price point of $10,000, based on $3,000 to $7,000 per probe, some requiring two to three probes to cover a comparable range of cleared indications to the single probe Butterfly iQ+ and an upfront software investment for access to advanced imaging modes (e.g. pulsed-wave Doppler) and workflow (e.g. cloud storage) which can reach upwards of $2,000. Further, these POCUS devices operate off the same platform as traditional cart-based ultrasound, limited by their application of the same 60-year-old piezoelectric crystal technology, leaving limited opportunity for future progress. In contrast, we believe our Ultrasound-on-Chip™ technology can help accelerate the future, by enabling rapid innovation and miniaturization to deploy new form factors and technologies. The transition from traditional crystal sensors to semiconductor chip in ultrasound is designed to enable the portability, versatility, and affordability of medical imaging that we believe provides a competitive advantage for our technology.
Although still required to be operated by trained healthcare practitioners, we are developing a technology roadmap to make it easier for users of all skill levels to use the device. We are focused on increasing the use of imaging during preventive care with the aim to provide the right information earlier in the care process to enable better, more rapid clinical decision making. As we continue to educate and empower ease-of-use, we believe that adoption of ultrasound information as a clinical assessment tool will grow and, in time, we will change the paradigm of care delivery. We believe that this information delivered through imaging with an intuitive user interface will further drive costs down and expand the use of imaging at clinical point-of-care.
Changing standards of care can take decades, but our goal is to make this change happen much faster. We believe AI integration will be one key to accelerating the transition to handheld ultrasound, as it enables ease of use and automation, thereby removing barriers to adoption. We are also committed to empowering the next generation of medical professionals with ultrasound skills and clinical integration knowledge, by bringing Butterfly iQ+ to medical schools across the country.
Market Opportunity
Long term, we are on a journey to address a potential new market that we estimate exceeds $100 billion. We believe our solution addresses an unmet need across an addressable market of 45 million healthcare practitioners, including approximately 2 million veterinarians and veterinary technicians, 13 million medical doctors and 30 million nurses and midwives worldwide.
In the near term, we are first driving adoption with healthcare practitioners, including doctors and nurses in healthcare systems and a focused group of initial customers in the veterinary market, comprised of companion animal, mixed animal, equine veterinarians and veterinary academic institutions.
We believe our solution can address this market and moves beyond the restrictions of the existing ultrasound market, because our solution empowers practitioners with imaging information at point-of-care that is practical, mobile, interoperable, and easy-to-use. Our aspiration is to be as ubiquitous as the stethoscope and a tool used by physicians everywhere and anywhere care is delivered.
We believe our differentiated Butterfly iQ+ handheld device and our growing user base of healthcare systems, medical schools and individual practitioners, position us well to drive an evolution in healthcare. Similar to the human patient market, our solution for the veterinarian market is also driving an impact in veterinary care and education.

We believe the valuable information generated from a small handheld with low cost, quality imaging and an interface designed for ease-of-use are attractive to healthcare systems that seek to improve care at lower cost. These attributes also may allow the use of our Butterfly iQ+ by practitioners beyond traditional health system environments to where health systems look to evolve, such as the home. This evolution would enable the application of ultrasound information in broad clinical utility and practice with patient-performed scanning to home monitoring, subject to our obtaining appropriate marketing authorizations for such intended uses.
The advantages of our technology align with recent industry trends, including the shift to in-home medical care, affordability, harnessing of AI and deep learning, collaboration through the cloud, disruptive medical innovation, and increasing access to care. In addition, by expanding the settings in which medical imaging can be done, the Butterfly iQ+ device may provide opportunities for earlier detection and prevention of disease, while reducing cost. This aligns with the focus on consumer health empowerment, wellness, and acceleration of value-based care, all of which are important themes in the healthcare industry today.
Business Strategy
As the first semiconductor-based, handheld, whole-body ultrasound devices, the Butterfly iQ and iQ+ cloud-based solution is a leading part of the medical imaging revolution. Leveraging this novel technology, our solution can scan, process and store high quality images at the bedside that can then be transferred between systems, as well as address hospital and health system workflows, an interoperability valued by customers in today’s market.
We believe that with our current products and solutions, we have created a new standard for medical imaging, and we are focused on staying at the leading edge of technical innovation. We believe our current portfolio is only the first step in our development and we plan to continually improve it and expand our product and service offerings. In 2022, we launched Butterfly Blueprint and Compass software, an expanded solution, which we are implementing within healthcare systems to enable these customers to deploy our solution at scale.
We believe that through the penetration of the existing addressable market, and the potential subsequent expansion into new markets, as well as places that do not currently use medical imaging or where access to imaging is limited, we can bring the adoption of medical imaging to greater scale in countries where there is limited access to healthcare.
In the near-term, we are focused on key markets and opportunities to innovate and grow as we develop a new market. We are driving adoption of Butterfly across four areas:
1)	Hospitals and healthcare systems, initially focused in the United States;
2)	Expanding into international markets and driving global health equity to improve care across all settings;
3)	Moving Butterfly into home-based care, subject to appropriate authorizations; and
4)	Capturing opportunities in adjacent markets to drive growth.
Across these four areas, we have three core principles that will help drive adoption that we call our “3 E’s” – our commitment to ensure that Butterfly is: Easy, Everywhere, and Economical.
•	Easy to use, enabling access to the most information with the least amount of effort through education, an intuitive interface and AI.
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Everywhere, the scope of our journey to change the standard of care. We are focused on making Butterfly useful in more settings with cutting edge features and capabilities and building new business models to put Butterfly into every clinician’s pocket.

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Economical, creating, capturing and delivering value and affordability for all. We are focused on completing health economics studies to demonstrate that our system delivers better, more informed, lower cost care.

Because the Butterfly iQ+ is mobile and easy-to-use, healthcare practitioners can have access to ultrasound information outside of traditional settings, increasing convenience for both practitioners and patients. This could improve health outcomes, while avoiding expensive treatments, generating economic value for both the patient and payor, which is aligned with the healthcare mega-trend of value-based care. As our device reaches new markets and new users and, with appropriate marketing authorizations, enables more direct interaction with patients, including remote patient monitoring, we believe this trend will accelerate, further improving outcomes and reducing costs. This reduction of costs has the potential to create economic value for the whole healthcare system across clinical applications and markets where ultrasound scanning is used.
Longer term, as patient-focused, value-based care delivery models continue to scale, we believe handheld ultrasound devices will find a potential market in at-home care settings with at-home medical personnel and patient-performed scanning, subject to appropriate authorizations. From congestive heart failure to renal failure and bladder monitoring, we have already identified key clinical applications that we wish to target and are incorporating these applications into our roadmap. We will work diligently to validate target at-home applications through focused clinical trials and will seek additional regulatory authorizations, as needed.
Products
Our current product portfolio includes a combination of hardware and software, including Butterfly iQ and iQ+ probes, software subscriptions and the Butterfly Blueprint platform. In addition, we also offer cloud-based software solutions to healthcare systems, teleguidance, in-app educational tutorials, formal education programs through our Butterfly Academy software, as well as clinical support and services for large scale deployments.
Butterfly iQ and iQ+
In 2018, Legacy Butterfly commercially launched Butterfly iQ, the world’s first handheld, single-probe, whole-body ultrasound system using semiconductor technology that is commercially available, and in 2020, Legacy Butterfly launched the Butterfly iQ+ with additional features and improved performance. We expect to continue development of our Butterfly iQ+ device with product offerings that may include enhanced performance, additional procedural applications, changes to enable and encourage usage and alternative form factors.
We have sold and shipped more than 80,000 Butterfly iQ and Butterfly iQ+ devices (“iQ devices”). Butterfly iQ+’s list price is approximately $2,700 per device, making it a high-quality and affordable alternative to the costly traditional cart-based equipment and a number of other handheld devices currently on the market. Powered by our Ultrasound-on-Chip™, Butterfly’s high-performance imaging capabilities support fast and confident clinical decision-making, and in 2022, we continued to improve the technology driving the iQ devices, providing enhanced chip technology, AI capabilities and image quality.
Our Butterfly iQ+ device connects directly to a compatible iPhone or Android smartphone or tablet to provide its imaging and software features for more than two consecutive hours according to average use as determined from field data analytics and charges to full battery in approximately five hours. In select countries, our proprietary software harnesses AI designed to drive ease-of-use for image acquisition and improved analysis used to guide and educate practitioners, as well as provide quality control.
The Butterfly iQ+ has over 20 ready-to-use presets generated in part with AI that are designed to optimize images obtained from scanning different areas of the body.
Within the Butterfly application, users can utilize up to six imaging modes, including B-Mode, Color Doppler, M-Mode, Power Doppler, Pulsed-Wave Doppler and Biplane ImagingTM, as well as additional measuring tools used for a variety of specialties, nursing and obstetrician calculations.
These features allow healthcare practitioners to perform surface area and volume measurements on the anatomical objects that are imaged and can use color Doppler to identify movement of fluid, similar to features provided by legacy products in the market.
•	For the obstetric clinicians, the device tools can perform gestational age and amniotic fluid index calculations.
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The device tools can provide automated bladder volume calculations with 3D visualizations and enable easier line placements using NeedleVizTM technology and Biplane ImagingTM. These tools can be utilized across broad clinical applications and specialties.

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Using TeleGuidanceTM, healthcare practitioners can perform ultrasound remotely, providing real-time guidance by connecting with a novice user or peer directly from the Butterfly iQ+ app. Through our Teleguidance feature, healthcare practitioners can control the settings of the application while the device is in use and help the user identify the image.

We believe these pre-set settings and intuitive operation features through smartphones will enable healthcare practitioners who are not medical imaging experts to adopt our device, expanding our user base beyond the traditional ultrasound user base. This traditional base of ultrasound users has been limited because existing ultrasound devices often require unique environments and extensive training to operate, while the Butterfly iQ+ device was designed to be used by general and other healthcare practitioners across the healthcare industry.
Butterfly iQ+ is comprised of both durable hardware and dynamic software solutions designed to make ultrasound imaging accessible to all healthcare practitioners, including nurses. We also sell accessories for the iQ devices including cases, adaptors and carts.
Software Subscriptions
We believe that the software and analytics capabilities of our solution, coupled with the Butterfly iQ+ device, empowers smarter and expanded scanning, quality assurance, credentialing, documentation and billing that can generate both incremental revenue for healthcare systems and independent practitioners but also reduce costs for payers from earlier detection and prevention of adverse downstream events due to suboptimal care decisions or treatment complications.
We currently offer different software membership plans, including Pro Individual, our complete ultrasound solution for individual users that is priced at approximately $500 per year, and Pro Custom, an offering that allows individuals to choose their add-on features to suit their needs. In addition, we offer other membership plans that are specific to customer needs, including iQ+ Care, for bladder scanner and vascular access application solutions, integrated software enterprise solutions to enable ultrasound deployments at scale and medical education subscriptions for universities.
Through our software subscription options, users can upload scanned images to our HIPAA-compliant cloud, which has unlimited storage and links to electronic medical records (“EMRs”), hospital and office systems, allowing for seamless transfer of images that can also be accessed from a desktop computer.
Through our ongoing collaborations with the healthcare community, we are continuing to optimize our software ecosystem, including by harnessing AI to develop additional clinical and product advancements for our users. To date, we have launched a variety of software offerings for individual physicians and launched Butterfly BlueprintTM to develop an operating system intended to address the workflow needs of our large healthcare system customers. We believe that these efforts could drive ease-of-use for image acquisition, improve analysis, and expand its most utilized features with extensive quality control. We plan to continue building solutions and features, including AI, in our software to allow us to develop programs that guide and educate healthcare practitioners on how to utilize the Butterfly iQ+ device, with the goal of improving their clinical impact and productivity globally.
Butterfly Blueprint™
In 2022, we introduced Butterfly Blueprint, a system-wide platform designed to support the scaled deployment of ultrasound across hospitals and health systems to empower more-informed clinical decisions from the bedside and encounter-based workflow. Leveraging Butterfly’s unique combination of a whole-body handheld ultrasound device, software, and services, Blueprint brings hospitals and health systems a complete ultrasound solution. This system-wide offering promotes improved patient care via accessible imaging across multiple disciplines and care settings. By integrating into health systems’ clinical and administrative systems and workflows, Blueprint delivers a clinical assessment tool at scale.
With Butterfly Blueprint, hospitals and health systems can rapidly and easily access ultrasound-enabled insights at the point of care through capabilities such as intuitive, mobile-first workflows; over 20 ready-to-use presets for procedural guidance; and device-agnostic software that integrates with non-Butterfly devices, as well as with other clinical and administrative systems including the Picture Archiving and Communication System (“PACS”) and EMR. The Butterfly Blueprint platform is built for enterprise organizations, including hospital systems, medical schools and residency programs.
Educational Tools
Our platform features education tools to enable users to quickly gain proficiency in conducting exams, including hundreds of educational videos taught by experts. In 2021 we launched Butterfly AcademyTM that provides embedded education and training to enable clinicians across care settings, to support long-term scaling of Butterfly throughout a healthcare system and for use in medical education applications. In addition, our software application also features TeleGuidance, which is the first integrated ultrasound telemedicine platform. This tool allows a remote, trained healthcare practitioner to view and guide the ultrasound imaging through the smartphone application and live video.
Butterfly iQ+ Vet
In 2021, we launched Butterfly iQ+ Vet, a handheld ultrasound system that leverages the technology developed for our other iQ devices and is designed to bring value to veterinarians in a variety of care settings, helping to usher in a new standard for veterinary medicine.
As of December 31, 2022, iQ+ Vet is available in approximately 20 international markets, bringing first-of-its-kind innovation to veterinarians. The product includes a specially designed animal-specific probe for ease of use and maneuvering, Color-Doppler and NeedleViz. We are changing the way that veterinarians deliver care, providing more information through imaging at the point-of-care, particularly since their patients do not speak.
Marketing and Sales
We market our products through our targeted U.S. sales organization, which is engaged in sales efforts and promotional activities primarily to health institutions as well as to healthcare institutions through direct sales and distributor partnerships. In the United States, Butterfly has been purchased by a clinician in most of the largest 100 healthcare systems. We use a variety of marketing tools to drive adoption, foster continued usage and establish brand loyalty for our devices and software. We recognize the importance of the role of education in accelerating adoption of our products by those medical professionals without existing ultrasound skills.
We sell through three main channels:
•	A targeted, regional, direct salesforce focused on large healthcare system-wide implementations.
•	An eCommerce website through which we sell our Butterfly iQ+ and iQ+ Vet to healthcare practitioners in these geographies, where allowed by local law.
•	Distributor, veterinary and affiliate relationships to unlock additional channels to supplement our direct and eCommerce sales.
In 2022, we continued to develop our salesforce and sales support teams with the ultimate goal of growing adoption at large scale healthcare systems. In 2023, we plan to improve the effectiveness of our client experience function to work with our customers to deploy Butterfly iQ+ and Butterfly BlueprintTM. We believe that we can build a community of healthcare system customers around our solution to share insights, techniques, and new regulatory-compliant ways of applying our solution, all of which we believe should continue to drive clinical behavior change, adoption and retention, as well as clinical and economic studies.
As we expanded our healthcare system software offerings and developed relationships with larger health systems in 2022, we have continued to increase the proportion of our sales to health systems compared to eCommerce. Because institutions often make decisions to purchase on a system-wide level, we believe enterprise sales can generate economies of scale with larger volumes and larger numbers of users, while also increasing user retention. The health system channel also yields more comprehensive software subscriptions, which further increases our revenue from devices and subscriptions sold. We are working towards increasingly integrated solutions to maximize our value to large healthcare customers, as well as continuing to improve our sales and support infrastructure. Our ability to connect and integrate with traditional third-party ultrasound systems gives enterprise customers a solution to the governance and workflow challenges that may have previously limited the utilization and billing of point of care imaging devices. Health system customers deploying our solution can benefit from a streamlined clinical workflow that reduces the exam documentation burden typically associated with traditional ultrasound systems. By adopting Butterfly BlueprintTM and CompassTM software, customers can responsibly manage and optimize value from their fleets of point of care imaging devices.
We continue to develop our sales and marketing organization, which consists of a dedicated sales team, sales operations and sales support personnel that are complemented by a marketing team. As of January 31, 2023, we had approximately 60 people employed globally in sales, sales support, and marketing.

Geographic Areas
Butterfly iQ+ is being used in approximately 30 markets. Outside of our core commercial geographies, Butterfly iQ+ is also being utilized in over 70 low resource settings around the world, where we have collaborations with non-governmental organizations (“NGOs”) like the Bill & Melinda Gates Foundation (“BMGF”) to deliver our technology to underserved communities. Currently, we have placed our device with over 350 NGOs, entities and healthcare professionals that align with our mission to deliver care around the world and bring potentially lifesaving medical imaging to patients, often for the first time.
POCUS capabilities have been commercially available for decades, yet adoption in low-and-middle income countries is minimal. Butterfly’s global health program seeks to upend that paradigm by leveraging our technology to democratize medical imaging for marginalized and vulnerable populations around the world. Notably, in 2022 we completed the first half of a monumental 1,000 Butterfly iQ+ deployment to Sub-Saharan Africa under a $5.5 million BMGF grant. The program demonstrated that Butterfly’s solution is simple and intuitive enough to train over 500 mid-level practitioners, who had no prior ultrasound knowledge, to become proficient in scanning in less than 10 weeks.
We see our work in the areas of maternal and fetal health as the building blocks for continued impact toward better clinical assessment overall, and we believe our model is applicable to many more geographies and specialties. We anticipate leveraging our work in Sub-Saharan Africa to continue improving access to imaging in other limited resource settings, and we aim to further expand our international customer base in the future. In terms of geographic markets, for the fiscal year ended December 31, 2022, a substantial majority of our revenues were derived from sales to customers based in the United States. We believe our differentiated Butterfly iQ+ handheld device and our growing user base of Butterfly iQ+ practitioners, with sales to or agreements with most of the largest 100 U.S. healthcare systems and across approximately 30 countries, position us well to compete in the existing ultrasound market and to potentially expand into emerging markets.
Research and Development
We plan to develop future applications, subject to appropriate marketing authorization, to leverage our unique hardware foundation and commitment to improving our software using AI. Simultaneously, we plan to enhance our software capabilities, pursuing regulatory authorizations as necessary, with new features to support clinical procedures, and further workflow automations for Butterfly Blueprint and our Compass software, in order to more deeply integrate our platform with healthcare systems, as we work with these customers to deploy Butterfly in their organizations.
In this way, we expect our solution will continue to innovate naturally, as well as through our enhancements to our proprietary technology. In order to pave the way for the potential future at-home use of Butterfly iQ+ and other future form factors, we anticipate we will need to validate the at-home applications through focused clinical trials and also seek additional regulatory authorizations.
We believe these hardware developments, along with our software enhancements and user education initiatives, will bring ultrasound to healthcare systems and healthcare practitioners. We believe that with our differentiated and continually expanding solution, we have the potential to drive user adoption and change clinical behavior. We plan to partner with healthcare systems to continue to inform the development of new innovative products, services and software applications, leveraging our core technology and platform capabilities.
We believe our product roadmap is designed to continue to position us as one of the leading disruptors in the medical imaging market and eventually, potentially the remote patient monitoring market. We expect to continue development of our hardware with product offerings that may include enhanced performance, features to enable more usage and alternative form factors.
Beyond these hardware and software product roadmaps, we plan to develop new innovative products, services and software applications, leveraging our core technology and platform capabilities. Through this product development, we believe we will be positioned to remain on the forefront of medical imaging with a continued focus on enabling access to more information at low cost and reduced effort and with education, an intuitive interface and AI to unlock the power of point-of-care information quickly and confidently, allowing us to enable healthcare practitioners to transform care with Butterfly.

Reimbursement
The Butterfly iQ+ leverages pre-existing, routine Current Procedural Terminology® codes (“CPT codes”) that enable healthcare providers and practitioners to obtain per-scan reimbursement in the specialties of anesthesiology, cardiology, critical care, emergency medicine, endocrinology and ultrasound-guided procedures. We intend to pursue incremental, new or expansionary CPT codes for reimbursement in future scan categories and categories concurrent to support the successful go-to-market strategy of the product pipeline.
Competition
Several large companies, such as GE HealthCare, Philips and Fujifilm Sonosite, currently constitute the bulk of ultrasound sales. High regulatory, distribution, manufacturing and service-related long-term contractual costs represent significant barriers to entry for any new player. We expect that the existing market participants will remain strong active players in the future.
As a general matter, we view competition on two levels:
•	Conventional ultrasound systems; and
•	The development of other handheld ultrasound systems with the same or better attributes.
The primary competition comes from established market participants offering conventional ultrasound systems. While Butterfly’s target is often non-traditional ultrasound users, we do compete with both traditional ultrasound manufacturers and other handheld ultrasound systems.
Human Capital Resources
Our employees embody our mission to democratize healthcare and to make medical imaging accessible to everyone around the world by using our proprietary technology. We believe that our people are the reason for our success, and we have organized ourselves to maximize productivity and performance. We maintain a high bar for talent and actively work to build diversity within our workforce.
Demographics. As of January 31, 2023, we had approximately 330 employees. As of January 31, 2023, approximately 300 of our employees were located in the United States and approximately 30 of our employees were located outside the United States. In August 2022, we implemented a reduction in force of approximately 10% of our workforce. In January 2023, we implemented an additional reduction in force of approximately 25% of our workforce. None of our employees are represented by a labor union or are subject to a collective bargaining agreement. We supplement our employee population with independent contractors, contingent workers and temporary workforce support as needed.
Total Rewards. To attract qualified applicants to our company and retain our employees, we offer a competitive total rewards package for all employees, consisting of market-competitive base salaries, annual target cash bonuses that recognize and reward company performance as well as individual results, long-term equity incentives that encourage our employees to focus on long-term value creation, and other comprehensive benefits. In 2022, we added a company match to our 401(k) savings program.
Employee Health. Aligned with our mission to make healthcare more accessible, we believe our employees should not have to worry about their health care costs. At Butterfly, medical, dental, and vision coverage is covered at 100%, and we provide an employer funded health savings account for out-of-pocket expenses. Expecting parents are offered a generous 10-week parental leave and additional 6-8 weeks pregnancy-related leave for birthing parents. Our coverage encompasses mental, physical and emotional wellbeing through our employee assistance program, which provides emotional support, work-life solutions and other personal guidance resources. We are also focused on ensuring all of our employees, as well as temporary contractors and visitors to our sites, can work safely.
Career Growth and Development. We offer a variety of resources and programs that attract, engage, develop, advance and retain employees. In 2022, Butterfly began a multi-year investment in LinkedIn Learning. All of our employees receive an unlimited access license to engage with the LinkedIn Learning Hub, offering more than 5,000 on-demand video tutorials on business, creative and technology topics taught by industry experts. In addition to LinkedIn Learning, all employees have access to Cornerstone OnDemand, a learning management system featuring over 10,000 online courses in areas such as leadership, technology and business skills. Further, in 2022, Butterfly launched a new internal mobility program and internal job board, to provide visibility into open positions at Butterfly for our existing employees. The internal mobility program reflects our commitment to helping Butterfly employees connect with opportunities for growth and development across teams and areas of expertise. Our employee development program also promotes the importance of compliance across our business.
Corporate Culture. In 2022, we also initiated culture diagnostic work that aims to ensure our corporate culture is fit for our future and fully enables our mission. This culture work began with discovery in 2022, utilizing the support of independent surveyors and the Organizational Culture Inventory, a culture diagnostic that measures current organizational behaviors and how organizations leverage their full potential. In 2023, we’ll continue to identify and execute on values and cultural aspirations, which will be uniquely tailored to our organization and congruent with and enacted by our leadership.
Diversity, Equity and Inclusion. We are committed to growing and cultivating an environment that fosters diversity, equity and inclusion (“DEI”) and values the diverse perspectives, backgrounds, experiences and geographies of our employees and other stakeholders. We seek to promote greater diversity among our employees, enhance knowledge and understanding of key DEI issues and foster an environment where our employees and stakeholders feel included and valued for their diverse experiences and perspectives. We endeavor to hire employees from a broad pool of talent with diverse backgrounds and perspectives. We seek to continuously build on our inclusive hiring strategies, track our progress and hold ourselves accountable for greater diversity. In line with our commitment to building a diverse and inclusive workplace, we have developed and implemented an unconscious bias training program for all hiring managers. We also continue to invest in an industry-leading applicant tracking software for recruiting, which offers a number of tools that reduce bias and make hiring more fair and equitable.
Manufacturing
Our Butterfly iQ+ products are built using both custom-made and off-the-shelf components supplied by vendors and contract manufacturers and vendors located in China, Taiwan and Thailand. The key custom-made component in the Butterfly iQ+ probe is the ultrasound transducer module consisting of a custom micro-electro-mechanical systems ultrasound semiconductor chip and lens.
We purchase some of our components and materials used in manufacturing, including the transducer module, from single sources. Although we believe that alternatives would be available, it would take time to identify and validate replacement components, which could negatively affect our ability to supply our products on a timely basis. We cannot give assurances that any alternative supplier would be able to recreate the manufacturing processes currently in use. To mitigate this risk, we typically carry a significant inventory of critical components.
Many of our Butterfly iQ+ probes are manufactured, tested and shipped by Benchmark Electronics, Inc. (“Benchmark”) from its facilities in Thailand and New Hampshire. We believe that this manufacturing strategy and supply chain is efficient and conserves capital. However, in the event it becomes necessary to utilize a different contract manufacturer for our Butterfly iQ+ products, we would experience additional costs, delays and difficulties in doing so, and our business could be harmed.
Key Agreements
Foundry Service Agreement with Taiwan Semiconductor Manufacturing Company Limited
We entered into a Foundry Service Agreement (the “FSA”) with Taiwan Semiconductor Manufacturing Company Limited (“TSMC”) in March 2019, as amended on October 1, 2020, under which TSMC agreed to manufacture integrated circuits used for the semiconductor chips in our probes. The FSA allows us to place purchase orders with TSMC, which are not binding until accepted by TSMC. The FSA also provides for TSMC to use commercially reasonable efforts to manufacture our products at TSMC and for us to meet monthly minimum purchase obligations. Under the FSA, we prepaid an amount to TSMC to be used against a portion of the purchase price for future purchases once the prepayment amount is reached. To the extent that we fail to fulfill our monthly wafer consumption requirement, TSMC has the right to deduct the shortfall from payments made by us to TSMC. In addition, we are required to buy back from TSMC unused raw wafers that TSMC purchases from its supplier.
The FSA also provides that TSMC will indemnify us for intellectual property infringement or misappropriation claims against us related to the wafer manufacturing process and that we will indemnify TSMC for any intellectual property infringement or misappropriation claims arising from TSMC’s compliance with our instructions, specifications, designs or requirements to manufacture, sell, or ship the wafers or arising from any harm caused by our medical device products.

The FSA’s current term expires on December 31, 2024, subject to automatic renewal for successive two-year terms unless terminated by either party upon three months’ notice prior to the end of the then-current term. The FSA may also be terminated by written notice at any time upon the bankruptcy or insolvency of or upon or after a material breach by the other party. After the initial two-year term (which ended on December 31, 2022), either party may terminate the FSA immediately, with or without cause, by giving the other party 12 months’ prior written notice of termination. In addition, TSMC may terminate the FSA if we do not place a purchase order for a period of 12 consecutive months or upon certain change of control transactions, including a merger, consolidation or other change of control or similar transactions to which we are party involving a semiconductor provider.
In connection with the FSA, we and TSMC developed a proprietary manufacturing process and continue to collaborate on manufacturing process improvements.
Manufacture and Supply Agreement with Benchmark Electronics, Inc.
In October 2015, we entered into the MSA with Benchmark, as amended on August 2019 and February 2021. Under the MSA, Benchmark agreed to manufacture our products pursuant to binding purchase orders, as well as non-binding forecasts. The parties have agreed to meet periodically regarding any minimum order quantities under the MSA.
Under the terms of the MSA, we granted Benchmark a non-exclusive, non-transferable, revocable, fully-paid, royalty-free license, without the right to sublicense, to use our technology solely to manufacture our products. The MSA provides that we will own any right, title and interest in any improvements or modifications to our technology made in the course of performance of Benchmark’s obligations under the MSA. We and Benchmark also agreed to indemnify each other against certain third-party claims.
Pursuant to the February 2021 amendment, we agreed to provide global production exclusivity to Benchmark for our current products and other handheld probes which may be manufactured for us, for a specified exclusivity period, in exchange for delayed payment of certain invoices that we paid in March 2021. The exclusivity period is terminable and we have the right to purchase products from another supplier in the event that Benchmark fails to deliver more than 10% of the products, based on the revenue of orders during the then-current calendar quarter. Notwithstanding the foregoing, we have the right to purchase our products from third parties other than Benchmark, subject to prior notice.
The MSA’s current term expires on October 1, 2024, subject to automatic renewal for successive two-year terms unless either party gives 180 days’ prior written notice before the end of the then-current term to the other party electing not to renew the MSA. The MSA or any purchase order under the MSA may be terminated by either party for convenience upon 90 days’ prior written notice to the other party. The MSA may also be terminated by either party by written notice upon the occurrence of (i) a breach by the other party under the MSA which is not cured within 30 days after written notice by the terminating party, (ii) the other party becomes insolvent, dissolves, liquidates or ceases to conduct business or (iii) the occurrence of payment-related breaches. Benchmark may also terminate the MSA upon the filing of any petition against us under bankruptcy or similar laws, where such petition is not vacated within 10 days via court order.
Exclusive Distribution Agreement with Cardinal Health 105, Inc.
In July 2018, we entered into an Exclusive Distribution Agreement (the “Distribution Agreement”) with Cardinal Health 105, Inc. (“Cardinal Health”). Under the Distribution Agreement, Cardinal Health acts as the distribution agent and authorized distributor of record of our products to our customers, including, but not limited to, wholesalers, specialty distributors, physicians, clinics, hospitals, pharmacies and other healthcare providers, in the United States. Under the Distribution Agreement, we provide Cardinal Health with forecasts of the volume of our products to be handled and distributed by Cardinal Health. We make payments to Cardinal Health for its distribution services pursuant to a fee schedule.
The Distribution Agreement’s current term expires on August 31, 2024. The Distribution Agreement is subject to automatic renewal for additional successive two-year terms unless we terminate the agreement upon 90 days’ prior written notice or Cardinal Health terminates the Distribution Agreement upon written notice of non-renewal to us at least 180 days prior to the end of the then-current term. Either party may terminate the Distribution Agreement upon (i) the other party’s entry into bankruptcy proceedings, receipt of a bankruptcy order that is not discharged within 30 days, or similar events, or (ii) a material breach by the other party that is not cured within 30 days after the non-breaching party gives written notice. Additionally, if we breach our payment obligations under the Distribution Agreement and such breach is not cured within 15 days after Cardinal Health provides written notice of non-payment, Cardinal Health may terminate the agreement upon 90 days’ prior written notice.
Intellectual Property
Protection of our intellectual property is a strategic priority for our business. We rely on a combination of patents, trademark, copyright, trade secret and other intellectual property rights protection and contractual restrictions to protect our proprietary technologies.
The patents owned and in-licensed by us are generally directed to the architecture of our ultrasonic imaging devices, our microfabricated ultrasonic transducers and machine learning for ultrasound applications. We have developed a portfolio of issued patents and pending patent applications directed to commercial products and technologies for potential development. We believe that our intellectual property is a core strength of our business, and our strategy includes the continued development of our patent portfolio.
Butterfly iQ, iQ+ and Related Technology
As of December 31, 2022, we owned approximately 900 issued patents and pending patent applications in the United States and foreign jurisdictions, including Australia, Canada, Europe, Japan, China, Taiwan, Korea and India. These issued patents and pending patent applications (if they were to be issued as patents) have expected expiration dates ranging between approximately 2030 and 2042.
In addition to patents, we also rely on trademarks, trade secrets, technical know-how and continuing innovation to develop and maintain our competitive position. We seek to protect our proprietary information and other intellectual property by generally requiring our employees, consultants, contractors, suppliers, outside scientific collaborators and other advisors to execute non-disclosure and assignment of invention agreements on commencement of their employment or engagement. Agreements with our employees also forbid them from using or incorporating the proprietary rights of third parties during their engagement with us. We also generally require confidentiality or material transfer agreements from third parties that receive our confidential data or materials.
License Agreements
We have entered into exclusive and non-exclusive licenses in the ordinary course of business relating to our technologies or other intellectual property rights or assets.
Exclusive (Equity) Agreement with Leland Stanford Junior University
In June 2013, we entered into an Exclusive (Equity) Agreement (the “Stanford Agreement”) with the Board of Trustees of the Stanford. Pursuant to the Stanford Agreement, Stanford granted us a co-exclusive, worldwide license to make, have made, use, import, offer to sell and sell products covered by patent rights to Stanford’s wafer bonding technology. The rights licensed to us are for ultrasound applications using the wafer bonding technology excluding certain applications, and the license remains exclusive, except for certain non-exclusive applications, until the earlier of December 23, 2023, or the seventh anniversary of the first sale of any product using the licensed technology, and thereafter will be nonexclusive until the last licensed patent expires. The last licensed patent is currently expected to expire in 2030. The rights licensed to us, except for the non-exclusive applications, are sublicensable during such exclusive term, subject to our continued development or sale of the products using the technology licensed under the agreement and, following the exclusive term, subject to Stanford’s prior approval. The Stanford Agreement outlines certain milestones to be met by us in connection with the development and sales of these products.
Under the terms of the Stanford Agreement, we paid a one-time, non-refundable upfront royalty fee. We are required to pay Stanford low single-digit royalties on all net sales of products that use the licensed technology, as well as a portion of any sublicensing revenues, during the term of the Stanford Agreement and if certain products using the licensed technology are made, used, imported, or offered for sale before the date the Stanford Agreement terminates, and those products are sold after the termination date, we will pay Stanford an earned royalty for our exercise of rights based on the net sales of those products. We are also obligated to pay Stanford annual license maintenance fees, which are fully creditable against any royalty payments made by us for such year. We are also required to provide Stanford with periodic reports documenting our progress toward the development and commercialization of products using the licensed technology. Stanford is responsible under the agreement for preparing, filing and prosecuting patent claims and for maintaining the patents pertaining to the licensed technology.

Stanford may terminate the agreement in the event that we are materially delinquent on any payment, fail to diligently develop and commercialize a product incorporating the licensed technology, materially miss a milestone under the agreement, are in material breach of any substantive provision under the agreement, or knowingly provide any false report or are materially delinquent on any report, in each case which is not remedied within the applicable cure period. In addition, if we are not diligently developing and commercializing such a product incorporating the licensed technology, materially miss a milestone or knowingly provide a false report or are delinquent on any report, and we do not cure, the agreement shall not terminate, but it remains subject to termination by Stanford and the license shall convert to a non-exclusive license. We may terminate the agreement at any time upon at least 30 days’ prior written notice. Upon termination of the agreement, all rights to the licensed technology revert to Stanford. Our obligation to pay royalties accrued or accruable survives any termination or expiration of the agreement.
Government Regulation
The medical devices that we manufacture and distribute are subject to regulation by numerous regulatory bodies, including the FDA and comparable international regulatory agencies. These agencies require manufacturers of medical devices to comply with applicable laws and regulations governing the development, testing, manufacturing, packaging, labeling, marketing and distribution of medical devices. Devices are generally subject to varying levels of regulatory control, the most comprehensive of which requires that a clinical evaluation program be conducted before a device can be approved for marketing and commercial distribution. In addition, healthcare regulatory bodies in the United States and around the world impose a range of requirements related to paying for medical devices and the procedures in which they are used, including laws intended to prevent fraud, waste, and abuse of healthcare dollars.
U.S. Laws and Regulations
At the federal level, our ultrasound products and certain accessories, such as our charging cable and chargers, are medical devices subject to extensive and ongoing regulation by the FDA. Under the FDCA and its implementing regulations, the FDA regulates product design and development, nonclinical and clinical testing, pre-market clearance, authorization or approval, establishment registration and product listing, product manufacturing, packaging and labeling, storage, advertising and promotion, distribution, recalls and field actions, servicing and post-market clinical surveillance. Some of our products are also subject to the Radiation Control for Health and Safety Act, administered by the FDA, which imposes performance standards and record keeping, reporting, product testing and product labeling requirements for electronic products that emit radiation, such as x-rays, although diagnostic ultrasound products like ours are subject only to a limited portion of those requirements. A number of U.S. states also impose licensing and compliance regimes on companies that manufacture or distribute prescription devices into or within the state.
In addition, the commercialization and use of our devices in the United States is subject to regulation by the HHS”) and state agencies responsible for reimbursement and regulation of payment for health care items and services. Federal laws and regulations apply primarily in connection with government payer programs such as the Medicare and Medicaid programs, but state laws apply more broadly, encompassing health care items and services covered by private payers. At the state and federal level, the government’s interest is in regulating the quality and cost of health care and protecting the independent clinical judgment of licensed healthcare providers.
The FDA and the FTC also regulate the advertising and promotion of our products to ensure that any claims made in commerce are consistent with the products’ regulatory clearances, that there is scientific data to substantiate the claims being made, that the advertising is neither false nor misleading, and that patient or physician testimonials or endorsements we or our agents disseminate comply with disclosure and other regulatory requirements. In general, medical device manufacturers and distributors may not promote or advertise their products for uses not within the scope of a given product’s intended use(s), make unsupported safety and effectiveness claims, or use third parties to make claims about the product that the manufacturer/distributor could not lawfully make itself.
FDA Regulation of Medical Devices
The FDA classifies our iQ devices as Class II intermediate-risk medical devices. As required for Class II devices, we received clearance pursuant to Section 510(k) of the FDCA (“510(k)”) for commercial sale of our Butterfly iQ device in 2017, and in 2020 the FDA determined that our Butterfly iQ+ device was eligible to be marketed under the original 510(k) clearance. A premarket notification must demonstrate that the device is “substantially equivalent” to a legally marketed device, known as a predicate device, and in some cases may require submission of clinical data. A predicate device may include a device that was legally marketed prior to May 28, 1976 for which a PMA is not required (known as a “pre-amendments device” based on the date of enactment of the Medical Device Amendments of 1976), a device that has been reclassified from Class III to Class II or Class I, or a device that was found substantially equivalent through the 510(k) process. A device is substantially equivalent if, with respect to the predicate device, it has the same intended use and has either (i) the same technological characteristics, or (ii) different technological characteristics, but the information provided in the 510(k) submission demonstrates that the device does not raise new questions of safety and effectiveness and is at least as safe and effective as the predicate device. A premarket notification is subject to a user fee.
If the FDA agrees that the device is substantially equivalent to a predicate device, it will grant 510(k) clearance to commercially market the device. If the FDA determines that the device is “not substantially equivalent” to a predicate device, the device is automatically designated as a Class III device. The device sponsor must then fulfill more rigorous PMA requirements, or can request a risk-based classification determination for the device in accordance with the De Novo process, which is a route to market for novel medical devices that are low to moderate risk and are not substantially equivalent to a predicate device.
We are subject to ongoing FDA regulations applicable to commercially marketed devices, including, but not limited to, requirements for maintaining a quality system in compliance with the FDA’s Quality System Regulation (“QSR”) and manufacturing our devices in compliance with the FDA’s current Good Manufacturing Practices as set forth in the QSR, appropriately labeling of our devices and their packaging, recalling devices that are defective or could be a health risk, reporting to the FDA of actual or potential deaths or serious injuries and certain malfunctions involving our devices and undergoing periodic inspections by the FDA. Following such inspections, the FDA may issue inspectional observations on a Form FDA 483, which identifies instances where the FDA inspector believes the manufacturer has failed to comply with applicable regulations and/or procedures. If the observations are sufficiently serious or the manufacturer fails to respond appropriately, the FDA may issue Warning Letters, which are notices of intended enforcement actions against the manufacturer. Failure to comply with applicable regulatory requirements could result in enforcement actions by the FDA such as shutting down our manufacturing operations, requiring us to recall our products, refusing to approve new marketing applications or assessing civil and criminal penalties against us or our officers or other employees. Any such action by the FDA would have a material adverse effect on our business. We may be unable to comply with all applicable FDA regulations.
The FDA considers our proprietary software and data transfer service to be a medical device data system (“MDDS”). An MDDS does not require 510(k) clearance, and software that meets the definition of an MDDS is excluded from the definition of “device” under the FDCA and from the regulations applicable to devices.
Future products we develop may be classified as Class III high-risk devices, which require a PMA. Applications for a PMA typically require extensive data, including nonclinical and clinical testing data, demonstrating the device’s safety and efficacy for its intended use. FDA conducts an in-depth review of the information submitted in the PMA application and a pre-approval inspection of the manufacturing facility to evaluate compliance with the QSR. Future modifications to our existing devices that could significantly affect their safety or effectiveness or would constitute a major change in their intended use would require a new 510(k) clearance, which may require extensive nonclinical testing. If the modification results in a device being reclassified as a Class III high-risk device, then a PMA application would be required or we may be able to submit a De Novo request for classification if the device is low to moderate risk. The 510(k) clearance, De Novo classification, and PMA application processes can be expensive, uncertain and lengthy and could materially affect the timing of future product and/or modification launches.
Clinical trials are almost always required to support a PMA application and are sometimes required for a 510(k) premarket notification or De Novo classification request. In order to conduct a clinical investigation involving human subjects for the purpose of demonstrating the safety and effectiveness of a medical device, a company must, among other things, apply for and obtain IRB approval of the proposed investigation for each clinical site. The IRB reviews the informed consent form and other documents to ensure human subject protection, and is responsible for the continuing review of the clinical study. In addition, if the device presents a “significant risk” (as defined by FDA) to human health, the sponsor of the investigation must also submit and obtain FDA approval of an IDE application. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, purported or represented to be used in supporting or sustaining human life, is for a use that is substantially important in diagnosing, curing, mitigating or treating disease or otherwise presenting impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE application must be approved in advance by the FDA for a specified number of study participants, unless the product is deemed a non-significant risk device and eligible for abbreviated IDE requirements. If the FDA determines that there are deficiencies or other concerns with an IDE application for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval. The FDA’s approval of an IDE allows clinical testing to go forward, but does not bind the FDA to accept the results of the trial as sufficient to prove the product’s safety and efficacy, even if the trial meets its intended success criteria. All clinical trials, including those for non-significant risk devices, must be conducted in accordance with the FDA’s IDE regulations, which govern investigational device labeling, prohibit promotion, and specify an array of Good Clinical Practice (“GCP”) requirements, which include, among other things, recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. Required records and reports are subject to inspection by the FDA. Certain clinical trials of devices must be listed on clinicaltrials.gov.
U.S. Fraud and Abuse Laws and Other Compliance Requirements
Successfully commercializing a medical device or technology depends not only on FDA approval, but also on broad health insurance or third-party payor coverage. Government and private payors institute coverage criteria to ensure the appropriate utilization of products and services and to control costs. Limited third party payor coverage for a technology or procedure may limit adoption and commercial viability, while broader coverage supports optimal market uptake. Favorable coverage decisions by government payors like Medicare or Medicaid are critical because private payors typically follow the government’s lead regarding reimbursement. However, manufacturers whose technology is reimbursed by government payors are subject to various U.S. federal and state laws pertaining to healthcare fraud and abuse. These laws can be implicated by inappropriate sales and marketing arrangements with healthcare providers. Many commonly accepted commercial practices are illegal in the healthcare industry and violations of these laws are punishable by criminal and civil sanctions, including, in some instances, exclusion from participation in U.S. federal and state healthcare programs, including Medicare and Medicaid.
Anti-kickback Laws. The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, receiving, offering or providing remuneration directly or indirectly to induce either the referral of an individual, or the furnishing, recommending, or arranging of a good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid. The definition of “remuneration” has been broadly interpreted to include anything of value, including such items as gifts, discounts, the furnishing of supplies or equipment, credit arrangements, waiver of payments, and providing anything at less than its fair market value. The HHS — Office of the Inspector General, has issued regulations, commonly known as safe harbors, which set forth certain provisions that, if satisfied in their entirety, will assure healthcare providers and other parties that they will not be prosecuted under the federal Anti-Kickback Statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor element may result in increased scrutiny by government enforcement authorities or invite litigation by private citizens under federal whistleblower laws. The Anti-Kickback Statute is broadly interpreted and aggressively enforced, with the result that beneficial commercial arrangements can be criminalized in the healthcare industry because of the Anti-Kickback Statute.
The penalties for violating the federal Anti-Kickback Statute include imprisonment for up to ten years, fines of up to $100,000 per violation and possible exclusion from federal healthcare programs such as Medicare and Medicaid. Many states have adopted prohibitions similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare services reimbursed by any source, not only by the government programs such as Medicare and Medicaid.
Federal False Claims Act. The federal False Claims Act prohibits knowingly presenting, or causing to be presented, a false claim, or the knowing use of false statements or records to obtain payment from the federal government. When an entity is determined to have violated the False Claims Act, it must pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,000 and $10,000, with penalties adjusted for inflation annually, set as of January 30, 2023 at $13,508 to $27,018, for each separate false claim. Suits filed under the False Claims Act, known as “qui tam” actions, can be brought by any individual on behalf of the government and such individuals (known as “relators” or, more commonly, “whistleblowers”) may share in any amounts paid by the entity to the government in fines or settlement. In addition, certain states have enacted laws modeled after the federal False Claims Act. Qui tam actions have increased significantly in recent years, causing greater numbers of healthcare companies to have to defend a false claim action, even before the validity of the claim is established and even if the government decides not to intervene in the lawsuit. Healthcare companies may decide to agree to large settlements with the government and/or whistleblowers to avoid the cost and negative publicity associated with litigation. In addition, the Affordable Care Act amended federal law to provide that a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. Criminal prosecution is possible for knowingly making or presenting a false or fictitious or fraudulent claim to the federal government.
Federal Physician Self-Referral Law. The Federal Physician Self-Referral Law (the “Stark Law”) prohibits a physician (or an immediate family member of a physician) who has a financial relationship with an entity from referring patients to that entity for certain designated health services, including durable medical equipment and supplies, payable by Medicare, unless an exception applies. The Stark Law also prohibits such an entity from presenting or causing to be presented a claim to the Medicare program for such designated health services provided pursuant to a prohibited referral, and provides that certain collections related to any such claims must be refunded in a timely manner. Exceptions to the Stark Law include, among other things, exceptions for certain financial relationships, including both ownership and compensation arrangements. The Stark Law is a strict liability statute: to the extent that the statute is implicated and an exception does not apply, the statute is violated. In addition to the Stark Law, many states have implemented similar physician self-referral prohibitions that may extend to Medicaid, third party payors, and self-pay patients. Violations of the Stark Law must be reported and unauthorized claims must be refunded to Medicare in order to avoid potential liability under the federal False Claims Act for avoiding a known obligation to return identified overpayments. Violations of the Stark Law, the Anti-Kickback Statute, the Civil Monetary Penalties Law and/or the federal False Claims Act can also form the basis for exclusion from participation in federal and state healthcare programs.
Civil Monetary Penalties Law. The Civil Monetary Penalties Law (“CMPL”) authorizes the imposition of substantial civil money penalties against an entity that engages in certain prohibited activities including but not limited to violations of the Stark Law or Anti-Kickback Statute, knowing submission of a false or fraudulent claim, employment of an excluded individual, and the provision or offer of anything of value to a Medicare or Medicaid beneficiary that the transferring party knows or should know is likely to influence beneficiary selection of a particular provider for which payment may be made in whole or part by a federal health care program, commonly known as the Beneficiary Inducement CMP. Remuneration is defined under the CMPL as any transfer of items or services for free or for less than fair market value. There are certain exceptions to the definition of remuneration for offerings that meet the Financial Need, Preventative Care, or Promoting Access to Care exceptions (as defined in the CMPL). Sanctions for violations of the CMPL include civil monetary penalties and administrative penalties up to and including exclusion from participation in federal health care programs.
State Analogs of Federal Fraud and Abuse Laws. Many U.S. states have their own laws intended to protect against fraud and abuse in the healthcare industry and more broadly. In some cases these laws prohibit or regulate additional conduct beyond what federal law affects. Penalties for violating these laws can range from fines to criminal sanctions.
HIPAA and Other Privacy Laws and Regulations. HIPAA created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.
HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”) and their implementing regulations, including the Final Omnibus Rule published in January 2013, also imposes obligations, including mandatory contractual terms and technical safeguards, with respect to maintaining the privacy, security and transmission of individually identifiable health information held by covered entities and their business associates. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to “business associates,” those independent contractors or agents of covered entities that create, receive, maintain, transmit or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions.

HIPAA, as well as a number of other federal and state privacy-related laws, extensively regulate the use and disclosure of individually identifiable health information, known as “protected health information” (“PHI”) under HIPAA. HIPAA applies to health plans, healthcare providers who engage in certain standard healthcare transactions electronically, such as electronic billing, and healthcare clearinghouses, all of which are referred to as “covered entities” under HIPAA. HIPAA requires covered entities to comply with privacy regulations limiting the use and disclosure of PHI (the “Privacy Rule”) and security regulations that require the implementation of administrative, physical and technical safeguards to protect the security of such information (the “Security Rule”). HIPAA also requires covered entities to provide notification to affected individuals and to the federal government in the event of a breach of unsecured PHI (the “Breach Notification Rule”). Certain provisions of the Privacy Rule and all provisions of the Security Rule apply to “business associates,” or organizations that provide services to covered entities involving the use or disclosure of PHI. Business associates, like us, are subject to direct liability for violation of these provisions. In addition, a covered entity may be subject to criminal and civil penalties as a result of a business associate violating HIPAA, if the business associate is found to be an agent of the covered entity. The HIPAA privacy and security rule impose and will continue to impose significant costs on us in order to comply with these standards.
State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not pre-empted by HIPAA, thus complicating compliance efforts. For example, in California, the CCPA which went into effect on January 1, 2020, establishes a new privacy framework for covered businesses by creating an expanded definition of personal information, establishing new data privacy rights for consumers in the State of California, imposing special rules on the collection of consumer data from minors, and creating a new and potentially severe statutory damages framework for violations of the CCPA and for businesses that fail to implement reasonable security procedures and practices to prevent data breaches. Further, the CCPA creates a private right of action for certain data breaches that result in the loss of personal information of California residents, and this private right of action may increase the likelihood of, and risks associated with, data breach litigation. Currently, clinical trial data and information governed by HIPAA are exempt from the current version of the CCPA, but possible changes to the CCPA may broaden its scope. In addition, a new California ballot initiative, the CPRA was passed in November 2020. Effective starting on January 1, 2023, the CPRA imposes additional obligations on companies covered by the legislation and will significantly modify the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. Similar laws have been proposed, and likely will be proposed, in other states and at the federal level, and if passed, such laws may have potentially conflicting requirements that would make compliance challenging. For example, on March 2, 2021, the Virginia Consumer Data Protection Act (“CDPA”) was signed into law. The CDPA becomes effective January 1, 2023, and contains provisions that, in addition to other mandates, require businesses subject to the legislation to conduct data protection assessments in certain circumstances and that require opt-in consent from Virginia consumers to process certain sensitive personal information.
Further data privacy and security laws and regulations in foreign jurisdictions may be more stringent than those in the U.S. (such as the EU which adopted the EU General Data Protection Regulation (“GDPR”), which became effective in May 2018). Analogous state laws may additionally govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect. See “International Laws and Regulations” below.
FCPA and Other Anti-Bribery and Anti-Corruption Laws. The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits U.S. corporations and their representatives from offering, promising, authorizing or making payments to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business abroad. The scope of the FCPA includes interactions with certain healthcare professionals or organizations in many countries. Our present and future business has been and will continue to be subject to various other U.S. and foreign laws, rules and/or regulations.
Physician Payments Sunshine Act. As a manufacturer of U.S. FDA-regulated devices reimbursable by federal healthcare programs, we are subject to the Physician Payments Sunshine Act, which requires us to track and annually report certain payments and other transfers of value that we make to U.S.-licensed physicians (defined broadly to include doctors, dentists, optometrists, podiatrists, chiropractors and certain advanced non-physician health care practitioners) other licensed health care practitioners (i.e. physician assistants, nurse practitioners, clinical nurse specialists, anesthesiologist assistants, certified registered nurse anesthetists, and certified nurse midwives), and U.S. teaching hospitals. The Centers for Medicare and Medicaid Services has the potential to impose penalties of up to $1.15 million per year, with penalties adjusted for inflation annually, for violations of the Physician Payments Sunshine Act, depending on the circumstances, and payments reported also have the potential to draw scrutiny on payments to and relationships with physicians, which may have implications under the Anti-Kickback Statute, Stark Law and other healthcare laws.
In addition, there has been a recent trend of increased federal and state regulation of payments and other transfers of value provided to healthcare professionals and entities. Similar to the federal law, certain states also have adopted marketing and/or transparency laws relevant to device manufacturers, some of which are broader in scope. Certain states also mandate that device manufacturers implement compliance programs. Other states impose restrictions on device manufacturer marketing practices and require tracking and reporting of gifts, compensation, and other remuneration to healthcare professionals and entities. The need to build and maintain a robust compliance program with different compliance and/or reporting requirements increases the possibility that a healthcare company may violate one or more of the requirements, resulting in fines and penalties.
International Laws and Regulations
International marketing and distribution of medical devices are subject to regulation by foreign governments, and such regulations may vary substantially from country to country. The time required to obtain marketing authorization in a foreign country may be longer or shorter than that required for FDA clearance or approval, and the requirements may differ. There is a trend towards harmonization of quality system standards among the EU, United States, Canada and various other industrialized countries.
In the EU, medical devices must be CE marked in order to be marketed. CE marking a device involves working with a notified body (or in some cases, for the lowest risk class devices, the manufacturer can self-certify) to demonstrate that the device meets all applicable requirements of the EU medical devices legislation. Notified bodies are independent organizations designated by EU member states to assess the conformity of devices before being placed on the market. A notified body would typically audit and examine a product’s technical dossiers and the manufacturers’ quality system (the notified body must presume that quality systems which implement the relevant harmonized standards – which is ISO 13485:2016 for Medical Devices Quality Management Systems – conform to these requirements). If satisfied that the relevant product conforms to the relevant essential requirements, the notified body issues a certificate of conformity, which the manufacturer uses as a basis for its own declaration of conformity. The manufacturer may then apply the CE mark to the device, which allows the device to be placed on the market throughout the EU.
The EU’s Medical Device Directive 93/42/EEC (“MDD”) has been replaced by the EU MDR which became effective on May 26, 2021. The EU MDR was adopted with the aim of ensuring better protection of public health and patient safety. The EU MDR, among other things, aims to establish a uniform, transparent, predictable and sustainable regulatory framework across the EU for medical devices. Unlike the MDD, the EU MDR is directly applicable in all EU Member States without the need for member states to implement the legislation into national law. This aims at increasing harmonization across the EU.
The EU MDR requirements will phase in on a product-by-product basis as certifications issued under the MDD lapse and, as currently implemented, will require all products to undergo review and approval under these new regulations no later than May 26, 2024. However, in response to concerns raised about notified body capacity and the ability for devices to be re-certified within such time period, the European Commission has adopted a proposal to extend the transition period by some years, depending on the risk class of the device. Such proposal is currently being considered for adoption by the European Parliament and Council. Some of the EU MDR requirements have, however, applied in replacement of the corresponding requirements of the MDD since the EU MDR came into effect, including with regard to registration of economic operators and of devices, post-market surveillance, market surveillance and vigilance requirements. The aforementioned EU rules are generally applicable in the EEA which consists of the 27 EU Member States plus Norway, Liechtenstein and Iceland.
Outside of the EU, regulatory authorization needs to be sought on a country-by-country basis in order for us to market our products. Some countries have adopted medical device regulatory regimes, such as the Classification Rules for Medical Devices published by the Hong Kong Department of Health, the Health Sciences Authority of Singapore regulation of medical devices under the Health Products Act, and Health Canada’s risk classification system for invasive devices, among others. Each country may have its own processes and requirements for medical device licensing, approval/clearance, and regulation, therefore requiring us to seek marketing authorizations on a country-by-country basis.

As a result of the United Kingdom (“UK”) leaving the EU, the regulatory framework and regimes for medical devices in the UK and the EU have diverged, as the new EU MDR is not applicable in the UK. In particular, a new UKCA mark was introduced for medical devices placed on the Great Britain market (which includes England, Scotland and Wales). Northern Ireland has adopted a hybrid approach as a result of the divergence in accordance with the Northern Ireland Protocol. Manufacturers can continue placing CE marked medical devices on the Great Britain market for the time being, however from July 1, 2024, transitional arrangements will apply for CE and UKCA marked medical devices placed on the Great Britain market. These transitional arrangements have not yet been brought into force through UK Medical Devices Regulations, but the UK Government intends to introduce legislation by Spring 2023 that will bring these into force.
Outside the United States, a range of anti-bribery and anti-corruption laws, as well as some industry-specific laws and codes of conduct, apply to the medical device industry and interactions with government officials and entities and healthcare professionals. Such laws include, but are not limited to the UK Bribery Act of 2010. Further, the EU Member States have emphasized a greater focus on healthcare fraud and abuse and have indicated greater attention to the industry by the European Anti-Fraud Office. Countries in Asia have also become more active in their enforcement of anti-bribery laws and with respect to procurement and supply chain fraud.
In the EU, the EU General Data Protection Regulation (“GDPR”) imposes stringent data protection and privacy rules that have and will continue to have substantial impact on the use of patient data across the healthcare industry. We are subject to, and work to maintain compliance with the GDPR. The GDPR applies across the EU and includes, among other things, a requirement for prompt notice of data breaches to data subjects and supervisory authorities in certain circumstances and significant fines for non-compliance. The GDPR fine framework can be up to 20 million euros, or up to 4% of the company’s total global turnover of the preceding fiscal year, whichever is higher. The GDPR sets out a number of requirements that must be complied with when handling the personal data of EU-based data subjects, including: providing disclosures about how their personal data will be used; high standards for organizations to demonstrate that they have obtained valid consent or have another legal basis in place to justify their data processing activities; the obligation to appoint data protection officers in certain circumstances; rights for individuals to have access to their personal data, to be “forgotten” and rights to data portability; the principle of accountability and demonstrating compliance through policies, procedures, training and audit. In particular, medical or health data, genetic data and biometric data where the latter is used to uniquely identify an individual are all classified as “special category” data under the GDPR and are afforded greater protection and require additional compliance obligations. Noncompliance could result in the imposition of fines, penalties, or orders to stop noncompliant activities. Companies subject to the GDPR must allocate substantial legal costs to the development of necessary policies and procedures and overall compliance efforts. We expect to incur continued costs associated with maintaining compliance with GDPR into the future.
We will also be subject to evolving EU laws on data export, where we transfer data outside the EU to ourselves, group companies or third parties. The GDPR only permits exports of data outside the EU to jurisdictions that ensure an adequate level of data protection. The United States has not been deemed to offer an adequate level of protection, so in order for us to transfer personal data from the EU to the United States, we must implement a valid transfer mechanism (e.g., the EU Commission approved Standard Contractual Clauses). On July 16, 2020, the Court of Justice of the EU, or CJEU, issued a landmark opinion in the case Maximilian Schrems vs. Facebook (Case C-311/18), or Schrems II. This decision invalidated the EU-U.S. Privacy Shield on which many companies had relied as an acceptable mechanism for transferring such data from the EU to the United States. In the same decision, the CJEU deemed that the Standard Contractual Clauses, or SCCs, published by the EU Commission are valid. However, the CJEU ruled that transfers made pursuant to the SCCs need to be assessed on a case-by-case basis to ensure the law in the recipient country provides “essentially equivalent” protections to safeguard the transferred personal data as the EU, and required businesses to adopt supplementary measures if such standard is not met. On June 4, 2021, the EU Commission issued new SCCs that account for the CJEU’s decision and other developments. Consequently, it is an ongoing challenge for data importers like us to identify compliant methods of data transfers necessary for their businesses. There is some risk of data transfers from the EU being halted.
Moreover, the UK leaving the EU could lead to further legislative and regulatory changes. Further to the UK’s exit from the EU on January 31, 2020, the GDPR ceased to apply in the UK at the end of the transition period on December 31, 2020. However, as of January 1, 2021, the UK’s European Union (Withdrawal) Act 2018 incorporated the GDPR into UK law (the “UK GDPR”). The UK GDPR and the UK Data Protection Act 2018 set out the UK’s data protection regime, which is currently in line with the GDPR. The UK has announced plans to reform the country’s data protection legal framework in its Data Reform Bill, but these have been put on hold. There may be further divergence in the future, including with regard to administrative burdens. This may lead to additional compliance costs and could increase our overall risk exposure as we may no longer be able to take a unified approach across the EU and the UK. Non-compliance with the UK GDPR may result in monetary penalties of up to £17.5 million or 4% of worldwide revenue, whichever is higher.
Although the UK is regarded as a third country under the GDPR, the EU Commission has issued a decision recognizing the UK as providing adequate protection under the GDPR and, therefore, transfers of personal data originating in the EU to the UK remain unrestricted. Like the GDPR, the UK GDPR restricts personal data transfers outside the UK to countries not regarded by the UK as providing adequate protection. The UK government has confirmed that personal data transfers from the UK to the EU remain free flowing. The new SCCs do not apply to the UK, but the UK Information Commissioner’s Office has published its own transfer mechanism, the International Data Transfer Agreement (“UK IDTA”), which entered into force on 21 March 2022, and enables data transfers originating from the UK. It requires a similar assessment of the data protection provided in the importer’s country.
Properties
We currently maintain our executive offices in Burlington, Massachusetts under a lease for approximately 60,000 rentable square feet consisting of the entire building. In addition to serving as our corporate headquarters, the office supports our sales, marketing, R&D and other general and administrative functions. The lease expires in 2032.
Additionally, we occupy other office space domestically in New York City and Palo Alto, California. We also occupy office space internationally in Taiwan. We lease the office space under operating leases. We consider our current office space adequate for our current operations.
Legal Proceedings
We are currently and may in the future be subject to legal proceedings, claims, and regulatory actions arising in the ordinary course of business. The outcome of any such matters, regardless of the merits, is inherently uncertain.
For more information about our legal proceedings and this item, see Note 19 “Commitments and Contingencies” in the Notes to the Consolidated Financial Statements in Part II, Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K, which is incorporated herein by reference.
Information Available on the Internet
Our internet address is www.butterflynetwork.com, to which we regularly post copies of our press releases as well as additional information about us. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, including exhibits, proxy, and information statements and all amendments to those reports, will be available to you free of charge through the Investors section of our website as soon as reasonably practicable after such materials have been electronically filed with, or furnished to, the Securities and Exchange Commission (“SEC”). The SEC maintains an internet site (www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. We include our website address in this Annual Report on Form 10-K only as an inactive textual reference. Information contained in our website is not meant to be incorporated into, and does not constitute a part of, this Annual Report on Form 10-K or any of our other filings with the SEC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of operations should be read in conjunction with the financial statements and related notes included elsewhere in this Annual Report on Form 10-K. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” appearing elsewhere in this Annual Report on Form 10-K.
Overview
We are an innovative digital health business transforming care with handheld, whole-body ultrasound. Powered by our proprietary Ultrasound-on-Chip™ technology, our solution enables the acquisition of imaging information from an affordable, powerful device that fits in a healthcare professional’s pocket with a unique combination of cloud-connected software and hardware technology that is easily accessed through a mobile app.
Butterfly iQ+ is an ultrasound device that can perform whole-body imaging in a single handheld probe using semiconductor technology. Our Ultrasound-on-Chip™ makes ultrasound more accessible outside of large healthcare institutions, while our software is intended to make the product easy to use and fully integrated with the clinical workflow, accessible on a user’s smartphone, tablet and almost any hospital computer system connected to the Internet. We aim to enable the delivery of imaging information anywhere at point-of-care to drive earlier detection throughout the body and remote management of health conditions. We market and sell the Butterfly system, which includes probes and related accessories and software subscriptions, to healthcare systems, physicians and healthcare providers through a direct sales force, distributors and our eCommerce channel.
Business Combination
On February 12, 2021 we completed the Business Combination. The transaction resulted in Class A common stock and warrants to purchase Class A common stock commencing trading on the NYSE on February 16, 2021 under the symbol “BFLY” and “BFLY WS”, respectively. As a result of the Business Combination, we received gross proceeds of approximately $589 million.
COVID-19
The COVID-19 pandemic that began in 2020 has created significant global economic uncertainty regarding the extent, timing and duration of the pandemic. The uncertainty and potential economic volatility impact our customer base and supply chains. The pandemic has caused financial strain on our customer base due to decreased funding, revenue shortfalls, and new variants requiring immediate attention. As a result, we have experienced longer sales cycles and slower adoption in the near term. We have not experienced any significant constraints in the availability of inventory components within our supply chains, but we have been subject to increasing costs for some components. We continue to closely monitor the developments of COVID-19 for any material impact on our business.
Key Performance Measures
We review the key performance measures discussed below to evaluate the business and measure performance, identify trends, formulate plans and make strategic decisions. Our key performance measures may fluctuate over time as the adoption of our devices increases which may shift the revenue mix more toward software and other services. The quarterly measures may be impacted by the timing of device sales.

Units fulfilled
We define units fulfilled as the number of devices whereby control is transferred to a customer. We do not adjust this measure for returns as our volume of returns has historically been low. We view units fulfilled as a key indicator of the growth of our business. We believe that this measure is useful to investors because it presents our core growth and performance of our business period over period.

Units fulfilled decreased by 955, or 14.2%, for the three months ended December 31, 2022 compared to the three months ended December 31, 2021, primarily due to decreased device sales volume from our direct sales and eCommerce channels. The decreases were partially offset by increased sales from our distributor channel.
Software and other services mix
We define software and other services mix as a percentage of our total revenue recognized in a reporting period that is based on software subscriptions and other related services, consisting primarily of our software as a service (“SaaS”) offering. We view software and other services mix as a key indicator of the profitability of our business, and thus we believe that this measure is useful to investors.

Software and other services mix increased by 9.2 percentage points, to 33.3% for the three months ended December 31, 2022 compared to the three months ended December 31, 2021. The increase was due to increases in software subscription renewals and an expansion of software subscription offerings. In addition, the increase is due to the timing of revenue recognition for our SaaS and other software subscription contracts as revenue from such contracts is deferred and recognized over the service period.
Description of Certain Components of Financial Data
Revenue
Revenue consists of revenue from the sale of products, such as medical devices and accessories, and the sale of software related services, classified as software and other services revenue on our consolidated statements of operations and comprehensive loss, which are SaaS subscriptions and product support and maintenance (“Support”). SaaS subscriptions include licenses for teams and individuals as well as enterprise-level subscriptions. For sales of products, revenue is recognized at a point in time upon transfer of control to the customer. SaaS subscriptions and Support are generally related to stand-ready obligations and are recognized ratably over time.
Over time as adoption of our devices increases through further market penetration and as practitioners in the Butterfly network continue to use our devices, we expect our annual revenue mix to shift more toward software and other services. The quarterly revenue mix may be impacted by the timing of device sales.
To date, we have invested heavily in building out our direct salesforce, with the ultimate goal of growing adoption at large-scale healthcare systems. As we expand our healthcare system software offerings and develop relationships with larger healthcare systems, we continue to expect a higher proportion of our sales in healthcare systems compared to eCommerce.
Cost of revenue
Cost of product revenue consists of product costs including manufacturing costs, personnel costs and benefits, inbound freight, packaging, warranty replacement costs, payment processing fees and inventory obsolescence and write-offs. We expect our cost of product revenue to fluctuate over time due to the level of units fulfilled in any given period and fluctuate as a percentage of product revenue over time as our focus on operational efficiencies in our supply chain may be offset by increased prices of certain inventory components.
Cost of software and other services revenue consists of personnel costs, cloud hosting costs and payment processing fees. Because the costs and associated expenses to deliver our SaaS offerings are less than the costs and associated expenses of manufacturing and selling our device, we anticipate an improvement in profitability and margin expansion over time as our revenue mix shifts increasingly towards software and other services. We plan to continue to invest additional resources to expand and further develop our SaaS and other service offerings.
Also included in cost of revenue are losses on product purchase commitments relating to inventory supply agreements where the expected losses exceed the benefits of the contracts. We consider a variety of factors and data points when determining the existence and scope of a loss for the minimum purchase commitment. The factors and data points include Company-specific forecasts which are reliant on our limited sales history, agreement-specific provisions, macroeconomic factors and market and industry trends. Determining the loss is subjective and requires significant management judgment and estimates.
Research and development
R&D expenses primarily consist of personnel costs and benefits, facilities-related expenses, depreciation expense, consulting and professional fees, fabrication services, software and other outsourcing expenses. Most of our R&D expenses are related to developing new products and services, which we define as not having reached the point of commercialization, and improving our products and services that have been commercialized. Consulting expenses are related to general development activities and clinical/regulatory research. Fabrication services include certain third-party engineering costs, product testing and test boards. Research and development expenses are expensed as incurred. We expect to continue to make substantial investments in our product development, clinical and regulatory capabilities.
Sales and marketing
Sales and marketing expenses primarily consist of personnel costs and benefits, third party logistics, fulfillment and outbound shipping costs, advertising, promotional costs, conferences and events and related facilities and information technology costs. We expect to continue to make substantial investments in our sales capabilities.

General and administrative
General and administrative expenses primarily consist of personnel costs and benefits, insurance, patent fees, software costs, facilities costs and outside services. Outside services consist of professional services, legal fees and other professional fees.
Results of Operations
We operate as a single reportable segment to reflect the way our chief operating decision maker reviews and assesses the performance of the business. The accounting policies are described in Note 2 “Summary of Significant Accounting Policies” in our consolidated financial statements included in this Annual Report on Form 10-K.
	Year ended December 31,
	2022		2021		2020
(in thousands)	Dollars	% of revenue	Dollars	% of revenue	Dollars	% of revenue
Revenue:
Product	$50,263	68.5%	$47,868	76.5%	$38,347	82.9%
Software and other services	23,127	31.5	14,697	23.5	7,905	17.1
Total revenue	73,390	100.0	62,565	100.0	46,252	100.0
Cost of revenue:
Product	26,804	36.5	29,308	46.8	46,294	100.1
Software and other services	7,126	9.7	2,238	3.6	1,068	2.3
Loss on product purchase commitments	—	—	13,965	22.3	60,113	130.0
Total cost of revenue	33,930	46.2	45,511	72.7	107,475	232.4
Gross profit (loss)	39,460	53.8	17,054	27.3	(61,223)	(132.4)
Operating expenses:
Research and development	89,121	121.4	74,461	119.0	49,738	107.5
Sales and marketing	59,888	81.6	49,604	79.3	26,263	56.8
General and administrative	83,471	113.7	85,717	137.0	24,395	52.7
Total operating expenses	232,480	316.8	209,782	335.3	100,396	217.1
Loss from operations	(193,020)	(263.0)	(192,728)	(308.0)	(161,619)	(349.4)
Interest income	3,384	4.6	2,573	4.1	285	0.6
Interest expense	(2)	(0.0)	(651)	(1.0)	(1,141)	(2.5)
Change in fair value of warrant liabilities	20,859	28.4	161,095	257.5	—	—
Other income (expense), net	98	0.1	(2,577)	(4.1)	(231)	(0.5)
Loss before provision for income taxes	(168,681)	(229.8)	(32,288)	(51.6)	(162,706)	(351.8)
Provision for income taxes	42	0.1	121	0.2	39	0.1
Net loss	$(168,723)	(229.9)%	$(32,409)	(51.8)%	$(162,745)	(351.9)%
Comparison of the Years Ended December 31, 2022 and 2021
Revenue
	Year ended December 31,
(in thousands)	2022	2021	Change	% Change
Revenue:
Product	$50,263	$47,868	$2,395	5.0%
Software and other services	23,127	14,697	8,430	57.4%
Total revenue:	$73,390	$62,565	$10,825	17.3%
Product revenue increased by $2.4 million, or 5.0%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. This increase was primarily driven by higher prices of products sold due to a price increase at the end of the third quarter of 2021. We also saw an increase in volume in our direct sales and distributor channels that was partially offset by lower volume in our eCommerce channel.

Software and other services revenue increased by $8.4 million, or 57.4%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. This increase was primarily driven by a higher volume of SaaS subscriptions sold in conjunction with new device sales, current year subscription renewals and expanded service offerings.
Cost of revenue
	Year ended December 31,
(in thousands)	2022	2021	Change	% Change
Cost of revenue:
Product	$26,804	$29,308	$(2,504)	(8.5)%
Software and other services	7,126	2,238	4,888	218.4%
Loss on product purchase commitments	—	13,965	(13,965)	(100.0)%
Total cost of revenue:	$33,930	$45,511	$(11,581)	(25.4)%
Percentage of revenue	46.2%	72.7%
Cost of product revenue decreased by $2.5 million, or 8.5%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. This decrease was primarily driven by our second-generation device, the Butterfly iQ+, being less costly to produce due to operational efficiencies, partially offset by increased prices of certain inventory components.
Cost of subscription revenue increased by $4.9 million, or 218.4%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. This increase was primarily driven by higher headcount that supports our software and other services and increases in cloud hosting costs and amortization expenses.
Loss on product purchase commitments decreased by $14.0 million, or 100.0%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The loss on product purchase commitments is related to an inventory supply agreement expected to result in excess inventory due to a shift in our strategy and market conditions. The loss on product purchase commitments did not recur in 2022.
Research and development
	Year ended December 31,
(in thousands)	2022	2021	Change	% Change
Research and development	$89,121	$74,461	$14,660	19.7%
Percentage of revenue	121.4%	119.0%
Research and development expenses increased by $14.7 million, or 19.7%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. This increase was primarily driven by our continued investment in improving our chip technology, enhancing our AI capabilities and advancing our software applications, resulting in increased spend on personnel, software and engineering to expand our overall product development capabilities and resources. Personnel costs increased by $9.2 million due to having a higher headcount in 2022 than 2021, primarily comprised of increases in salaries and bonuses of $4.5 million and stock-based compensation expenses of $3.8 million as well as reduction in force related severance and benefits costs of $1.0 million that were incurred only in 2022. Costs of software for use in R&D activities increased by $1.9 million due to new tools being implemented to enhance productivity and purchases of additional licenses to support the higher headcount. Engineering costs increased by $1.8 million, primarily due to increased spending on new product design and development.
Sales and marketing
	Year ended December 31,
(in thousands)	2022	2021	Change	% Change
Sales and marketing	$59,888	$49,604	$10,284	20.7%
Percentage of revenue	81.6%	79.3%
Sales and marketing expenses increased by $10.3 million, or 20.7%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. This increase was primarily driven by our continued focus on expanding adoption of our product and software solutions among healthcare systems while continuing to support our existing customers, resulting in increased spend on personnel and travel and entertainment. Personnel costs increased by $7.8 million due to having a higher headcount in 2022 than 2021, primarily comprised of increases in salaries and bonuses of $6.9 million. Travel and entertainment costs increased by $2.1 million as our salesforce increased its in-person engagement with our customers and attendance at sales conferences and events. These increases in sales and marketing expenses were partially offset by decreased digital and social marketing expenses of $1.5 million as we shifted our strategic focus from the eCommerce channel to our direct sales channel.
General and administrative
	Year ended December 31,
(in thousands)	2022	2021	Change	% Change
General and administrative	$83,471	$85,717	$(2,246)	(2.6)%
Percentage of revenue	113.7%	137.0%
General and administrative expenses decreased by $2.2 million, or 2.6%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. This decrease was primarily due to certain unique events from 2021 not reoccurring in 2022. Stock-based compensation expense decreased by $6.9 million, primarily due to the expense recognized in 2021 for awards that vested alongside the closing of the Business Combination. Recruiting expenses decreased by $3.2 million, primarily due to the recruiting expenses incurred during our Chief Executive Officer transition in 2021. These decreases were partially offset by increases in other personnel costs of $5.1 million due to having a higher headcount in 2022 than 2021 and increases in software costs of $1.3 million to support our internal resources as we shifted our administrative functions away from external service providers.
Comparison of the Years Ended December 31, 2021 and 2020
Revenue
	Year ended December 31,
(in thousands)	2021	2020	Change	% Change
Revenue:
Product	$47,868	$38,347	$9,521	24.8%
Software and other services	14,697	7,905	6,792	85.9%
Total revenue:	$62,565	$46,252	$16,313	35.3%
Product revenue increased by $9.5 million, or 24.8%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This increase was primarily driven by increased investment in our sales and marketing activities and higher prices of products sold due to a price increase at the end of the third quarter of 2021.
Software and other services revenue increased by $6.8 million, or 85.9%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This increase was primarily driven by a higher volume of SaaS subscriptions sold in conjunction with new device sales and current year subscription renewals.
Cost of revenue
	Year ended December 31,
(in thousands)	2021	2020	Change	% Change
Cost of revenue:
Product	$29,308	$46,294	$(16,986)	(36.7)%
Software and other services	2,238	1,068	1,170	109.6%
Loss on product purchase commitments	13,965	60,113	(46,148)	(76.8)%
Total cost of revenue:	$45,511	$107,475	$(61,964)	(57.7)%
Percentage of revenue	72.7%	232.4%
Cost of product revenue decreased by $17.0 million, or 36.7%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This decrease was primarily driven by our second-generation device, the Butterfly iQ+, being less costly to produce due to operational efficiencies, partially offset by increased prices of certain inventory components.

Cost of subscription revenue increased by $1.2 million, or 109.6%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This increase was primarily driven by increases in cloud hosting costs and amortization expenses.
Loss on product purchase commitments decreased by $46.1 million, or 76.8%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The loss on product purchase commitments is related to an inventory supply agreement expected to result in excess inventory due to a shift in our strategy and market conditions. For the year ended December 31, 2021, we estimated a $39.1 million lower loss for future excess inventory compared to the year ended December 31, 2020. The decrease is also due to $7.0 million of losses on purchase commitments with other third-party vendors that did not recur in 2021.
Research and development
	Year ended December 31,
(in thousands)	2021	2020	Change	% Change
Research and development	$74,461	$49,738	$24,723	49.7%
Percentage of revenue	119.0%	107.5%
Research and development expenses increased by $24.7 million, or 49.7%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This increase was primarily driven by our continued investment in improving our chip technology, enhancing our artificial intelligence capabilities, and advancing our software applications, resulting in increased spend on personnel, professional services and software to expand our overall product development capabilities and resources. Personnel costs increased by $19.8 million as we increased headcount, primarily comprised of increases in salaries and bonuses of $14.2 million and stock-based compensation expenses of $4.8 million. Additionally, professional service fees increased by $3.5 million, primarily due to increases in fees for product development consulting and outsourcing services, and costs of software for use in research and development activities increased by $1.2 million, due to new tools being implemented to enhance productivity and purchases of additional licenses to support the higher headcount.
Sales and marketing
	Year ended December 31,
(in thousands)	2021	2020	Change	% Change
Sales and marketing	$49,604	$26,263	$23,341	88.9%
Percentage of revenue	79.3%	56.8%
Sales and marketing expenses increased by $23.3 million, or 88.9%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This increase was primarily driven by our investments in promoting sales growth for our product and software solutions among healthcare systems, resulting in increased spend on personnel, digital and social marketing, professional service fees, and travel and entertainment. Personnel costs increased by $14.8 million due to having a higher headcount in 2021 than 2020, primarily comprised of increases in salaries and bonuses of $5.0 million and stock-based compensation expense of $5.5 million. Digital and social marketing costs increased by $4.7 million as we invested more heavily in demand generation for our growing sales force. Professional service fees increased by $1.4 million, primarily due to increases in fees for marketing and sales consulting. Travel and entertainment costs also increased by $1.1 million as our salesforce increased its in-person engagement with our customers and attendance at sales conferences and events.
General and administrative
	Year ended December 31,
(in thousands)	2021	2020	Change	% Change
General and administrative	$85,717	$24,395	$61,322	251.4%
Percentage of revenue	137.0%	52.7%
General and administrative expenses increased by $61.3 million, or 251.4%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This increase was driven by costs related to the Business Combination and transition to becoming a public company as well as our investments in scaling up our executive and back-office support functions. Stock-based compensation expense increased by $26.8 million as a result of certain equity awards that vested alongside the closing of the Business Combination as well as new awards that were granted throughout 2021. Other personnel costs also increased by $18.6 million as we grew our headcount in 2021, and software costs increased by $1.7 million to support both the higher headcount and scaled-up functions. Recruiting expenses increased by $3.5 million, professional service fees increased by $6.6 million and other costs related to becoming a public company of $3.3 million also contributed to the overall increase as we completed the Business Combination and a Chief Executive Officer transition in 2021.
Liquidity and Capital Resources
Since our inception, our primary sources of liquidity are cash flows from operations, proceeds from the Business Combination and issuances of preferred stock and convertible notes. Our primary uses of liquidity are operating expenses, working capital requirements and capital expenditures. Cash flows from operations have been historically negative as we continue to develop new products and services and increase our sales and marketing efforts. We expect to be cash flow negative on an annual basis, although we may have quarterly results where cash flows from operations are positive.
We expect that our existing cash and cash flows from operations will be sufficient to meet our liquidity, capital expenditure, and anticipated working capital requirements and fund our operations for at least the next 12 months.
Our cash and cash equivalents and investments in marketable securities balance as of December 31, 2022 was $237.8 million. Our future spending on capital resources may vary from those currently planned and will depend on various factors, including our rate of revenue growth and the timing and extent of spending on strategic business initiatives.
We have restricted cash of $4.0 million as of December 31, 2022 to secure a letter of credit for one of our leases, which is expected to be maintained as a security deposit for the duration of the lease. In addition, we have restricted cash of $0.3 million as of December 31, 2022 for a grant issued by the Bill & Melinda Gates Foundation (“BMGF”). The restriction is expected to lapse as we fulfill our obligations in the grant agreement with BMGF.
Our material cash requirements include contractual obligations with third parties for facility lease arrangements for office space and inventory supply agreements. As of December 31, 2022, we had fixed lease payment obligations of $40.6 million, with $3.5 million payable within 12 months. As of December 31, 2022, we had fixed inventory purchase obligations of $56.5 million, all of which is payable within 12 months. We expect to pay for approximately 40% of these purchase obligations payable within the next 12 months using vendor advances.
As of December 31, 2022, we had no obligations, assets or liabilities, which would be considered off-balance sheet arrangements.
Cash Flows
The following table summarizes our sources and uses of cash for the years ended December 31, 2022, 2021 and 2020:
	Year ended December 31,
(in thousands)	2022	2021	2020
Net cash used in operating activities	$(169,115)	$(189,187)	$(81,700)
Net cash used in investing activities	(93,779)	(9,870)	(2,376)
Net cash provided by financing activities	2,881	565,692	54,280
Net (decrease) increase in cash, cash equivalents and restricted cash	$(260,013)	$366,635	$(29,796)
Comparison of the period for the years ended December 31, 2022 and 2021
Cash flows used in operating activities
Net cash used in operating activities represents the cash receipts and disbursements related to our activities other than investing and financing activities. We expect cash provided by historical financing activities will continue to be our primary source of funds to support operating needs and capital expenditures for the foreseeable future.
Net cash used in operating activities decreased by $20.1 million, or 10.6%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The decrease was driven by a $21.8 million decrease in net working capital cash usage partially offset by a $1.7 million increase in net loss adjusted for certain noncash items, primarily driven by the change in fair value of warrant liabilities and stock-based compensation expense. The decrease in net working capital cash usage was mainly due to a $14.5 million decrease in cash used by prepaid expenses and other assets, $7.7 million decrease in cash used by vendor advances and $8.6 million decrease in cash used by accounts payable and accrued expenses, partially offset by a $13.2 million increase in cash used by inventories.
Cash flows used in investing activities
Net cash used in investing activities increased by $83.9 million, or 850.1%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase was primarily due to an increase of $73.5 million in purchases and sales of marketable securities and an increase in purchases of property and equipment of $10.4 million related to the Company’s new office space and additional investments into our software platform.
Cash flows provided by financing activities
Net cash provided by financing activities decreased by $562.8 million, or 99.5%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The decrease was primarily due to the non-recurrence of net proceeds from the Business Combination of $548.4 million and an $18.7 million decrease in option exercises, partially offset by the non-recurrence of the $4.4 million repayment of the Paycheck Protection Program loan.
Comparison of the period for the years ended December 31, 2021 and 2020
Cash flows used in operating activities
Net cash used in operating activities represents the cash receipts and disbursements related to our activities other than investing and financing activities. We expect cash provided by historical financing activities will continue to be our primary source of funds to support operating needs and capital expenditures for the foreseeable future.
Net cash used in operating activities increased by $107.5 million, or 131.6%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The decrease was driven by a $99.1 million increase in net working capital cash usage and an $8.5 million increase in net loss adjusted for certain noncash items, primarily driven by the change in fair value of warrant liabilities and stock-based compensation expense. The increase in net working capital cash usage was mainly due to a $65.6 million increase in cash used by accrued purchase commitments, a $30.8 million increase in cash used by accounts payable and accrued expenses and a $10.6 million increase in cash used by prepaid expenses and other assets, partially offset by a $12.2 million decrease in cash used by inventories.
Cash flows used in investing activities
Net cash used in investing activities increased by $7.5 million, or 315.4%, for the year ended December 31, 2021 compared to year ended December 31, 2020. The increase was primarily due to an increase of $5.5 million in purchases of property and equipment to support the growth and scaling of the business. The increase was also due to the investment activity for the funds received from the Business Combination.
Cash flows provided by financing activities
Net cash provided by financing activities increased by $511.4 million or 942.2%, for the year ended December 31, 2021 compared to year ended December 31, 2020. The increase was primarily due to net proceeds from the Business Combination of $548.4 million. Additionally, the proceeds from the exercise of stock options increased by $19.7 million, which was partially offset by a $4.4 million repayment of a loan under the Paycheck Protection Program that was issued in fiscal 2020, the non-recurrence of $50.0 million of proceeds from the issuance of convertible debt in fiscal 2020 and $4.4 million of proceeds from the loan payable issued in fiscal 2020.
Critical Accounting Policies and Estimates
Our consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The process of preparing financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expense during the period. We base our assumptions, judgments and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances.

Actual results could differ materially from these estimates under different assumptions or conditions. We evaluate our assumptions, judgments and estimates on a regular basis. Historically, our assumptions, judgments and estimates relative to our critical accounting policies have not differed materially from actual results.
While our significant accounting policies are described in more detail in Note 2 “Summary of Significant Accounting Policies” in our consolidated financial statements, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.
Revenue recognition
We generate revenue from the sale of products and software and other services. Our contracts with customers often include multiple performance obligations. Generally, we have identified the following performance obligations can be promised in our contracts with customers:
•	Hardware devices and accessories;
•
Software subscriptions, including renewal subscriptions, which represent an obligation to provide the customer with ongoing access to our cloud-hosted software applications on a continuous basis throughout the subscription period;

•	Implementation and integration services; and
•	Extended warranties.
Transaction price is allocated to all identified performance obligations based on relative standalone selling prices of the underlying goods or services. Each sale of a hardware device or accessory is a performance obligation satisfied at a point in time when control of the good transfers from us to the customer. Our software subscriptions and extended warranties are stand-ready obligations that are satisfied over time, and we use the time-elapsed (i.e., straight-line) measure of progress to recognize revenue for these services. Our implementation and integration services are a performance obligation satisfied over time, and we use costs incurred as inputs into the measure of progress to recognize revenue for these services.
We account for the warranty as an assurance-type warranty. When product revenue is recognized, an estimate of future warranty costs is recognized as cost of product revenue and accrued expenses. Factors that affect the estimate of future warranty costs include historical and current product failure rates, service delivery costs incurred in correcting product failures, warranty policies and business practices.
Our contracts with customers include variable consideration in the form of refunds and credits for product returns and price concessions. We estimate variable consideration using the expected value method based on a portfolio of data from similar contracts.
Stock-based compensation
Our stock-based compensation program includes restricted stock units and stock option grants to our employees, directors and consultants. Stock options are granted at exercise prices not less than the fair market value of our common stock at the dates of grant. For purposes of restricted stock unit grants, the grant date fair value is calculated as the fair market value of the stock on the date of grant. Stock-based compensation expense is recognized over the requisite service periods of awards, which is typically three to four years. We do not apply a forfeiture rate assumption to our awards.
The fair values of stock option grants are estimated using a Black-Scholes option-pricing model. Key inputs and assumptions include the expected term of the option, stock price volatility, risk-free interest rate, dividend yield, stock price and exercise price. Many of the assumptions require significant judgment and changes in assumptions could have a significant impact in the determination of stock-based compensation expense.
No related tax benefits of the stock-based compensation expense have been recognized and no related tax benefits have been realized from the exercise of stock options due to our net operating loss carryforwards.
Inventory and inventory valuation
Inventories are stated at the lower of actual cost, determined using the average cost method, or net realizable value (“NRV”). We routinely evaluate quantities and value of our inventories in light of current market conditions and market trends and record a write-down against the cost of inventories for NRV below cost. NRV is based upon an estimated average selling price reduced by the estimated costs of completion, disposal, and transportation. The determination of NRV involves numerous judgments including estimating selling prices, existing customer orders, and estimated costs of completion, disposal, and transportation. If actual market conditions differ from our estimates, future results of operations could be materially affected. We reduce the value of our inventory for estimated obsolescence or lack of marketability by the difference between the cost of the affected inventory and the estimated market value.
The valuation of inventory also requires us to estimate excess and obsolete inventory. We periodically review the age, condition and turnover of our inventory to determine whether any inventory has become obsolete or has declined in value and incur a charge to operations for known and anticipated inventory obsolescence. We also consider the rate at which new products will be accepted in the marketplace and how quickly customers will transition from older products to newer products, including whether older products can be re-manufactured into new products. The evaluation also takes into consideration new product development schedules, the effect that new products might have on the sale of existing products, product obsolescence, product merchantability and other factors. Market conditions are subject to change and if actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required, which would have a negative impact on gross margin.
Losses expected to arise from firm, non-cancelable and unhedged commitments for the future purchase of inventory items are recognized unless the losses are recoverable through firm sales contracts or other means. We consider a variety of factors and data points when determining the existence and scope of a loss for the minimum purchase commitment. The factors and data points include Company-specific forecasts which are reliant on our limited sales history, agreement-specific provisions, macroeconomic factors and market and industry trends. Determining the loss is subjective and requires significant management judgment and estimates. Future events may differ from those assumed in our assessment, and therefore the loss may change in the future.
We capitalize manufacturing overhead expenditures as part of inventory costs. Capitalized costs primarily include management’s best estimate and allocation of the direct labor, materials costs and other overhead costs incurred related to inventory acquired or produced but not sold during the respective period. Manufacturing overhead costs are capitalized to inventory and are recognized as cost of revenues in future periods based on our rate of inventory turnover.
Recently Adopted Accounting Pronouncements
A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 “Summary of Significant Accounting Policies – Recent Accounting Pronouncements Adopted” to our consolidated financial statements contained in this Annual Report on Form 10-K.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to market risk in the ordinary course of our business as discussed further in the “Risk Factors” section of this prospectus.
Interest Rate Risk
We did not have any floating rate debt as of December 31, 2022. Our cash and cash equivalents are comprised primarily of bank deposits and money market accounts. The primary objective of our investments is the preservation of capital to fulfill liquidity needs. We do not enter into investments for trading or speculative purposes. Due to the short-term nature and low risk profile of these investments, we do not expect cash flows to be affected to any significant degree by a sudden change in market interest rates, including an immediate change of 100 basis points, or one percentage point. Declines in interest rates, however, would reduce future investment income.
Inflation Risk
We do not believe that inflation has had a material effect on our business, financial condition or results of operations, other than its impact on the general economy. Nonetheless, to the extent our costs are subject to inflationary pressures, we may not be able to fully offset such higher costs through price increases or manufacturing efficiencies. Our inability or failure to do so could harm our business, financial condition and results of operations.
Foreign Exchange Risk
We operate our business primarily within the United States and currently execute the majority of our transactions in U.S. dollars. We have not utilized hedging strategies with respect to our foreign exchange exposure. This limited foreign currency translation risk is not expected to have a material impact on our consolidated financial statements.

DESCRIPTION OF BUTTERFLY SECURITIES
The following summary of the material terms of the capital stock of Butterfly Network, Inc. (formerly Longview Acquisition Corp.) is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our amended and restated certificate of incorporation (the “Charter”), our amended and restated bylaws (the “Bylaws”) and the warrant-related documents described herein, each of which are incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and certain provisions of Delaware law. We urge you to read each of our Charter, our Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities. Unless the context requires otherwise, all references to “we”, “us,” “our,” the “Company” and “Butterfly” in this section refer solely to Butterfly Network, Inc. (formerly Longview Acquisition Corp.) and not to our subsidiaries.
Authorized Capital Stock
We are authorized to issue 628,000,000 shares, consisting of 600,000,000 shares of Class A common stock, par value $0.0001 per share, 27,000,000 shares of Class B common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.
Common Stock
Class A Common Stock
Voting Rights
Holders of Class A common stock are entitled to cast one vote per share. Generally, holders of all classes of common stock vote together as a single class, and an action is approved by stockholders if a majority of votes cast affirmatively or negatively on the action are cast in favor of the action, while directors are elected by a plurality of the votes cast. Holders of Class A common stock are not entitled to cumulate their votes in the election of directors.
Dividend Rights
With limited exceptions in the case of certain stock dividends or disparate dividends approved by the affirmative vote of the holders of a majority of the Class A common stock and Class B common stock, each voting separately as a class, holders of Class A common stock will share ratably (based on the number of shares of Class A common stock held), together with each holder of Class B common stock, if and when any dividend is declared by the board of directors out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Class A common stock with respect to the payment of dividends.
Liquidation, Dissolution and Winding Up
On the liquidation, dissolution, distribution of assets or winding up of Butterfly, each holder of Class A common stock, together with each holder of Class B common stock, will be entitled, pro rata on a per share basis, to all assets of Butterfly of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of Butterfly then outstanding and unless disparate or different treatment of the shares of Class A common stock and Class B common stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.
Other Matters
Holders of shares of Class A common stock do not have subscription, redemption or conversion rights. All the outstanding shares of Class A common stock are validly issued, fully paid and non-assessable.
Class B Common Stock
Voting Rights
Holders of Class B common stock are entitled to cast 20 votes per share of Class B common stock. Generally, holders of all classes of our common stock vote together as a single class, and an action is approved by Butterfly stockholders if a majority of votes cast affirmatively or negatively on the action are cast in favor of the action, while directors are elected by a plurality of the votes cast. Holders of Class B common stock are not entitled to cumulate their votes in the election of directors.
Dividend Rights
With limited exceptions in the case of certain stock dividends or disparate dividends approved by the affirmative vote of the holders of a majority of the Class A common stock and Class B common stock, each voting separately as a class, holders of Class B common stock will share ratably (based on the number of shares of Class B common stock held), together with each holder of Class A common stock, if and when any dividend is declared by the board of directors out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Class B common stock with respect to the payment of dividends.
Optional Conversion
Holders of Class B common stock have the right to convert shares of their Class B common stock into fully paid and non-assessable shares of Class A common stock, on a one-to-one basis, at the option of the holder at any time upon written notice to Butterfly.
Mandatory Conversion
Holders of Class B common stock will have their Class B common stock automatically converted into Class A common stock, on a one-to-one basis, upon the occurrence of any of the events described below:
(1)
Any sale, assignment, transfer, conveyance, hypothecation, or other transfer or disposition, directly or indirectly, of any Class B common stock or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation, or otherwise), including, without limitation the transfer of a share of Class B common stock to a broker or other nominee or the transfer of, or entering into a binding agreement with respect to, voting control over such share by proxy or otherwise, other than a permitted transfer.

(2)
Upon the first date on which Dr. Rothberg, together with all other qualified stockholders, collectively cease to beneficially own at least 20% of the number of Class B common stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination, or recapitalization of the Class B common stock) collectively beneficially owned by Dr. Rothberg and permitted transferees of Class B common stock as of the effective time of the Merger.

(3)	Upon the date specified by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Class B common stock, voting as a separate class.
Liquidation Rights
On the liquidation, dissolution, distribution of assets or winding up of Butterfly, each holder of Class B common stock, together with each holder of Class A common stock, will be entitled, pro rata on a per share basis, to all assets of Butterfly of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of Butterfly then outstanding and unless disparate or different treatment of the shares of Class A common stock and Class B common stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.
Preferred Stock
Our Charter provides that the board of directors has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of Butterfly’s assets, which rights may be greater than the rights of the holders of the common stock. There are no shares of preferred stock outstanding as of April 19, 2023.
The purpose of authorizing the board of directors to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on our common stock, diluting the voting power of our common stock or subordinating the dividend or liquidation rights of our common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.
In February 2021, we completed the Business Combination contemplated by the Business Combination Agreement, pursuant to which Legacy Butterfly survived the Merger and became a wholly-owned subsidiary of the Company. In connection with the Merger, Longview changed its name to Butterfly Network, Inc. and Legacy Butterfly changed its name to BFLY Operations, Inc.
As a consequence of the Merger, at the Effective Time, (i) each share of Legacy Butterfly capital stock (other than the Legacy Butterfly Series A preferred stock) that was issued and outstanding immediately prior to the Effective Time was automatically canceled and converted into the right to receive 1.0383 shares of Class A common stock, rounded down to the nearest whole number of shares; (ii) each share of Legacy Butterfly Series A preferred stock that was issued and outstanding immediately prior to the Effective Time was automatically canceled and converted into the right to receive 1.0383 shares of Class B common stock, rounded down to the nearest whole number of shares; (iii) each option to purchase shares of Legacy Butterfly common stock, whether vested or unvested, that was outstanding and unexercised as of immediately prior to the Effective Time was assumed by the Company and became an option (vested or unvested, as applicable) to purchase a number of shares of Class A common stock equal to the number of shares of Legacy Butterfly common stock subject to such option immediately prior to the Effective Time multiplied by 1.0383, rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by 1.0383 and rounded up to the nearest whole cent; (iv) each Legacy Butterfly restricted stock unit outstanding immediately prior to the Effective Time was assumed by the Company and became a restricted stock unit with respect to a number of shares of Class A common stock, rounded to the nearest whole share, equal to the number of shares of Legacy Butterfly common stock subject to such Legacy Butterfly restricted stock unit immediately prior to the Effective Time multiplied by 1.0383; and (v) the principal amount plus accrued but unpaid interest, if any, on the Legacy Butterfly convertible notes outstanding as of immediately prior to the Effective Time was automatically canceled and converted into the right to receive shares of Class A common stock, with such shares of Class A common stock calculated by dividing the outstanding principal plus accrued interest, if any, of each Legacy Butterfly convertible note by $10.00, rounded down to the nearest whole number of shares.
Warrants
Public Stockholders’ Warrants
As of April 19, 2023, there were an aggregate of 13,799,457 outstanding public warrants, which entitle the holder to acquire Class A common stock. Each whole warrant entitles the registered holder to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment as discussed below, beginning on May 26, 2021. A holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire on February 12, 2026 at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
Butterfly will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act, covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to Butterfly satisfying its obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and Butterfly will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.
Butterfly agreed to, as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, use its best efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. Butterfly also agreed to use its best efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Butterfly may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Butterfly so elects, Butterfly will not be required to file or maintain in effect a registration statement, but will use its best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemptions
Butterfly may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities as described below) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date Butterfly sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by Butterfly, Butterfly may exercise its redemption right even if Butterfly is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, Butterfly may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants.
Butterfly has established the $18.00 per share (subject to adjustment) redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Butterfly issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities as described below) as well as the $11.50 warrant exercise price after the redemption notice is issued.
Butterfly may redeem the outstanding warrants:
•	in whole and not in part;
•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Class A common stock except as otherwise described below;

•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which Butterfly sends the notice of redemption to the warrant holders;

•
if, and only if, the private placement warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A common stock) as the outstanding public warrants, as described above; and

•
if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of Class A common stock that a warrant holder will receive upon cashless exercise in connection with a redemption by Butterfly pursuant to this redemption feature, based on the “fair market value” of the Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. In connection with a redemption by Butterfly pursuant to this redemption feature, a warrant holder may still exercise its warrants for cash.
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares of our common stock issuable upon exercise of a warrant is adjusted as set forth below in the first three paragraphs under the heading “- Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.
Redemption Date
(period to expiration of warrants)	≤ 10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥ 18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Class A common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.365 shares of Class A common stock per warrant. Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by Butterfly pursuant to this redemption feature, since they will not be exercisable for any shares of Class A common stock.
Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides Butterfly with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to the Butterfly capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and Butterfly will be required to pay the redemption price to warrant holders if Butterfly chooses to exercise this redemption right and it will allow Butterfly to quickly proceed with a redemption of the warrants if Butterfly determines it is in Butterfly’s best interest to do so. As such, Butterfly would redeem the warrants in this manner when it believes it is in Butterfly’s best interest to update its capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, Butterfly can redeem the warrants when the Class A common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to Butterfly’s capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If Butterfly chooses to redeem the warrants when the Class A common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their warrants for Class A common stock if and when such Class A common stock trades at a price higher than the exercise price of $11.50.
No fractional shares of Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Butterfly will round down to the nearest whole number of the number of shares of Butterfly Class A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A common stock pursuant to the warrant agreement, the warrants may be exercised for such security.
If Butterfly calls the warrants for redemption for $0.01 as described above, Butterfly management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” If Butterfly management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If Butterfly calls the warrants for redemption and Butterfly management does not take advantage of this option, Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify Butterfly in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.
Anti-dilution adjustments. If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (1) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (2) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if Butterfly, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of Butterfly capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of shares of Class A common stock in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.
If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.
Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affect the par value of such shares of Class A common stock), or in the case of any merger or consolidation of Butterfly with or into another corporation (other than a consolidation or merger in which Butterfly is the continuing corporation and that does not result in any reclassification or reorganization of outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Butterfly as an entirety or substantially as an entirety in connection with which Butterfly is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of the Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Charter) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of common equity in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.
The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of Class A common stock.
Private Placement Warrants
As of April 19, 2023, there were 6,853,333 private placement warrants outstanding. The private placement warrants are not redeemable by Butterfly for cash so long as they are held by the Initial Stockholders or their permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the public warrants sold in Longview’s initial public offering, including that they may be redeemed for shares of Class A common stock. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by Butterfly and exercisable by the holders on the same basis as the warrants included in the units sold in the initial public offering.
Registration Rights
Pursuant to the Subscription Agreements, the PIPE Investors purchased shares of Longview Class A common stock immediately prior to the closing of the Business Combination and the PIPE Investors are entitled to certain registration rights. In particular, Butterfly agreed to, within forty-five (45) calendar days after the closing of the Business Combination, file with the SEC (at Butterfly’s sole cost and expense) a registration statement registering the resale of the shares of Class A common stock issued to the PIPE Investors, and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or the 120th calendar day if the SEC notifies Butterfly that it will “review” such registration statement) following the closing of the Business Combination and (ii) the 10th business day after the date Butterfly is notified (orally or in writing) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.
At the closing of the Business Combination, Butterfly, the Initial Stockholders, including the Sponsor, certain affiliates of Glenview Capital Management, LLC (the “Sponsor Group Holders”) and certain of our directors, officers and affiliates and directors, officers and affiliates of Legacy Butterfly (the “Butterfly Holders”) entered into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”), pursuant to which, among other things, the Sponsor Group Holders and the Butterfly Holders agreed not to effect any sale or distribution of any equity securities of Butterfly held by any of them (except with respect to shares of Class A common stock acquired in open market transactions or by Sponsor Group Holders pursuant to the PIPE Financing or the conversion of Butterfly convertible notes) during the respective lock-up periods described therein and below and were granted certain registration rights with respect to their respective shares of our common stock, in each case, on the terms and subject to the conditions therein. In particular, the Amended and Restated Registration Rights Agreement provides for the following registration rights:
•
Registration rights. Promptly, but in any event within 60 days following the closing of the Business Combination, Butterfly was required to use its commercially reasonable efforts to file a registration statement under the Securities Act to permit the public resale of all registrable securities as permitted by Rule 415 of the Securities Act and to cause such registration statement to be declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the filing deadline (or 90 days following the filing deadline if the registration statement is reviewed by and receives comments from the SEC). As soon as practicable following the date of effectiveness of the registration statement, but in any event within two business days of such date, Butterfly agreed to notify the holders of registrable securities of the effectiveness of such registration statement. At any time at which Butterfly has an effective shelf registration statement with respect to a holder’s registrable securities, any such holder may request to sell all or a portion of their registrable securities pursuant to an underwritten offering pursuant to such shelf registration statement, provided that such holder(s) reasonably expect any such sales to generate aggregate gross proceeds in excess of $50 million or reasonably expect to sell all of the registrable securities held by such holder, but in no event for aggregate gross proceeds of less than $10 million in gross proceeds. Butterfly will enter into an underwriting agreement with a managing underwriter or underwriters selected by the initiating holder(s), after consultation with Butterfly, and will take all such other reasonable actions as are requested by the managing underwriter to expedite or facilitate the disposition of such registrable securities.

•
Demand registration rights. At any time after the closing of the Business Combination, if Butterfly does not have an effective registration statement outstanding, Butterfly will be required, upon the written request of the holders of at least a majority-in-interest of the then-outstanding registrable securities held by the Sponsor Group Holders or the Butterfly Holders, as soon as practicable but not more than 45 days after receipt of such written request, to file a registration statement and to effect the registration of all or part of their registrable securities. Butterfly is not obligated to effect more than an aggregate of three registrations pursuant to a demand registration request.

•
Piggyback registration rights. At any time after the closing of the Business Combination, if Butterfly proposes to file a registration statement under the Securities Act to register any of its equity securities, or securities or other obligations exchangeable or convertible into equity securities, or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions and reductions as described in the Amended and Restated Registration Rights Agreement, then Butterfly will give written notice of such proposed filing to the holders of registrable securities as soon as practicable but not less than 10 days before the anticipated filing of such registration statement. Upon the written request of any holder of registrable securities in response to such written notice, Butterfly will, in good faith, cause such registrable securities to be included in the registration statement and use its commercially reasonable efforts to cause the underwriters of any proposed underwritten offering to include such holders’ registrable securities on the same terms and conditions as any similar securities of Butterfly included in such registration.

In addition, Butterfly agreed to, as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, use its best efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the public warrants, as described above under “- Warrants - Public Stockholders’ Warrants.”
Lock-Up Restrictions
Under the Amended and Restated Registration Rights Agreement, the holders of Founder Shares and the shares of our Class A common stock issued or issuable upon the exercise of any private placement warrants, agreed not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute any such securities or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive such securities, whether then owned or thereafter acquired, that are owned directly by such holder (including securities held as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC, other than certain permitted transfers, including not to engage in any hedging or other transaction with respect to such securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such securities, for the period ending on the earlier of (a) one year after the closing of the Business Combination, and (b) subsequent to the closing of the Business Combination, (x) if the last reported sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading days commencing at least 150 days after the closing of the Business Combination; provided that all shares of common stock of Butterfly held by Butterfly Holders have been registered on an effective registration statement, or (y) the date on which we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of Butterfly’s public stockholders having the right to exchange their shares of our Class A common stock for cash, securities or other property. These lock-up restrictions have expired.
Exclusive Forum
Our Charter provides that, to the fullest extent permitted by law, unless Butterfly otherwise consents in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Butterfly, (2) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of Butterfly, (3) any action asserting a claim against Butterfly arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”), the Charter or Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery, (4) any action to interpret, apply, enforce or determine the validity of any provisions of the Charter or Bylaws, or (5) any other action asserting a claim governed by the internal affairs doctrine. Notwithstanding the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act and the provisions of our Charter described above will not apply to claims arising under the Exchange Act or other federal securities laws for which there is exclusive federal jurisdiction.
Anti-Takeover Effects of Provisions of the Charter, Bylaws and Applicable Law
Certain provisions of the Charter, Bylaws, and laws of the State of Delaware, where Butterfly is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the Class A common stock and the Class B common stock. Butterfly believes that the benefits of increased protection give Butterfly the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure Butterfly and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.
Authorized but Unissued Shares
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of Butterfly by means of a proxy contest, tender offer, merger, or otherwise.
Dual Class Stock
As described above, the Charter provides for a dual class common stock structure which provides Dr. Rothberg with the ability to control the outcome of matters requiring stockholder approval, even though he owns significantly less than a majority of the shares of our outstanding common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of Butterfly or its assets.

Blank Check Preferred Stock
The Charter provides for 1,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in the best interests of Butterfly or its stockholders, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, the Charter grants the board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of the holders of shares of common stock and may have the effect of delaying, deterring or preventing a change in control of Butterfly.
Number of Directors
The Charter and Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors may be fixed from time to time solely pursuant to a resolution adopted by the Board; provided, however, that prior to the first date on which the issued and outstanding shares of Class B common stock represent less than 50% of the voting power of the then outstanding shares of capital stock of Butterfly that would be entitled to vote for the election of directors at an annual meeting of stockholders, unless approved by the holders of a majority in voting power of the shares of capital stock of Butterfly that would then be entitled to vote in the election of directors at an annual meeting or by written consent, the number of directors may not exceed nine (9).
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
The Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide Butterfly with certain information. Generally, to be timely, a stockholder’s notice must be delivered to, or mailed and received at Butterfly’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the chairperson of the meeting at a meeting of the stockholders to determine whether a proposal to the meeting was properly brought and to adopt rules and regulations for the conduct of meetings, except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Butterfly.
Limitations on Stockholder Action by Written Consent
The Charter provides that, subject to the terms of any series of Butterfly preferred stock, any action required or permitted to be taken by the stockholders of Butterfly must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting; provided, however, that prior to the first date on which the issued and outstanding shares of Class B common stock represent less than 50% of the voting power of the then outstanding shares of capital stock of Butterfly that would then be entitled to vote for the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders, may be taken by written consent if such written consent is signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such matter were present and voted.
Amendment of the Charter and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

The Charter provides that it may be amended by Butterfly in the manners provided therein or prescribed by statute. The Charter provides that the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal any provision of the Charter, or adopt any provision of the Charter inconsistent therewith.
If any of the Class B common stock shares are outstanding, in addition to any vote required by Delaware law, the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Class B common stock, voting as a separate class, is required to amend the Charter (1) in a manner that changes any of the voting, conversion, dividend or liquidation provisions of the shares of Class B common stock, (2) to provide for each share of Class A common stock or any preferred stock to have more than one vote per share or any rights to a separate class vote of the holders of shares of Class A common stock other than as provided by the Charter or required by the DGCL, or (3) to otherwise adversely impact the rights, powers, preferences or privileges of the shares of Class B common stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of Class A common stock.
If any shares of Class A common stock are outstanding, Butterfly will not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, voting as a separate class, in addition to any other vote required by applicable law or the Charter, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of the Charter (1) in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of Class A common stock so as to affect them adversely; or (2) to provide for each share of Class B common stock to have more than twenty (20) votes per share or any rights to a separate class vote of the holders of shares of Class B common stock other than as provided by the Charter or required by the DGCL.
The Charter also provides that the board of directors will have the power to adopt, amend, alter, or repeal the Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the board of directors at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or the Charter. The stockholders of Butterfly are prohibited from adopting, amending, altering, or repealing the Bylaws, or to adopt any provision inconsistent with the Bylaws, unless such action is approved, in addition to any other vote required by the Charter, by the Requisite Stockholder Consent (as defined in the Charter).
Business Combinations
Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:
(1)	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
(2)
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)
at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of Butterfly’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
Since Butterfly has not opted out of Section 203 of the DGCL, it will apply to Butterfly. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with Butterfly for a three-year period. This provision may encourage companies interested in acquiring Butterfly to negotiate in advance with the board of directors because the stockholder approval requirement would be avoided if the board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Charter does not authorize cumulative voting.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of Butterfly or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.
The Bylaws provide that Butterfly shall indemnify and advance expenses to Butterfly’s directors and officers to the fullest extent authorized by the DGCL. Butterfly also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for Butterfly directors, officers, and certain employees for some liabilities. Butterfly believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in the Charter and Bylaws may discourage stockholders from bringing lawsuits against directors for any alleged breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Butterfly and its stockholders. In addition, your investment may be adversely affected to the extent Butterfly pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of Butterfly’s directors, officers, or employees for which indemnification is sought.
Corporate Opportunities
The Charter provides for the renouncement by Butterfly of any interest or expectancy of Butterfly in, or being offered an opportunity to participate in any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into possession of, any director of Butterfly who is not an employee of Butterfly or any of its subsidiaries, unless such matter, transaction, or interest is presenting to, or acquired, created, or developed by, or otherwise comes into the possession of a director of Butterfly expressly and solely in that director’s capacity as a director of Butterfly.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, Butterfly’s stockholders will have appraisal rights in connection with a merger or consolidation of Butterfly. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of Butterfly’s stockholders may bring an action in Butterfly’s name to procure a judgment in Butterfly’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Butterfly’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar
The transfer agent for Butterfly capital stock is Continental Stock Transfer & Trust Company.
Stock Exchange Listing
Butterfly’s Class A common stock and warrants to purchase Class A common stock are listed for trading on the NYSE under the symbol “BFLY” and “BFLY WS”, respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A common stock, Class B common stock or warrants of Butterfly for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Butterfly at the time of, or at any time during the three months preceding, a sale and (ii) Butterfly is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.
Persons who have beneficially owned restricted Class A common stock, Class B common stock or warrants of Butterfly for at least six months but who are affiliates of Butterfly at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•	1% of the total number of shares of Butterfly Class A common stock then outstanding; or
•	the average weekly reported trading volume of Butterfly’s Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of Butterfly under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about Butterfly.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business- combination related shell companies) or issuers that have been at any time previously a shell company.
However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.
Following the Closing, Butterfly was no longer a shell company and filed current Form 10-type information with the SEC on February 16, 2021. Butterfly is subject to the Exchange Act periodic reporting requirements and, as of May 1, 2023, Butterfly believes it is in compliance with the current public information requirements of Rule 144. Accordingly, Rule 144 is available for the resale of the above-noted restricted securities as long as the conditions listed above continue to be satisfied.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to the Company regarding the beneficial ownership of the Company’s common stock as of April 19, 2023 by:
•	each person known to the Company to be the beneficial owner of more than 5% of outstanding Company common stock;
•	each of the Company’s NEOs and directors; and
•	all current executive officers and directors of the Company as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days and restricted stock units (“RSUs”) that vest within 60 days. Company stock issuable upon exercise of options and warrants currently exercisable within 60 days and RSUs that vest within 60 days are deemed outstanding solely for purposes of calculating the percentage of total ownership and total voting power of the beneficial owner thereof.
The beneficial ownership of Company common stock is based on 177,481,605 shares of the Company’s Class A common stock and 26,426,937 shares of the Company’s Class B common stock issued and outstanding as of April 19, 2023.
Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of the Company’s common stock beneficially owned by them.
Name and Address of Beneficial Owner(1)	Number of shares of Class A Common Stock	%	Number of shares of Class B Common Stock	%	% of Total Voting Power**
Directors and Executive Officers:
Jonathan M. Rothberg, Ph.D.(2)	10,474,911	5.9	26,426,937	100	76.3
Larry Robbins(3)	17,404,767	9.8	—	—	2.5
Dawn Carfora(4)	90,655	*	—	—	*
Elazer Edelman, M.D., Ph.D.(5)	79,940	*	—	—	*
Gianluca Pettiti(6)	96,660	*	—	—	*
S. Louise Phanstiel(7)	138,695	*	—	—	*
Erica Schwartz, M.D., J.D., M.P.H.(8)	56,199	*	—	—	*
Heather C. Getz(9)	242,412	*	—	—	*
Andrei G. Stoica, Ph.D.(10)	184,453	*	—	—	*
All Current Directors and Executive Officers of the Company as a Group (10 Individuals)(11)	28,941,389	16.3	26,426,937	100	79
Five Percent Holders:
Jonathan M. Rothberg, Ph.D.(2)	10,474,911	5.9	26,426,937	100	76.3
Fosun Industrial Co., Limited(12)	10,716,630	6	—	—	1.5
Entities Affiliated with Glenview Capital Management(3)	17,404,767	9.8	—	—	2.5
Blackrock, Inc.(13)	10,448,729	5.9	—	—	1.5
The Vanguard Group(14)	12,052,848	6.8	—	—	1.7
ARK Investment Management LLC(15)	10,000,460	5.6	—	—	1.4
*	Indicates beneficial ownership of less than 1%.
**
Percentage of total voting power represents voting power with respect to all outstanding shares of our Class A common stock and our Class B common stock as a single class. Each share of our Class B common stock is entitled to 20 votes per share and each share of our Class A common stock is entitled to one vote per share.

(1)	Unless otherwise indicated, the business address of each of these individuals is c/o Butterfly Network, Inc., 1600 District Avenue, Burlington, MA 01803.
(2)
Consists of (i) 2,523,517 shares of Class A common stock held by Dr. Rothberg, (ii) 48,231 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of April 19, 2023, held by Dr. Rothberg, (iii) 21,645 shares of Class A common stock issuable upon the exercise of options exercisable within 60 days of April 19, 2023, held by Dr. Rothberg, (iv) 6,202,545 shares of Class A common stock distributed from 2012 JMR Trust Common, LLC and held by entities owned by trusts created for the benefit of Dr. Rothberg's children, (v) 952,277 shares of Class A common stock held by 1997 JMR Trust Common, LLC, (vi) 726,696 shares of Class A common stock held by Dr. Rothberg’s spouse and (vii) 26,426,937 shares of Class B common stock held by 4C Holdings I, LLC, 4C Holdings II, LLC, 4C Holdings III, LLC, 4C Holdings IV, LLC and 4C Holdings V, LLC (the “4C Holdings LLCs”). Dr. Rothberg is the sole manager of the 4C Holdings LLCs and therefore has sole voting and investment control over the shares. Dr. Rothberg is the Company’s former Interim Chief Executive Officer, Founder and is currently a member of the board of directors.
(3)
Consists of (i) 4,546,687 shares of Class A common stock held by Longview Investors LLC, (ii) 8,033,501 shares of Class A common stock held by Glenview Capital Partners, L.P., Glenview Institutional Partners, L.P., Glenview Capital Master Fund, LTD., Glenview Capital Opportunity Fund, L.P., Glenview Healthcare Master Fund, L.P. and Glenview Offshore Opportunity Master Fund, LTD. (the “Glenview Investment Funds”), (iii) 3,032,600 shares underlying private placement warrants held by Longview Investors LLC that are exercisable within 60 days of April 19, 2023, (iv) 1,713,333 shares underlying private placement warrants held by the Glenview Investment Funds that are exercisable within 60 days of April 19, 2023, (v) 8,770 shares of Class A common stock held by Mr. Robbins; (vi) 48,231 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of April 19, 2023 held by Mr. Robbins, and (vii) 21,645 shares of Class A common stock issuable upon the exercise of options exercisable within 60 days of April 19, 2023 held by Mr. Robbins. Mr. Robbins is the managing member of Longview Investors LLC; the founder, portfolio manager and chief executive officer of Glenview Capital Management, LLC; and a member of our board of directors. Glenview Capital Management, LLC serves as investment manager to each of the Glenview Funds. Mr. Robbins shares voting and dispositive power over the shares held by Longview Investors LLC, Glenview Capital Management, LLC and the Glenview Investment Funds and may be deemed to beneficially own such shares. The address of the principal business office for Mr. Robbins, Longview Investors LLC and the Glenview Investment Funds is 767 Fifth Avenue, 44th Floor, New York, NY 10153.

(4)
Consists of (i) 20,779 shares of Class A common stock, (ii) 48,231 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of April 19, 2023, and (iii) 21,645 shares of Class A common stock issuable upon the exercise of options exercisable within 60 days of April 19, 2023.

(5)
Consists of (i) 10,064 shares of Class A common stock, (ii) 48,231 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of April 19, 2023, and (iii) 21,645 shares of Class A common stock issuable upon the exercise of options exercisable within 60 days of April 19, 2023.

(6)
Consists of (i) 26,784 shares of Class A common stock, (ii) 48,231 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of April 19, 2023, and (iii) 21,645 shares of Class A common stock issuable upon the exercise of options exercisable within 60 days of April 19, 2023.

(7)
Consists of (i) 60,049 shares of Class A common stock held by H.G. Phanstiel LP (ii) 8,770 shares of Class A common stock held by Ms. Phanstiel, (iii) 21,645 shares of Class A common stock issuable upon the exercise of options exercisable within 60 days of April 19, 2023 and (iv) 48,231 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of April 19, 2023. Ms. Phanstiel is the Managing Member of H.G. Phanstiel LP, and therefore has voting and investment control over the shares.

(8)	Consists of (i) 7,968 shares of Class A common stock and (ii) 48,231 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of April 19, 2023.
(9)
Consists of (i) 157,123 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of April 19, 2023, and (ii) 85,289 shares of Class A common stock issuable upon the exercise of options exercisable within 60 days of April 19, 2023.

(10)
Consists of (i) 107,854 shares of Class A common stock, (ii) 25,862 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of April 19, 2023 and (iii) 50,737 shares of Class A common stock issuable upon the exercise of options exercisable within 60 days of April 19, 2023.

(11)
See footnotes 2 through 10; also includes 172,697 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of April 19, 2023 held by Larry Weiss, the Company’s Chief Legal Officer and Corporate Secretary.

(12)
Information is based on the Schedule 13G/A filed by Fosun Industrial Co., Limited (“Fosun Industrial”) and Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (“Fosun Pharma”) on February 14, 2023, Consists of shares of Class A common stock held by Fosun Industrial. Fosun Industrial is a wholly-owned subsidiary of Fosun Pharma. Fosun Pharma is a subsidiary of, and is beneficially held approximately 35.82% by, Shanghai Fosun High Technology (Group) Co. Ltd. (“Fosun High Technology”) and 0.22% by Fosun International Limited (“Fosun International”). Fosun High Technology is a wholly-owned subsidiary of Fosun International, which is a subsidiary of, and is beneficially held approximately 73.53% by, Fosun Holdings Limited (“Fosun Holdings”). Fosun Holdings is a wholly-owned subsidiary of Fosun International Holdings Ltd. (“Fosun International Holdings”). Fosun International Holdings is beneficially held approximately 85.29% by Guo Guangchang and 14.71% by Wang Qunbin. Guo Guangchang controls Fosun International Holdings and could therefore be deemed the beneficial owner of the securities held by Fosun Industrial. The address of the principal business office for Fosun Pharma is No. 1289 Yishan Road (Building A, Fosun Technology Park), Shanghai 200233, People’s Republic of China. The address of the principal business office for Fosun Industrial is 5/F, Manulife Place, 348 Kwun Tong Road, Kowloon, Hong Kong.

(13)
Information is based on the Schedule 13G/A filed by BlackRock, Inc. on February 1, 2023, consists of shares of Class A common stock beneficially owned, or that may be deemed to be beneficially owned, by BlackRock, Inc. and certain of its subsidiaries as of December 31, 2022. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(14)
Information is based on the Schedule 13G/A filed by The Vanguard Group on February 9, 2023, consists of shares of Class A common stock beneficially owned, or that may be deemed to be beneficially owned, by The Vanguard Group, Inc.’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, as of December 31, 2022. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(15)
Information is based on the Schedule 13G filed by ARK Investment Management LLC on February 10, 2023, consists of shares of Class A common stock beneficially owned, or that may be deemed to be beneficially owned, by ARK Investment Management LLC as of December 31, 2022. The principal business address of ARK Investment Management LLC is 200 Central Avenue, St. Petersburg, FL 33701.

SELLING SECURITYHOLDERS
This prospectus relates to the possible resale by the Selling Securityholders of up to 45,986,567 shares of our Class A common stock, up to 26,426,937 shares of our Class B common stock, and up to 6,800,933 Private Placement Warrants. The Selling Securityholders may from time to time offer and sell any or all of the Class A common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A common stock, shares of Class B common stock or Private Placement Warrants other than through a public sale. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A common stock, shares of Class B common stock or warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A common stock, Class B common stock and warrants in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.
The following table is prepared based on information provided to us by the Selling Securityholders. It sets forth the name and address of the Selling Securityholders, the aggregate number of shares of Class A common stock, shares of Class B common stock and Private Placement Warrants that the Selling Securityholders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Securityholders both before and after the offering. We have based the percentage ownership prior to this offering on 177,481,605 shares of Class A common stock, 26,426,937 shares of Class B common stock and 6,853,333 Private Placement Warrants outstanding, in each case as of April 19, 2023. In calculating percentages of shares of Class A common stock owned by a particular Selling Securityholder, we treated as outstanding the number of shares of Class A common stock issuable upon exercise of that particular Selling Securityholder’s Private Placement Warrants or options, or upon the vesting of their restricted stock units or conversion of their Class B common stock, if any, and did not assume the exercise of any other Selling Securityholder’s Private Placement Warrants or options, or the vesting of any other Selling Securityholder’s restricted stock units or conversion of any other Selling Securityholder’s Class B common stock.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Shares of Class A Common Stock Beneficially Owned Prior to this Offering**		Shares of Class B Common Stock Beneficially Owned Prior to this Offering		Private Placement Warrants Beneficially Owned Prior to this Offering		Number of shares of Class A Common Stock Being Offered	Number of Shares of Class B Common Stock Being Offered***	Number of Private Placement Warrants Being Offered	Shares of Class A Common Stock Beneficially Owned After this Offered Shares of Class A Common Stock are Sold		Shares of Class B Common Stock Beneficially Owned After the Offered Shares of Class B Common Stock are Sold		Private Placement Warrants Beneficially Owned After the Offered Warrants are Sold
	Shares	Percent	Shares	Percent	Shares	Percent				Shares	Percent	Shares	Percent	Shares	Percent
Longview Investors LLC(1)	4,546,687	2.6%	—	—	3,032,600	44.3%	4,546,687	—	3,032,600	—	—	—	—	—	—
4C Holdings I, LLC (2)(3)	—	—	9,716,596	36.8%	—	—	—	9,716,596	—	—	—	—	—	—	—
Fosun Industrial Co., Limited(4)	10,716,630	6.0%	—	—	—	—	10,716,630	—	—	—	—	—	—	—	—
Henry B. Rothberg (2)	2,239,637	1.3%	—	—	—	—	2,239,637	—	—	—	—	—	—	—	—
AJR 2012 Irrevocable Trust(2)	696,851	*	—	—	—	—	696,851	—	—	—	—	—	—	—	—
4C Holdings V, LLC (2)(3)	—	—	8,845,238	33.5%	—	—	—	8,845,238	—	—	—	—	—	—	—
4C Holdings II, LLC (2)(3)	—	—	2,621,701	9.9%	—	—	—	2,621,701	—	—	—	—	—	—	—
4C Holdings III, LLC (2)(3)	—	—	2,621,701	9.9%	—	—	—	2,621,701	—	—	—	—	—	—	—
4C Holdings IV, LLC (2)(3)	—	—	2,621,701	9.9%	—	—	—	2,621,701	—	—	—	—	—	—	—
Jonathan M. Rothberg, Ph.D. (2)(5)	3,297,854	1.9%	—	—	—	—	2,514,747	—	—	783,107	*	—	—	—	—
Deborah J. Rothberg (2)	1,501,058	*	—	—	—	—	1,501,058	—	—	—	—	—	—	—	—
Glenview Capital Master Fund, Ltd. (6)	3,351,070	1.9%	—	—	825,682	12.0%	1,617,387	—	825,682	1,733,683	*	—	—	—	—
Laurent Faracci(7)	1,580,802	*	—	—	—	—	1,580,802	—	—	—	—	—	—	—	—
Glenview Capital Opportunity Fund, L.P.(6)	2,320,123	1.3%	—	—	443,806	6.5%	1,333,067	—	443,806	987,056	*	—	—	—	—
John Rodin(8)	1,541,550	*	—	—	616,800	9.0%	1,541,550	—	616,800	—	—	—	—	—	—
Lee Hathaway(9)	770,625	*	—	—	514,000	7.5%	770,625	—	514,000	—	—	—	—	—	—
Anil Fernando(10)	1,284,625	*	—	—	514,000	7.5%	1,284,625	—	514,000	—	—	—	—	—	—
Jeff Patterson(11)	385,388	*	—	—	154,200	2.3%	385,388	—	154,200	—	—	—	—	—	—
Mark Horowitz(12)	462,375	*	—	—	308,400	4.5%	462,375	—	308,400	—	—	—	—	—	—
GIJAMI Trust(2)	306,157	*	—	—	—	—	306,157	—	—	—	—	—	—	—	—
David A. Rothberg (2)	1,097,581	*	—	—	—	—	1,097,581	—	—	—	—	—	—	—	—
Glenview Offshore Opportunity Master Fund, Ltd.(6)	1,886,131	1.1%	—	—	391,445	5.7%	1,144,874	—	391,445	741,257	*	—	—	—	—
Celia R. Meadow(2)	711,472	*	—	—	—	—	711,472	—	—	—	—	—	—	—	—
Darius Shahida (2)(13)	959,915	*	—	—	—	—	959,915	—	—	—	—	—	—	—	—
UPMC(14)	1,000,000	*	—	—	—	—	1,000,000	—	—	—	—	—	—	—	—
Vanguard Health Management, Inc. (15)	1,000,000	*	—	—	—	—	1,000,000	—	—	—	—	—	—	—	—
1997 JMR Trust Common, LLC(2)	952,277	*	—	—	—	—	952,277	—	—	—	—	—	—	—	—
Bonnie E Gould Rothberg MD(2)	726,696	*	—	—	—	—	726,696	—	—	—	—	—	—	—	—
Hartz VC Butterfly, LLC(16)	100,000	*	—	—	—	—	100,000	—	—	—	—	—	—	—	—
FMR LLC(17)	231,121	*	—	—	—	—	231,064	—	—	57	*	—	—	—	—
Stephanie Fielding (2)	23,848	*	—	—	—	—	23,848	—	—	—	—	—	—	—	—
David A. Rothberg and Nan Birdwhistell (2)	435,228	*	—	—	—	—	435,228	—	—	—	—	—	—	—	—
The Jeffrey S. Samberg Amended and Restated Revocable Trust Indenture(18)	30,000	*	—	—	—	—	30,000	—	—	—	*	—	—	—	—
Mary Miller(2)(19)	415,320	*	—	—	—	—	415,320	—	—	—	—	—	—	—	—
TBC 222 LLC(20)	250,000	*	—	—	—	—	250,000	—	—	—	—	—	—	—	—
The Joseph D. Samberg Revocable Trust (21)	30,000	*	—	—	—	—	30,000	—	—	—	*	—	—	—	—
Alex Rothberg(2)	323,463	*	—	—	—	—	323,463	—	—	—	—	—	—	—	—

	Shares of Class A Common Stock Beneficially Owned Prior to this Offering**		Shares of Class B Common Stock Beneficially Owned Prior to this Offering		Private Placement Warrants Beneficially Owned Prior to this Offering		Number of shares of Class A Common Stock Being Offered	Number of Shares of Class B Common Stock Being Offered***	Number of Private Placement Warrants Being Offered	Shares of Class A Common Stock Beneficially Owned After this Offered Shares of Class A Common Stock are Sold		Shares of Class B Common Stock Beneficially Owned After the Offered Shares of Class B Common Stock are Sold		Private Placement Warrants Beneficially Owned After the Offered Warrants are Sold
	Shares	Percent	Shares	Percent	Shares	Percent				Shares	Percent	Shares	Percent	Shares	Percent
Judith Fae Laikin Rothberg Family Trust(2)	244,862	*	—	—	—	—	244,862	—	—	—	—	—	—	—	—
Albany Private Equity Holdings Trust(22)	3,171,738	1.8%	—	—	—	—	220,000	—	—	2,951,738	1.7%	—	—	—	—
Elizabeth A. Whayland(2)	271,320	*	—	—	—	—	114,946	—	—	156,374	*	—	—	—	—
Glenview Capital Partners, L.P.(6)	281,584	*	—	—	52,400	*	201,220	—	—	80,364	*	—	—	52,400	*
Micol Molinari(2)	51,000	*	—	—	—	—	51,000	—	—	—	—	—	—	—	—
Ana Florez(2)	222,359	*	—	—	—	—	143,762	—	—	78,597	*	—	—	—	—
Daniel B Rothberg 2021 Irrevocable Dir. Trust(2)	132,343	*	—	—	—	—	132,343	—	—	—	—	—	—	—	—
Jason B Rothberg 2021 Irrevocable Dir. Trust(2)	132,343	*	—	—	—	—	132,343	—	—	—	—	—	—	—	—
Jason Molinari(2)	124,960	*	—	—	—	—	124,960	—	—	—	—	—	—	—	—
Triumph Ventures LP (22)	120,099	*	—	—	—	—	120,099	—	—	—	—	—	—	—	—
TRATE Ventures, LLC(23)	129,000	*	—	—	—	—	129,000	—	—	—	—	—	—	—	—
Simone A. Meadow Trust(2)	77,322	*	—	—	—	—	77,322	—	—	—	—	—	—	—	—
Averill L. Meadow Trust(2)	77,322	*	—	—	—	—	77,322	—	—	—	—	—	—	—	—
Herschel Meadow Trust(2)	78,645	*	—	—	—	—	78,645	—	—	—	—	—	—	—	—
HAS 2012 GST Trust (2)	77,322	*	—	—	—	—	77,322	—	—	—	—	—	—	—	—
Samantha Rothberg (2)	71,882	*	—	—	—	—	71,882	—	—	—	—	—	—	—	—
Rebecca T. Rothberg (2)	71,882	*	—	—	—	—	71,882	—	—	—	—	—	—	—	—
Sheila Bennett Alderman(2)	71,882	*	—	—	—	—	71,882	—	—	—	—	—	—	—	—
Jason B. Rothberg 2012 Trust(2)	56,180	*	—	—	—	—	56,180	—	—	—	—	—	—	—	—
Daniel B. Rothberg 2012 Trust(2)	70,224	*	—	—	—	—	70,224	—	—	—	—	—	—	—	—
Jason B. Rothberg 2012 Irrevocable Trust(2)	70,224	*	—	—	—	—	70,224	—	—	—	—	—	—	—	—
Daniel B. Rothberg 2012 Irrevocable Trust(2)	63,202	*	—	—	—	—	63,202	—	—	—	—	—	—	—	—
Jason Emanuele Molinari as Cust for Sophia Alessandra Molinari UTMA GA(2)	61,181	*	—	—	—	—	61,181	—	—	—	—	—	—	—	—
Jason Molinari as Cust for William Molinari UTMA GA(2)	61,181	*	—	—	—	—	61,181	—	—	—	—	—	—	—	—
H.G. Phanstiel LP (2)(24)	60,049	*	—	—	—	—	60,049	—	—	—	—	—	—	—	—
Copper Beech Partners, LLC(25)	35,109	*	—	—	—	—	10,000	—	—	25,109	*	—	—	—	—
Andrew Rothberg (2)	17,500	*	—	—	—	—	17,500	—	—	—	—	—	—	—	—
Michael J Rothberg Cust Justin Rothberg UTMA FL(2)	34,504	*	—	—	—	—	34,504	—	—	—	—	—	—	—	—
Gianluca Pettiti (2)(26)	96,660	*	—	—	—	—	18,014	—	—	78,646	*	—	—	—	—
Dawn Carfora (2)(27)	90,655	*	—	—	—	—	12,009	—	—	78,646	*	—	—	—	—
Westley Moore(28)	25,000	*	—	—	—	—	25,000	—	—	—	—	—	—	—	—
Derek Cribbs(29)	25,000	*	—	—	—	—	25,000	—	—	—	—	—	—	—	—
Randy Simpson(30)	25,000	*	—	—	—	—	25,000	—	—	—	—	—	—	—	—
Ali Tesoriero Saslafsk(2)	2,250	*	—	—	—	—	2,250	—	—	—	—	—	—	—	—

	Shares of Class A Common Stock Beneficially Owned Prior to this Offering**		Shares of Class B Common Stock Beneficially Owned Prior to this Offering		Private Placement Warrants Beneficially Owned Prior to this Offering		Number of shares of Class A Common Stock Being Offered	Number of Shares of Class B Common Stock Being Offered***	Number of Private Placement Warrants Being Offered	Shares of Class A Common Stock Beneficially Owned After this Offered Shares of Class A Common Stock are Sold		Shares of Class B Common Stock Beneficially Owned After the Offered Shares of Class B Common Stock are Sold		Private Placement Warrants Beneficially Owned After the Offered Warrants are Sold
	Shares	Percent	Shares	Percent	Shares	Percent				Shares	Percent	Shares	Percent	Shares	Percent
Eric S. Meadow and Jason Molinari, as Trustees of the CRM 2020 GST Trust B/O Simone Meadow(2)	99,645	*	—	—	—	—	99,645	—	—	—	—	—	—	—	—
Eric S. Meadow and Jason Molinari, as Trustees of the CRM 2020 GST Trust B/O Averill Meadow(2)	103,644	*	—	—	—	—	103,644	—	—	—	—	—	—	—	—
Eric S. Meadow and Jason Molinari, as Trustees of the CRM 2020 GST Trust B/O Herschel Meadow(2)	101,645	*	—	—	—	—	101,645	—	—	—	—	—	—	—	—
AJR A Irrevocable Trust u/a/d November 1, 2021, Judith Fae Laikin Rothberg and Jason Molinari, Trustees(2)	1,000,000	*	—	—	—	—	1,000,000	—	—	—	—	—	—	—	—
AJR J Irrevocable Trust u/a/d November 1, 2021, Judith Fae Laikin Rothberg and Jason Molinari, Trustees(2)	1,000,000	*	—	—	—	—	1,000,000	—	—	—	—	—	—	—	—
Total	53,681,201	30.2%	26,426,937	100%	6,853,333	100%	45,986,567	26,426,937	6,800,933	7,694,634	4.3%	—	—	52,400	*
*	Denotes less than 1%.
**	Certain Selling Securityholders may be deemed to beneficially own other shares reported herein.
***	The Class A common stock issuable upon conversion of shares of Class B common stock is also included in the Number of Shares of Class A Common Stock Being Offered column immediately preceding.
(1)
Represents Class A common stock and private placement warrants held by Longview Investors LLC (“Longview”), or its affiliates. Larry Robbins is the managing member of Longview. Mr. Robbins shares voting and dispositive power over the shares held by Longview and may be deemed to beneficially own such shares. As reported on Amendment No. 2 to Schedule 13D filed by Longview Investors LLC, on March 11, 2022, Longview Investors LLC distributed in kind 3,159,563 shares of Class A common stock and 2,107,400 private placement warrants to certain of its members on a pro rata basis based on their ownership interest in Longview Investors LLC for no consideration. The address of the principal business office for Longview is 767 Fifth Avenue, 44th Floor, New York, NY 10153.

(2)	Unless otherwise indicated, the business address of each of these holders is c/o Butterfly Network, Inc., 1600 District Avenue, Burlington, MA 01803.
(3)
Represents Class B common stock, or Class A common stock issuable upon the conversion of Class B common stock, as the case may be, held by 4C Holdings I, LLC, 4C Holdings II, LLC, 4C Holdings III, LLC, 4C Holdings IV, LLC, 4C Holdings V, LLC (the “4C Holdings LLCs”). Jonathan M. Rothberg, Ph.D., Butterfly’s founder, former Interim Chief Executive Officer and member of the board of directors, is the sole manager of the 4C Holdings LLCs and therefore has sole voting and investment control over the shares.

(4)
Based on the Schedule 13G/A filed by Fosun Industrial Co., Limited (“Fosun Industrial”) and Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (“Fosun Pharma”) on February 14, 2023. Represents shares of Class A common stock held by Fosun Industrial. Fosun Industrial is a wholly-owned subsidiary of Fosun Pharma. Fosun Pharma is a subsidiary of, and is beneficially held approximately 35.82% by, Shanghai Fosun High Technology (Group) Co. Ltd. (“Fosun High Technology”) and 0.22% by Fosun International Limited (“Fosun International”). Fosun High Technology is a wholly-owned subsidiary of Fosun International, which is a subsidiary of, and is beneficially held approximately 73.53% by, Fosun Holdings Limited (“Fosun Holdings”). Fosun Holdings is a wholly-owned subsidiary of Fosun International Holdings Ltd. (“Fosun International Holdings”). Fosun International Holdings is beneficially held approximately 85.29% by Guo Guangchang and 14.71% by Wang Qunbin. Guo Guangchang controls Fosun International Holdings and could therefore be deemed the beneficial owner of the securities held by Fosun Industrial. The address of the principal business office for Fosun Pharma is No. 1289 Yishan Road (Building A, Fosun Technology Park), Shanghai 200233, People’s Republic of China. The address of the principal business office for Fosun Industrial is 5/F, Manulife Place, 348 Kwun Tong Road, Kowloon, Hong Kong.

(5)
Represents (i) 2,523,517 shares ofClass A common stock (ii) 48,231 shares of Class A common stock that are issuable upon exercise of options within 60 days of April 19, 2023, and (iii) 21,645 shares of Class A Common Stock issuable upon the vesting of restricted stock units within 60 days of April 19, 2023, held by Jonathan M. Rothberg, Ph.D.

(6)
Larry Robbins is Founder, Portfolio Manager and Chief Executive Officer of Glenview Capital Management, LLC, which serves as investment manager to Glenview Capital Master Fund, Ltd., Glenview Capital Opportunity Fund, L.P., Glenview Offshore Opportunity Master Fund, Ltd., and Glenview Capital Partners, L.P. (the “Glenview Investment Funds”). Mr. Robbins shares voting and dispositive power over the shares held by the Glenview Investment Funds and may be deemed to beneficially own such shares. The address of the principal business office for the Glenview Investment Funds is 767 Fifth Avenue, 44th Floor, New York, NY 10153.

(7)
Represents 1,580,802 shares of Class A common stock that are issuable upon exercise of options held by Laurent Faracci. The 1,580,802 shares of Class A common stock are exercisable within 60 days of April 19, 2023. The business address of Mr. Faracci is 170 East 77th Street, Apt. 9A, New York, NY 10075.

(8)
Represents 1,541,550 shares of Class A common stock. Also includes 616,800 shares upon the exercise of private placement warrants. The business address of such holder is 767 Fifth Avenue, 44th Floor, New York, NY 10153.

(9)
Represents 770,625 shares of Class A common stock. Also includes 514,000 shares upon the exercise of private placement warrants. The business address of such holder is 767 Fifth Avenue, 44th Floor, New York, NY 10153.

(10)
Represents 1,284,625 shares of Class A common stock. Also includes 514,000 shares upon the exercise of private placement warrants. The business address of such holder is 767 Fifth Avenue, 44th Floor, New York, NY 10153.

(11)
Represents 385,388 shares of Class A common stock. Also includes 154,200 shares upon the exercise of private placement warrants. The business address of such holder is 767 Fifth Avenue, 44th Floor, New York, NY 10153.

(12)
Represents 462,375 shares of Class A common stock. Also includes 308,400 shares upon the exercise of private placement warrants. The business address of such holder is 767 Fifth Avenue, 44th Floor, New York, NY 10153.

(13)
Represents (i) 424,242 shares of Class A common stock, (ii) 519,150 shares of Class A common stock that are issuable upon exercise of options within 60 days of April 19, 2023, and (iii) 16,523 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of April 19, 2023, held by Darius Shahida.

(14)	The business address of such holder is 6425 Penn Avenue, Suite 200, Pittsburg, PA 15206.
(15)	The business address of such holder is 14201 Dallas Parkway, Dallas, TX 75254.
(16)	The business address of such holder is 500 Plaza Drive, 6th Floor, Congers, New Jersey 07094.
(17)
These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, as amended (the “Investment Company Act”), to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, LLC (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company, LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The principal business address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(18)	The business address of such holder is 77 Bedford Road, Katonah, NY 10536.
(19)
Represents (i) 259,575 shares of Class A common stock that are issuable upon exercise of options and (ii) 155,745 shares of Class A common stock issuable upon the vesting of restricted stock units held by Mary Miller. 81,113 shares of Class A common stock are exercisable within 60 days of April 19, 2023 held by Ms. Miller and 38,936 shares of Class A common stock are issuable upon the vesting of restricted stock units within 60 days of April 19, 2023 held by Ms. Miller.

(20)	The business address of such holder is 8 Newbury Street, 5th Floor, Boston, MA 02116.
(21)	The business address of such holder is Level 1, 158 City Road, Southbank, Victoria, Australia 3006.
(22)	John Hammergren is the President of The Stoneyfield Group LLC, the General Partner of Triumph Ventures LP, and therefore has voting and investment control over the shares held by the entity.
(23)	The business address of such holder is 17 Eugenia Avenue, Kiawah Island, SC 29455.
(24)	S. Louise Phanstiel is the Managing Member of H.G. Phanstiel LP, and therefore has voting and investment control over the shares held by the entity.
(25)
Reflects 35,109 shares of Class A common stock held by Copper Beech Partners, LLC. Aryeh Davis is the managing member of Copper Beech Partners, LLC and disclaims beneficial ownership of the shares held by the entity. The business address of such holder is 4 Copper Beech Lane, Lawrence, New York, 11559.

(26)
Represents (i) 26,784 shares of Class A common stock and (ii) 21,645 shares of Class A common stock that are issuable upon exercise of options within 60 days of April 19, 2023, (iii) 48,231 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of April 19, 2023, held by Darius Shahida.

(27)
Represents (i) 20,779 shares of Class A common stock and (ii) 21,645 shares of Class A common stock that are issuable upon exercise of options within 60 days of April 19, 2023, (iii) 48,231 shares of Class A common stock issuable upon the vesting of restricted stock units within 60 days of April 19, 2023, held by Dawn Carfora.

(28)	The address of such holder is 767 Fifth Avenue, 44th Floor, New York, NY 10153.
(29)	The address of such holder is 15 Central Park West, New York, NY 10023.
(30)	The address of such holder is 313 Stanwich Road, Greenwich, CT 06830.

MANAGEMENT
Board of Directors and Management
The following table sets forth certain information concerning our executive officers and directors as of April 24, 2023:
Names	Ages	Positions
Executive Officers:
Joseph DeVivo	56	President, Chief Executive Officer and Chairperson of the Board of Directors
Heather C. Getz	48	Chief Financial Officer
Lawrence Weiss	53	Chief Legal Officer and Corporate Secretary
Andrei G. Stoica	50	Chief Technology Officer
Non-Employee Directors:
Dawn Carfora	51	Director
Elazer Edelman, M.D., Ph.D.	66	Director
Gianluca Pettiti	44	Director
S. Louise Phanstiel	64	Director
Larry Robbins	53	Director
Erica Schwartz, M.D., J.D., M.P.H.	51	Director
Jonathan M. Rothberg, Ph.D.	59	Founder and Director
Executive Officers
Joseph DeVivo has served as our Chief Executive Officer and Chairperson of our board of directors since April 2023. Mr. DeVivo previously served as the President of Hospital and Health Systems for Teladoc Health, Inc. (“Teladoc”) (NYSE:TDOC) from July 2020 to April 2022. Mr. DeVivo was the Chief Executive Officer and Director of InTouch Health from 2016 until June 2020, when it was acquired by Teladoc. Prior to that, Mr. DeVivo served as the President, Chief Executive Officer and Director of Angiodynamics Inc. from 2011 to 2016. He is also currently a member of the board of of Governors for St. Jude’s Children’s Hospital, is the Chairman of HLTHi.Me, is the Treasurer on the board of directors at the American Telemedicine Association and previously served as the Executive Chairman of the board of directors of Caption Health prior to Caption Health’s acquisition by GE Healthcare. Mr. DeVivo received his Bachelor of Science degree in Business Administration and Marketing and Management from the University of Richmond. Mr. DeVivo’s qualifications to serve on our board of directors include his significant executive and board leadership experience.
Heather C. Getz has served as our Chief Financial Officer since May 2022. Ms. Getz has served on VitalConnect’s (“VitalConnect”) board as a member of its compensation committee and audit committee since August 2022 and its Lead Independent Director since April 2023. Previously, Ms. Getz served as Chief Financial Officer and President of North America at Healthy.io Ltd., a privately-held medical technology company, from November 2021 to April 2022. Before joining Healthy.io Ltd., from May 2009 to November 2021, Ms. Getz held senior leadership positions at BioTelemetry, Inc., a publicly-traded medical technology company that was acquired by Koninklijke Philips N.V. (NYSE:PHG) in 2021, including serving as Chief Financial Officer from January 2010 to July 2021, Chief Administrative Officer from August 2019 to July 2021, and Vice President from May 2009 to January 2010, where she led the finance, accounting and administrative functions of the company. From April 2008 to May 2009, Ms. Getz was Vice President of Finance at Alita Pharmaceuticals, Inc., a privately-held specialty pharmaceutical company, where she was responsible for all areas of finance, accounting and information systems. Prior to joining Alita Pharmaceuticals, Inc., from March 2002 to April 2008, Ms. Getz held various financial leadership positions at VIASYS Healthcare Inc., a healthcare technology company acquired by Cardinal Health, Inc. in July 2007, including directing the company’s global financial planning, budgeting and analysis, and external reporting functions. From June 1997 to February 2002, Ms. Getz began her career at Sunoco, Inc., (NYSE:SUN) where she held various positions of increasing responsibility. Ms. Getz received her undergraduate degree in Accountancy and a Master of Business Administration degree from Villanova University, and is a certified public accountant.
Lawrence Weiss has served as our Chief Legal Officer and Corporate Secretary since May 2022. Mr. Weiss has over 20 years of experience managing legal, compliance and government affairs in the medical devices, life sciences and technology industries. Mr. Weiss previously served as Senior Vice President and Chief Legal Officer at Emulate, Inc., a privately-held provider of next-generation in vitro models, from January 2021 to May 2022. Prior to his role at Emulate, Mr. Weiss served as Senior Vice President, General Counsel and Corporate Secretary at Analog Devices, Inc., (Nasdaq:ADI) a publicly-traded global semiconductor company, from January 2019 to August 2020, where he managed the Legal, Compliance and Government Affairs function. Earlier in his career, Mr. Weiss held various senior roles for global medical device companies Medtronic plc (NYSE:MDT), Covidien plc and Tyco Healthcare plc. Prior to joining Tyco Healthcare, Mr. Weiss worked in the corporate department of Goodwin Procter & Hoar LLP. Mr. Weiss received his B.A. in Political Science from Tulane University and J.D. from Boston University School of Law.
Andrei Stoica, Ph.D. has served as our Chief Technology Officer since July 2021. Dr. Stoica joined us from BioTelemetry, Inc. where he served as the Chief Technology Officer from April 2020 to July 2021. In this role, Dr. Stoica was responsible for hardware and software product development, product management, enterprise, product information technology and product manufacturing and distribution. Prior to his role at BioTelemetry, Dr. Stoica held several leadership roles of increasing responsibility at IQVIA Holdings, Inc. (“IQVIA”) (NYSE:IQV), from October 2006 to April 2020, with the last position as Senior Vice President, IT Systems Development. In this role, Dr. Stoica led the development of IQVIA’s data cloud platform. Dr. Stoica received his B.S. in Computer Science from Polytechnic University of Bucharest and M.S. in Computer Science from the University of South Carolina. Dr. Stoica holds a Ph.D. in Computer Science from the University of South Carolina.
Non-Employee Directors
Jonathan M. Rothberg, Ph.D. is the founder of Legacy Butterfly and served as the Interim Chief Executive Officer from December 2022 to April 2023. Dr. Rothberg is a member of our board and served as the Chairperson of our board of directors from the Closing of the Business Combination in February 2021 to April 2023. Dr. Rothberg served as the Chairman of Legacy Butterfly’s board of directors since March 2014. He previously served as Legacy Butterfly’s Chief Executive Officer from March 2014 to April 2020, and as Legacy Butterfly’s President from March 2014 to April 2014. Dr. Rothberg is a scientist and entrepreneur who was awarded the National Medal of Technology and Innovation, the nation’s highest honor for technological achievement, by President Obama for inventing and commercializing high-speed DNA sequencing. Dr. Rothberg is the founder of the 4Catalyzer medical technology incubator and the founder of its companies: Legacy Butterfly, AI Therapeutics, Inc. (formerly LAM Therapeutics, Inc.), Quantum-Si Incorporated (Nasdaq:QSI), Hyperfine, Inc. (Nasdaq:HYPR), including its wholly-owned subsidiaries Hyperfine Operations, Inc. (formerly Hyperfine, Inc.) and Liminal Sciences, Inc., Tesseract Health, Inc., Detect, Inc. (formerly Homodeus Inc.) and 4Bionics LLC. These companies focus on using inflection points in medicine, such as deep learning, next-generation sequencing, and the silicon supply chain, to address global healthcare challenges. Dr. Rothberg serves as Interim Chief Executive Officer and Executive Chairman of the board of Quantum-Si Incorporated (Nasdaq:QSI) and Vice Chairman of Hyperfine, Inc. (Nasdaq:HYPR). Dr. Rothberg previously founded and served as Chairman, Chief Executive Officer, and Chief Technology Officer of Ion Torrent Systems, Inc. from 2007 to 2010, and founded and served as Chairman and Chief Executive Officer of RainDance Technologies, Inc. from 2004 to 2009. From 1999 to 2007, Dr. Rothberg co-founded and served as Chairman of ClarifI, Inc., and from 1999 to 2006, he founded and served as Chairman, Chief Executive Officer and Chief Technology Officer of 454 Life Sciences Corporation. With 454 Life Sciences, Dr. Rothberg brought to market the first new way to sequence genomes since Sanger and Gilbert won the Nobel Prize for their method in 1980. With 454’s technology, Dr. Rothberg sequenced the first individual human genome, and with Svante Paabo he initiated the first large-scale effort to sequence ancient DNA (The Neanderthal Genome Project). Prior to 454 Life Sciences, Dr. Rothberg founded and served as Chairman and Chief Executive Officer of CuraGen Corporation from 1993 to 2004. His contributions to the field of genome sequencing include the first non-bacterial cloning method (cloning by limited dilution) and the first massively parallel DNA sequencing method (parallel sequencing by synthesis on a single substrate), concepts that have formed the basis for all subsequent next generation sequencing technologies. Dr. Rothberg is an Ernst and Young Entrepreneur of the Year, is the recipient of The Wall Street Journal’s First Gold Medal for Innovation, SXSW Best in Show, Nature Methods First Method of the Year Award, the Connecticut Medal of Technology, the DGKL Biochemical Analysis Prize, and an Honorary Doctorate of Science from Mount Sinai. Dr. Rothberg is a member of the National Academy of Engineering, the Connecticut Academy of Science and Engineering, is a trustee of Carnegie Mellon University and an Adjunct Professor of Genetics at Yale University. Dr. Rothberg received his Ph.D., M.Phil., and M.S. in biology from Yale University and his B.S. in chemical engineering from Carnegie Mellon University. Dr. Rothberg’s qualifications to serve on our board of directors include his significant scientific, executive and board leadership experience in the technology industry, as well as his knowledge of our business as Legacy Butterfly’s founder and former Interim Chief Executive Officer.
Larry Robbins has served on our board of directors since February 2021 and serves as our Lead Independent Director. Mr. Robbins was Longview’s Chairman from its inception to February 2021. Mr. Robbins is the Founder, Portfolio Manager and Chief Executive Officer of Glenview. Prior to founding Glenview in 2000, Mr. Robbins spent six years as an analyst and partner at Omega Advisors on their U.S. equity long/short team. He joined Omega after three years at Gleacher & Company, a merger and acquisition advisory boutique in New York. Through their Robbins Family Foundation, Mr. Robbins and his wife Sarahmay are active supporters of education reform both in New York City and on a national level. He serves as Chairman of the board of directors for Array Education and the Knowledge Is Power Program (KIPP) New York, and he is a board member for the Relay Graduate School of Education, Robin Hood Foundation and Zearn. In addition, Mr. Robbins is the Senior Chair of the Wall Street Division of the UJA-Federation. Mr. Robbins graduated with honors from the Wharton School and Moore School of the University of Pennsylvania in 1992, where he received his Bachelors of Science in Economics and Engineering, with majors in accounting, finance, marketing, and systems engineering. Mr. Robbins’ qualifications to serve on our board of directors include his extensive knowledge of financial accounting and his significant investment experience.
Dawn Carfora has served on our board of directors since the Closing of the Business Combination in February 2021. Ms. Carfora currently serves as Vice President, Business Planning and Operations, Global Business Group of Meta Platforms, Inc. (formerly Facebook, Inc.) (“Meta”) (Nasdaq:META) since September 2019. Prior to that, Ms. Carfora held a variety of senior leadership roles at Meta, including as Director, GMS Operations (Global Sales Operations) from October 2017 to September 2019 and as Director, Sales Operations, North America from March 2014 to October 2017. Ms. Carfora previously served as Chief Financial Officer of MagPlus Inc. from November 2013 to March 2014, as Senior Vice President, Operations at PDR Network, LLC(“PDR”) from June 2013 to November 2013, as Chief Financial Officer at PDR from September 2009 to June 2013, and as Senior Director, Sales Operations at PDR from May 2007 to September 2009. Before joining PDR, Ms. Carfora served as Vice President, General Manager at MediZine Inc. from April 2005 to May 2007, as Director of Finance and Operations of Primedia Inc. from 1999 to 2003, as Manager, Financial Planning & Analysis of Twentieth Century Fox Home Entertainment, Inc. in 1999, as Experienced Senior, Internal Audit Services at Ernst & Young LLP in 1998, and as Manager, Finance at Bertelsmann SE & Co. from 1993 to 1997. Ms. Carfora received her B.S. in business administration, finance from Rider University. Ms. Carfora’s qualifications to serve on our board of directors include her extensive experience in management, business planning and operations.
Elazer Edelman, M.D., Ph.D. has served on our board of directors since March 2021 and serves as the Chair of our technology committee. Dr. Edelman has served as the Edward J. Poitras Professor in Medical Engineering and Science at the Massachusetts Institute of Technology which he joined in 1993, Professor of Medicine at Harvard Medical School which he joined in 1989, and Senior Attending Physician in the coronary care unit at the Brigham and Women’s Hospital in Boston with which he has been associated since 1984. He and his laboratory have pioneered basic findings in vascular biology and the development and assessment of biotechnology. Dr. Edelman has directed the Massachusetts Institute of Technology’s Institute for Medical Engineering and Science and Clinical Research Center as well as the Harvard-MIT Biomedical Engineering Center, all dedicated to applying the rigors of the physical sciences to elucidate fundamental biologic processes and mechanisms of disease. He is the founder and has served on the board of director of Autus Valve Technologies, Inc. since 2019, BioDevek, Inc. since 2015, and PanTher Therapeutics, LLC since 2014. Dr. Edelman completed internal medicine training and clinical fellowship in Cardiovascular Medicine at the Brigham and Women’s Hospital and a research fellowship at the Department of Pathology at Harvard Medical School. Dr. Edelman received his M.D. from Harvard Medical School and his Ph.D. in Medical Engineering and Medical Physics, M.S. in Electrical Engineering and Computer Science, and B.S. in Bioelectrical Engineering and Applied Biology from the Massachusetts Institute of Technology. Dr. Edelman’s qualifications to serve on our board of directors include his medical and biomedical engineering background and his extensive scientific advisory experience and co-founding of a number of technology companies.
Gianluca Pettiti has served on our board of directors since the Closing of the Business Combination in February 2021 and serves as the Chair of our compensation committee. Mr. Pettiti has served as Executive Vice President of Thermo Fisher Scientific Inc. (NSYE:TMO), or Thermo Fisher, since January 2022. Previously, Mr. Pettiti was Senior Vice President and President, Specialty Diagnostics of Thermo Fisher since October 2019. Prior to that, Mr. Pettiti held a variety of other senior leadership roles at Thermo Fisher, including as President, Biosciences from January 2018 to September 2019, as President, China from January 2015 to December 2017, as President, Greater China Life Technologies from April 2013 to December 2014, as Vice President and Chief Executive Officer, Latin America Life Technologies from March 2010 to March 2013, as Director Finance, EMEA Life Technologies from January 2009 to March 2010, and as Senior Manager, Financial Planning & Analysis - EMEA from February 2006 to December 2008. Prior to joining Thermo Fisher, Mr. Pettiti served as FP&A Manager of GE Money Bank GmbH. Mr. Pettiti served as a member of the Global Future Council on Health and Healthcare of the World Economic Forum from February 2016 to January 2019 and as a member of the Enactus China board of directors from January 2015 to December 2017. Mr. Pettiti earned his Master of Science in Engineering, Engineering Industrial Management, from Politecnico di Torino. Mr. Pettiti’s qualifications to serve on our board of directors include his extensive leadership experience in the life sciences and diagnostics industry.
S. Louise Phanstiel has served on our board of directors since the Closing of the Business Combination in February 2021 and serves as the Chair of our audit committee. Ms. Phanstiel serves as chair of the board of directors of Myriad Genetics, Inc. (Nasdaq:MYGN), or Myriad, since March 2020 and has been a Director of Myriad since September 2009. Ms. Phanstiel previously held several executive positions at Elevance Health, Inc. (NYSE:ELV), formerly Anthem, Inc. and prior to that, WellPoint, Inc., from 1996 to 2007. Ms. Phanstiel was President, Specialty Products, which included behavioral health services; Senior Vice President, Chief of Staff and Corporate Planning in the Office of the Chairman; and Chief Accounting Officer, Controller and Chief Financial Officer for all WellPoint, Inc. subsidiaries. Previously, Ms. Phanstiel was a partner at the international services firm PricewaterhouseCoopers, LLP, formerly Coopers & Lybrand, LLP, where she specialized in insurance. Ms. Phanstiel’s life science experience includes having previously served on the board of directors and Chair of the audit committees at publicly traded companies, Inveresk Research Group, Inc. and Verastem Oncology (Nasdaq:VSTM). Ms. Phanstiel received her B.A. in accounting from Golden Gate University, is a Certified Public Accountant, and also holds a CERT certification in cybersecurity oversight from Carnegie Mellon. Ms. Phanstiel’s qualifications to serve on our board of directors include her significant experience in the healthcare industry, her extensive knowledge of financial accounting, internal control and public company reporting, and her experience serving on the board of directors of other publicly traded companies.
Erica Schwartz, M.D., J.D., M.P.H. has served on our board of directors since September 2021. Dr. Schwartz has served as President of Insurance Solutions at United Healthcare since October 2021. Previously, Dr. Schwartz served as the Deputy Surgeon General for the U.S. Department of Health and Human Services from March 2019 to April 2021, where she led the country’s public health deployment in response to the COVID-19 pandemic. Prior to her role as the Deputy Surgeon General, Dr. Schwartz spent 24 years in the uniformed service, during which time she was promoted through the ranks to Rear Admiral of the U.S. Coast Guard, where she served as the Chief Medical Officer and Director of Health, Safety, and Work Life from 2015 to 2019. Previously, Dr. Schwartz served as the U.S. Coast Guard’s Chief of Health Services from 2013 to 2015 and Preventive Medicine Chief from 2005 to 2013. Dr. Schwartz has served on the board of directors of Aveanna Healthcare Holdings Inc. (Nasdaq:AVAH), a provider of a broad range of pediatric and adult healthcare services, since May 2021. Dr. Schwartz is trained and board certified in Preventive Medicine. She received a Bachelor of Science degree in Biomedical Engineering from Brown University, a Medical Doctorate from Brown University School of Medicine, a Master of Public Health degree with a dual concentration in health services administration and occupational and environmental medicine from the Uniformed Services University of the Health Sciences, and a Juris Doctorate from the University of Maryland School of Law. Dr. Schwartz’s qualifications to serve on our board of directors include her extensive leadership experience in healthcare and her background in medicine, biomedical engineering and law.
There are no family relationships between or among any of our directors or executive officers.
Role of Board in Risk Oversight
The board of directors have extensive involvement in the oversight of risk management related to the Company and its business and accomplishes this oversight through the regular reporting to the board of directors by the audit committee. The audit committee periodically reviews the Company’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee reviews and discusses all significant areas of our business and summarizes for the board of directors areas of risk and the appropriate mitigating factors. In addition, the board of directors receives periodic detailed operating performance reviews from management.

Controlled Company Exemption
Jonathan M. Rothberg, Ph.D. beneficially owns a majority of the voting power of all outstanding shares of the Company’s common stock. As a result, we are a “controlled company” within the meaning of the NYSE’s corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that its board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. As a result, we may utilize one or more of these exemptions, and you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. For example, our nominating and corporate governance committee is not currently composed entirely of independent directors.
If we cease to be a “controlled company” and our shares continue to be listed on the NYSE, we will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, we may be required to add additional directors to our board in order to achieve such compliance within the applicable transition periods.
Composition of the Board of Directors
Our business and affairs are managed under the direction of our board of directors. Our board of directors is declassified, and the directors are elected annually.
Independence of the Board of Directors
NYSE rules generally require that independent directors must comprise a majority of a listed company’s board of directors. As a controlled company, we are largely exempt from such requirements. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, we have determined that Larry Robbins, Dawn Carfora, Elazer Edelman, M.D., Ph.D., Gianluca Pettiti, S. Louise Phanstiel and Erica Schwartz, M.D., J.D., M.P.H., representing six of the Company’s directors, are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. In addition, we determined that John Hammergren, who served on the board of directors during fiscal year 2022, was also “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE.
Board Committees
The standing committees of the board of directors consist of an audit committee, a compensation committee, a nominating and corporate governance committee and a technology committee. The board of directors may from time to time establish other committees.
Our Chief Executive Officer and other executive officers regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of the board of directors will provide appropriate risk oversight of our activities given the controlling interests held by Jonathan M. Rothberg, Ph.D.
Meeting Attendance. During the fiscal year ended December 31, 2022, there were 6 meetings of our board of directors, and the various committees of the board of directors met a total of 21 times. No director attended fewer than 75% of the total number of meetings of the board of directors and of committees of the board of directors on which such director served during the fiscal year ended December 31, 2022. The board of directors has adopted a policy under which each member of the board of directors makes every effort to but is not required to attend each annual meeting of our stockholders.
Audit Committee
Our audit committee met 6 times during the fiscal year ended December 31, 2022. Since January 25, 2023, our audit committee has consisted of S. Louise Phanstiel, who serves as the Chairperson, Gianluca Pettiti and Larry Robbins. On January 25, 2023, John Hammergren resigned from his positions on our audit committee and our board of directors. Each member of the audit committee qualifies as an independent director under the NYSE corporate governance standards and the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The board of directors has determined that Ms. Phanstiel qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of the NYSE.
The purpose of the audit committee is to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist the board of directors in overseeing and monitoring (1) the quality and integrity of the financial statements, (2) compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, (4) the performance of our internal audit function and (5) the performance of our independent registered public accounting firm.
The board of directors has adopted a written charter for the audit committee, which is available on the Company’s website at www.butterflynetwork.com under About Us - Investors - Governance - Corporate Governance.
Compensation Committee
Our compensation committee met 8 times during the fiscal year ended December 31, 2022. Our compensation committee consists of Gianluca Pettiti, who serves as the Chairperson, Dawn Carfora, S. Louise Phanstiel and Larry Robbins.
The purpose of the compensation committee is to assist the board of directors in discharging its responsibilities relating to (1) setting our compensation program and compensation of our executive officers and directors, (2) monitoring our incentive and equity-based compensation plans, (3) preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC, and (4) overseeing matters relating to human capital management, including diversity and inclusion and internal pay equity.
Each year, typically during the first calendar quarter, we evaluate each executive officer’s performance for the prior year. In connection with the annual review cycle, the Chief Executive Officer meets with our executive officers to discuss our accomplishments and the individual’s performance and contributions during the prior year. The Chief Executive Officer also evaluates company performance against corporate goals. This process leads to a recommendation by the Chief Executive Officer to the compensation committee with respect to each executive officer, other than himself, as to:
•	the achievement of corporate goals and individual performance;
•	the level of contributions made to the general management and leadership of the Company;
•	the appropriateness of salary increases;
•	the amount of bonuses to be paid, if any; and
•	whether or not stock option, restricted stock unit and/or other equity awards should be made.
These recommendations are reviewed and taken into account by the compensation committee, together with the compensation committee’s evaluation of the Chief Executive Officer’s performance and contributions. The compensation committee then approves the compensation of our executive officers other than our Chief Executive Officer and Chairperson of the board of directors, and makes a recommendation regarding the compensation of our Chief Executive Officer and Chairperson of the board of directors to the full board of directors, which then approves the compensation of our Chief Executive Officer and Chairperson of the board of directors. Mr. DeVivo, our Chief Executive Officer and Chairperson of the board of directors, is not present when the board of directors discusses and makes decisions about his compensation. The compensation committee grants stock options, RSUs and/or other equity awards to our executive officers.
The compensation committee may engage compensation consultants to evaluate executive compensation, discuss general compensation trends, provide competitive market practice data, and assist in the design and implementation of certain elements of the executive compensation program.
FW Cook has served as our compensation committee’s independent compensation consultant since 2021. FW Cook reports directly to the compensation committee, and the compensation committee has the sole authority to hire, fire and direct the work of FW Cook. As part of its engagement, FW Cook was requested by the compensation committee to update our comparative peer group and perform an analysis of executive compensation as relates to base salary, target annual cash incentives and long-term equity incentives. FW Cook provided recommendations for public company executive compensation, based on its review of proxy statement data, survey data, current industry trends, existing employment arrangements, appropriate dilution and overhang and other factors specifically related to us, increases to the level of base salary of certain executive officers, setting target bonus opportunities for the annual performance-based cash incentive plan, and equity awards to certain executive officers. The board of directors and compensation committee considered these recommendations, along with the Company’s and the individual’s overall performance and the unique circumstances associated with any individual executive, in determining these compensation changes, which were made to ensure better alignment with market data and in consideration of internal pay equity.
Although our board of directors and compensation committee consider the advice and recommendations of FW Cook or any other independent compensation consultant that our compensation committee may engage as to our executive or director compensation, our board of directors and compensation committee ultimately make their own decisions about these matters.
FW Cook did not provide any services to us or our compensation committee other than as described above in connection with our executive and director compensation for 2022, although we may engage FW Cook or another consultant to provide services for us in connection with executive and director compensation in the future. The compensation committee has assessed the independence of FW Cook pursuant to SEC rules and concluded that the work of FW Cook for the compensation committee does not raise any conflict of interest.
The board of directors has adopted a written charter for the compensation committee, which is available on the Company’s website at https://ir.butterflynetwork.com/governance/corporate-governance/default.aspx.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee met four (4) times during the fiscal year ended December 31, 2022. Our nominating and corporate governance committee consists of Jonathan M. Rothberg, Ph.D., who serves as the Chairperson, Larry Robbins and Erica Schwartz, M.D., J.D., M.P.H. As a controlled company, we are exempt from the requirement to have an nominating and corporate governance committee comprised solely of independent directors.
The purpose of the nominating and corporate governance committee is to assist the board of directors in discharging its responsibilities relating to (1) identifying individuals qualified to become new board of directors members, consistent with criteria approved by the board of directors, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of stockholders, (3) identifying board of directors members qualified to fill vacancies on any board of directors committee and recommending that the board of directors appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the board of directors corporate governance principles applicable to the Company, (5) overseeing the evaluation of the board of directors and management and (6) handling such other matters that are specifically delegated to the committee by the board of directors from time to time.
Generally, our nominating and corporate governance committee considers candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. Once identified, the nominating and corporate governance committee will evaluate a candidate’s qualifications in accordance with our Corporate Governance Guidelines. Threshold criteria include: experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication and conflicts of interest. Our nominating and corporate governance committee has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. However, the nominating and corporate governance committee will consider issues of diversity among its members in identifying and considering nominees for director, and strive where appropriate to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and country of citizenship on our board of directors and its committees.

If a stockholder wishes to propose a candidate for consideration as a nominee for election to our board of directors, it must follow the procedures described in our bylaws and in “Stockholder Proposals and Nominations for Director” at the end of this prospectus. Any such recommendation should be made in writing to the nominating and corporate governance committee, care of our Corporate Secretary at our principal executive office and should be accompanied by the following information concerning each recommending stockholder and the beneficial owner, if any, on whose behalf the nomination is made:
•	all information relating to such person that would be required to be disclosed in a proxy statement;
•	certain biographical and share ownership information about the stockholder and any other proponent, including a description of any derivative transactions in the Company’s securities;
•	a description of certain arrangements and understandings between the proposing stockholder and any beneficial owner and any other person in connection with such stockholder nomination; and
•	a statement whether or not either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of voting shares sufficient to carry the proposal.
The recommendation must also be accompanied by the following information concerning the proposed nominee:
•	certain biographical information concerning the proposed nominee;
•	all information concerning the proposed nominee required to be disclosed in solicitations of proxies for election of directors;
•	certain information about any other security holder of the Company who supports the proposed nominee;
•	a description of all relationships between the proposed nominee and the recommending stockholder or any beneficial owner, including any agreements or understandings regarding the nomination; and
•	additional disclosures relating to stockholder nominees for directors, including completed questionnaires and disclosures required by our bylaws.
The board of directors has adopted a written charter for the nominating and corporate governance committee, which is available on the Company’s website at www.butterflynetwork.com under About Us - Investors - Governance - Corporate Governance.
Technology Committee
Our technology committee was formed in September 2021 and met 4 times during the fiscal year ended December 31, 2022. Our technology committee consists of Elazer Edelman, M.D., Ph.D., who serves as the Chairperson, Jonathan M. Rothberg, Ph.D., and Erica Schwartz, M.D., J.D., M.P.H. The purpose of the technology committee is to oversee science and technology matters of the Company.
The board of directors have adopted a written charter for the technology committee, which is available on the Company’s website at www.butterflynetwork.com under About Us - Investors - Governance - Corporate Governance.
Corporate Governance Guidelines
Our board of directors has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, meetings of non-management directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, and evaluation of our chief executive officer management succession planning. A copy of our corporate governance guidelines is posted on our website at www.butterflynetwork.com under About Us - Investors - Governance - Corporate Governance.
Compensation Committee Interlocks and Insider Participation
Our compensation committee has four members, Gianluca Pettiti, who serves as the chairperson, Dawn Carfora, S. Louise Phanstiel and Larry Robbins. In 2022, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our board of directors or compensation committee. There are no family relationships between or among the members of our board of directors or executive officers. Certain related party transactions involving Mr. Pettiti, Ms. Carfora, Ms. Phanstiel and Mr. Robbins are discussed in the section of this prospectus entitled, “Certain Relationships and Related Person Transactions.”
Board Leadership Structure and Role on Risk Oversight
Our board of directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the board of directors’ oversight responsibilities continue to grow. In addition, Mr. Robbins currently serves as the lead independent director of the board. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure.
Our board of directors believes that this structure is enhanced by the independent leadership provided by our lead independent director. The lead independent director’s responsibilities include, but are not limited to, the following: (i) presides over all meetings of the board of directors at which the Chairman is not present, including executive sessions of the non-management directors; (ii) serves as a liason between the Chairman, Chief Executive Officer, and non-management directors to increase efficiency and streamline communications and apprise non-management directors of matters discussed; (iii) in consultation with the Chairman and Chief Executive Officer, is responsible for the meeting agendas for the board of directors, and reviews the meeting schedules to assure that there is sufficient time for discussion of all agenda items; (iv) advises the Chief Executive Officer of the board of director’s informational needs following consultation with non-management directors, has the authority to approve the materials to be delivered to the directors in advance of regular meetings of the board of directors, and provides feedback regarding the quality, quantity, and timeliness of those materials; (v) has the authority to call meetings of the independent directors; (vi) communicates with the Chief Executive Officer about decisions reached, suggestions and views expressed by non-management directors in executive sessions or outside of meetings of the board of directors (except that the chairman of the compensation committee leads the discussion of the Chief Executive Officer’s performance and communicates the Board’s evaluation of that performance to the Chief Executive Officer); (vii) if requested by major stockholders, is available when appropriate, for consultation and direct communication in compliance with the Company’s policies and procedures; and (viii) performs such other duties as requested by independent directors.
Currently, our Chief Executive Officer is also our Chairman. Our board of directors believes that, at this time, having a combined Chief Executive Officer and Chairman is the appropriate leadership structure for the Company. In making this determination, the board of directors considered, among other matters, Mr. DeVivo’s management of our business on a day to day basis coupled with his direct involvement in our business operations, and believed that Mr. DeVivo is highly qualified to act as both Chairman and Chief Executive Officer due to his experience, knowledge, and personality. Among the benefits of a combined Chief Executive Officer/Chairman considered by the board of directors is that such structure promotes clearer leadership and direction for the Company and allows for a single, focused chain of command to execute our strategic initiatives and business plans.
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Our board of directors is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily by our full board of directors, which has responsibility for general oversight of risks. As part of its oversight, our board of directors receives reports by each committee chair regarding the committee’s considerations and actions. In particular, the audit committee is responsible for discussing the adequacy of our risk management activities with management and our independent registered public accounting firm. The audit committee’s primary emphasis is financial risk, including our internal control over financial reporting, and it also oversees our management of exposure to certain financial risks through its periodic review of our investment policy and the allocation of our investment portfolio. In addition, the compensation committee is responsible for considering whether our compensation programs and practices are reasonably likely to have a material adverse effect on us.
At each of its meetings, the board of directors receives business updates from various members of management. These updates may identify matters that have emerged within that member of management’s scope of responsibility that involve operational, financial, legal or regulatory risks and, in these cases, the board of directors provides guidance to management. Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.

Prohibition on Hedging and Pledging
Our Insider Trading Policy prohibits members of the board of directors, NEOs, and all other subject personnel from purchasing financial instruments designed to hedge the economic risk of owning our securities (or entering any transaction that has the same economic effect), and prohibits certain persons, including members of the board of directors and the NEOs, from pledging our securities.
Code of Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our directors, officers and employees, including our principal executive officer (“PEO”), principal financial officer and principal accounting officer. The text of the code of business conduct and ethics is posted on our website at https://ir.butterflynetwork.com/governance/corporate-governance/default.aspx and will be made available to stockholders without charge, upon request, in writing to the Corporate Secretary at Butterfly Network, Inc., 1600 District Avenue, Burlington, Massachusetts 01803. Disclosure regarding any amendments to, or waivers from, provisions of the code of business conduct and ethics that apply to our directors, PEO and principal financial officer will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the rules of the NYSE.
Stockholder Communications to the Board of Directors
Generally, stockholders and other constituents who have questions or concerns should contact our Investor Relations group at (203) 689-5650 or investors@butterflynetwork.com. However, any stockholders who wish to address questions regarding our business directly with the board of directors, or any individual director, should direct his or her questions in writing to the Chairperson of the board of directors at Butterfly Network, Inc., 1600 District Avenue, Burlington, Massachusetts 01803. Communications will be distributed to the board of directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the board of directors may be excluded, such as: junk mail and mass mailings; resumes and other forms of job inquiries; surveys; and solicitations or advertisements. In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

EXECUTIVE AND DIRECTOR COMPENSATION
Introduction
The number of securities and exercise prices described in this section have been adjusted as necessary to reflect the number of securities and exercise prices following the Business Combination, except as described herein.
2022 Summary Compensation Table
The following table shows the total compensation awarded to, earned by, and paid or accrued during the fiscal years ended December 31, 2022 and 2021 for each of our NEOs.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Jonathan M. Rothberg, Former Interim Chief Executive Officer(4)	2022	—	—	—	—	217,498(5)	217,498
Todd Fruchterman, Former Chief Executive Officer(6)	2022	780,000	2,655,706(7)	989,449(8)	2,215,456(9)	6,640,611
	2021	687,500	3,272,247	17,025,602	12,586,305	1,244,510	34,816,164
Heather Getz Chief Financial Officer(10)	2022	316,667	255,464(11)	2,249,998	749,458	401,897(12)	3,973,484
Andrei Stoica, Chief Technology Officer	2022	475,000	199,500	1,714,139	—	319,131(13)	2,707,770
	2021	183,333	749,452	660,002	662,844	165,126	2,420,757
(1)	The amounts in this column for 2022 reflect cash bonuses earned in 2022 and paid in 2023 as well as a $50,000 sign-on bonus paid to Ms. Getz when she commenced employment with us.
(2)
The amounts in this column reflect the aggregate grant date fair value of stock awards granted during 2022 and 2021, respectively, computed in accordance with Accounting Standards Codification, or ASC, Topic 718, Compensation—Stock Compensation, or Topic 718. Such grant date fair values do not take into account any estimated forfeitures. Details as to the assumptions used to calculate the fair value of the option awards are included in Note 11 “Equity Incentive Plan” to our consolidated audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The grant date fair value of each time-based RSU award is measured based on the closing price of our Class A common stock on the grant date. The value of the performance stock unit, or PSU, awards granted on March 4, 2022 and March 22, 2022 to Dr. Fruchterman, based upon the then-probable outcome of the performance conditions, as computed in accordance with Topic 718, was $349,134 and $127,016 for each award, respectively. Assuming that the maximum level of performance will be achieved, and assuming the $4.05 and $5.10 closing prices of our Class A common stock on March 4, 2022 and March 22, 2022, respectively, the value of each such PSU award is $523,701 and $190,523, respectively. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the NEOs.

(3)
The amounts in this column reflect the aggregate grant date fair value of the option awards granted during 2022 and 2021, respectively, computed in accordance with Topic 718, using the Black-Scholes option-pricing model. Such grant date fair values do not take into account any estimated forfeitures. Details as to the assumptions used to calculate the fair value of the option awards are included in Note 11 “Equity Incentive Plan” to our consolidated audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the NEOs.

(4)	Dr. Rothberg served as our Interim Chief Executive Officer from December 31, 2022 to April 24, 2023 and received no additional compensation for this role.
(5)
Amounts reported in this column represent $67,500 of director fees and $149,998 relating to a RSU award granted to Dr. Rothberg in connection with his services as a director in 2022. The amount in this column relating to Dr. Rothberg’s RSU award reflects the aggregate grant date fair value of the stock award granted during 2022 computed in accordance with Topic 718. Such grant date fair value does not take into account any estimated forfeitures. The amount reported with respect to Dr. Rothberg’s RSU award does not necessarily correspond to the actual value recognized or that may be recognized by him.

(6)	Dr. Fruchterman commenced employment with us on February 1, 2021 and departed on December 30, 2022.
(7)
For Dr. Fruchterman, includes $36,884 of incremental fair value recognized for a modification to his PSU award granted on July 12, 2021, computed as of the modification date in accordance with Topic 718. The modification resulted in this award being fully accelerated to vest on December 30, 2022 at the time of Dr. Fruchterman’s separation. See discussion below under – “Fruchterman Separation Agreement.”

(8)
For Dr. Fruchterman, includes $51,396 in incremental fair value, computed as of the modification date in accordance with Topic 718, with respect to Dr. Fruchterman’s options that were modified as of December 30, 2022 to extend the post-termination exercise period of such options from three months to one year. See discussion below under – “Fruchterman Separation Agreement.”

(9)
Amounts in this column represent $960 of cell phone reimbursements, $269,530 of relocation-related reimbursements, $221,048 of tax gross-ups and reimbursements, and $1,723,918 of severance that Dr. Fruchterman became entitled to on December 29, 2022 pursuant to the terms of his separation agreement, and was paid in 2023.

(10)	Ms. Getz commenced employment with us on May 2, 2022; her base salary was prorated accordingly.
(11)	Includes an amount of $21,290, which represents a prorated portion of an additional discretionary bonus paid to Ms. Getz in connection with her services to the Office of the Chief Executive Officer.

(12)
Amounts reported in this column represent $640 of cell phone reimbursements, $230,000 of relocation-related reimbursements, $169,861 of tax gross-ups and reimbursements, and $1,396 of 401(k) plan employer match contributions.

(13)	Amounts reported in this column represent $220,155 of relocation-related reimbursements, $92,877 of tax gross-ups and reimbursements, and $6,100 of 401(k) plan employer match contributions.
Narrative to 2022 Summary Compensation Table
Elements of Compensation
Base Salary
Base salaries are a fixed amount paid to each executive for performing his or her normal duties and responsibilities. We determine the amount based on the executive’s overall performance, level of responsibility, and comparison to market data. Based on these criteria, our NEOs had the following annual base salaries for 2022:
Name	2022 Base Salary
Todd M. Fruchterman, M.D., Ph.D.	$780,000
Heather Getz(1)	$475,000
Andrei Stoica, Ph.D.	$475,000
Jonathan M. Rothberg, Ph.D.(2)	—
(1)
Ms. Getz commenced employment with us on May 2, 2022. This amount reflects her annual base salary assuming employment for the full year. Her actual base salary received was prorated according to her hire date.

(2)	Dr. Rothberg served as our Interim Chief Executive Officer effective December 31, 2022 to April 24, 2023 and received no additional compensation for this role.
In January 2023, the Company and compensation committee approved salary increases for each of Ms. Getz and Mr. Stoica for $498,750 and $494,000, respectively.
Annual Bonus Plan
Our annual bonus plan for 2022 is a cash program that rewards employees for achieving critical business and financial goals that are key indicators of ongoing operational performance and support our ongoing business strategy. The compensation committee reviews our target annual bonus opportunities each year to ensure they are competitive. The target annual incentive opportunity as a percent of annual base salary for each of our NEOs in 2022 was as follows:
Name	2022 Target Bonus (% of Base Salary)	2022 Target Bonus ($)
Todd M. Fruchterman, M.D., Ph.D.	100%	$780,000
Heather Getz	70%	$332,500
Andrei Stoica, Ph.D.	50%	$237,500
Jonathan M. Rothberg, Ph.D.(1)	—	—
(1)	Dr. Rothberg was not bonus eligible for 2022 and did not receive any bonus for his services as Interim Chief Executive Officer.
The compensation committee undertook a rigorous and holistic review of performance when determining final bonus payouts for the NEOs and exercised its discretion to reduce the overall payout to 80% in consideration of the Company’s achievement towards key goals in 2022. Considerations included the desire to retain the current management team amid a volatile business and macroeconomic environment and an intention to reward management’s significant efforts in 2022, including:
•	Achievement towards a formal revenue goal.
•	Achievement of non-financial strategic objectives.
•	Individual performance multipliers.

Based on the review process outlined above, the compensation committee determined to award Mr. Fruchterman 0% of his annual target bonus and the remaining NEOs 120% of their annual target bonuses, with the exceptions noted below. The annual bonuses are prorated for the NEOs who began employment during 2022.
Name	Target Bonus Opportunity	Annual Cash Incentive Earned	% of Target
Todd M. Fruchterman, M.D., Ph.D.(1)	100%	$0	0%
Heather Getz(2)	70%	$234,174	96%
Andrei Stoica, Ph.D.(3)	50%	$199,500	96%
Jonathan M. Rothberg, Ph.D.(3)	—	—	—
(1)
Dr. Fruchterman’s employment with us ended on December 30, 2022. Mr. Fruchterman earned a bonus equal to 80% of his Target Opportunity, equal to $149,696; however, such amount was paid as severance and not as bonus compensation.

(2)
As described above, the Company exercised its negative discretion to reduce the overall payout of the bonus payable to Ms. Getz. As a result, Ms. Getz’s bonus payment represents 96% of her target bonus or 84% of her 2022 salary.

(3)
As described above, the Company exercised its negative discretion to reduce the overall payout of the bonus payable to Dr. Stoica. As a result, Dr. Stoica’s bonus payment represents 96% of his target bonus or 84% of his 2022 salary.

(4)	Dr. Rothberg served as our Interim Chief Executive Officer from December 31, 2022 to April 24, 2023 and received no additional compensation for this role.
Equity Incentive Program
Our 2022 LTI program consisted of stock options, RSUs and PSUs:
Award Type	Description / Objective
Stock Options	•	Vest over a three-year period from the grant date
	•	Realized value strongly linked to share price appreciation following grant date
RSUs	•	Vest over a three or four-year period from the grant date
	•	Realized value linked to share price while maintaining retentive glue during times of volatility
Performance Stock Units	•	Awarded to select executives to further incentivize performance
	•	May be earned from 0% - 150% of target units awarded based on a 1-year GAAP organic revenue goal
	•	Earned units vest on the third anniversary of the grant date
Employment Agreements and Severance Benefits
We have entered into employment agreements or offer letters with each of our executive officers, including our NEOs, which set forth their basic terms of at-will employment and establish the individual’s base salary, eligibility to participate in the annual bonus plan and receive equity awards, and eligibility to participate in standard employee benefits. Furthermore, some of these agreements or offer letters also provide for certain benefits under qualifying terminations. Each of these agreements are described below.
Todd M. Fruchterman, M.D., Ph.D.
We entered into an employment agreement with former Chief Executive Officer Dr. Fruchterman on July 20, 2021, effective February 1, 2021. The Employment Agreement provided that Dr. Fruchterman’s initial annual base salary was $750,000. Beginning March 1, 2022, Dr. Fruchterman’s annual base salary was increased to $780,000. Dr. Fruchterman was eligible to receive an annual discretionary bonus in a target amount equal to 100% of his annual base salary, or target bonus, subject to a cap of up to 200% of his annual base salary. In connection with his hiring, Dr. Fruchterman received a one-time reimbursement bonus resulting in a net, after tax amount equal to $1,583,000 to repay his legal obligation to his previous employer and a one-time signing bonus equal to $1,000,000, with an initial payment of $500,000 and the remaining $500,000 to be paid promptly following the first anniversary of Dr. Fruchterman’s employment, or February 1, 2022. Pursuant to Dr. Fruchterman’s employment agreement, he was eligible for annual equity awards subject to time and performance-based vesting as determined by our compensation committee at the time of such grant,.
Dr. Fruchterman was entitled to reimbursement for reasonable, customary relocation expenses and legal fees related to negotiation of his employment terms. Dr. Fruchterman also received annual reimbursement for up to $20,000 of reasonable expenses related to tax preparation and estate planning for the 2020 and 2021 tax years. Dr. Fruchterman was and remains subject to our Non-Competition, Confidentiality and Intellectual Property Agreement, which includes a one year post-employment covenant not to compete with us in the United States in the field of ultrasound technologies, devices and applications, a two year post-employment covenant not to solicit or service our customers or prospective customers to or for a competing business, and a two year post-employment covenant not to solicit or hire our employees or contractors.
Fruchterman Separation Agreement
In connection with Dr. Fruchterman’s separation of employment from us, we entered into a separation agreement (“Separation Agreement,” executed December 22, 2022 and effective December 29, 2022, under which Dr. Fruchterman was entitled to receive a severance payment, subject to execution of a release of claims against us, equal to (i)$1,560,000, which is equal to the sum of his base salary at the time of termination and his 2022 target bonus paid in 12 equal annual installments over our normal payroll cycle, (ii) $149,696 as a bonus for the 2022 performance year paid in a lump sum, and (iii) subject to his timely election of continuation coverage under COBRA, payment of an amount equal to COBRA premiums for 12 months. In addition, the following outstanding equity awards held by Dr. Fruchterman as of his termination were accelerated as follows: 100% of his outstanding RSU awards granted on February 12, 2021 received accelerated vesting as of December 30, 2022, and 92,147 shares subject to his PSU award granted on July 12, 2021 were vested as of December 30, 2022. The Separation Agreement also amended his March 4, 2022 and March 22, 2022 option awards to extend the exercise period of 150,862 options under the March 4, 2022 option award and 51,767 vested options under the March 22, 2022 option award from March 30, 2023 through and including December 31, 2023. The Separation Agreement required Dr. Fruchterman to reimburse us $214,801 for the withholding amounts we paid to federal and state taxing authorities on his behalf on account of relocation expenses paid by us.
Heather Getz
We entered into an offer letter with Ms. Getz, as our Executive Vice President and Chief Financial Officer, to begin employment on May 2, 2022. Pursuant to the terms of her offer letter, Ms. Getz’s initial annual base salary is $475,000, which increased to $498,750 as of March 2, 2023. Ms. Getz receives an annual discretionary bonus with a target of $70% of her base salary. In connection with her hiring, Ms. Getz received a one-time signing bonus equal to $50,000, which is subject to repayment if Ms. Getz voluntarily terminates her employment prior to the first anniversary of her employment. Ms. Getz’s offer letter also provided for an initial grant of stock options and RSUs, subject to approval from our board of directors, as well as eligibility to participate in our long-term incentive program. Ms. Getz received a lump-sum payment for reimbursement of relocation expenses. Ms. Getz is also eligible for our Executive Severance Program.
Andrei Stoica
We entered into an offer letter with Dr. Stoica, as our Chief Technology Officer and Senior Vice President, on June 3, 2021 to begin employment in July 2021. Pursuant to the terms of his offer letter, Dr. Stoica’s initial annual base salary is $440,000. Beginning March 1, 2022, Dr. Stoica’s annual base salary was $475,000 and beginning March 2, 2023, Dr. Stoica’s annual base salary was increased to $494,000. Dr. Stoica receives an annual discretionary bonus with a target of 50% of his base salary. Dr. Stoica is eligible to participate in our long-term incentive program. Pursuant to the terms of his offer letter, we reimbursed Dr. Stoica for reasonable moving expenses in connection with this relocation to begin employment with us.
Dr. Stoica is also eligible for our Executive Severance Program.
Jonathan M. Rothberg, Ph.D.
Dr. Rothberg served as our Interim Chief Executive Officer from December 31, 2022 to April 24, 2023 and continues to serve as a member of our board of directors, Chair of the nominating and corporate governance committee, and a member of our technology committee. Dr. Rothberg received no additional compensation for his role as our Interim Chief Executive Officer.
Executive Severance Plan
Our Executive Severance Plan ensures alignment with market data and the benefits offered by the companies in our peer group, and helps to attract, retain and motivate superior executive talent. The Executive Severance Plan provides for continued payment of base salary times a multiplier determined based on the NEO’s title or role with us if he or she is terminated by us without cause or resigns for good reason. In addition, all outstanding unvested equity awards held by an NEO who is a participant in the Executive Severance Plan will become fully vested upon termination without cause or for good reason within 12 months following a change of control. We have not provided any excise tax gross-ups to any of our NEOs in the event of a change of control.
In addition, as a condition of their employment, each of our NEOs has entered into a confidentiality agreement obligating the officer to refrain from disclosing any of our proprietary information received during the course of employment.
Outstanding Equity Awards at 2022 Fiscal Year-End
The following table shows grants of stock options and grants of unvested stock awards outstanding on the last day of the fiscal year ended December 31, 2022, including both awards subject to performance conditions and non-performance-based awards, to each of the executive officers named in the Summary Compensation Table.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jonathan M. Rothberg, Former Interim Chief Executive Officer	2/16/2021(3)	—	—	—	—	8,772	21,579	—	—
	7/1/2021	21,645	—	14.25	6/30/2031	—	—	—	—
	6/17/2022(4)	—	—	—	—	48,231	118,648	—	—

Todd Fruchterman, Former Chief Executive Officer(5)	2/1/2021	1,135,640	—	15.29	3/30/2023	—	—	—	—
	7/12/2021	176,604	—	12.48	3/30/2023	—	—	—	—
	3/4/2022	150,862	—	4.05	12/31/2023	—	—	—	—
	3/22/2022	51,767	—	5.10	12/31/2023	—	—	—	—

Heather Getz, Chief Financial Officer	5/2/2022(6)	—	314,915	3.58	5/1/2032	—	—	—	—
	5/2/2022(7)	—	—	—	—	628,491	1,546,088	—	—

Andrei Stoica, Chief Technology Officer	7/19/2021(8)	38,053	83,718	10.68	7/18/2031	—	—	—	—
	7/19/2021(9)	—	—	—	—	42,487	104,518	—	—
	3/4/2022(10)	—	—	—	—	310,344	763,446	—	—
	3/22/2022(11)	—	—	—	—	89,656	220,554	—	—
(1)
All option awards generally have a ten-year term from the grant date. Pursuant to our current equity plan, upon separation from the Company, unexercised options expire 3 months after the departure date. Dr. Fruchterman’s March 4, 2022 and March 22, 2022 option awards were modified at the time of his departure to extend their expiration date from three months after his departure on December 30, 2022 to one year after his departure.

(2)	The market value of the stock awards is based on the closing price of our Class A common stock of $2.46 per share on December 31, 2022.
(3)
The shares underlying this RSU vest as to 33% of the award on February 16, 2022, with the remainder of the award vesting in 2 equal annual installments thereafter, subject to Dr. Rothberg’s continued service through the applicable vesting dates.

(4)	The shares underlying this RSU vest as to 100% of the award on June 15, 2023, subject to Dr. Rothberg’s continued service through the applicable vesting dates.
(5)
All of Dr. Fruchterman’s unvested option awards and stock awards either had their vesting accelerated to his departure date of December 30, 2022 or were forfeited as of his departure date. As a result, as of December 31, 2022, all of Dr. Fruchterman’s outstanding option awards are exercisable, and he has no outstanding unvested stock awards.

(6)
The shares underlying this option vest as to 25% of the award on May 2, 2023, with the remainder of the award vesting in 36 equal monthly installments thereafter, subject to Ms. Getz’s continued service through the applicable vesting dates.

(7)
The shares underlying this RSU vest as to 25% of the award on May 2, 2023, with the remainder of the award vesting in 3 equal annual installments thereafter, subject to Ms. Getz’s continued service through the applicable vesting dates.

(8)
The shares underlying this option vest as to 25% of the award on September 30, 2022, with the remainder of the award vesting in 36 equal monthly installments thereafter, subject to Mr. Stoica’s continued service through the applicable vesting dates.

(9)
The shares underlying this RSU vest as to 25% of the award on September 30, 2022, with the remainder of the award vesting in 12 equal quarterly installments thereafter, subject to Mr. Stoica’s continued service through the applicable vesting dates.

(10)
The shares underlying this RSU vest as to 33% of the award on March 4, 2023, with the remainder of the award vesting in 8 equal quarterly installments thereafter, subject to Mr. Stoica’s continued service through the applicable vesting dates.

(11)
The shares underlying this RSU vest as to 33% of the award on March 22, 2023, with the remainder of the award vesting in 8 equal quarterly installments thereafter, subject to Mr. Stoica’s continued service through the applicable vesting dates.

Additional Narrative Disclosure
401(k) Plan
We maintain a tax-qualified retirement plan that provides eligible U.S. employees, including our NEOs, with an opportunity to save for retirement on a tax-advantaged basis. All participants’ interests in their contributions are 100% vested when contributed. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The retirement plan is intended to qualify under Section 401(a) of the Code. We match 100% percent of employee contributions, up to 2% percent of each employee’s compensation (as defined in the plan).
Health and Welfare Benefits
All of our full-time employees, including our executive officers are eligible to participate in certain medical, disability and life insurance benefit programs offered by us.
Other Benefits
Our NEOs (and some other employees) are also entitled to additional benefits, including reimbursement relocation expenses.
Nonqualified Deferred Compensation
We do not have any nonqualified defined contribution plans or other deferred compensation plans.
Severance Plan
On May 3, 2021, the compensation committee of the board of directors adopted the Butterfly Network, Inc. Executive Severance Plan, as amended on November 10, 2021 (the “Severance Plan”). Eligible participants in the Severance Plan include our executive officers (other than our Chief Executive Officer and our Chief Strategy and Chief Business Development Officer) and executive officers reporting directly to our Chief Executive Officer having the title of senior vice president or executive vice president.
Under the Severance Plan, if we terminate a participant’s employment without cause (as defined in the Severance Plan) or a participant resigns for good reason (as defined in the Severance Plan) at any time other than during the 12 month period following a change in control (as such term is defined in the Severance Plan) (the “Change in Control Period”), then the participant is eligible to receive the following benefits:
•
Severance payable in the form of salary continuation. The severance amount is equal to participant’s then-current base salary times a multiplier determined based on the participant’s title or role with us. The multiplier for Ms. Getz (executive vice president) is 1.0 and for Dr. Stoica (senior vice president) is .75.

•	We will pay for company contribution for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, during the severance period.
Under the Severance Plan, if we terminate a participant’s employment without cause or participant resigns for good reason, during the Change in Control Period, then the participant is eligible to receive the following benefits:
•
Severance payable in a single lump sum. The severance amount is equal to participant’s then-current base salary and then-current target annual bonus opportunity, times a change in control multiplier determined based on the participant’s title or role with us. The multiplier for Ms. Getz and Dr. Stoica is 1.0.

•	We will pay for company contribution for continuation coverage under COBRA during the severance period.
•
Any outstanding unvested equity awards held by the participant under our then-current outstanding equity incentive plan(s) will become fully vested on the date the termination of such participant’s employment becomes effective.

A participant’s rights to any severance benefits under the Severance Plan are conditioned upon the participant executing and not revoking a valid separation and general release of claims agreement in a form provided by us.
The Severance Plan also includes a modified 280G cutback, which provides that to the extent Total Payments (as defined in the Severance Plan) would be subject to the excise tax imposed under Section 4999 of the Code, then the Total Payments shall be reduced (but not below zero) so that the maximum amount of Total Payments (after reduction) shall be one dollar less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code, but only if such reduced amount would result in the participant receiving a net after tax amount that exceeds the net after tax amount the participant would receive if the Total Payments were not reduced and were instead subject to the excise tax imposed by Section 4999 of the Code.
For purposes of severance payments made under our Severance Plan, “good reason” is defined as the participant resigning after the occurrence of one of the following events without the participant’s consent:
•	a material reduction of the participant’s base salary as in effect immediately prior to the reduction; or
•	a material reduction in the participant’s authority, duties or responsibilities.
The participant must provide us with written notice within 30 days after the occurrence of a good reason event, and we have 30 days to correct the event after receipt of the notice, and the participant must actually terminate his or her employment within 60 days after the date we receive the participant’s notice.
The term “cause” under the Severance Plan means a termination by us after the occurrence of one of the following events:
•	willful misconduct or gross negligence in the performance of the participant’s duties;
•
refusal to follow the lawful directions of the Chief Executive Officer, which, if curable, has not been cured by the participant within 30 days after he or she receives notice from the Chief Executive Officer;

•	breach of a fiduciary duty owed to us;
•	fraud, embezzlement or other material dishonesty with respect to us;
•	violation of applicable federal, state or local law or regulation governing our business;
•	commission, conviction, plea of nolo contendere, guilty plea, or confession to a crime based upon an act of fraud, embezzlement or dishonesty or to a felony;
•
habitual abuse of alcohol or any controlled substance or reporting to work under the influence of alcohol or any controlled substance (other than a controlled substance that the participant is properly taking under a current prescription);

•	misappropriation (or attempted misappropriation) by the participant of any material assets or business opportunities of us or any of our subsidiaries or affiliates;
•
a material failure to comply with our written policies or rules, as they may be in effect from time to time during the participant’s employment, including policies and rules prohibiting discrimination or harassment, which, if curable, has not been cured by the participant within 30 days after he or she receives notice from the Chief Executive Officer;

•
a material breach of the participant’s employment agreement or offer letter, the Non-Competition, Confidentiality and Intellectual Property Agreement or any other written agreement between us or one of our subsidiaries and participant, which, if curable, has not been cured by the participant within 30 days after he or she receives notice from the Chief Executive Officer.

The term “change in control” under the Severance Plan means:
(i)
any person or group of persons (other than us or our affiliates) becomes the owner, directly or indirectly, of our securities representing more than 50% of the combined voting power of our then outstanding voting securities (the “Outstanding Company Voting Securities”) (but excluding any bona fide financing event in which securities are acquired directly from us); or

(ii)
the consummation of a merger or consolidation of us with any other corporation, other than a merger or consolidation (i) that results in the Outstanding Company Voting Securities immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the Outstanding Company Voting Securities (or such surviving entity or, if we or the entity surviving such merger is then a subsidiary, the ultimate parent thereof) outstanding immediately after such merger or consolidation, or (ii) immediately following which the individuals who comprise the board of directors immediately prior thereto constitute at least a majority of the board of directors of the entity surviving such merger or consolidation or, if we or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

(iii)
the sale or disposition by us of all or substantially all of our assets, other than (i) a sale or disposition by us of all or substantially all of our assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by our stockholders following the completion of such transaction in substantially the same proportions as their ownership of us immediately prior to such sale or (ii) a sale or disposition of all or substantially all of our assets immediately following which the individuals who comprise the board of directors immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof;

(iv)
provided that with respect to Sections (i), (ii) and (iii) above, a transaction or series of integrated transactions will not be deemed a Change in Control (A) unless the transaction qualifies as a change in control within the meaning of Section 409A of the Code, or (B) if following the conclusion of the transaction or series of integrated transactions, the holders of our Class B Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate voting power in an entity which owns all or substantially all of our assets immediately following such transaction or series of transactions.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing information about the relationship between executive compensation actually paid to our PEO and the other NEOs (as calculated in accordance with Item 402(v) of Regulation S-K) and certain financial performance measures. The following table shows the total compensation for our NEOs for the past two fiscal years as set forth in the Summary Compensation Table, the compensation actually paid (“CAP”) to our first PEO (Jonathan Rothberg, former Interim Chief Executive Officer from 12/31/2022 to 4/24/2023), second PEO (Todd Fruchterman, CEO from 2/1/2021 to 12/30/2022), third PEO (Laurent Faracci, Chief Executive Officer until 1/23/2021), and, on an average basis, our other NEOs (in each case, as determined under SEC rules), our total shareholder return (“TSR”) and our net income.
Fiscal Year (a)(1)	SCT For PEO Rothberg (b)(2)	CAP For PEO Rothberg (c)(3)	SCT For PEO2 Fruchterman (d)(2)	CAP For PEO2 Fruchterman (e)(3)	SCT For PEO3 Faracci (f)(2)	CAP For PEO3 Faracci (g)(3)	Average SCT for Other NEOs (h)(4)	Average CAP For Other NEOs (i)(3)	TSR (j)(5)	Net Income ($M) (k)(6)
2022	$217,498	($1,412,374)	$6,640,611	($2,988,104)	—	—	$3,340,627	$2,187,065	$10.93	($168.7)
2021	—	—	$34,816,164	$17,275,459	$3,541,800	($17,942,453)	$2,875,233	$2,441,247	$29.73	($32.4)
(1)
For 2022, Dr. Rothberg (“PEO 1”) and Dr. Fruchterman (“PEO 2”) each served as our PEO during part of the year, and Ms. Getz and Mr. Stoica as our Other Non-PEO NEOs. For 2021, Dr. Fruchterman and Mr. Faracci (“PEO 3”) each served as our PEO during part of the year, and Ms. Fielding, Ms. Pugh, Mr. Shahida, and Mr. Stoica served as our Other Non-PEO NEOs.

(2)
The dollar amounts reported in columns (b), (d), and (e) are the amounts of total compensation reported for Dr. Rothberg, Dr. Fruchterman, and Mr. Faracci for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to the Summary Compensation Table as set forth on page 117 of this prospectus statement.

(3)
The dollar amounts reported in columns (c), (e), (g), and (i) represent the amount of CAP as computed in accordance with SEC rules. CAP does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. We do not have a defined benefit plan so no adjustment for pension benefits is included in the table below. Similarly, no adjustment is made for dividends as dividends are factored into the fair value of the award. The following table details these adjustments:

Fiscal Year		SCT (a)	Grant Date Value of New Awards (b)	Year End Value of New Awards (i)	Change in Value of Prior Awards (ii)	Change in Value of Vested Awards (iii)	Change in Value of Canceled Awards (iv)	TOTAL Equity CAP (c)=(i)+(ii)+(iii)	CAP (d) =(a)-(b)+(c)
2022	PEO1	$217,498	($149,998)	$118,648	($37,106)	($1,561,416)	—	($1,479,874)	($1,412,374)
	PEO2	$6,640,611	($3,645,155)	—	—	($4,873,998)	($1,109,562)	($5,983,560)	($2,988,104)
	PEO3	—	—	—	—	—	—	—	—
	Non-PEO NEOs	$3,340,627	($2,356,798)	$1,446,322	($189,039)	($54,046)	—	$1,203,236	$2,187,065
2021	PEO1	—	—	—	—	—	—	—	—
	PEO2	$34,816,164	($29,611,907)	$12,071,202	—	—	—	$12,071,202	$17,275,459
	PEO3	$3,541,800	—	—	—	$6,021,275	($27,505,528)	($21,484,253)	($17,942,453)
	Non-PEO NEOs	$2,875,233	($1,762,952)	$692,140	$145,508	$491,318	—	$1,328,966	$2,441,247
(a)	The dollar amounts reported in the Summary Compensation Table for the applicable year.
(b)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
(c)	The recalculated value of equity awards for each applicable year includes the addition (or subtraction, as applicable) of the following:
(i)	the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year;
(ii)
the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year;

(iii)	for awards that vest in the applicable year, the change in the fair value as of the vesting date from the beginning of the applicable year.
(iv)	for awards that are cancelled in the applicable year, the fair value of awards from the beginning of the applicable year.
The valuation assumptions and processes used to recalculate fair values did not materially differ from those disclosed at the time of grant.

(4)
The dollar amounts reported in column (h) are the average amounts of total compensation reported for the other Non-PEO NEOs for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to the Summary Compensation Table as set forth on page 117 of this prospectus.

(5)	TSR determined in column (j) is based on the value of an initial fixed investment of $100 as of IPO on February 16, 2021.
(6)
The amounts in this column reflect net income as reported in the company’s Consolidated Statements of Operations and Comprehensive Loss in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Relationship Between CAP and Performance Measures
The following graphs illustrate the alignment between compensation actually paid to the NEOs and the Company’s performance, consistent with our compensation philosophy. Specifically, a large portion of the NEOs’ compensation is reliant on TSR and as such the PEO and Other Non-PEO NEOs’ CAP each year was aligned with our TSR performance and increased when our TSR performance increased but declined when our TSR performance declined. Each of the charts below show the relationship of CAP to (i) the Company’s TSR; and (ii) the Company’s net income, as applicable.

BFLY CAP vs. TSR
$20
$15
$10
$5
$0
($5)
($10)
($15)
($20)
Compensation Actually Paid ($M)
$35
$30
$25
$20
$15
$10
$5
$0
TSR (Based on $100 Initial Investment on IPO)
$17.28
($17.94)
$2.44
($1.41)
($2.99)
$2.19
2021
2022
PEO CAP ($M)
PEO 2 CAP ($M)
PEO 3 CAP ($M)
Average NEO CAP ($M)
BFLY TSR

BFLY CAP vs. Net Income
Compensation Actually Paid ($M)
$20
$15
$10
$5
$0
($5)
($10)
($15)
($20)
Net Income ($M)
$0
($20)
($40)
($60)
($80)
($100)
($120)
($140)
($160)
($180)
$17.28
($17.94)
$2.44
($1.41)
($2.99)
$2.19
2021
2022
PEO CAP ($M)
PEO 2 CAP ($M)
PEO 3 CAP ($M)
Average NEO CAP ($M)
BFLY Net Income ($M)

Director Compensation
The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2022 to each of our non-employee directors. Directors who are employed by us are not compensated for their service on our board of directors other than Dr. Rothberg, who served as our former Interim Chief Executive officer beginning December 31, 2022 and does not receive compensation for such services, but rather received compensation in connection with his service to the board of directors. Nonetheless, the compensation received by Dr. Rothberg is set forth in the section of this prospectus captioned “Executive Compensation – 2022 Summary Compensation Table.”
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(2)(3) ($)	All Other Compensation ($)	Total ($)
Dawn Carfora	57,500	149,998	—	—	207,498
Elazer Edelman, M.D., Ph.D.	65,000	149,998	—	—	214,998
John Hammergren	65,000	149,998	—	—	214,998
Gianluca Pettiti	75,000	149,998	—	—	224,998
S. Louise Phanstiel	77,500	149,998	—	—	227,498
Larry Robbins	62,500	149,998	—	—	212,498
Erica Schwartz, M.D., J.D., M.P.H.	62,500	149,998	—	—	212,498
(1)
These amounts represent the aggregate grant date fair value of stock awards granted to each director in 2022 computed in accordance with Topic 718. Such grant date fair values do not take into account any estimated forfeitures. Details as to the assumptions used to calculate the fair value of the stock awards are included in Note 11 “Equity Incentive Plan” to our consolidated audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the directors.

(2)
The following table shows outstanding and unexercised options and unvested RSUs for each non-employee director as of December 31, 2022, other than for Dr. Rothberg, whose outstanding equity is reported in the Outstanding Equity Awards at 2022 Fiscal Year-End.

Name	Total Options Outstanding	Vested Options	Unvested RSUs
Dawn Carfora	21,645	21,645	57,003
Elazer Edelman, M.D., Ph.D.	21,645	21,645	58,297
John Hammergren	21,645	21,645	57,003
Gianluca Pettiti	21,645	21,645	57,003
S. Louise Phanstiel	21,645	21,645	57,003
Larry Robbins	21,645	21,645	57,003
Erica Schwartz, M.D., J.D., M.P.H.	21,645	21,645	64,167
The following table shows the grant date fair value calculated in accordance with FASB ASC Topic 718 for equity awards granted to each non-employee director during the fiscal year ended December 31, 2022.
Name	RSUs Granted (#)	Options Granted (#)	Grant Date	Grant Date Fair Value ($)
Dawn Carfora	48,231	—	6/17/2022	149,998
Elazer Edelman, M.D., Ph.D.	48,231	—	6/17/2022	149,998
John Hammergren	48,231	—	6/17/2022	149,998
Gianluca Pettiti	48,231	—	6/17/2022	149,998
S. Louise Phanstiel	48,231	—	6/17/2022	149,998
Larry Robbins	48,231	—	6/17/2022	149,998
Erica Schwartz, M.D., J.D., M.P.H.	48,231	—	6/17/2022	149,998

Director Compensation Policy
Pursuant to our non-employee director compensation policy, the annual retainer for non-employee directors is $50,000. Annual retainers for committee membership are as follows:
Position	Retainer
Audit committee chairperson	$20,000
Audit committee member	$10,000
Compensation committee chairperson	$15,000
Compensation committee member	$7,500
Nominating and corporate governance committee chairperson	$10,000
Nominating and corporate governance committee member	$5,000
Technology committee chairperson	$15,000
Technology committee member	$7,500
These fees are payable in arrears in quarterly installments as soon as practicable following the last business day of each fiscal quarter, provided that the amount of such payment will be prorated for any portion of such quarter that a director is not serving on our board of directors, on such committee or in such position. Non-employee directors are also reimbursed for reasonable out-of-pocket business expenses incurred in connection with attending meetings of the board of directors and any committee of the board on which they serve and in connection with other business related to the board of directors. Directors may also be reimbursed for reasonable out-of-pocket business expenses in accordance with our travel and other expense policies, as may be in effect from time to time.
In addition, we grant to new non-employee directors upon their initial election to our board of directors a number of RSUs, (each RSU relating to one share of our Class A common stock), having an aggregate fair market value equal to $300,000, determined by dividing (A) $300,000 by (B) the closing price of our Class A common stock on the NYSE on the date of the grant (rounded down to the nearest whole share), on the first business day after the date that the non-employee director is first appointed or elected to the board of directors. Each of these grants shall vest in equal annual installments over three years from the date of the grant, subject to the non-employee director’s continued service as a director on the applicable vesting dates.
Further, in connection with each of our annual meetings of stockholders, each non-employee director automatically receives an option to purchase shares of our Class A common stock or RSUs having an aggregate grant date fair value of $150,000, valued according to Topic 718 (rounded down to the nearest whole share), each year on the first business day after our annual meeting of stockholders (or the first business day of the third fiscal quarter of such year if there has been no annual meeting of stockholders held by such date). Options have a term of 10 years from the grant date of the award. The award vests at the end of the period beginning on the date of each regular annual meeting of stockholders (or the first business day of the third fiscal quarter, as applicable) and ending on the date of the next regular annual meeting of stockholders, subject to the non-employee director’s continued service as a director through the applicable vesting dates.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2022.
	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	22,533,203(2)	$7.67(3)	19,694,837(4)
Equity compensation plans not approved by security holders(5)	—	—	—
Total	22,533,203	$7.67	19,694,837(6)
(1)	These plans consist of our 2012 Employee, Director and Consultant Equity Incentive Plan, or 2012 Plan, and our Amended and Restated 2020 Equity Incentive Plan, as amended, or 2020 Plan.
(2)
Consists of (i) 7,967,561 million shares to be issued upon exercise of outstanding options and RSUs under the 2012 Plan and (ii) 14,565,642 million shares to be issued upon exercise of outstanding options and RSUs under the 2020 Plan.

(3)	Consists of the weighted-average exercise price of the 12,571,912 million stock options outstanding on December 31, 2022 and does not include RSU’s.
(4)
Consists of shares that remained available for future issuance under the 2020 Plan as of December 31, 2022. No shares remained available for future issuance under the 2012 Plan as of December 31, 2022.

(5)	We do not have any compensation plans that were not approved by shareholders nor have we granted any inducement awards.
(6)
The 2020 Plan has an evergreen provision that allows for an annual increase in the number of shares available for issuance under the 2020 Plan to be added on the first day of each fiscal year, beginning in fiscal year 2021 and ending on the second day of fiscal year 2030. The evergreen provides for an automatic increase in the number of shares available for issuance equal to the lesser of (i) 4% of the number of outstanding shares of common stock on such date and (ii) an amount determined by the plan administrator.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than the compensation agreements and other arrangements described under “Executive and Director Compensation” and the transactions described below, since January 1, 2021, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were, or will be, a party in which the amount involved exceeded, or will exceed, $120,000 (or, if less, 1% of the average of our total assets amounts at December 31, 2022) and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.
As used in this section, “Legacy Butterfly” refers to Butterfly Network, Inc. and its direct and indirect subsidiaries, individually and collectively, prior to the Closing of the Business Combination. Longview refers to Longview Acquisition Corp. prior to the Closing of the Business Combination.
Longview
Relationship with Sponsor
On January 11, 2021, Longview issued an unsecured promissory note (the “Note”) in the principal amount of up to $2 million to Longview Investors LLC, Longview’s Sponsor, which principal amount could be drawn down from time to time in increments of no less than $10,000. Longview drew an aggregate of $2 million on the Note. The Note bore interest at a rate of 6.00% per annum, compounded annually and computed on the basis of the 360-day year, and was repaid in full at the Closing.
Legacy Butterfly
Legacy Butterfly Convertible Notes Issued to Affiliates of Glenview
On January 15, 2021, investment funds managed by Glenview entered into a securities purchase agreement with each of Dawn Carfora, John Hammergren, Gianluca Pettiti and S. Louise Phanstiel. Pursuant to the securities purchase agreements, Ms. Carfora agreed to purchase an aggregate principal amount of $118,443 of Legacy Butterfly convertible notes from Glenview for a purchase price of $200,000, Mr. Hammergren agreed to purchase an aggregate principal amount of $1,184,441 of Legacy Butterfly convertible notes from Glenview for a purchase price of $2,000,000, Mr. Pettiti agreed to purchase an aggregate principal amount of $177,666 of Legacy Butterfly convertible notes from Glenview for a purchase price of $300,000, and Ms. Phanstiel agreed to purchase an aggregate principal amount of $592,221 of Legacy Butterfly convertible notes from Glenview for a purchase price of $1,000,000. Upon conversion at the Effective Time, the Legacy Butterfly convertible notes purchased by Ms. Carfora, Mr. Hammergren, Mr. Pettiti and Ms. Phanstiel converted into 12,009, 120,099, 18,014 and 60,049 shares of the Company’s Class A common stock, respectively.
Lease Arrangements
We previously occupied office and laboratory space located at 506 Old Whitfield Street, Guilford, Connecticut, which is owned by Oceanco, LLC, whose manager is Michael Rothberg, who is a sibling of Jonathan M. Rothberg, Ph.D., the founder of Legacy Butterfly and Chairperson of our board of directors, and which is owned by Dr. Rothberg’s children. Under this arrangement, we paid $154,000 for the year ended December 31, 2022. We entered into a month-to-month lease with Oceanco, LLC for this space pursuant to the Business Combination. We terminated this lease effective October 31, 2022 and no longer occupy the premises.
We also occupy office space at 3000 El Camino Real, Suite 130, Palo Alto, California and previously occupied lab and office space at 351 New Whitfield Street, Guilford, Connecticut and 485 Old Whitfield Street, Guilford, Connecticut,. Effective upon the Closing, the office space at 485 Old Whitfield Street, Guilford, Connecticut was leased from Oceanco, LLC by 4Catalyzer Corporation, or 4Catalyzer, of which Michael Rothberg, who is a sibling of Jonathan M. Rothberg, Ph.D., the founder of Legacy Butterfly, former Interim Chief Executive Officer, and member of the Company’s board of directors, is the sole stockholder. In connection with the Business Combination Agreement, 4Catalyzer assigned its leasehold interest 3000 El Camino Real to us. Under these arrangements (and through the date of assignment of the 3000 El Camino Real Lease), we paid $261,060 for the year ended December 31, 2022. During the year ended December 31, 2022, the Company terminated its sublease of office and laboratory spaces from 4Catalyzer.

Technology and Services Exchange Agreement
Legacy Butterfly has entered into a Technology and Services Exchange Agreement (the “TSEA”) by and among Legacy Butterfly and other participant companies controlled by the Rothbergs, consisting of AI Therapeutics, Inc., Quantum-Si Incorporated, Hyperfine Operations, Inc. (f/k/a Hyperfine, Inc.), 4Bionics LLC, Tesseract Health, Inc., Liminal Sciences, Inc. and Detect, Inc. (f/k/a Homodeus Inc.). The TSEA, signed in November 2020, became effective upon the Closing of the Business Combination on February 12, 2021. Under the TSEA, we and the other participant companies may, in our discretion, permit the use of certain non-core technologies, which include any technologies, information or equipment owned or otherwise controlled by the participant company that are not specifically related to the core business area of the participant, such as software, hardware, electronics, fabrication and supplier information, vendor lists and contractor lists, by other participant companies. The TSEA provides that ownership of each non-core technology shared by us or another participant company will remain with the company that originally shared the non-core technology. In addition, any participant company (including us) may, in its discretion, permit its personnel to be engaged by another participant company to perform professional, technical or consulting services for such participant. Unless otherwise agreed to by us and the other participant company, all rights, title and interest in and to any inventions, works-of-authorship, idea, data or know-how invented, made, created or developed by the personnel (employees, contractors or consultants) in the course of conducting services for a participant company (“Created IP”) will be owned by the participant company for which the work was performed, and the recipient participant company grants to the party that had its personnel provide the services that resulted in the creation of the Created IP a royalty-free, perpetual, limited, worldwide, non-exclusive, sub-licensable (and with respect to software, sub-licensable in object code only) license to utilize the Created IP only in the core business field of the originating participant company, including a license to create and use derivative works based on the Created IP in the originating participant’s core business field, subject to any agreed upon restrictions.
Agreements with Butterfly Stockholders
Investors’ Rights, Voting and Right of First Refusal Agreements
In connection with Legacy Butterfly’s Series D preferred stock financing, Legacy Butterfly entered into investors’ rights, voting and right of first refusal and co-sale agreements containing registration rights, information rights, voting rights and rights of first refusal, among other things, with holders of Legacy Butterfly’s preferred stock and certain holders of its common stock.
Amended and Restated Registration Rights Agreement
At the Closing of the Business Combination, we, the Sponsor, certain affiliates of the Sponsor, and certain stockholders of Legacy Butterfly entered into the Amended and Restated Registration Rights Agreement, pursuant to which, among other things, such stockholders of Legacy Butterfly were granted certain registration rights with respect to their respective shares of our common stock, in each case, on the terms and subject to the conditions therein.
Advisory Agreement with Jonathan M. Rothberg, Ph.D.
In connection with the consummation of the Business Combination, we entered into an Advisory Agreement (the “Advisory Agreement”) with Dr. Rothberg, the founder of Legacy Butterfly, former Interim Chief Executive Officer and member of our board of directors, effective as of the Closing, pursuant to which Dr. Rothberg advises our Chief Executive Officer and the board of directors on strategic matters, and provides consulting, business development and similar services on matters relating to our current, future and potential scientific and strategic initiatives and such other consulting services reasonably requested from time to time. As compensation for Dr. Rothberg’s services under the Advisory Agreement, we pay Dr. Rothberg a consulting fee of $16,667 per month during the term of the Advisory Agreement. The term of the Advisory Agreement will continue until terminated by us or Dr. Rothberg. Either party may terminate the Advisory Agreement for any reason upon giving thirty days’ advance notice of such termination. In the event of such termination, our only obligation will be to pay Dr. Rothberg any earned but unpaid consulting fee as of the termination date. In December 2020, the Legacy Butterfly board of directors granted 1,000,000 RSUs to Dr. Rothberg. The RSUs vest in equal quarterly installments over two years, beginning on March 31, 2021, without regard to Dr. Rothberg’s continued service to the Company, with full acceleration of vesting in the event of Dr. Rothberg’s death or disability or a change in control of the Company.

Limited Liability Company to Purchase Real Estate
As part of the recruitment process of Dr. Fruchterman, our former President and Chief Executive Officer, Larry Robbins, at the time the Chairperson of Longview, our predecessor prior to the Business Combination, and now a member of our board of directors, offered financial support to facilitate Dr. Fruchterman’s relocation to be near the Company’s headquarters. On February 2, 2022, Dr. Fruchterman, Dr. Fruchterman’s spouse, and an irrevocable trust previously established by Mr. Robbins formed a limited liability company and entered into an operating agreement setting forth the terms and conditions of the ownership and management of the limited liability company that has purchased real estate in the approximate amount of $4,800,000. Mr. Robbins’ trust contributed approximately $1,500,000 to the limited liability company.
Indemnification Agreements with Officers and Directors and Directors’ and Officers’ Liability Insurance
We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements and our restated bylaws require that we indemnify our directors and officers to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers. We also maintain a general liability insurance policy, which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.
Policies and Procedures for Related Party Transactions
We have adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. Transactions involving compensation for services provided to us or any of our subsidiaries as an employee, consultant or director will not be considered related person transactions under this policy. A “Related Person” is:
•	any person who is or was an executive officer, director, or director nominee of the Company at any time since the beginning of the Company’s last fiscal year;
•	a person who is or was an Immediate Family Member (as defined below) of an executive officer, director, director nominee at any time since the beginning of the Company’s last fiscal year;
•	any person who, at the time of the occurrence or existence of the transaction, is the beneficial owner of more than 5% of any class of the Company’s voting securities (a “Significant Stockholder”); or
•	any person who, at the time of the occurrence or existence of the transaction, is an Immediate Family Member of a Significant Stockholder of the Company.
An “Immediate Family Member” of a person is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such person, or any other person sharing the household of such person, other than a tenant or employee.
We have implemented policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee has the responsibility to review related party transactions.
Under the related person transaction policy, the related person in question or, in the case of transactions with a beneficial holder of more than 5% of the Company’s voting stock, an officer with knowledge of a proposed transaction, will be required to present information regarding the proposed related person transaction to the audit committee (or to another independent body of the board of directors) for review. To identify related person transactions in advance, we expect to rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee is expected to take into account the relevant available facts and circumstances, which may include, but are not limited to:
•	the related person’s interest in the transaction;
•	the approximate dollar value of the amount involved in the transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•	whether the transaction was undertaken in the ordinary course of business of the Company;
•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;
•	the purpose of, and the potential benefits to the Company of, the transaction; and
•
any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee will approve only those transactions that it determines are fair to the Company and in the Company’s best interests.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Butterfly Class A common stock, Butterfly Class B common stock and warrants, which we refer to collectively as our securities. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our securities who are initial purchasers of our securities pursuant to this offering and hold our securities as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made by us on our securities and any consideration received by a holder in consideration for the sale or other disposition of our securities will be in U.S. dollars.
This summary is based upon U.S. federal income tax laws as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income, U.S. federal gift and estate tax laws, and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:
•	banks, financial institutions, or financial services entities;
•	broker-dealers;
•	governments or agencies or instrumentalities thereof;
•	regulated investment companies;
•	real estate investment trusts;
•	expatriates, former citizens, or former long-term residents of the United States;
•	persons that actually or constructively own five percent or more (by vote or value) of our securities (except to the limited extent set forth below);
•	persons that acquired our securities pursuant to an exercise of employee stock options, in connection with employee share incentive plans or otherwise as compensation;
•	insurance companies;
•	dealers or traders subject to a mark-to-market method of accounting with respect to our securities (except to the limited extent set forth below);
•	persons for whom our securities constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;
•	persons holding our securities shares as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•	Subchapter S corporations, partnerships or entities or arrangements classified as partnerships or other pass-through entities for
•	U.S. federal income tax purposes and any beneficial owners of such partnerships or pass-through entities;
•	tax-exempt entities;
•	controlled foreign corporations (including “specified foreign corporations”); and
•	passive foreign investment companies.
If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our securities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).
We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, Treasury Regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.
THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.
U.S. Holders
This section applies to you if you are a “U.S. Holder.” A U.S. Holder is a beneficial owner of our securities who or that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States as determined for United States federal income tax purposes;
•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions. If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of our Butterfly Class A common stock or Butterfly Class B common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Butterfly Class A common stock or Butterfly Class B common stock, as applicable. Any remaining excess will be treated as gain realized on the sale or other disposition of Butterfly Class A common stock or Butterfly Class B common stock, as applicable, and will be treated as described under “U.S. Holders - Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Butterfly Class A Common Stock or Butterfly Class B Common Stock” below.
Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Butterfly Class A Common Stock or Butterfly Class B common stock. Upon a sale or other taxable disposition of our Butterfly Class A common stock or Butterfly Class B common stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in its Butterfly Class A common stock or Butterfly Class B common stock, as applicable. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Butterfly Class A common stock or Butterfly Class B common stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Butterfly Class A common stock or Butterfly Class B common stock so disposed of. A U.S. Holder’s adjusted tax basis in its Butterfly Class A common stock or Butterfly Class B common stock generally will equal the U.S. Holder’s acquisition cost of such common stock (or, in the case of Butterfly Class A common stock received upon exercise of a warrant, the U.S. Holder’s initial basis for such Butterfly Class A common stock, as discussed below), less any prior distributions treated as a return of capital.
Optional Conversion and Mandatory Conversion of Butterfly Class B Common Stock. A U.S. Holder of Butterfly Class B common stock is not expected to recognize any income, gain or loss under U.S. federal income tax laws as a result of the optional conversion of such U.S. Holder’s Butterfly Class B common stock into Butterfly Class A common stock. It is expected that a U.S. Holder who elects to convert its Butterfly Class B common stock into Butterfly Class A common stock (i) would have the same basis in its Butterfly Class A common stock as such U.S. Holder had in its Butterfly Class B common stock prior to conversion into Butterfly Class A common stock, and (ii) such U.S. Holder’s holding period in the Butterfly Class A common stock would include the U.S. Holder’s holding period in the Butterfly Class B common stock so converted. A mandatory conversion of any U.S. Holder’s Butterfly Class B common stock into Butterfly Class A common stock is expected to be treated the same as an optional conversion.
Exercise of a Warrant. Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a warrant for cash. The U.S. Holder’s initial tax basis in the shares of Butterfly Class A common stock received upon exercise of the warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the warrant increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “U.S. Holders - Possible Constructive Distributions”) and the exercise price of such warrant. It is unclear whether a U.S. Holder’s holding period for the Butterfly Class A common stock received upon exercise of the warrant would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the warrants.
The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s initial tax basis in the Butterfly Class A common stock received generally should equal the holder’s adjusted tax basis in the warrant. A U.S. Holder’s adjusted tax basis in its warrants will generally equal the U.S. Holder’s acquisition cost increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “U.S. Holders - Possible Constructive Distributions”) If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Butterfly Class A common stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. Holder held the warrant. If, instead, the cashless exercise were treated as a recapitalization, the holding period of the Butterfly Class A common stock generally would include the holding period of the warrant.
It is also possible that a cashless exercise of a warrant could be treated in part as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder could be deemed to have surrendered a portion of the warrants being exercised having a value equal to the exercise price of such warrants in satisfaction of such exercise price. Although not free from doubt, such U.S. Holder generally should recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered to satisfy the exercise price and the U.S. Holder’s adjusted tax basis in such warrants. In this case, a U.S. Holder’s initial tax basis in the Butterfly Class A common stock received would equal the sum of the exercise price and the U.S. Holder’s adjusted tax basis in the warrants exercised. A U.S. Holder’s adjusted tax basis in its warrants will generally equal the U.S. Holder’s acquisition cost (less any acquisition cost allocable to the warrants deemed to have been exchanged in the cashless exercise), increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “U.S. Holders - Possible Constructive Distributions”). It is unclear whether a U.S. Holder’s holding period for the Butterfly Class A common stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. Holder held the warrant.
Due to the uncertainty and absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Butterfly Class A common stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.
Sale, Exchange, Redemption or Expiration of a Warrant. Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Butterfly Class A common stock), or expiration of a warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the warrant. A U.S. Holder’s adjusted tax basis in its warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “U.S. Holders - Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the warrant. The deductibility of capital losses is subject to certain limitations.
A redemption of warrants for Butterfly Class A common stock described in this prospectus under “Description of Butterfly Securities - Warrants - Public Stockholders’ Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of warrants for shares of our Butterfly Class A common stock. Your aggregate initial tax basis in the shares of Butterfly Class A common stock received in the redemption should equal your aggregate adjusted tax basis in your warrants redeemed and your holding period for the shares of Butterfly Class A common stock received in redemption of your warrants should include your holding period for your surrendered warrants. However, there is some uncertainty regarding this tax treatment and it is possible such a redemption could be treated in part as a taxable exchange in which gain or loss would be recognized in a manner similar to that discussed above for a cashless exercise of warrants or otherwise characterized. Accordingly, a U.S. Holder is urged to consult its tax advisor regarding the tax consequences of a redemption of warrants for shares of Butterfly Class A common stock.
Possible Constructive Distributions. The terms of each warrant provide for an adjustment to the number of shares of Butterfly Class A common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Butterfly Securities - Warrants - Public Stockholders’ Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (including through an increase in the number of shares of Butterfly Class A common stock that would be obtained upon exercise of the warrant or through a decrease in the exercise price of the warrant) as a result of a distribution of cash to the holders of shares of our Butterfly Class A common stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “U.S. Holders - Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on Butterfly Class A common stock equal to the fair market value of such increased interest. For certain information reporting purposes, we are required to determine the date and amount of any such constructive distributions. Proposed Treasury regulations, which we may rely on prior to the issuance of final Treasury Regulations, specify how the date and amount of constructive distributions are determined.
Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our securities, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.
Non-U.S. Holders
This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of our securities who or that is for U.S. federal income tax purposes:
•	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);
•	a foreign corporation; or
•	an estate or trust that is not a U.S. Holder;
but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition (as such days are calculated pursuant to Section 7701(b) (3) of the Code). If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.
Taxation of Distributions. In general, any distributions we make to a Non-U.S. Holder of shares of our Butterfly Class A common stock or Butterfly Class B common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of Butterfly Class A common stock or Butterfly Class B common stock, as applicable, and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of our securities, which will be treated as described under “Non-U.S. Holders - Gain on Sale, Taxable Exchange or Other Taxable Disposition of Butterfly Class A Common Stock, Butterfly Class B Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders - Gain on Sale, Taxable Exchange or Other Taxable Disposition of Butterfly Class A Common Stock, Butterfly Class B Common Stock and Warrants” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.
The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).
Gain on Sale, Taxable Exchange or Other Taxable Disposition of Butterfly Class A Common Stock, Butterfly Class B Common Stock and Warrants. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our securities shares unless:
•
the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder); or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our securities, and, in the case where shares of our Butterfly Class A common stock are regularly traded on an established securities market, as defined pursuant to applicable Treasury Regulations, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our

Butterfly Class A common stock at any time within the shorter of the five- year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Butterfly Class A common stock. There can be no assurance that our Butterfly Class A common stock will be treated as regularly traded on an established securities market for this purpose.
Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).
If the second bullet point above applies to a Non-U.S. Holder, gain recognized by such Holder on the sale, exchange or other disposition of our Butterfly Class A common stock, Butterfly Class B common stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Butterfly Class A common stock, Butterfly Class B common stock or warrants from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe we are not currently and do not anticipate becoming a United States real property holding corporation. However, because the determination of whether we are a United States real property holding corporation depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a United States real property holding corporation in the future.
Possible Constructive Distributions. The terms of each warrant provide for an adjustment to the number of shares of Butterfly Class A common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Butterfly Securities - Warrants - Public Stockholders’ Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a Non-U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (including through an increase in the number of shares of Butterfly Class A common stock that would be obtained upon exercise of the warrant or through a decrease in the exercise price of the warrant) as a result of a distribution of cash to the holders of shares of our Butterfly Class A common stock which is taxable to such holders as a distribution. A Non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Non-U.S. Holders - Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on Butterfly Class A common stock equal to the fair market value of such increased interest.
Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our securities. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” generally impose withholding at a rate of 30% on payments of dividends (including constructive dividends) in respect to our securities which are held by or through certain “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial Non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30% unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provide certain information regarding the entity’s “substantial United States owners” which will in turn be provided to the U.S. Department of Treasury. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits.
Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed Treasury Regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed Treasury Regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.- source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our securities.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 6,800,933 shares of our Class A common stock issuable upon the exercise of the Private Placement Warrants and 13,799,457 shares of our Class A common stock issuable upon the exercise of the Public Warrants. We are also registering the resale by the Selling Securityholders of up to 6,800,933 Private Placement Warrants, up to 45,986,567 shares of our Class A common stock and up to 26,426,937 shares of our Class B common stock.
The Selling Securityholders may offer and sell, from time to time, their respective shares of Class A common stock, Class B common stock, and Private Placement Warrants covered by this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	an over-the-counter distribution in accordance with the rules of the NYSE;
•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;
•	distribution to employees, members, limited partners or stockholders of the Selling Securityholders;
•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;
•	by pledge to secured debts and other obligations;
•	delayed delivery arrangements;
•	to or through underwriters or agents;
•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;
•	in options transactions; and
•	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.
In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
A holder of Private Placement Warrants or Public Warrants may exercise its Private Placement Warrants or Public Warrants in accordance with the Warrant agreements on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Private Placement Warrants or Public Warrants, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Private Placement Warrants or Public Warrants, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant agreements.
We have agreed to indemnify certain of the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law.
We have agreed with certain Selling Securityholders pursuant to the Amended and Restated Registration Rights Agreement described below to use our commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as all securities covered by this prospectus have been sold or otherwise cease to be registrable securities.
We have also agreed with the PIPE Investors pursuant to the Subscription Agreements to cause the registration statement to remain effective until the earlier of (i) three years from the effective date of the registration statement, (ii) the date on which all Selling Securityholders that are subscribers to the Subscription Agreements cease to hold the shares covered by the registration statement or (iii) the first date on which all Selling Securityholders that are subscribers to the Subscription Agreements can sell all of their shares under Rule 144 of the Securities Act without restriction, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.
Amended and Restated Registration Rights Agreement
At the Closing, Butterfly, the Initial Stockholders, including the Sponsor, certain affiliates of Glenview Capital Management, LLC (the “Sponsor Group Holders”) and certain holders of Legacy Butterfly securities (the “Butterfly Holders”) entered into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”), pursuant to which, among other things, the Sponsor Group Holders and the Butterfly Holders agreed to certain lock-up restrictions, all of which have expired.

LEGAL MATTERS
Goodwin Procter LLP has passed upon the validity of the Butterfly Class A common stock and Class B common stock offered by this prospectus and certain other legal matters related to this prospectus.
EXPERTS
The financial statements of Butterfly Network, Inc. as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm, given their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-1, including exhibits, under the Securities Act, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.
In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.butterflynetwork.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the Board of Directors of Butterfly Network, Inc. and its subsidiaries
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Butterfly Network, Inc. and its subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, changes in convertible preferred stock and stockholders’ equity (deficit), and statement of cash flows, for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Purchase Commitments - Note 19 Commitments and Contingencies
Critical Audit Matter Description
The Company enters into inventory purchase commitments with third-party manufacturers in the ordinary course of business, including a non-cancellable inventory supply agreement with a certain third-party manufacturing vendor. The provisions of the agreement allowed the Company, once it reached a certain cumulative purchase threshold in the fourth quarter of 2021, to pay for a portion of the subsequent inventory purchases using an advance previously paid to the vendor. As of December 31, 2022, the aggregate amount of minimum inventory purchase commitments is $56.5 million and the Company has a vendor advance asset of $17.1 million, net of write-downs, and an accrued purchase commitment liability of $2.1 million related to the agreement. The portion of the balances that is expected to be utilized in the next twelve months is included in current assets and current liabilities in the accompanying consolidated balance sheets.

The agreement requires monthly purchases of inventory by the Company, which represent firm commitments to take or pay for the product. The Company compares the minimum commitments to their projected future sales of product and determines whether they would be able to sell the product for greater than cost, prior to any estimated obsolesce period or changes in technology, and establishes reserves for any losses on projected excess quantities that they are committed to purchase. Projections of future sales of inventory for which the Company is committed to take are based on a number of factors, including the Company’s approved plans and strategies, the Company’s limited sales history, agreement-specific provisions, macroeconomic factors and market and industry trends, including estimates of technological and product changes. Significant judgments and estimates are made by the Company in evaluating the projected sales and establishing an accrued purchase commitment liability for expected losses on excess quantities, at the end of each reporting period.
We identified the valuation of vendor advances and accrued purchase commitment liability as a critical audit matter because of the judgments and estimates necessary for management to determine the potential impairment of vendor advances and accrued purchase commitment liability. Assessing the estimates utilized in projecting sales required a high degree of auditor judgment and an increased extent of audit effort when performing procedures to audit the recorded amount of reserves for expected losses on product purchase commitments.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the management’s estimation of reserves for expected losses on product purchase commitments included the following, among others:
○	We tested the design and implementation over the establishment of reserves for losses on product purchase commitments, including management’s controls over sales projections.
○	For recorded reserves for loss on product purchase commitments with suppliers, we performed the following procedures:
—	Read relevant contracts and compared key provisions of the contracts to the Company’s analysis.
—	Recalculated the Company’s analysis of the losses including comparing the fixed minimum purchases to the contracts.
—	Obtained and evaluated the Company’s projected sales of inventory as it relates to the minimum purchase commitments by performing the following:
•	Compared management’s prior-year assumptions of expected future sales to actual sales during the current year to identify potential bias in the determination of the reserves.
•	Compared projections to recent sales history and related trends
•	Compared projections to industry information, market data, and peer group data.
•	Inspected minutes of the board of directors, regulatory and other public filings, and investor communications to identify any evidence that may contradict management’s assertions.
•	Obtained evidence, including executed third party contracts used by management to support sales strategies reflected in the analysis.
•	Inquired of sales and operations personnel regarding projections and strategies to determine whether it supported or contradicted the conclusions reached by management in the analysis.
•	Inquired of operations personnel as to projected technology obsolescence to determine whether it supported or contradicted the conclusions reached by management in the analysis.
/s/ Deloitte & Touche LLP

New York, New York
March 23, 2023

We have served as the Company’s auditor since 2020.

BUTTERFLY NETWORK, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$162,561	$422,841
Marketable securities	75,250	—
Accounts receivable, net	14,685	11,936
Inventories	59,970	36,243
Current portion of vendor advances	35,182	27,500
Prepaid expenses and other current assets	9,489	13,384
Total current assets	357,137	511,904
Property and equipment, net	31,331	14,703
Non-current portion of vendor advances	—	12,782
Operating lease assets	21,567	24,083
Other non-current assets	7,535	8,493
Total assets	$417,570	$571,965
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,211	$5,798
Deferred revenue, current	15,856	13,071
Accrued purchase commitments, current	2,146	5,329
Accrued expenses and other current liabilities	26,116	25,631
Total current liabilities	51,329	49,829
Deferred revenue, non-current	4,957	5,476
Warrant liabilities	5,370	26,229
Accrued purchase commitments, non-current	—	14,200
Operating lease liabilities	29,966	27,690
Other non-current liabilities	588	850
Total liabilities	92,210	124,274
Commitments and contingencies (Note 19)
Stockholders’ equity:
Class A common stock $0.0001 par value; 600,000,000 shares authorized at December 31, 2022 and 2021; 174,459,956 and 171,613,049 shares issued and outstanding at December 31, 2022 and 2021, respectively	17	17
Class B common stock $0.0001 par value; 27,000,000 shares authorized at December 31, 2022 and 2021; 26,426,937 shares issued and outstanding at December 31, 2022 and 2021	3	3
Additional paid-in capital	921,278	874,886
Accumulated deficit	(595,938)	(427,215)
Total stockholders’ equity	325,360	447,691
Total liabilities and stockholders’ equity	$417,570	$571,965
The accompanying notes are an integral part of these consolidated financial statements.

BUTTERFLY NETWORK, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except shares and per share amounts)
	Year ended December 31,
	2022	2021	2020
Revenue:
Product	$50,263	$47,868	$38,347
Software and other services	23,127	14,697	7,905
Total revenue	73,390	62,565	46,252
Cost of revenue:
Product	26,804	29,308	46,294
Software and other services	7,126	2,238	1,068
Loss on product purchase commitments	—	13,965	60,113
Total cost of revenue	33,930	45,511	107,475
Gross profit (loss)	39,460	17,054	(61,223)
Operating expenses:
Research and development	89,121	74,461	49,738
Sales and marketing	59,888	49,604	26,263
General and administrative	83,471	85,717	24,395
Total operating expenses	232,480	209,782	100,396
Loss from operations	(193,020)	(192,728)	(161,619)
Interest income	3,384	2,573	285
Interest expense	(2)	(651)	(1,141)
Change in fair value of warrant liabilities	20,859	161,095	—
Other income (expense), net	98	(2,577)	(231)
Loss before provision for income taxes	(168,681)	(32,288)	(162,706)
Provision for income taxes	42	121	39
Net loss and comprehensive loss	$(168,723)	$(32,409)	$(162,745)
Net loss per common share attributable to Class A and B common stockholders, basic and diluted	$(0.84)	$(0.19)	$(26.87)
Weighted-average shares used to compute net loss per share attributable to Class A and B common stockholders, basic and diluted	199,848,386	173,810,053	6,056,574
The accompanying notes are an integral part of these consolidated financial statements.

BUTTERFLY NETWORK, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS’ EQUITY (DEFICIT)
(In thousands, except share amounts)
	Convertible Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
December 31, 2019	107,197,118	$360,937	5,939,950	$1	—	$—	$19,782	$(232,061)	$(212,278)
Net loss	—	—	—	—	—	—	—	(162,745)	(162,745)
Common stock issued upon exercise of stock options	—	—	653,341	—	—	—	2,009	—	2,009
Stock-based compensation expense	—	—	—	—	—	—	11,083	—	11,083
December 31, 2020	107,197,118	360,937	6,593,291	1	—	—	32,874	(394,806)	(361,931)
Net loss	—	—	—	—	—	—	—	(32,409)	(32,409)
Common stock issued upon exercise of stock options and warrants	—	—	8,886,801	1	—	—	21,708	—	21,709
Common stock issued upon vesting of restricted stock units	—	—	1,018,828	—	—	—	—	—	—
Conversion of convertible preferred stock	(107,197,118)	(360,937)	80,770,178	8	26,426,937	3	360,926	—	360,937
Conversion of convertible debt	—	—	5,115,140	1	—	—	49,916	—	49,917
Net equity infusion from the Business Combination	—	—	69,228,811	6	—	—	361,281	—	361,287
Stock-based compensation expense	—	—	—	—	—	—	48,181	—	48,181
December 31, 2021	—	—	171,613,049	17	26,426,937	3	874,886	(427,215)	447,691
Net loss	—	—	—	—	—	—	—	(168,723)	(168,723)
Common stock issued upon exercise of stock options and warrants	—	—	1,081,313	—	—	—	2,982	—	2,982
Common stock issued upon vesting of restricted stock units	—	—	1,765,594	—	—	—	(106)	—	(106)
Stock-based compensation expense	—	—	—	—	—	—	43,516	—	43,516
December 31, 2022	—	$—	174,459,956	$17	26,426,937	$3	$921,278	$(595,938)	$325,360
The accompanying notes are an integral part of these consolidated financial statements.

BUTTERFLY NETWORK, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Year ended December 31,
	2022	2021	2020
Cash flows from operating activities:
Net loss	$(168,723)	$(32,409)	$(162,745)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,935	2,090	1,316
Write-down of vendor advance	—	2,300	10,560
Non-cash interest expense on convertible debt	—	389	1,047
Write-down of inventories	783	889	7,123
Stock-based compensation expense	42,531	47,798	11,004
Change in fair value of warrant liabilities	(20,859)	(161,095)	—
Other	615	1,900	1,966
Changes in operating assets and liabilities:
Accounts receivable	(3,063)	(6,127)	(4,377)
Inventories	(24,510)	(11,285)	(23,487)
Prepaid expenses and other assets	3,819	(10,669)	(20)
Vendor advances	5,100	(2,621)	1,658
Accounts payable	1,216	(10,521)	11,175
Deferred revenue	2,266	7,314	7,446
Accrued purchase commitments	(17,383)	(23,063)	42,550
Change in operating lease assets and liabilities	2,257	1,901	—
Accrued expenses and other liabilities	901	4,022	13,084
Net cash used in operating activities	(169,115)	(189,187)	(81,700)

Cash flows from investing activities:
Purchases of marketable securities	(75,534)	(1,019,003)	—
Sales of marketable securities	—	1,017,010	—
Purchases of property and equipment, including capitalized software	(18,302)	(7,877)	(2,376)
Sales of property and equipment	57	—	—
Net cash used in investing activities	(93,779)	(9,870)	(2,376)

Cash flows from financing activities:
Proceeds from exercise of stock options and warrants	2,982	21,707	2,038
Net proceeds from equity infusion from the Business Combination	—	548,403	(657)
Proceeds from loan payable	—	—	4,366
Proceeds from issuance of convertible debt	—	—	50,000
Payment of loan payable	—	(4,366)	—
Payments of debt issuance costs	—	(52)	(1,467)
Other financing activities	(101)	—	—
Net cash provided by financing activities	2,881	565,692	54,280
Net (decrease) increase in cash, cash equivalents and restricted cash	(260,013)	366,635	(29,796)
Cash, cash equivalents and restricted cash, beginning of period	426,841	60,206	90,002
Cash, cash equivalents and restricted cash, end of period	$166,828	$426,841	$60,206

Supplementary disclosure of non-cash investing and financing activities
Purchase of property and equipment	$4,501	$1,841	$564
Deferred offering costs and debt issuance costs	—	—	3,106
The accompanying notes are an integral part of these consolidated financial statements.

BUTTERFLY NETWORK, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Organization and Description of Business
Butterfly Network, Inc., formerly known as Longview Acquisition Corp. (the “Company”), was incorporated in Delaware on February 4, 2020. The Company’s legal name became Butterfly Network, Inc. following the Business Combination. The prior period financial information represents the financial results and condition of BFLY Operations, Inc. (formerly Butterfly Network, Inc.).
The Company is an innovative digital health business transforming care with handheld, whole-body ultrasound. Powered by its proprietary Ultrasound-on-Chip™ technology, the solution enables the acquisition of imaging information from an affordable, powerful device that fits in a healthcare professional’s pocket with a combination of cloud-connected software and hardware technology.
The Company operates wholly-owned subsidiaries in Australia, Germany, Netherlands, the United Kingdom and Taiwan.
Although the Company has incurred recurring losses in each year since inception, the Company expects its cash and cash equivalents and marketable securities will be sufficient to fund operations for at least the next twelve months.
Note 2. Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements include the accounts of BFLY Operations, Inc. (formerly Butterfly Network, Inc.) and its wholly-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”). All intercompany balances and transactions have been eliminated in consolidation.
COVID-19 Outbreak
The COVID-19 pandemic that began in 2020 has created significant global economic uncertainty and has impacted the Company’s operating results, financial condition and cash flows. The full extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition will depend on future developments that are highly uncertain, including those that result from new information that may emerge concerning COVID-19, the economic impacts of the COVID-19 pandemic and the actions taken to contain the COVID-19 pandemic or address its impacts.
The Company has not incurred any significant impairment losses in the carrying values of its assets as a result of the COVID-19 pandemic and is not aware of any specific related event or circumstance that would require the Company to revise the estimates reflected in its financial statements.
Functional Currency
The Company’s worldwide operations utilize the U.S. dollar (“USD”) as the functional currency considering the significant dependency of each subsidiary on the Company. Subsidiary operations are financed through the funding received from the Company in USD. For foreign entities where the USD is the functional currency, all foreign currency-denominated monetary assets and liabilities are remeasured at end-of-period exchange rates. Exchange gains and losses arising from the remeasurement of foreign currency-denominated monetary assets and liabilities are included in the Company’s operating results in the consolidated statements of operations and comprehensive loss.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents, marketable securities and accounts receivable. As of December 31, 2022 and 2021, substantially all of the Company’s cash and cash equivalents and marketable securities were invested in money market accounts and mutual funds, respectively, with one financial institution. The Company also maintains balances in various operating accounts above federally insured limits. The Company has not experienced any significant losses on such accounts and does not believe it is exposed to any significant credit risk on cash and cash equivalents and marketable securities.

As of December 31, 2022, no customer accounted for more than 10% of the Company’s accounts receivable. As of December 31, 2021, one customer accounted for more than 10% of the Company’s accounts receivable. For the years ended December 31, 2022, 2021 and 2020, no customer accounted for more than 10% of the Company’s total revenue.
Segment Information
The Company’s chief operating decision maker, its chief executive officer (“CEO”), reviews the financial information presented on a consolidated basis for purposes of allocating resources and evaluating its financial performance. Accordingly, the Company has determined that it operates in a single reportable segment. Substantially all of the Company’s long-lived assets are located in the United States. Since the Company operates in one operating segment, all required financial segment information can be found in the consolidated financial statements.
Use of Estimates
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions about future events that affect the amounts reported in its consolidated financial statements and accompanying notes. Future events and their effects cannot be determined with certainty. On an ongoing basis, management evaluates these estimates and assumptions. Significant estimates and assumptions include:
•	revenue recognition, including determination of the timing and pattern of satisfaction of performance obligations and determination of the standalone selling price (“SSP”) of performance obligations;
•	assumptions underlying the warranty liability calculation;
•	assumptions underlying the measurement of the purchase commitment loss;
•
measurement and allocation of capitalized costs, the net realizable value (the selling price as well as estimated costs of completion, disposal and transportation) of inventory, and demand and future use of inventory;

•	assumptions underlying the incremental borrowing rate calculation;
•	assumptions underlying the warrant liability calculation;
•	valuation allowances with respect to deferred tax assets; and
•	assumptions underlying the fair value used in the stock-based compensation expense calculation.
The Company bases these estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions about future events. Changes in estimates are recorded in the period in which they become known. Actual results could differ from these estimates, and any such differences may be material to the Company’s consolidated financial statements.
Revenue Recognition
The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“Topic 606”). Revenue is recognized when or as a customer obtains control of the promised goods and services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to in exchange for these goods and services. To achieve this core principle, the Company applies the following 5 steps:
•
Step 1: Identify Contracts with Customers: The Company typically enters into contracts with customers through direct sales executed via signed contracts with payment terms of 60 days or less. Multi-year software subscriptions typically require advance payment for each annual subscription period.

•
Step 2: Identify Performance Obligations: The Company’s contracts with customers often include multiple performance obligations. The Company has identified the following performance obligations in its contracts with customers:

•	Hardware devices and accessories

•
Software subscriptions, including renewal subscriptions, which represent an obligation to provide the customer with ongoing access to the Company’s cloud-hosted software applications on a continuous basis throughout the subscription period

•	Implementation and integration services
•	Extended warranties and customer service
•
Step 3: Determine Transaction Price: The Company’s contracts with customers include variable consideration in the form of refunds and credits for product returns and price concessions. The Company estimates variable consideration using the expected value method based on a portfolio of data from similar contracts.

•
Step 4: Allocate Transaction Price to Performance Obligations: The Company allocates transaction price to the performance obligations in contracts with customers based on the relative SSPs of the goods and services. For the software subscriptions and renewal subscriptions, which the Company sells to customers on a standalone basis, the Company uses the observable SSPs of new and renewal subscriptions, respectively. The Company’s sales of hardware devices and accessories represent single performance obligations.

•
Step 5: Recognize Revenue as Performance Obligations are Satisfied: Each sale of a hardware device or accessory is a performance obligation satisfied at a point in time when control of the good transfers from the Company to the customer. The Company’s software subscriptions, extended warranties and customer service are stand-ready performance obligations that are satisfied over time by providing the customer with ongoing access to the Company’s resources. The Company uses the time-elapsed (i.e., straight-line) measure of progress to recognize revenue as these performance obligations are satisfied evenly over the respective service periods. The implementation and integration services are a performance obligation satisfied over time, and the Company uses the costs incurred as inputs into the measure of progress to recognize revenue as it satisfies the performance obligation.

Deferred Revenue
Deferred revenue primarily consists of billings or payments received in advance of revenue recognition from software subscriptions and other services and is reduced as the revenue recognition criteria are met. Deferred revenue is classified as current or non-current on the consolidated balance sheets based on the expected timing of revenue recognition. The deferred revenue that will be recognized as revenue within the next twelve months is classified as current, and the deferred revenue that will be recognized thereafter is classified as non-current.
Warranties
The Company offers a standard product warranty that its products will function according to standard specifications and free of significant defects for a period of one year from when control is transferred to the customer. The Company evaluated the warranty liability under ASC Topic 606 and determined that it is an assurance-type warranty. When product revenue is recognized, an estimate of future warranty costs is recognized as cost of product revenue and accrued expenses. Factors that affect the estimate of future warranty costs include historical and current product failure rates, service delivery costs incurred in correcting product failures and warranty policies and business practices.
Cash and Cash Equivalents
All highly liquid investments purchased with a maturity of three months or less are considered to be cash equivalents. As of December 31, 2022 and 2021, cash and cash equivalents consist principally of cash and money market accounts.
Trade Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are recognized as the original amount invoiced less an allowance for doubtful accounts based on the probability of future collection. In accordance with ASC Topic 326, Financial Instruments-Credit Losses, the Company estimates its allowance for doubtful accounts based on historical loss patterns, the number of days that billings are past due, current market conditions, and reasonable and supportable forecasts of future economic conditions. Accounts receivable are written off when deemed uncollectible and collection of the receivable is no longer being actively pursued. The following table summarizes the allowance for doubtful accounts activity:
(in thousands)	Fair Value
Allowance for doubtful accounts as of December 31, 2020	$576
Additions (recoveries)	(54)
Deductions – write offs	(82)
Allowance for doubtful accounts as of December 31, 2021	$440
Additions (recoveries)	315
Deductions – write offs	(227)
Allowance for doubtful accounts as of December 31, 2022	$528
Inventories
Inventories primarily consist of raw materials, work-in-progress and finished goods which are purchased and held by the Company’s third-party contract manufacturers. Inventories are stated at the lower of actual cost, determined using the average cost method, or net realizable value. Actual cost includes all direct and indirect production costs to convert materials into a finished product. Net realizable value is based upon an estimated average selling price reduced by the estimated costs of completion, disposal and transportation. The determination of net realizable value involves certain judgments including estimating average selling prices. The Company reduces the value of inventory for estimated obsolescence or lack of marketability by the difference between the cost of the affected inventory and the net realizable value.
The valuation of inventories also requires the Company to estimate excess and obsolete inventory. The Company considers new product development schedules, the effect that new products might have on the sale of existing products, product obsolescence, product merchantability and whether older products can be remanufactured into new products, among other factors.
Losses expected to arise from firm, non-cancelable and unhedged commitments for the future purchase of inventories are recognized unless the losses are recoverable through firm sales contracts or other means.
Restricted Cash
Restricted cash includes deposits in financial institutions restricted according to an agreement and used to secure a lease agreement. The Company classifies the amount restricted according to an agreement as prepaid expenses and other current assets as the Company expects the deposit to be released from restriction within the next twelve months. The Company classifies the amount used to secure a lease agreement within other non-current assets as the lease is long-term. The amount shown as restricted cash is included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown in the consolidated statement of cash flows.
Security Deposits
Security deposits represent amounts paid to third parties in relation to non-cancelable leases.
Vendor Advances
Vendor advances represent amounts paid to third-party vendors for future services to be received related to production of the Company’s inventories. The amounts are presented net of write offs. The classification of vendor advances as current or non-current is based on the estimated timing of inventory delivery.
Property and Equipment, Net
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation expense is computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the remaining lease term or the estimated useful lives of related improvements.

Useful lives for property and equipment are as follows:
Property and Equipment	Estimated Useful Life
Software	3 years
Machinery and equipment	3 – 5 years
Furniture and fixtures	5 – 7 years
Leasehold improvements	Lesser of estimated useful life or remaining lease term
Expenditures for major renewals and improvements are capitalized. Expenditures for repairs and maintenance are expensed as incurred. When assets are retired or otherwise disposed of, the cost of those assets and the related accumulated depreciation and amortization is eliminated from the balance sheet, and any resulting gains or losses are included in the statements of operations and comprehensive loss in the period of disposal.
Capitalized Software Development Costs
Costs to develop or obtain software for internal use are capitalized and recorded as capitalized software development costs on the consolidated balance sheets as a component of property and equipment, net. The Company capitalizes qualifying costs associated with internal-use software incurred during the application development stage if management with relevant authority authorizes the project, it is probable the project will be completed and the software will be used to perform the function intended. Costs incurred during the preliminary project and post-implementation stages, including training and maintenance, are expensed as incurred. Capitalized costs are amortized on a project-by-project basis using the straight-line method over the estimated economic life of the software, which is three years, beginning when the software is substantially ready for use. Amortization expense is classified in the consolidated statements of operations and comprehensive loss based on the nature of the software.
Leases
The Company primarily enters into leases for office space that are classified as operating leases. The Company determines if an agreement is or contains a lease at inception. The Company accounts for leases in accordance with ASC Topic 842, Leases, by recognizing right-of-use assets and lease liabilities. The Company classifies right-of-use assets as operating lease assets on the consolidated balance sheets. The Company classifies the current portion of lease liabilities, representing lease payments due within the next twelve months, as accrued expenses and other current liabilities on the consolidated balance sheets. The Company classifies the non-current portion of lease liabilities as operating lease liabilities on the consolidated balance sheets. The lease term includes the non-cancelable period of the lease plus any additional periods covered by an option to extend that the Company is reasonably certain to exercise. Generally, the Company may terminate its leases with the notice required in the lease agreement and upon payment of a termination fee, if required. The Company’s leases do not include substantial variable payments based on indexes or rates. The Company’s lease agreements do not contain any significant residual value guarantees or restrictive covenants.
The Company’s leases do not provide a readily determinable implicit discount rate. The Company’s incremental borrowing rate is estimated to approximate an interest rate on a collateralized basis with similar terms and payments and in similar economic environments. Operating lease right-of-use assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. The Company recognizes a single lease cost on a straight-line basis over the lease term, and the Company includes all cash payments within cash flows from operating activities as the change in operating lease assets and liabilities in the consolidated statements of cash flows.
The Company evaluates right-of-use assets for impairment consistent with its impairment of long-lived assets policy. There were no impairments of right-of-use assets in the years ended December 31, 2022 and 2021. The Company does not have any finance or capital leases as of December 31, 2022 and 2021.
Impairment of Long-Lived Assets
The Company reviews its long-lived assets for impairment at least annually or whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable. Each impairment test is based on a comparison of the undiscounted cash flows to the recorded value of the asset. If the recorded value of the asset is less than the undiscounted cash flows, the asset is written down to its estimated fair value. No impairments were recorded for the years ended December 31, 2022 and 2021. The Company recorded an impairment charge of $1.4 million during the year ended December 31, 2020 related to historical prepayments to a related party for the acquisition of capital assets.
Warrant Liability
The Company’s outstanding warrants include publicly-traded warrants (the “Public Warrants”), which were issued as one-third of a warrant per unit during the Company’s initial public offering on May 26, 2020 (the “IPO”), and warrants sold in a private placement to Longview’s sponsor (the “Private Warrants”). The Company evaluated its warrants under ASC Subtopic 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, and concluded that they do not meet the criteria to be classified in stockholders’ equity. Since the Public Warrants and Private Warrants meet the definition of a derivative under ASC Topic 815, Derivatives and Hedging, the Company recorded these warrants as non-current liabilities on the consolidated balance sheets at fair value upon the closing of the Business Combination, with subsequent changes in their respective fair values recognized in the consolidated statements of operations and comprehensive loss at each reporting date.
Cost of Revenue
Cost of product revenue includes manufacturing costs, personnel costs and benefits, inbound freight, packaging, warranty replacement costs, payment processing fees and inventory obsolescence and write offs. Cost of software and other services revenue includes personnel costs, cloud hosting costs, amortization of capitalized software development costs and payment processing fees.
Research and Development
R&D expenses primarily consist of personnel costs and benefits, facilities expenses, consulting and professional fees, fabrication services, software and other outsourcing expenses. Substantially all of the Company’s R&D expenses are related to developing new products and services and improving existing products and services. R&D expenses are expensed as incurred.
Sales and Marketing
Sales and marketing expenses primarily consist of personnel costs and benefits, third-party logistics, fulfillment and outbound shipping costs, facilities expenses, advertising, and travel and entertainment. Advertising expenses are expensed as incurred. For the years ended December 31, 2022, 2021 and 2020, advertising expenses were $5.8 million, $8.3 million and $4.7 million, respectively.
General and Administrative
General and administrative expenses primarily consist of personnel costs and benefits, insurance, patent fees, software costs, facilities costs and outside services. Outside services consist of professional services, legal fees and other professional fees.
Net Loss per Common Share
We compute net loss per share of Class A and Class B common stock using the two-class method. Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of each class of the Company’s common stock outstanding during the period. Diluted net loss per share is computed by giving effect to all of the Company’s potential common shares outstanding of the Company’s common stock to the extent the potential shares are dilutive. Basic and diluted net loss per share were the same for each period presented in the consolidated statements of operations and comprehensive loss as the inclusion of all potential shares of the Company’s common stock would have been anti-dilutive. Since the Company was in a net loss position for all periods presented, the basic net loss per share calculation excludes the Company’s convertible preferred stock as it does not participate in net losses of the Company. Refer to Note 12 “Net Loss Per Share” for further discussion.
Stock-Based Compensation Expense
The measurement of stock-based compensation expense for all stock-based payment awards, including stock options and restricted stock units granted to employees, directors and nonemployees, is based on the estimated fair value of the awards on the grant date.

The Company recognizes stock-based compensation expense for its awards on a straight-line basis over the requisite service period of the individual grants, which is generally the vesting period, based on the awards’ estimated grant date fair values. Generally, awards fully vest three to four years from the grant date and stock options have a contractual term of 10 years. The Company recognizes the effect of forfeiture in stock-based compensation expense based on actual forfeitures when they occur.
The Company granted performance-based restricted stock units during the years ended December 31, 2022, 2021 and 2020. The Company accounted for these awards according to the relevant provisions of ASC Topic 718, Compensation-Stock Compensation. For performance-based awards, the Company recognizes expense using the accelerated attribution method. Refer to Note 11 “Equity Incentive Plan” for further discussion about the nature of the transactions.
Income Taxes
The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.
The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more likely than not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.
Recent Accounting Pronouncements Adopted
In November 2021, the Financial Accounting Standards Board issued Accounting Standards Update 2021-10, Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance, which introduced new guidance on disclosures for government assistance received by business entities, including disclosures of the types of assistance received, an entity’s accounting for the assistance and the effect of the assistance on an entity’s financial statements. The Company adopted the guidance prospectively as of January 1, 2022.

Note 3. Revenue Recognition
Disaggregation of Revenue
The Company disaggregates revenue from contracts with customers by product type and by geographical market. The Company believes that these categories aggregate the payor types by nature, amount, timing and uncertainty of its revenue streams. The following table summarizes the Company’s disaggregated revenues (in thousands) for the years ended December 31:
	Pattern of Recognition	2022	2021	2020
By Product Type:
Devices and accessories	Point-in-time	$50,263	$47,868	$38,347
Software and other services	Over time	23,127	14,697	7,905
Total revenue		$73,390	$62,565	$46,252
By Geographical Market:
United States		$51,072	$42,993	$33,237
International		22,318	19,572	13,015
Total revenue		$73,390	$62,565	$46,252
Contract Balances
Contract balances represent amounts presented in the consolidated balance sheets when the Company has either transferred goods or services to the customer or the customer has paid consideration to the Company under the contract. These contract balances include trade accounts receivable and deferred revenue. The Company recognizes a receivable when it has an unconditional right to payment, and payment terms are typically 60 days for product and software and other services sales on credit. The amount of revenue recognized during the years ended December 31, 2022 and 2021 that was included in the deferred revenue balance at the beginning of the period was $13.0 million and $8.4 million, respectively.
Transaction Price Allocated to Remaining Performance Obligations
As of December 31, 2022, the Company had $23.9 million of remaining performance obligations. The Company expects to recognize approximately 71% of its remaining performance obligations as revenue in the next twelve months and approximately 29% thereafter.
Costs of Obtaining or Fulfilling Contracts
The Company incurs incremental costs of obtaining contracts and costs of fulfilling contracts with customers. Incremental costs of obtaining contracts, which include commissions and referral fees paid to third parties as a result of obtaining contracts with customers, are capitalized to the extent that the Company expects to recover such costs. Costs of fulfilling contracts that relate specifically to a contract with a customer, result from activities that generate resources for the Company and enable the Company to satisfy its performance obligations in the contract with the customer are capitalized to the extent that the Company expects to recover such costs. Capitalized costs are amortized in a pattern that is consistent with the Company’s transfer of the related goods and services to the customer. The Company had $1.1 million and $0.6 million of capitalized costs of obtaining or fulfilling contracts as of December 31, 2022 and 2021, respectively. The Company’s amortization costs for capitalized costs of obtaining or fulfilling contracts was not significant for the years ended December 31, 2022, 2021 and 2020.
Practical Expedients and Accounting Policy Elections
In determining the transaction price of its contracts with customers, the Company estimates variable consideration using a portfolio of data from similar contracts.
As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component in contracts in which the period between when the Company transfers the promised good or service to the customer and when the customer pays for that good or service is a year or less.

The Company has made an accounting policy election to exclude all sales taxes from the transaction price of its contracts with customers. Accordingly, sales taxes collected from customers and remitted to government authorities are not included in revenue and are accounted for as a liability until they have been remitted to the respective government authority.
Note 4. Fair Value of Financial Instruments
Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair value.
The Company measures fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The Company utilizes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:
•	Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.
•
Level 2 — Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

•
Level 3 — Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The Company has no assets or liabilities valued with Level 3 inputs.

The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates their fair values due to the short-term or on demand nature of these instruments.
There were no transfers between fair value measurement levels during the years ended December 31, 2022 and 2021.
The Company’s investments in marketable securities are ownership interests in mutual funds. The equity securities are stated at fair value, as determined by quoted market prices. As the securities have readily determinable fair value, unrealized gains and losses are reported as other income (expense), net on the consolidated statements of operations and comprehensive loss. Subsequent gains or losses realized upon redemption or sale of these securities are also recorded as other income (expense), net on the consolidated statements of operations and comprehensive loss. The Company considers all of its investments in marketable securities as available for use in current operations and therefore classifies these securities within current assets on the consolidated balance sheets. For the year ended December 31, 2022, the Company recognized $0.3 million of unrealized losses that relate to equity securities still held as of December 31, 2022. For the years ended December 31, 2021 and 2020, the Company did not recognize any unrealized losses that relate to equity securities still held as of December 31, 2022.
The Company determined the fair value of its Public Warrants as Level 1 financial instruments, as they are traded in active markets. Because any transfer of Private Warrants from the initial holder of the Private Warrants would result in the Private Warrants having substantially the same terms as the Public Warrants, management determined that the fair value of each Private Warrant is the same as that of a Public Warrant. Accordingly, the Private Warrants are classified as Level 2 financial instruments.

The following table summarizes the Company’s assets and liabilities that are measured at fair value on a recurring basis, by level, within the fair value hierarchy (in thousands):
		Fair Value Measurement Level
	Total	Level 1	Level 2	Level 3
December 31, 2022:
Marketable securities:
Mutual funds	$75,250	$75,250	$—	$—
Total assets at fair value on a recurring basis	$75,250	$75,250	$—	$—

Warrants:
Public Warrants	$3,588	$3,588	$—	$—
Private Warrants	1,782	—	1,782	—
Total liabilities at fair value on a recurring basis	$5,370	$3,588	$1,782	$—

December 31, 2021:
Warrants:
Public Warrants	$17,525	$17,525	$—	$—
Private Warrants	8,704	—	8,704	—
Total liabilities at fair value on a recurring basis	$26,229	$17,525	$8,704	$—
Note 5. Inventories
A summary of inventories is as follows at December 31 (in thousands):
	December 31, 2022	December 31, 2021
Raw materials	$41,265	19,853
Work-in-progress	1,962	1,122
Finished goods	16,743	15,268
Total inventories	$59,970	$36,243
Work-in-progress represents inventory items in intermediate stages of production by third party manufacturers. For the years ended December 31, 2022, 2021 and 2020, net realizable value inventory adjustments and excess and obsolete inventory charges were $0.8 million, $0.9 million and $7.1 million, respectively, and were recognized in cost of product revenue.
Note 6. Restricted Cash
A reconciliation of cash, cash equivalents and restricted cash from the consolidated balance sheets to the consolidated statements of cash flows as of December 31, 2022 and 2021 is as follows:
	December 31,
	2022	2021
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$162,561	$422,841
Restricted cash included within prepaid expenses and other current assets	253	—
Restricted cash included within other non-current assets	4,014	4,000
Total cash, cash equivalents and restricted cash shown in the consolidated statements of cash flows	$166,828	$426,841
In the second quarter of 2021, the Company delivered a $4.0 million letter of credit for the Company’s Burlington, MA lease, secured by a deposit of the same amount with a financial institution that issued the letter of credit. The deposit is classified as restricted cash and included in other non-current assets on the consolidated balance sheets.

During the year ended December 31, 2022, the Company received $5.5 million from the Bill & Melinda Gates Foundation (“BMGF”). Due to a legal restriction in the agreement with the BMGF, these funds are classified as restricted cash and included in prepaid expenses and other current assets on the consolidated balance sheets. As of December 31, 2022, the Company has released $5.2 million of the BMGF funds from restricted cash as the Company partially fulfilled its obligations under the agreement.
Note 7. Other Non-Current Assets
Other non-current assets consist of the following at December 31 (in thousands):
	December 31, 2022	December 31, 2021
Security deposits	$1,882	$1,883
Restricted cash	4,014	4,000
Other long-term assets	1,639	2,610
Total other non-current assets	$7,535	$8,493
Note 8. Property and Equipment, Net
Property and equipment, net, are recorded at historical cost and consist of the following at December 31 (in thousands):
	December 31, 2022	December 31, 2021
Software	$14,746	$3,831
Leasehold improvements	13,793	4,212
Machinery and equipment	9,663	6,861
Furniture and fixtures	2,121	42
Construction in progress	1,937	5,086
Other	125	47
	42,385	20,079
Less: accumulated depreciation and amortization	(11,054)	(5,376)
Property and equipment, net	$31,331	$14,703
Total depreciation and amortization expense amounted to $5.9 million, $2.1 million and $1.3 million for the years ended December 31, 2022, 2021 and 2020, respectively.
For the Company’s software assets, accumulated amortization was $3.9 million and $0.7 million as of December 31, 2022 and 2021, respectively. Amortization expense recognized on these software assets was $3.3 million and $0.5 million during the years ended December 31, 2022 and 2021, respectively. Estimated amortization expense for the next five years ended December 31 is as follows (in thousands):
	2023	2024	2025	2026	2027
Software	$4,812	$4,377	$1,600	$—	$—
Note 9. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following at December 31 (in thousands):
	December 31, 2022	December 31, 2021
Employee compensation	$12,166	$12,746
Customer deposits	1,135	1,850
Accrued warranty liability	287	266
Non-income tax	1,442	2,477
Professional fees	3,450	2,797
Current portion of operating lease liabilities	1,926	1,391
Other	5,710	4,104
Total accrued expenses and other current liabilities	$26,116	$25,631

Warranty expense activity for the years ended December 31 is as follows (in thousands):
	2022	2021	2020
Balance, beginning of period	$1,116	$1,826	$876
Warranty provision charged to operations	296	58	2,498
Warranty claims	(539)	(768)	(1,548)
Balance, end of period	$873	$1,116	$1,826
The Company classifies its accrued warranty liability based on the timing of expected warranty activity. The future costs of expected activity greater than one year is recorded within other non-current liabilities on the consolidated balance sheet.
Note 10. Stockholders’ Equity (Deficit)
Common stock

Dividends
Holders of Class A and Class B common stock are not entitled to receive dividends unless declared by the Board. Any such dividends would be subject to the preferential dividend rights of the holders of the then outstanding preferred stock or any other series stock having preferential rights. Holders of the Class A and Class B common stock will share ratably, if and when any dividend is declared, out of funds legally available. There have been no dividends declared to date.
Voting rights
The holders of shares of the Class A common stock are entitled to 1 vote per share on all matters on which the shares shall be entitled to vote. The holders of shares of the Class B common stock are entitled to 20 votes per share on all matters on which the shares shall be entitled to vote. Generally, holders of all classes of common stock vote together as a single class.
Liquidation Rights
On the liquidation, dissolution, distribution of assets or winding up of the Company, each holder of Class B common stock, together with each holder of Class A common stock, will be entitled, pro rata on a per share basis, to all assets of the Company of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of the Company then outstanding and unless disparate or different treatment of the shares of Class A common stock and Class B common stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.
Other Matters
Holders of shares of Class A common stock do not have subscription, redemption or conversion rights.
Holders of Class B common stock have the right to convert shares of their Class B common stock into fully paid and non-assessable shares of Class A common stock, on a one-to-one basis, at the option of the holder at any time upon written notice to the Company. Holders of Class B common stock will have their Class B common stock automatically converted into Class A common stock, on a one-to-one basis, upon the occurrence of any of the events described below:
(1)
Any sale, assignment, transfer, conveyance, hypothecation, or other transfer or disposition, directly or indirectly, of any Class B common stock or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation, or otherwise), including, without limitation the transfer of a share of Class B common stock to a broker or other nominee or the transfer of, or entering into a binding agreement with respect to, voting control over such share by proxy or otherwise, other than a permitted transfer.

(2)
Upon the first date on which Dr. Rothberg, together with all other qualified stockholders, collectively cease to beneficially own at least 20% of the number of Class B common stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination, or recapitalization of the Class B common stock) collectively beneficially owned by Dr. Rothberg and permitted transferees of Class B common stock as of the effective time of the Merger.
(3)	Upon the date specified by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Class B common stock, voting as a separate class.
Note 11. Equity Incentive Plan
The Company’s 2012 Employee, Director and Consultant Equity Incentive Plan (the “2012 Plan”) was approved by the Board and the Company’s stockholders in March 2012. In connection with the closing of the Business Combination, the Company has not granted and will not grant any additional awards under the 2012 Plan. However, the 2012 Plan will continue to govern the terms and conditions of the outstanding awards previously granted thereunder. As of December 31, 2022, the number of shares of common stock reserved for issuance under the 2012 Plan was 8.0 million.
The Butterfly Network, Inc. Amended and Restated 2020 Equity Incentive Plan (the “2020 Plan”, and together with the 2012 Plan, the “Plans”) was approved by the Board in the fourth quarter of 2020 and by the stockholders in the first quarter of 2021. The 2020 Plan is administered by the Board. The Board may grant stock-based awards, restricted stock and options to purchase shares either as incentive stock options or non-qualified stock options. The restricted stock and options grants are subject to certain terms and conditions, option periods and conditions, exercise rights and privileges and are fully discussed in the 2020 Plan. Grants under the Plans are included in the tables below.
As of December 31, 2022, the number of shares of common stock reserved for issuance under the 2020 Plan was 34.3 million and 18.8 million common shares remain available for issuance under the 2020 Plan.
Stock option activity
Each stock option grant carries varying vesting schedules whereby the options may be exercised at the participant’s sole discretion provided they are an employee, director or consultant of the Company on the applicable vesting date. Each option shall terminate not more than ten years from the grant date.
A summary of the stock option activity under the Plans is presented in the table below:
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2020	26,708,329	4.03	7.06	143,338
Granted	8,101,866	12.98
Exercised	(8,911,435)	2.46
Forfeited	(9,655,228)	6.12
Outstanding at December 31, 2021	16,243,532	8.11	7.63	24,398
Granted	869,778	4.37
Exercised	(1,081,213)	2.76
Forfeited	(3,460,185)	10.43
Outstanding at December 31, 2022	12,571,912	7.67	5.62	1,342
Options exercisable at December 31, 2021	7,399,460	4.34	5.88	21,300
Options exercisable at December 31, 2022	9,478,419	7.06	4.75	1,263
Vested and expected to vest at December 31, 2021	12,943,351	7.30	7.26	23,242
Vested and expected to vest at December 31, 2022	11,341,764	7.47	5.33	1,310
The total intrinsic value excludes those options whereby the stock price does not exceed the exercise price of the option.

Additional information about the Company’s stock option activity during the years ended December 31, 2022, 2021 and 2020 is presented in the table below:
	2022	2021	2020
Cash proceeds from the exercise of stock options (in millions)	$3.0	$21.7	$2.0
Total intrinsic value of stock options exercised (in millions)	3.6	80.9	3.6
Weighted average grant date fair value of options granted	2.79	6.47	3.27
The intrinsic value of a stock option that’s been exercised is the amount by which the stock price exceeds the exercise price of the option on the date of exercise.
Valuation of stock options
In accordance with ASC Topic 718, Compensation-Stock Compensation, the Company estimates and records the compensation cost associated with the grants described above with an offsetting entry to paid-in capital. As described in Note 2 “Summary of Significant Accounting Policies”, the Company selected the Black-Scholes option pricing model for determining the estimated fair value for service. The Black-Scholes model requires the use of subjective assumptions which determine the fair value of stock-based awards. The assumptions used to value option grants to employees were as follows:
	2022	2021	2020
Risk-free interest rate	1.7% – 3.0%	0.6% – 1.4%	0.4% – 1.7%
Expected dividend yield	0%	0%	0%
Expected term	5.8 years – 6.5 years	5.5 years – 6.2 years	5.9 years – 6.3 years
Expected volatility	70% – 73%	51% – 63%	50%
The assumptions used to value option grants to non-employees were as follows:
2020
Risk-free interest rate	0.4% – 1.7%
Expected dividend yield	0%
Expected term	1.1 years – 6.1 years
Expected volatility	50%
The Company did not grant any options to non-employees during the years ended December 31, 2022 and 2021.
Risk-free interest rate
The risk-free interest rate for periods within the expected term of the awards is based on the U.S. Treasury yield curve in effect on the grant date.
Expected dividend yield
The Company has never declared or paid any cash dividends and does not expect to pay any cash dividends in the foreseeable future.
Expected term
For employee awards, the Company calculates the expected term using the “simplified” method, which is the simple average of the vesting period and the contractual term. The simplified method is applied as the Company does not have sufficient historical data to provide a reasonable basis for an estimate of the expected term. The Company calculates the expected term for employee awards that take into account the effects of employee’s expected exercise and post-vesting employment termination behavior. For non-employee awards, the expected term is determined on an award by award basis.
Expected volatility
Prior to the closing of the Business Combination, as the Company was privately held from inception until the closing of the Business Combination in 2021, there was no specific historical or implied volatility information available. Accordingly, the Company estimates the expected volatility on the historical stock volatility of a group of similar companies that are publicly traded over a period equivalent to the expected term of the stock-based awards.

Subsequent to the closing of the Business Combination, the Company considered the historical stock volatilities of its’ peer companies, the historical volatility of the Company’s stock price, and the implied stock price volatility derived from the price of exchange traded options on the Company’s stock. Due to the lack of historical and implied volatility data of the Company’s common stock for a significant portion of 2021, the Company primarily estimated the expected volatility using the historical stock volatility of a group of similar companies that are publicly traded over a period equivalent to the expected term of the stock-based awards. During 2022, the Company used a combination of the historical and implied volatilities of its own stock and of peer companies as described above.
Exercise price
The exercise price is taken directly from the grant notice issued to employees and non-employees.
Restricted stock unit activity
A summary of the restricted stock unit activity under the Plans is presented in the table below:
	Number of Restricted Stock Units	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2020	1,894,897	9.40
Granted	3,375,079	14.77
Vested	(1,018,828)	9.40
Forfeited	(292,323)	12.77
Outstanding at December 31, 2021	3,958,825	13.73
Granted	12,076,285	3.98
Vested	(2,947,832)	11.80
Forfeited	(3,125,987)	6.85
Outstanding at December 31, 2022	9,961,291	4.55
The total fair value of the restricted stock units vested was $10.7 million and $10.4 million during the years ended December 31, 2022 and 2021, respectively.
Included in the table above are performance-based restricted stock units that include certain service conditions in the award. In January 2021, the Company granted 1.0 million restricted stock units to certain executives. In 2020, the Company granted 1.9 million restricted stock units to certain employees and consultants, including a grant of 1.0 million restricted stock units to the Chairman of the Board and significant stockholder of Butterfly. The service condition for these awards is satisfied by providing service to the Company based on the defined service period per the award agreement. The performance-based condition is satisfied upon the occurrence of a business combination event as defined in the award agreement. The achievement of the performance condition was deemed satisfied in the first quarter of 2021, when the completion of the Business Combination occurred. During the year ended December 31, 2021, the Company recognized the full grant date fair value of the awards granted to the Chairman of the Board and one other consultant as service to the Company was no longer required since the Business Combination closed in the first quarter of 2021. For the remaining awards, continued service is still required for the awards to continue to vest per the award agreements. The achievement of the performance condition was not deemed satisfied and the Company did not recognize any expense for these awards for the period ended December 31, 2020.
In the third quarter of 2021 and excluded from the table above, the Company approved 0.1 million performance-based restricted stock units for certain executives. The service condition for these awards is satisfied by providing service to the Company based on the defined service period per the award agreement. The performance-based conditions are objective and subjective performance metrics defined in the award agreement. Each award agreement provides that the Compensation Committee of the Board of Directors (the “Compensation Committee”) has discretion over the number of shares that will vest pursuant to the performance metrics. During the first quarter of 2023, the Compensation Committee will certify the number of shares vested under the performance-based restricted stock unit awards. The Company concluded a grant date has not occurred and that the service inception date precedes the grant date. For awards that management estimates will vest, the expense is recognized using the accelerated attribution method over the requisite service period as defined in the award agreement. The fair value of these awards is remeasured at the close of each reporting period until a grant date occurs. An insignificant amount of expense for these awards was recognized during the year ended December 31, 2022.

In 2022, the Company granted 0.2 million performance-based restricted stock units to certain executives. The service condition for these awards is satisfied by providing service to the Company based on the defined service period per the award agreement. The performance-based conditions are objective performance metrics defined in the award agreement. An insignificant amount of expense for these awards was recognized during the year ended December 31, 2022.
Award accelerations and modifications
During 2020, in connection with employee terminations, the Company extended the post-employment exercise period with regards to 0.7 million stock options. The incremental stock-based compensation expense resulting from the modifications was not significant.
On January 23, 2021, Legacy Butterfly’s former CEO resigned from his position. Pursuant to the separation agreement between the former CEO and Legacy Butterfly, he received equity-based compensation including the acceleration of vesting of 1.6 million service-based options. The acceleration was pursuant to the original award agreements. The Company recognized $2.6 million of incremental stock-based compensation expense related to the acceleration of this option award during the year ended December 31, 2021.
On December 30, 2022, the Company’s CEO resigned from his position. Pursuant to the separation agreement between the CEO and the Company, he received equity-based compensation including the acceleration of vesting of 1.7 million of the CEO’s service-based stock options and service-based restricted stock units. This acceleration was pursuant to the original award agreements. As a modification to the original award agreements, 0.1 million performance-based restricted stock units had an acceleration of vesting, and 0.3 million service-based stock options had their post-employment exercise period extended. The Company recognized a total of $7.8 million of incremental stock-based compensation expense during the year ended December 31, 2022 related to the acceleration of these awards pursuant to the original award agreements and the modifications to the original award agreements. The incremental stock-based compensation expense resulting from the modifications was not significant.
Stock-based compensation expense
The Company’s stock-based compensation expense for the periods presented was as follows (in thousands):
	Year ended December 31,
	2022	2021	2020
Cost of revenue – software and other services	$88	$21	$15
Research and development	12,746	9,060	4,551
Sales and marketing	5,974	8,074	2,591
General and administrative	23,723	30,643	3,847
Total stock-based compensation expense	$42,531	$47,798	$11,004
No related tax benefits of the stock-based compensation expense have been recognized and no related tax benefits have been realized from the exercise of stock options due to the Company’s net operating loss carryforwards. The Company has capitalized $1.0 million, $0.4 million and $0.1 million of stock-based compensation expense as part of the cost of its software assets during the years ended December 31, 2022, 2021 and 2020, respectively.
Total unrecognized stock-based compensation expense as of December 31, 2022 and 2021 was $54.0 million and $78.8 million, respectively, which will be recognized over the remaining weighted average vesting period of 2.5 years and 2.8 years, respectively.
Note 12. Net Loss Per Share
We compute net loss per share of Class A and Class B common stock using the two-class method. Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of each class of the Company’s common stock outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of the Company’s common stock, including those presented in the table below, to the extent dilutive. Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential shares of the Company’s common stock outstanding would have been anti-dilutive. Since the Company was in a net loss position for all periods presented, the basic earnings per share (“EPS”) calculation excludes preferred stock as it does not participate in net losses of the Company.

As the Company uses the two-class method required for companies with multiple classes of common stock, the following table presents the calculation of basic and diluted net loss per share for each class of the Company’s common stock outstanding (in thousands, except share and per share amounts):
Year ended December 31, 2022
	Class A	Class B	Total Common Stock
Numerator:
Allocation of undistributed earnings	$(146,412)	$(22,311)	$(168,723)
Numerator for basic and diluted net loss per share – loss available to common stockholders	$(146,412)	$(22,311)	$(168,723)
Denominator:
Weighted-average common shares outstanding	173,421,449	26,426,937	199,848,386
Denominator for basic and diluted net loss per share – weighted-average common stock	173,421,449	26,426,937	199,848,386
Basic and diluted net loss per share	$(0.84)	$(0.84)	$(0.84)
Year ended December 31, 2021
	Class A	Class B	Total Common Stock
Numerator:
Allocation of undistributed earnings	$(28,048)	$(4,361)	$(32,409)
Numerator for basic and diluted net loss per share – loss available to common stockholders	$(28,048)	$(4,361)	$(32,409)
Denominator:
Weighted-average common shares outstanding	150,424,024	23,386,029	173,810,053
Denominator for basic and diluted net loss per share – weighted-average common stock	150,424,024	23,386,029	173,810,053
Basic and diluted net loss per share	$(0.19)	$(0.19)	$(0.19)
Year ended December 31, 2020
Numerator:
Allocation of undistributed earnings	$(162,745)
Numerator for basic and diluted net loss per share – loss available to common stockholders	$(162,745)
Denominator:
Weighted-average common shares outstanding	6,056,574
Denominator for basic and diluted net loss per share – weighted-average common stock	6,056,574
Basic and diluted net loss per share	$(26.87)
For the periods presented above, the net loss per share amounts are the same for Class A and Class B common stock because the holders of each class are entitled to equal per-share dividends or distributions in liquidation in accordance with the Company’s Restated Certificate. The undistributed earnings for each year are allocated based on the contractual participation rights of the Class A and Class B common stock as if the earnings for the year had been distributed. As the liquidation and dividend rights are identical, the undistributed earnings are allocated on a proportionate basis. For the year ended December 31, 2020, the undistributed earnings are only allocated to Class A common stock as there were no shares of Class B common stock outstanding.

Anti-dilutive common equivalent shares were as follows:
	2022	2021	2020
Outstanding options to purchase common stock	12,571,912	16,243,532	26,708,329
Outstanding restricted stock units	9,961,291	3,577,894	1,894,897
Outstanding warrants	20,652,690	20,652,837	—
Outstanding convertible preferred stock (Series A through D)	—	—	107,197,118
Total anti-dilutive common equivalent shares	43,185,893	40,474,263	135,800,344
Note 13. Income Taxes
Income (loss) before provision for income taxes consisted of the following (in thousands):
	Year ended December 31,
	2022	2021	2020
Federal	$(169,122)	$(32,706)	$(162,876)
Foreign	441	418	170
Loss before provision for income taxes	$(168,681)	$(32,288)	$(162,706)
The Company recorded a tax provision of $0.04 million, $0.12 million and $0.04 million for the years ended December 31, 2022, 2021 and 2020, respectively, due to foreign income and return to provision adjustments. Due to the Company’s loss position domestically, the Company has not recorded a significant federal tax provision for the years ended December 31, 2022, 2021 and 2020.
A reconciliation of the Company’s statutory income tax rate to the Company’s effective income tax rate is as follows:
	Year ended December 31,
	2022	2021	2020
Income at US statutory rate	21.00%	21.00%	21.00%
State taxes, net of federal benefit	2.21%	15.42%	3.18%
Stock compensation	(5.01)%	(10.10)%	0.00%
Change in fair value of warrants	2.60%	104.78%	0.00%
Tax credits	2.16%	12.51%	0.86%
Foreign rate differential	0.00%	0.01%	0.00%
Valuation allowance	(22.91)%	(142.86)%	(24.35)%
Other	(0.08)%	(1.14)%	(0.71)%
	(0.03)%	(0.38)%	(0.02)%
Net deferred tax assets as of December 31, 2022 and 2021 consisted of the following (in thousands):
	Year ended December 31,
	2022	2021
Deferred tax assets
Net operating loss carryforwards	$135,733	$122,279
Tax credits	14,047	10,620
Stock compensation	3,680	4,752
Accruals and reserves	2,747	7,929
Inventory reserve	8,797	289
Lease liability	7,646	7,063
Depreciation	914	102
Capitalized tax R&E	15,127	—
Other	3,901	1,600
Total deferred tax assets	$192,592	$154,634
Valuation allowance	(187,421)	(148,785)
Total deferred tax assets	$5,171	$5,849
Deferred tax liabilities
Right-of-use asset	(5,171)	(5,849)
Net deferred tax assets	$—	$—

As of December 31, 2022 and 2021, the Company had federal net operating loss (“NOL”) carryforwards of approximately $552.2 million and $494.8 million, respectively. As of December 31, 2022 and 2021, the Company had state NOL carryforwards of approximately $352.9 million and $323.8 million, respectively. Of the $552.2 million of federal NOL carryforwards, $73.7 million will begin to expire at various dates in 2031 and $478.5 million may be carried forward indefinitely. The state NOL carryforwards will begin to expire in 2031. As of December 31, 2022, the Company also had federal and state tax credits of $11.8 million and $2.8 million, which will begin to expire in 2032 and 2022, respectively.
The Tax Cuts and Jobs Act resulted in significant changes to the treatment of research and experimental (“R&E”) expenditures under Section 174. For tax years beginning after December 31, 2021, companies are required to capitalize and amortize all R&E expenditures that are paid or incurred in connection with their trade or business. Specifically, costs for U.S. based R&E activities must be amortized over five years. Previously, these expenses could be deducted in the year incurred. The implementation of this provision didn’t increase our cash income tax payment in 2022 due to our significant pre-tax net loss.
Future realization of the tax benefits of existing temporary differences and net operating loss carryforwards ultimately depends on the existence of sufficient taxable income within the carryforward period. As of December 31, 2022 and 2021, the Company performed an evaluation to determine whether a valuation allowance was needed. The Company considered all available evidence, both positive and negative, which included the results of operations for the current and preceding years. The Company determined that it was not possible to reasonably quantify future taxable income and determined that it is more likely than not that all of the deferred tax assets will not be realized. Accordingly, the Company maintained a full valuation allowance as of December 31, 2022 and 2021.
The Company’s valuation allowance increased by $38.7 million and $47.0 million for the years ended December 31, 2022 and 2021, respectively, due primarily to the generation of NOLs.
The utilization of NOLs and tax credit carryforwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that have occurred previously or may occur in the future. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, (“IRC”), a corporation that undergoes an ownership change may be subject to limitations on its ability to utilize its pre-change NOLs and other tax attributes otherwise available to offset future taxable income and/or tax liability. An ownership change is defined as a cumulative change of 50% or more in the ownership positions of certain stockholders during a rolling three-year period. The Company conducted an ownership analysis under IRC Section 382 based upon publicly available information as of December 31, 2022 and determined that there has not been an ownership change since the last ownership change event on February 12, 2021 that would limit the Company’s utilization of its NOLs and tax credits.
The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations for both federal taxes and the many states in which the Company operates or does business. ASC 740-10 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.
The Company records uncertain tax positions as liabilities in accordance with ASC 740-10 and adjusts these liabilities when the Company’s judgment changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the Company’s current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available. As of December 31, 2022 and 2021, the Company has not recorded any uncertain tax positions in its financial statements.
The Company recognizes interest and penalties related to unrecognized tax benefits within the provision for income taxes on the consolidated statements of operations and comprehensive loss. As of December 31, 2022 and 2021, there was no significant accrued interest or penalties.
The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal, state and foreign jurisdictions, where applicable. There are currently no pending tax examinations. The Company’s tax years are still open under statute from December 31, 2018 to the present. Federal and state net operating losses are subject to review by taxing authorities in the year utilized.

From time to time, the Company applies for government assistance in the form of non-income tax refundable credits based on meeting various eligibility criteria. To account for government assistance, where there is limited GAAP guidance for for-profit entities, the Company analogizes to International Accounting Standards 20, Accounting for Government Grants and Disclosures of Government Assistance. Under that standard, the Company recognizes government assistance when there is reasonable assurance that it will comply with the relevant conditions and that the assistance will be received. During the year ended December 31, 2022, the Company received a tax credit paid in cash of $0.9 million under the state of Massachusetts Life Sciences Tax Incentive Program and recorded the receipt as other income (expense), net on the consolidated statements of operations and comprehensive loss. The government grant is subject to claw-back if the Company fails to meet certain targets in the tax year following the time of the award.
Note 14. Related Party Transactions
Prior to the closing of the Business Combination, the Company subleased office and laboratory spaces from 4Catalyzer. Additionally, under the Amended and Restated Technology Services Agreement by and between the Company, 4Catalyzer Corporation (“4Catalyzer”), and other participant companies controlled by Dr. Rothberg (the “ARTSA”), the Company, 4 Catalyzer and the other participant companies agreed to provide certain services to each other and to share certain non-core technologies. These expenditures are recorded within the accompanying consolidated statements of operations and comprehensive loss and allocated to the proper operating expense caption based on the nature of the service. Butterfly terminated its participation under the ARTSA immediately prior to the Closing of the Business Combination and, during the year ended December 31, 2021, ceased using the services provided by 4Catalyzer and other participant companies. During the year ended December 31, 2022 the Company terminated its sublease of office and laboratory spaces from 4Catalyzer.
A summary of related-party transactions and balances with 4Catalyzer are as follows (in thousands):
	Year ended December 31,
	2022	2021	2020
Total incurred for operating expenses	$78	$583	$5,571
	December 31,
	2022	2021
Due from related parties	$145	$—
Due to related parties	—	88

Note 15. 401(k) Retirement Plan
The Company sponsors a 401(k) defined contribution plan covering all eligible U.S. employees. Contributions to the 401(k) plan are discretionary. Effective January 1, 2022, the Company began making matching contributions to the 401(k) plan. The expense related to the matching contributions was $1.3 million for the year ended December 31, 2022. The Company did not make any matching contributions to the 401(k) plan for the years ended December 31, 2021 and 2020.
Note 16. Reduction in Force
On July 28, 2022, the Board approved a plan designed to improve the Company’s efficiency by reducing operating expenses and extending liquidity. In addition to decreasing other operating expenses, the plan included a reduction in force representing approximately 10% of the Company’s workforce. Employee severance and benefits costs related to the reduction in force that were incurred during the year ended December 31, 2022 are as follows (in thousands):
Year ended December 31, 2022
Research and development	$1,035
Sales and marketing	338
General and administrative	417
Total employee severance and benefits costs	$1,790

The Company incurred substantially all of the cash payments related to employee severance and benefits costs in the third quarter of 2022. As of December 31, 2022 the remaining accrual for cash payments related to employee severance and benefits costs is insignificant.
During January 2023, the Company implemented a second reduction in force as described in Note 20 “Subsequent Events”.
Note 17. Warrants
Public Warrants
The Company issued Public Warrants and Private Warrants in connection with its IPO during the year ended December 31, 2020. As of December 31, 2022, there were an aggregate of 13,799,357 outstanding Public Warrants, which entitle the holder to acquire Class A common stock. During the years ended December 31, 2022 and 2021, the amount of exercises of Public Warrants was not significant. The amount reclassified into equity upon the exercise of the Public Warrants was not significant. Each whole warrant entitles the registered holder to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment as discussed below, beginning on May 26, 2021. The warrants will expire on February 12, 2026 or earlier upon redemption or liquidation.

Redemptions
At any time while the warrants are exercisable, the Company may redeem not less than all of the outstanding Public Warrants:
•	at a price of $0.01 per warrant;
•	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder;
•
provided that the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders; and

•
provided that there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants, and a current prospectus relating thereto, available through the 30-day redemption period or the Company has elected to require the exercise of the warrants on a “cashless basis” (as described below).

If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Public Warrants at $0.01 per warrant, each holder of Public Warrants will be entitled to exercise their Public Warrants prior to the scheduled redemption date.
If the Company calls the Public Warrants for redemption for $0.01 as described above, the Board may elect to require any holder that wishes to exercise his, her or its Public Warrant to do so on a “cashless basis.” If the Board makes such election, all holders of Public Warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” over the exercise price of the warrants by (y) the “fair market value.” For purposes of the redemption provisions of the warrants, the “fair market value” means the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
Commencing 90 days after the warrants become exercisable, the Company may redeem not less than all of the outstanding Public Warrants and Private Warrants:
•	at $0.10 per warrant;
•	upon a minimum of 30 days’ prior written notice of redemption;

•
provided that the last reported sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•	provided that the Private Warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A common stock) as the outstanding Public Warrants; and
•
provided that there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day redemption period.

If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants at $0.10 per warrant, each warrant holder will be entitled to exercise their warrant prior to the scheduled redemption date on a cashless basis and receive that number of shares based on the redemption date and the “fair market value” of the Class A common stock, in accordance with a table set forth in the warrant agreement.
The Company evaluated the Public Warrants under ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, in conjunction with the SEC Division of Corporation Finance’s April 12, 2021 Public Statement, Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”), and concluded that they do not meet the criteria to be classified in stockholders’ equity. Specifically, the exercise of the warrants may be settled in cash upon the occurrence of a tender offer or exchange offer in which the maker of the tender offer or exchange offer, upon completion of the tender offer or exchange offer, beneficially owns more than 50% of the outstanding shares of the Company’s Class A common stock, even if it would not result in a change of control of the Company. This provision would preclude the warrants from being classified in equity and thus the warrants should be classified as a liability.
Private Warrants
As of December 31, 2022, there were 6,853,333 Private Warrants outstanding. There have been no exercises of the Private Warrants. The Private Warrants are identical to the Public Warrants, except that so long as they are held by Longview Investors LLC (the “Sponsor”) or any of its permitted transferees, (i) the Private Warrants and the shares of Class A common stock issuable upon the exercise of the Private Warrants are not transferable, assignable or saleable until 30 days after the completion of the Business Combination, (ii) the Private Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and (iii) the Private Warrants are not subject to the Company’s redemption option at the price of $0.01 per warrant. The Private Warrants are subject to the Company’s redemption option at the price of $0.10 per warrant, provided that the other conditions of such redemption are met, as described above. If the Private Warrants are held by a holder other than the Sponsor or any of its permitted transferees, the Private Warrants will be redeemable by the Company in all redemption scenarios applicable to the Public Warrants and exercisable by such holders on the same basis as the Public Warrants.
The Company evaluated the Private Warrants under ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, in conjunction with the SEC Division of Corporation Finance’s April 12, 2021 Public Statement, Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”), and concluded that they do not meet the criteria to be classified in stockholders’ equity. Specifically, the terms of the warrants provide for potential changes to the settlement amounts dependent upon the characteristics of the warrant holder, and, because the holder of a warrant is not an input into the pricing of a fixed-for-fixed option on equity shares, such provision would preclude the warrant from being classified in equity and thus the warrants should be classified as a liability.
The Company recognized gains of $20.9 million $161.1 million as a change in fair value of warrant liabilities in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2022 and 2021.

Note 18. Leases
The Company primarily enters into leases for office space that are classified as operating leases. Most leases are not cancelable prior to their expiration. During the years ended December 31, 2022 and 2021, the Company accounted for leases in accordance with ASC Topic 842, Leases, by recording right-of-use assets and lease liabilities. During the year ended December 31, 2020, the Company accounted for its leases under ASC Topic 840, Leases.

In May 2021, the Company entered into a lease agreement for office space in Burlington, MA which expires in December 2032 and includes approximately $27.3 million of legally binding minimum lease payments. As stated in the lease, the Company and the landlord agreed to a payment schedule that includes escalating rent payments beginning on the lease commencement date. The lease contains a tenant improvement allowance of $5.2 million, which is recognized as a reduction of minimum lease payments and recognized on a straight-line basis over the term of the lease. As of December 31, 2022, the Company has fully utilized the tenant improvement allowance. The lease also includes termination and renewal options to be exercised at the discretion of the Company. These options are not reflected in the lease term as it is not reasonably certain that they will be exercised. The Company gained access to the office space and began recognizing expense for the lease in the third quarter of 2021. The rent expense is included below in the operating lease cost table.
The following table presents the components of operating lease cost for the years ended December 31, 2022 and 2021 (in thousands):
	Year ended December 31,
	2022	2021
Operating lease cost	$4,300	$2,927
Short-term lease cost	249	287
Variable lease cost	353	100
Total operating lease cost	$4,902	$3,314
Rent expense for operating leases was $2.1 million for the year ended December 31, 2020.
The expected maturities related to the Company’s leases with initial non-cancellable lease terms in excess of one year as of December 31, 2022 are as follows:
Year ended December 31,	Operating Lease Payments
2023	$3,493
2024	4,434
2025	4,652
2026	4,763
2027	4,875
2027 and thereafter	18,340
Total gross operating lease payments	40,557
Less: imputed interest	(8,665)
Total operating lease liabilities, reflecting the present value of net lease payments	$31,892
Additional information related to operating leases is presented as follows:
	December 31,
	2022	2021
Weighted average remaining lease term (in years)	8.8	9.4
Weighted average discount rate	5.5%	5.5%
	Year ended December 31,
	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating lease payments, included in cash flows from operating activities	$2,042	$1,012
Non-cash additions to operating lease assets	$—	$13,929

Note 19. Commitments and Contingencies
Commitments
Purchase commitments:
The Company enters into inventory purchase commitments with third-party manufacturers in the ordinary course of business, including a non-cancellable inventory supply agreement with a certain third-party manufacturing vendor. The provisions of the agreement allowed the Company, once it reached a certain cumulative purchase threshold in the fourth quarter of 2021, to pay for a portion of the subsequent inventory purchases using an advance previously paid to the vendor. As of December 31, 2022, the aggregate amount of minimum inventory purchase commitments is $56.5 million and the Company has a vendor advance asset of $17.1 million, net of write-downs, and an accrued purchase commitment liability of $2.1 million related to the agreement. The portion of the balances that is expected to be utilized in the next twelve months is included in current assets and current liabilities in the accompanying consolidated balance sheets.
The Company applied the guidance in ASC Topic 330, Inventory, to assess the purchase commitment and related loss, using such factors as Company-specific forecasts which are reliant on the Company’s limited sales history, agreement-specific provisions, macroeconomic factors and market and industry trends. There were no significant changes to the purchase commitment liability assessment factors during the year ended December 31, 2022, and therefore no related change in the accrual and loss for the purchase commitment was recognized. During the years ended December 31, 2021 and 2020, due to changes to the purchase commitment liability assessment factors, the Company recognized net losses, write-downs of the vendor advance, and additional accrued liability for the vendor purchase commitment. For the year ended December 31, 2021, the Company recognized a net loss of $14.0 million comprising a $2.3 million write-down of the vendor advance and $11.7 million of additional accrued purchase commitment liability. For the year ended December 31, 2020, the Company recognized a net loss of $53.2 million comprising a $10.6 million write-down of the vendor advance and $42.6 million of additional accrued purchase commitment liability.
The Company reviews its inventory on hand, including inventory acquired under the purchase commitments, for excess and obsolescence (“E&O”) on a quarterly basis. Any E&O inventory acquired that was previously accounted for as a purchase commitment liability accrual or vendor advance write-down is recorded at zero value. During the year ended December 31, 2022, the Company utilized $17.4 million of the accrued purchase commitment liability and $15.1 million of the vendor advance that was previously written down to acquire such E&O inventory. During the year ended December 31, 2021, the Company utilized $35.0 million of the accrued purchase commitment liability to acquire such E&O inventory.
Other purchase commitments:
In September 2020, the Company renegotiated certain inventory purchase commitments with other third-party manufacturing vendors, and as a result certain inventory purchase commitments have been canceled. The Company recorded the expected losses on those commitments of $6.9 million as a loss on product purchase commitments in the consolidated statements of operations for the year ended December 31, 2020.
Contingencies
The Company is involved in litigation and legal matters from time to time including our legal structure, which have arisen in the normal course of business. Although the ultimate results of these matters are not currently determinable, management does not expect that they will have a material effect on the Company’s condensed consolidated balance sheets, statements of operations and comprehensive loss, or statements of cash flows.
On February 16, 2022, a putative class action lawsuit, styled Rose v. Butterfly Network, Inc., et al. (Case No. 2:22-cv-00854) was filed in the United States District Court for the District of New Jersey against the Company, its President and Chief Executive Officer, its then Chief Financial Officer, the Chairman of its board of directors, as well as Longview’s Chairman (who is a director of the Company), Chief Executive Officer, Chief Financial Officer and members of Longview’s board of directors prior to the Business Combination, alleging violations of Sections 10(b), 14(a) and 20(a) of the Exchange Act, and Rules 10b-5 and 14a-9 promulgated thereunder. On August 8, 2022, the Court appointed KNS Holdings LLC DBPP UA Jan. 1, 2016 as lead plaintiff and Levy & Korsinsky as lead counsel. On November 1, 2022, lead plaintiff, along with plaintiff Carl Metzgar, filed an Amended Class Action Complaint. In addition to alleging violations of Sections 10(b), 14(a) and 20(a) of the Exchange Act, plaintiff also alleges violations of Sections 11 and 15 of the Securities Act of 1933, as amended. The alleged class consists of all persons or entities who purchased or otherwise acquired the Company’s stock between January 12, 2021 and November 15, 2021, persons who exchanged Longview shares for the Company’s common stock and persons who purchased Longview stock pursuant, or traceable to, the Proxy/Registration Statement filed with the SEC on November 27, 2020 or any amendment thereto. The lawsuit is premised upon allegations that the defendants made false and misleading statements and/or omissions about its post-Business Combination business and financial prospects. The Company intends to vigorously defend against this action. The lawsuit seeks unspecified damages, together with interest thereon, as well as the costs and expenses of litigation. There is no assurance that the Company will be successful in the defense of the litigation or that insurance will be available or adequate to fund any potential settlement or judgment or the litigation costs of the action. The Company is unable to predict the outcome or reasonably estimate a range of possible loss at this time.
On March 9, 2022, Fujifilm filed a complaint against the Company, styled Fujifilm Sonosite, Inc. v. Butterfly Network, Inc. (Case No. 1:22-cv-00309) in the United States District Court for the District of Delaware. The complaint alleged that the iQ and iQ+ ultrasound probes, hard carrying case, and mobile device application software infringe certain patents purportedly owned by Fujifilm. The Company intends to vigorously defend against this action. The lawsuit seeks unspecified damages including compensatory damages, lost profits, and reasonable royalty damages, a preliminary and/or permanent injunction, pre- and post-judgment interest, and the fees and costs of litigation. There is no assurance that the Company will be successful in the defense of the litigation or that insurance will be available or adequate to fund any potential settlement or judgment or the fees and costs of the litigation. The Company is unable to predict the outcome or reasonably estimate a range of possible loss at this time.
On June 21, 2022, a stockholder derivative action, styled Koenig v. Todd M. Fruchterman, et al. (Case No. 1:22-cv-00825) was filed in the United States District Court for the District of Delaware against the Board of Directors and the Company as nominal defendant, alleging violation of Section 14(a) of the Exchange Act, as amended, and Rule 14a-9 promulgated thereunder, and claims for breach of fiduciary duty, contribution and indemnification, aiding and abetting and gross mismanagement. The lawsuit is premised upon allegedly inadequate internal controls, purportedly misleading representations regarding the Company’s financial condition and business prospects and the Company’s November 2021 earnings announcement. The Company intends to vigorously defend against this action. The lawsuit seeks unspecified damages, disgorgement and restitution, together with interest thereon, as well as the costs and expenses of litigation. There is no assurance that the Company will be successful in the defense of the litigation or that insurance will be available or adequate to fund any potential settlement or judgment or the litigation costs of the action. The Company is unable to predict the outcome or reasonably estimate a range of possible loss at this time.
The Company enters into agreements that contain indemnification provisions with other parties in the ordinary course of business, including business partners, investors, contractors, customers and the Company’s officers, directors and certain employees. The Company has agreed to indemnify and defend the indemnified party claims and related losses suffered or incurred by the indemnified party from actual or threatened third-party claims because of the Company’s activities or non-compliance with certain representations and warranties made by the Company. It is not possible to determine the maximum potential loss under these indemnification provisions due to the Company’s limited history of prior indemnification claims and the unique facts and circumstances involved in any particular case. To date, losses recorded in the Company’s condensed consolidated statements of operations and comprehensive loss in connection with the indemnification provisions have not been material.
Note 20. Subsequent Events
On January 4, 2023, the Board approved a plan designed to improve the Company’s efficiency by reducing operating expenses and extending liquidity. In addition to decreasing other operating expenses, the plan included a reduction in force representing approximately 25% of the Company’s workforce. The Company estimates that it will incur approximately $5.0 million of cash payments related to employee severance and benefits costs, substantially all of which the Company expects to incur in the first quarter of 2023.
On February 12, 2021, the Company, then operating as Longview, held a special meeting of stockholders (the “Special Meeting”) to approve certain matters relating to the Business combination with Legacy Butterfly, including a proposal to amend and restate the Company’s certificate of incorporation to read in its entirety as set forth in the Second Amended and Restated Certificate of Incorporation (the “New Certificate of Incorporation”). The proposed amendments would increase its total authorized shares of Class A common stock from 200 million shares to

600 million shares and Class B common stock from 20 million shares to 27 million shares. The New Certificate of Incorporation was approved by a majority of the shares of Class A and Class B common stock, voting together as a single class, that were outstanding and entitled to vote thereon. After the Special Meeting, the Business Combination was closed, the New Certificate of Incorporation became effective, and the Company changed its name to Butterfly Network, Inc.
A recent decision by the Court of Chancery of the State of Delaware (the “Court”) in Garfield v. Boxed, Inc. created uncertainty as to whether Section 242(b)(2) of the Delaware General Corporation Law (“DGCL”) would have required the Company to seek and obtain a vote of a majority of the shares of Class A common stock to approve the New Certificate of Incorporation. While the Company believes that the New Certificate of Incorporation, including the increase to the number of authorized shares of common stock, was validly approved, in light of the Court’s decision, the Company filed a petition in the Court on February 21, 2023 pursuant to Section 205 of the DGCL seeking validation and a declaration of effectiveness of the New Certificate of Incorporation and actions taken in reliance thereon, including the issuance of shares. Section 205 of the DGCL permits the Court, in its discretion, to ratify and validate potentially defective corporate acts and stock after considering a variety of factors.
On March 14, 2023, the Court granted the Company’s petition and issued an order providing that “1. The New Certificate of Incorporation, including the filing and effectiveness thereof, is hereby validated and declared effective as of 9:40 a.m. (EDT) on February 12, 2021 and 2. All shares of capital stock of the Company issued in reliance on the effectiveness of the New Certificate of Incorporation, including 164,862,472 shares of Class A Common Stock and 26,426,937 shares of Class B Common Stock issued by the Company in connection with or after the Merger, are hereby validated and declared effective as of the date and time of the original issuance of such shares.” The Court’s granting of the Company’s petition has addressed and eliminated the uncertainty created by Court’s recent decision.

BUTTERFLY NETWORK, INC.

Up to 45,986,567 Shares of Class A Common Stock
Up to 26,426,937 Shares of Class B Common Stock
Up to 6,800,933 Warrants
PROSPECTUS
   , 2023
You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.
Expense	Estimated Amount
Securities and Exchange Commission registration fee	$261,844.59
Accounting fees and expenses	*
Legal fees and expenses	*
Financial printing and miscellaneous expenses	*
Total	$*
*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.
Item 14.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”), permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses, including attorney’s fees, actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The amended and restated certificate of incorporation and the amended and restated bylaws of the registrant provide that the registrant may indemnify its directors, officers, employees or agents to the fullest extent permitted by applicable law.
Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The current certificate of incorporation of the registrant provide for such limitation of liability.
We have entered into indemnification agreements with each of our directors and executive officers in which we have agreed to indemnify and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, against all expenses, losses and liabilities incurred by the indemnitee or on the indemnitee’s behalf arising from the fact that such person is or was a director, officer, employee or agent of our company or our subsidiaries.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.
We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 15.	Recent Sales of Unregistered Securities.
Not applicable.
Item 16.	Exhibits and Financial Statement Schedules.
(a)	Exhibits.
Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number
2.1†
Business Combination Agreement, dated as of November 19, 2020, by and among Butterfly Network, Inc. (formerly Longview Acquisition Corp.), Clay Merger Sub, Inc., and BFLY Operations, Inc. (formerly Butterfly Network, Inc.).
			Form 8-K (Exhibit 2.1)	11/23/2020	001-39292
3.1	Second Amended and Restated Certificate of Incorporation of Butterfly Network, Inc.		Form 8-K (Exhibit 3.1)	2/16/2021	001-39292
3.2	Amended and Restated Bylaws of Butterfly Network, Inc.		Form 8-K (Exhibit 3.2)	2/16/2021	001-39292
4.1	Specimen Class A Common Stock Certificate.		Form 8-K (Exhibit 4.1)	2/16/2021	001-39292
4.2	Specimen Class B Common Stock Certificate		POS AM (Exhibit 4.2)	4/19/2022	333-254836
4.3	Warrant Agreement, dated as of May 20, 2020, by and between Butterfly Network, Inc. (formerly Longview Acquisition Corp.) and Continental Stock Transfer & Trust Company.		Form 8-K (Exhibit 4.1)	5/27/2020	001-39292
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.		Form S-1/A (Exhibit 5.1)	5/12/2021	333-254836
10.1.1@	Exclusive (Equity) Agreement by and between BFLY Operations, Inc. (formerly Butterfly Network, Inc.) and the Board of Trustees of the Leland Stanford Junior University, dated as of June 28, 2013.		Form S-4 (Exhibit 10.13.1)	11/27/2020	333-250995
10.1.2@
Amendment No. 1, made effective as of April 23, 2019, to Exclusive (Equity) Agreement, dated as of June 28, 2013, by and between BFLY Operations, Inc. (formerly Butterfly Network, Inc.) and the Board of Trustees of the Leland Stanford Junior University.
			Form S-4 (Exhibit 10.13.2)	11/27/2020	333-250995
10.2.1@	Manufacture and Supply Agreement, dated as of October 7, 2015, by and between BFLY Operations, Inc. (formerly Butterfly Network, Inc.) and Benchmark Electronics, Inc.		Form S-4 (Exhibit 10.14.1)	11/27/2020	333-250995
10.2.2@
Amendment No. 1, made effective as of August 2, 2019, to Manufacture and Supply Agreement, dated as of October 7, 2015, by and between BFLY Operations, Inc. (formerly Butterfly Network, Inc.) and Benchmark Electronics, Inc.
			Form S-4 (Exhibit 10.14.2)	11/27/2020	333-250995

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number
10.2.3@
Amendment No. 2, made effective as of February 26, 2021, to Manufacture and Supply Agreement, dated as of October 7, 2015, by and between BFLY Operations, Inc. (formerly Butterfly Network, Inc.) and Benchmark Electronics, Inc.
			Form 10-K/A (Exhibit 10.6.3)	5/12/2021	001-39292
10.3@	Distribution Agreement, dated as of July 11, 2018, by and between BFLY Operations, Inc. (formerly Butterfly Network, Inc.) and Cardinal Health 105, Inc.		Form S-4 (Exhibit 10.15)	11/27/2020	333-250995
10.4.1@	Foundry Service Agreement, dated as of March 31, 2019, by and between BFLY Operations, Inc. (formerly Butterfly Network, Inc.) and Taiwan Semiconductor Manufacturing Company Limited.		Form S-4/A (Exhibit 10.17.1)	1/6/2021	333-250995
10.4.2@
Amendment No. 1, made effective as of October 1, 2020, to Foundry Service Agreement, dated March 31, 2019, by and between BFLY Operations, Inc. (formerly Butterfly Network, Inc.) and Taiwan Semiconductor Manufacturing Company Limited.
			Form S-4/A (Exhibit 10.17.2)	1/6/2021	333-250995
10.5	Technology and Services Exchange Agreement, dated as of November 19, 2020, between BFLY Operations, Inc. (formerly Butterfly Network, Inc.) and the participants named therein.		Form S-4/A (Exhibit 10.18)	1/6/2021	333-250995
10.6	Office Lease Agreement, dated as of May 27, 2021, by and between Butterfly Network, Inc. and NEEP Investors Holdings LLC.		Form 8-K/A (Exhibit 10.1)	3/28/2022	001-39292
10.7+	Advisory Agreement, dated as of February 12, 2021, by and between Butterfly Network, Inc. and Jonathan Rothberg, Ph.D.		Form 10-K (Exhibit 10.25)	3/29/2021	001-39292
10.8+	Offer of Employment Letter, dated as of June 3, 2021, by and between Butterfly Network, Inc. and Andrei G. Stoica.		Form 10-Q/A (Exhibit 10.3)	3/28/2022	001-39292
10.9+	Offer Letter, dated as of April 1, 2022, by and between Butterfly Network, Inc. and Heather C. Getz.		Form 10-Q (Exhibit 10.1)	5/6/2022	001-39292
10.10+	Offer Letter, dated as of May 14, 2022, by and between Butterfly Network, Inc. and Lawrence Weiss.		Form 10-Q (Exhibit 10.2)	8/3/2022	001-39292
10.11+	Executive Severance Plan, as amended.		Form 10-Q/A (Exhibit 10.3)	3/28/2022	001-39292
10.12.1+	Butterfly Network, Inc. Amended and Restated 2020 Equity Incentive Plan.		Form 10-K (Exhibit 10.19.1)	3/29/2021	001-39292
10.12.2+	Form of Stock Option Agreement under 2020 Equity Incentive Plan.		Form 8-K (Exhibit 10.15.2)	2/16/2021	001-39292
10.12.3+	Form of Restricted Stock Unit Agreement under 2020 Equity Incentive Plan.		Form S-8 (Exhibit 99.3)	5/12/2021	333-256044

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number
10.13.1+	BFLY Operations, Inc. 2012 Employee, Director and Consultant Equity Incentive Plan, as amended.		Form 10-K (Exhibit 10.20.1)	3/29/2021	001-39292
10.13.2+	Form of Stock Option Agreement under 2012 Employee, Director and Consultant Equity Incentive Plan, as amended.		Form 8-K (Exhibit 10.16.2)	2/16/2021	001-39292
10.13.3+	Form of Restricted Stock Unit Agreement under 2012 Employee, Director and Consultant Equity Incentive Plan, as amended.		Form 8-K (Exhibit 10.16.3)	2/16/2021	001-39292
10.14+	Amended and Restated Nonemployee Director Compensation Policy		Form 10-Q (Exhibit 10.4)	8/3/2022	001-39292
10.15+	Form of Indemnification Agreement		Form 8-K (Exhibit 10.18)	2/16/2021	001-39292
10.16
Amended and Restated Registration Rights Agreement, dated as of February 12, 2021, by and among Butterfly Network, Inc. (formerly Longview Acquisition Corp.), BFLY Operations, Inc. (formerly Butterfly Network, Inc.) and certain of their securityholders
			Form 8-K (Exhibit 10.19)	2/16/2021	001-39292
21.1	List of Subsidiaries		Form 8-K (Exhibit 21.1)	2/16/2021	001-39292
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm	X
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to the initial Registration Statement)
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107	Filing Fee Table	X
†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

+	Management contract or compensatory plan or arrangement.
@
Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Item 17.	Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Burlington, Commonwealth of Massachusetts, on May 2, 2023.
BUTTERFLY NETWORK, INC.

By:	/s/ Joseph DeVivo
Joseph DeVivo
President, Chief Executive Officer and Chairperson of the Board
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints each of Joseph DeVivo and Heather C. Getz, CPA, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dated indicated.
Signature	Title	Date
/s/ Joseph DeVivo	President, Chief Executive Officer and Chairperson of the Board (Principal Executive Officer)	May 2, 2023
Joseph DeVivo

/s/ Heather C. Getz	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 2, 2023
Heather C. Getz, CPA

/s/ Dawn Carfora	Director	May 2, 2023
Dawn Carfora

/s/ Elazer Edelman	Director	May 2, 2023
Elazer Edelman, M.D., Ph.D.

/s/ Gianluca Pettiti	Director	May 2, 2023
Gianluca Pettiti

/s/ S. Louise Phanstiel	Director	May 2, 2023
S. Louise Phanstiel

/s/ Larry Robbins	Director	May 2, 2023
Larry Robbins

/s/ Erica Schwartz	Director	May 2, 2023
Erica Schwartz, M.D., J.D., M.P.H.

/s/ Jonathan M. Rothberg	Director	May 2, 2023
Jonathan M. Rothberg, Ph.D.